                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Matrix Bancorp, Inc.
                              --------------------
             (Exact name of registrant as specified in its charter)

                                    Colorado
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                    6035
                                    ----
            (Primary Standard Industrial Classification Code Number)

                                   84-1233716
                                   ----------
                      (I.R.S. Employer Identification No.)

                         Matrix Bancorp Capital Trust I
                         ------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                      6712
                                      ----
            (Primary Standard Industrial Classification Code Number)

                                  Applied for
                                  -----------
                      (I.R.S. Employer Identification No.)

   1380 Lawrence Street, Suite 1400, Denver, Colorado  80204; (303) 595-9898
   -------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Guy A. Gibson, Chief Executive Officer
                              Matrix Bancorp, Inc.
                        1380 Lawrence Street, Suite 1400
                            Denver, Colorado  80204
                                 (303) 595-9898

                                with copies to:

     Steven F. Carman                          Regina M. Pisa, P.C.
     Blackwell Sanders Peper Martin LLP        Goodwin Procter & Hoar LLP
     Two Pershing Square                       Exchange Place
     2300 Main Street, Suite 1000              Boston, MA  02109-2881
     Kansas City, MO  64108                    (617) 570-1000
     (816) 983-8000
--------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public As soon as practicable after the effective date of this registration statement

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act,
check the following box.                                                    [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                [_] ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                       [_] ______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                       [_] ______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                        Calculation of Registration Fee

                                                            Proposed maximum      Proposed maximum
   Title  of each class of                                   offering price          aggregate               Amount
 securities to be registered     Amount to be registered      per unit (1)       offering price (1)    of registration fee
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities
 Of Matrix Bancorp
 Capital Trust I                      1,265,000                 $25.00           $31,625,000.00            $8,791.75
Junior Subordinated
 Debentures of
 Matrix Bancorp, Inc.                     (2)                       --                    --                    --
Guarantee of Matrix
 Bancorp, Inc. with
 Respect to the
 Preferred Securities                     (3)                       --                    --                    --

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a).
(2) The ___% Junior Subordinated Debentures will be purchased by Matrix Bancorp Capital Trust I with the proceeds of the sale of the ___% Cumulative Preferred Securities. The Junior Subordinated Debentures may be later distributed for no additional consideration to the holders of the Preferred Securities upon the dissolution of Matrix Bancorp Capital Trust I and the distribution of its assets.
(3) This Registration Statement is deemed to cover the Junior Subordinated Debentures of Matrix Bancorp, Inc., the rights of holders of the Junior Subordinated Debentures of Matrix Bancorp, Inc. under the Indenture, the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee, the Expense Agreement and certain backup undertakings as described herein which, taken together, fully, irrevocably and unconditionally guarantee all of the respective obligations of Matrix Bancorp Capital Trust I under the Preferred Securities. No separate consideration will be received for the Guarantee the Expense Agreement or such backup undertakings.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information is this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

              SUBJECT TO COMPLETION, DATED [             ], 1999
                        1,100,000 Preferred Securities
                        MATRIX BANCORP CAPITAL TRUST I
               [     ]% Trust Preferred Securities guaranteed by

                             MATRIX BANCORP, INC.

 _____________________________________________________________________________
     The Trust: Matrix Bancorp Capital Trust I is a subsidiary of Matrix Bancorp, Inc. and is a statutory business trust created under Delaware law.

     The Offering: In connection with this offering, Capital Trust will:

     . sell preferred securities to the public and common securities to Matrix
       Bancorp;

     . use the proceeds from these sales to buy an equivalent principal amount of [ ]% junior subordinated debentures due [ ] issued by Matrix Bancorp; and

     . distribute the cash payments it receives on the junior subordinated debentures to the holders of the preferred and common securities.

    The preferred securities represent undivided preferred beneficial interests in the assets of Capital Trust.

    If you purchase preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of [ ]% of the $25 liquidation amount of each preferred security. Distributions will begin to accumulate on [ ], 1999 and will be payable quarterly, in arrears, on June 30, September 30, December 31, and March 31, of each year, beginning [ ], 1999.

    Matrix Bancorp can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. If Matrix Bancorp defers interest payments, Capital Trust will also defer payment of distributions on the preferred and common securities. During a deferral period, distributions will continue to accumulate on the preferred and common securities. Also, additional cash distributions will accumulate on any deferred distributions at an annual rate of [ ]%, to the extent permitted by law.

    Matrix Bancorp will fully and unconditionally guarantee Capital Trust's payment obligations with respect to the preferred securities only to the extent described in this prospectus. Capital Trust has applied to have the preferred securities listed on the Nasdaq National Market under the symbol ["MTXCP"].

    The preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about [ ], 1999.

    Matrix Bancorp has granted the underwriters a 45-day option to purchase up to 165,000 additional preferred securities to cover over-allotments, if any.

    INVESTING IN THE PREFERRED SECURITIES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10 OF THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST IN THE PREFERRED SECURITIES.

    Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             Per trust preferred security        Total
                             ----------------------------        -----

Public Offering Price                   $  25.00                $ [  ]
Underwriting Commissions                $ [  ]                  $ [  ]
Proceeds to Capital Trust               $                       $ [  ]

    Capital Trust will use all proceeds to purchase the junior subordinated debentures. Matrix Bancorp will pay all underwriting discounts and commissions. Matrix Bancorp has also agreed to pay certain expenses of the underwriters in connection with the offering.


Tucker Anthony Cleary Gull                           U. S. Bancorp Piper Jaffray

               The date of this prospectus is [          ], 1999

                                    SUMMARY

  This summary highlights information contained in other places in this prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus before you decide whether to invest in the preferred securities.

                              Matrix Bancorp, Inc.

Financial Services

  We are a unitary thrift holding company that, through our subsidiaries, focuses on traditional banking, mortgage banking and the administration of self-directed trust accounts. We do so by:

 . providing a broad range of personal and business depository, loan and lending services in the communities served by our subsidiary, Matrix Bank;

 . purchasing and selling residential mortgage loans and mortgage servicing rights;

 . providing brokerage, consulting and analytical services to financial services companies and financial institutions and providing interest rate risk management services for clients in the mortgage banking industry;

 .  servicing residential mortgage loan portfolios for investors;

 .  originating residential mortgage loans;

 . providing trust administration services for self-directed qualified retirement plans, individual retirement accounts, custodial and directed trust accounts;

 . providing real estate management and disposition services for foreclosed properties; and

 . providing broker-dealer services to individuals and deferred contribution plans.

We believe that the combination of our business lines is unique in the banking industry and enhances our revenues and profitability.

  Our principal executive offices are located at 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204, and our telephone number is (303) 595-9898.

Subsidiaries

  We conduct our operations through the following six principal subsidiaries:

 . Matrix Capital Bank. Matrix Bank provides a full range of banking services at its main office in Las Cruces, New Mexico, and at its branches in Las Cruces and in Sun City, Arizona. It also has loan offices in Denver and Evergreen, Colorado. In addition, Matrix Bank holds the non-interest-bearing custodial escrow deposits related to the operations of our subsidiary, Matrix
   Financial, and the interest-bearing money market accounts related to the operations of our subsidiary, Sterling Trust. These deposits and accounts provide a significant amount of low-cost deposits for Matrix Bank. Matrix Bank predominantly invests in single-family residential mortgages.

 . United Financial, Inc. United Financial provides brokerage and consulting services to financial institutions and financial services companies in the mortgage banking industry. United Financial also provides us with valuable market information, including emerging trends in the market, prevailing market prices and changes in the level of supply and demand for our two most significant assets, single family residential mortgage loans and mortgage servicing rights.

 . Matrix Financial Services Corporation. Matrix Financial purchases mortgage loan servicing rights nationally in the secondary market, services the underlying mortgage loans, and originates mortgage loans through its wholesale loan origination network. Matrix Financial also services loans for Matrix Bank. Because Matrix Financial services loans secured by property in all fifty states, Matrix Bank does not face the geographic restrictions on mortgage purchase transactions that do most community banks.

 . Sterling Trust Company. Sterling Trust is a Texas non-bank trust company. It specializes in administering self-directed individual retirement accounts, qualified retirement plans, and custodial and directed trust accounts.

 . United Capital Markets, Inc. United Capital Markets is a registered investment advisor that focuses on interest rate risk management services for institutional clients. It provides those clients with a professional outsourcing alternative to in-house interest rate risk management and to Wall Street derivative products.

 . United Special Services, Inc. United Special Services provides real estate management and disposition services on foreclosed properties owned by financial services companies and financial institutions.

Business Strategy

  Our business strategy is to:

 . expand our residential mortgage loan servicing portfolio within identified niches to increase non-interest income, improve operational efficiencies, and increase custodial escrow deposits;

 .  increase the size of Matrix Bank by expanding our residential loan portfolio;

 . cultivate revenue-enhancing relationships by sharing knowledge, information and business opportunities among our subsidiaries; and

 . diversify our revenue sources by developing new business lines and by acquiring financial services businesses that are within, or that we believe compliment, our existing lines of business.

  Pursuant to this strategy, we:

 . established an operational infrastructure that we believe can originate, purchase and service significantly more residential mortgage loans than it currently services;

 .  opened additional branches and loan production offices of Matrix Bank;

 .  formed United Capital Markets and United Special Services;

 .  acquired Sterling Trust; and

 .  expanded our management depth and experience.


                         Matrix Bancorp Capital Trust I

  Capital Trust is a Delaware business trust. We created Capital Trust solely to:

 .  issue and sell its common securities to us;

 .  issue and sell its preferred securities to the public;

 . use the proceeds it receives from the sale of its preferred securities and common securities to purchase the junior subordinated debentures from us; and

 .  engage in activities incidental to the activities described above.

The principal executive office and telephone number of Capital Trust are the same as ours.


                                  The Offering

Preferred Securities                The preferred securities represent preferred undivided beneficial interests in the assets of Capital Trust.  Capital Trust is offering 1,100,000 preferred securities in this offering for $25 per preferred security.  In addition, the underwriters may exercise an option within 45 days after the date of the offering to purchase up to an additional 165,000 preferred securities at the initial offering price, solely to cover over-allotments, if any.

                                    If you purchase preferred securities, you will be entitled to receive cumulative cash distributions on each preferred security at an annual rate of
                                    ____% of the liquidation amount of $25 per preferred security.  You will also be entitled to receive the liquidation amount if Capital Trust is dissolved and its assets are distributed to the holders of its


                                    securities, but only if Capital Trust has enough assets available for distribution after it has paid liabilities owed to its creditors. Accordingly, you may not receive the full amount if Capital Trust does not have enough funds.

                                    Distributions will accumulate from _________, 1999.  Capital Trust will pay the distributions at the end of each calendar quarter, commencing
                                    ____________, 1999. These distributions may be deferred for up to 20 consecutive quarters as described below under "--Deferral of Distributions."
                                    Capital Trust will only pay distributions when it has funds available for payment.  Payments of distributions are described more fully under
                                    "Description of the Preferred Securities - Distributions - Payment of
                                    Distributions."

                                    If you purchase preferred securities, you will have no voting rights except in limited circumstances.  The extent of your limited voting rights are described under  "Description of the Preferred Securities - Voting Rights;
                                    Amendment of the Trust Agreement."

Common Securities                   We will acquire all of the common securities of Capital Trust.  The common securities will represent an aggregate liquidation amount equal to at least
                                    3% of the total capital of Capital Trust.  Normally, the common securities will have sole voting power on matters to be voted on by Capital Trust's security holders.

Junior Subordinated Debentures      Capital Trust will purchase the junior subordinated debentures from us with the proceeds from the sale of its preferred securities and its common securities.  We will issue the junior subordinated debentures under an indenture between us and State Street Bank and Trust Company, as trustee.
                                    Our junior subordinated debentures will be the only assets of Capital Trust, and payments under our junior subordinated debentures will be the only revenue of Capital Trust.

                                    The junior subordinated debentures will:

                                    .  be junior in right of payment to all of our senior debt and subordinated debt, including debt we incur after the date you purchase the preferred securities;

                                    .  have an aggregate principal amount equal to the aggregate liquidation amount of the preferred securities plus the capital contributed by us for the common securities;

                                    .  bear interest at an annual rate of ___%; and


                                    .  mature on _______________, although they may be redeemed earlier.

Guarantee of the Preferred          We have executed a guarantee that requires us to pay accrued and unpaid
 Securities                         distributions and payments on liquidation or redemption of the preferred securities, but only in each case to the extent of funds held by Capital
                                    Trust.  The guarantee will not apply to any distributions until Capital Trust has sufficient funds to pay the distributions to you.  If we do not pay principal or interest due under the junior subordinated debentures, Capital
                                    Trust will not have sufficient funds to make distributions on the preferred securities.

                                    Although the guarantee alone is not a complete guarantee of the preferred securities, we and Capital Trust believe that we have fully, irrevocably and unconditionally guaranteed all of the obligations of Capital Trust under the preferred securities through the combination of the guarantee and our additional obligations under the trust agreement, the indenture and the expense agreement.

                                    The guarantee is more fully described below under "Description of the
                                    Guarantee."

Ranking                             The preferred securities will rank equally with the common securities, and
                                    Capital Trust will pay distributions on the preferred securities and the common securities based on a proportionate allocation, except in either case after an event of default.  For a more detailed explanation, see "Description of the Preferred Securities - Subordination of the Common Securities."

                                    The junior subordinated debentures will rank equally with any other junior subordinated debentures issued by us to any other trusts similar to Capital
                                    Trust.  The junior subordinated debentures will be unsecured and will rank subordinate in right of payment to all of our current and future senior debt, subordinated debt and additional senior obligations.  For a more detailed explanation, see "Description of the Junior Subordinated Debentures."

                                    The guarantee will rank equally with any other guarantee issued by us to any other trusts similar to Capital Trust.  The guarantee will be unsecured and will rank subordinate in right of payment to all of our current and future senior debt, subordinated debt and additional senior obligations.  For a more detailed explanation, see "Description of the Guarantee."

                                    Because we are a holding company, the junior subordinated debentures and the guarantee will be effectively subordinated to


                                    all existing and future liabilities of our subsidiaries, including Matrix Bank's deposit liabilities. For a more detailed explanation, see "Description of the
                                    Junior Subordinated Debentures - Subordination."

Deferral of Distributions           We can defer payments of interest on the junior subordinated debentures for up to 20 consecutive quarters, but not beyond their maturity date, unless we are in default under the junior subordinated debentures.  After we make all interest payments that may be deferred, including accrued interest on the deferred payments, we can again defer interest payments during new periods of up to 20 consecutive quarters as long as we adhere to the same requirements.

                                    If we defer interest payments on the junior subordinated debentures, Capital
                                    Trust will defer quarterly distributions on the preferred securities.  During any deferral period, distributions will continue to accumulate on the preferred securities and will accrue interest at an annual rate of ___%
                                    compounded quarterly.

                                    During any period in which we are deferring interest payments on the junior subordinated debentures, we cannot pay any cash distributions with respect to our capital stock or debt securities that are of equal or lower rank than the junior subordinated debentures.

                                    If we defer payments of interest on the junior subordinated debentures, you will be required to include deferred interest income in your gross income for
                                    United States federal income tax purposes before you have received deferred interest payments.  See "Certain Federal Income Tax Consequences - Potential
                                    Extension of Interest Payment Period and Original Issue Discount" for a more complete discussion.

Redemption of Preferred Securities  Capital Trust will redeem preferred securities to the extent we redeem the junior subordinated debentures.

                                    We may redeem all or some of the junior subordinated debentures before their maturity on or after __________.  In addition, we may redeem all (and not less than all) of the junior subordinated debentures at any time within 180 days following the occurrence of certain events.  In each case, the redemption price will be $25 for each junior subordinated debenture being redeemed, plus any accrued but unpaid interest to the date of redemption.

Distribution of the Junior          We have the right to dissolve Capital Trust at any time.  If we dissolve
 Subordinated Debentures            Capital Trust, it will first pay any liabilities to its creditors and then will distribute your pro rata share of the junior subordinated debentures to you.  If the junior subordinated debentures are distributed, we will use our reasonable best efforts to obtain quotation of the junior subordinated debentures on the Nasdaq National Market or any other automated quotations system or securities exchange on which the preferred securities are then listed.

Use of Proceeds                     Capital Trust will invest all of the proceeds from the sale of the preferred securities in the junior subordinated debentures.  We intend to use the net proceeds estimated to be $_____________ from the sale of the junior subordinated debentures to purchase a portion of our outstanding 14% senior subordinated notes callable June, 1999, to make a contribution to Matrix Bank to fund its operations, to make a contribution to Matrix Financial to fund its operations and for other general corporate purposes.  Until the proceeds are invested as described above, we may use a part of the proceeds to pay down a portion of the outstanding balance under our bank stock loan.

Form of Preferred Securities        The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of the Depository
                                    Trust Company or its nominee.  This means that you will not receive a certificate for your securities.  Rather, your broker will maintain your position in the preferred securities.

Listing of the Preferred            The Company has applied to have the preferred securities approved for
 Securities                         quotation on the Nasdaq National Market under the symbol "MTXCP".


            SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

  The following summary financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is included elsewhere in this prospectus. In February 1997, we completed the acquisition of The Vintage Group in a transaction accounted for as a pooling of interests. As a result of the pooling, our historical financial and other information has been restated to include the financial and other information of The Vintage Group.

                                                               As of and for the                           As of and for the
                                                            Year Ended December 31,                   Three Months Ended March 31,
                                             -------------------------------------------------------------------------------------
                                                   1996                1997             1998             1998             1999
                                             -------------------------------------------------------------------------------------
                                                                  (Dollars in thousands, except per share data)
Statement of Income Data
Net interest income before provision for loan
  and valuation losses.......................   $     6,059         $    13,888      $    24,190      $     4,433      $     7,228
Provision for loan and valuation losses......           143                 874            4,607              450              675
                                                -----------         -----------      -----------      -----------      -----------
Net interest income..........................         5,916              13,014           19,583            3,983            6,553
                                                -----------         -----------      -----------      -----------      -----------
Non-interest income..........................        26,587              38,029           46,745           10,919           14,206
Non-interest expense.........................        26,655              37,746           52,939           11,378           16,859
                                                -----------         -----------      -----------      -----------      -----------
Income before income taxes...................         5,848              13,297           13,389            3,524            3,900
Income taxes.................................         2,278               5,159            4,876            1,339            1,395
                                                -----------         -----------      -----------      -----------      -----------
Net income...................................   $     3,570   (1)   $     8,138      $     8,513      $     2,185      $     2,505
                                                ===========         ===========      ===========      ===========      ===========
Net income per share assuming dilution (2)...   $      0.68         $      1.20      $      1.24      $      0.33      $      0.37
Weighted average common shares
  assuming dilution..........................     5,077,321           6,781,808        6,881,890        6,841,679        6,848,571
Cash dividends (3)...........................   $       201         $        --      $        --      $        --      $        --

Balance Sheet Data
Total assets.................................   $   274,559         $   606,745      $ 1,012,640      $   698,517      $   996,519
Total loans, net.............................       212,361             511,372          848,448          573,586          803,002
Mortgage servicing rights, net...............        23,680              36,440           58,147           48,845           67,437
Deposits and custodial escrow balances (4)(5)       128,060             278,742          587,340          391,990          642,220
Total shareholders' equity...................        32,270              40,610           49,354           42,797           51,869

Operating Ratios and Other Selected Data
Return on average assets (6).................          1.69%               1.78%            1.02%            1.35%            1.00%
Return on average equity (6).................         24.30               22.71            18.92            21.22            19.83
Average equity to average assets (6).........          6.97                7.86             5.41             6.35             4.97
Net interest margin (6)(7)...................          3.45                3.70             3.37             3.14             3.34
Operating efficiency ratio (8)...............         74.20               60.14            59.74            63.73            56.61
Total amount of loans purchased..............   $   159,015         $   493,693      $   678,150      $   110,674      $    25,016
Balance of owned servicing
  portfolio (end of period)..................   $ 2,505,036         $ 3,348,062      $ 5,357,729      $ 4,325,559      $ 6,196,744
Trust assets under administration
  (end of period)............................   $ 1,162,231         $ 1,437,478      $ 2,089,562      $ 1,555,486      $ 2,228,682
Wholesale loan origination volume............   $   583,279         $   402,984      $   574,963      $   151,330      $   134,766

Ratio of earnings to fixed charges (9)
  Including interest on deposits.............          1.54x               1.71x            1.36x            1.29x            1.24x
  Excluding interest on deposits.............          1.84x               2.30x            1.64x            1.48x            1.47x

Loan Performance Ratios
Non-performing loans and leases/
  total loans (10)...........................          1.83%               0.97%            1.55%            1.13%            1.92%
Non-performing assets/total assets (10)......          1.89                1.03             1.39             1.09             1.73
Net loan charge-offs/average loans (6).......          0.03                0.04             0.38             0.03             0.02
Allowance for loan and valuation losses/
  total loans................................          0.49                0.34             0.44             0.35             0.52
Allowance for loan and valuation losses/
  non-performing loans.......................         26.62               35.19            28.09            31.12            27.02

__________
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Results of Operations for Fiscal Years 1997 and 1996--Loan Origination Income" for a discussion of the impact on net income of a secondary marketing loss incurred in March 1996.
(2) Net income per common share assuming dilution is based on the weighted average number of common shares outstanding during each period and the dilutive effect, if any, of stock options and warrants outstanding. There are no other dilutive securities.
(3) Represents dividends paid by The Vintage Group prior to our acquisition of The Vintage Group.
(4) Following our acquisition of The Vintage Group in February 1997, Sterling Trust moved approximately $80.0 million of fiduciary deposits from a third party institution to Matrix Bank.
(5) Beginning in February 1998, Matrix Bank began accepting brokered deposits. The total balance of brokered deposits was $129.0 million at March 31, 1999, $148.7 million at December 31, 1998, and $80.6 million at March 31, 1998.
(6) Calculations are based on average daily balances where available and monthly averages otherwise.

(7) Net interest margin has been calculated by dividing net interest income before loan and valuation loss provision by average interest-earning assets.
(8) The operating efficiency ratio has been calculated by dividing non interest expense excluding amortization of mortgage servicing rights by operating income. Operating income is equal to net interest income before provision for loan and valuation losses plus non interest income.
(9) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.
(10) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Non-performing Assets" for a discussion of the impact of certain bulk purchases of mortgage loan portfolios on the level of non-performing loans and foreclosed real estate, and the effect of repurchasing sub-prime automobile loans.


                                  RISK FACTORS

  An investment in the preferred securities involves a number of risks. You should carefully consider the following information about risks concerning the preferred securities and us, together with the other information in this prospectus, before buying any preferred securities.

  Because Capital Trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the preferred securities, and because Capital Trust may distribute the junior subordinated debentures in exchange for the preferred securities, you are making an investment decision with regard to the junior subordinated debentures as well as the preferred securities. You should carefully review the information in this prospectus about both of these securities, us and the guarantee.


               Risk Factors Relating to the Preferred Securities

If we do not make payments on the junior subordinated debentures, Capital Trust will not be able to make payments on the preferred securities and the guarantee will not apply.

  The ability of Capital Trust to timely pay amounts due on the preferred securities depends solely upon our making the related payments on the junior subordinated debentures when due. If we default on our obligation to pay principal of or interest on the junior subordinated debentures, Capital Trust will not have sufficient funds to pay distributions on, or the $25 liquidation amount of, the preferred securities.

  In that event, you will not be able to rely on the guarantee for payment because the guarantee applies only when Capital Trust has funds available for payment. Instead, you or the property trustee will have to sue us to enforce the property trustee's rights under the indenture relating to the junior subordinated debentures. See "Description of the Guarantee".

Payments on the junior subordinated debentures by us to Capital Trust, and payments on the preferred securities by Capital Trust to you, will depend primarily on any dividends we may receive from our subsidiaries, which may be limited by regulations and debt covenants.

  Capital Trust will depend solely on our payments on the junior subordinated debentures in paying amounts due on the preferred securities. We are a separate legal entity from our subsidiaries and do not have significant operations of our own. Therefore, we will depend primarily on any dividends we receive from our subsidiaries to pay interest on the junior subordinated debentures to Capital Trust. The payment of dividends by our subsidiaries may be limited by regulations and debt covenants. For a more complete discussion, see the immediately following risk information and information under "Description of the Preferred Securities" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

Most current and future creditors of us and our subsidiaries will get paid before Capital Trust will get paid under the junior subordinated debentures and before you will get paid under the guarantee.

  Our obligations under the junior subordinated debentures and the guarantee are unsecured and are subordinate in right of payment to all of our existing and future senior debt, subordinated debt and additional senior obligations.
Neither the indenture nor the trust agreement enhances our ability to comply with our payment obligations under the junior subordinated debentures or the guarantee.

  The junior subordinated debentures and the guarantee also are effectively subordinated to all existing and future liabilities of our subsidiaries. Our subsidiaries will pay their creditors before they pay dividends to us, and our subsidiaries' creditors will generally have priority over us and you in any distribution of our subsidiaries' assets in a liquidation, reorganization or other transaction. In the event that distributions from our subsidiaries are not sufficient to cover our payment obligations under the junior subordinated debentures or the guarantee, we may be unable to make those payments. See "Description of the Junior Subordinated Debentures - Subordination" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

We may defer interest payments under the junior subordinated debentures, which could have adverse tax consequences for you.

  We may defer the payment of interest on the junior subordinated debentures at any time for up to 20 consecutive quarters, subject to certain limitations. During any period in which we are deferring interest payments, Capital Trust will defer quarterly distributions on the preferred securities. Deferred distributions will accumulate with interest at the rate of ______% per annum compounded quarterly from the normal distribution payment date.

  During each period in which we are deferring interest payments, the United States federal income tax laws will require you to accrue and recognize income in the form of original issue discount on your pro rata share of the interest accruing on the junior subordinated debentures held by Capital Trust. As a result, you will be subject to United States federal income tax on this income before you have received cash distributions on the preferred securities. In addition, you will not receive the deferred cash distributions if you sell the preferred securities before the record date for payment of the deferred distributions, even if you held the preferred securities on the last day of a quarter. See "Description of the Preferred Securities - Extension Period" and

"Certain Federal Income Tax Consequences - Potential Extension of Interest Payment Period and Original Issue Discount."

The preferred securities may be redeemed prior to maturity; you may be taxed on the proceeds at the time of redemption and you may not be able to reinvest the proceeds at the same or a higher rate of return.

  We may redeem the junior subordinated debentures prior to maturity within 180 days after the occurrence of certain events at any time during the life of Capital Trust. In addition, we may redeem the junior subordinated debentures prior to maturity at any time after __________, so long as we have obtained any approvals from regulatory agencies that are required at that time. If we redeem the junior subordinated debentures, Capital Trust will redeem the preferred securities. Under current United States federal income tax law, the redemption of the preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money you receive in an investment with a similar or higher expected rate of return. See "Description of the Junior Subordinated Debentures - Redemption or Exchange" and "Description of the Preferred Securities - Redemption or Exchange."

We may require you to exchange your preferred securities for junior subordinated debentures; this may have adverse tax consequences for you and the junior subordinated debentures may trade at a lower price than the price you paid for the preferred securities.

  We may dissolve Capital Trust at any time before its expiration. In such an event, the trustees will, after paying the creditors of Capital Trust, distribute your share of the junior subordinated debentures to you.

  We cannot predict the market prices for the junior subordinated debentures that would be distributed upon the dissolution of Capital Trust. Accordingly, the junior subordinated debentures that you receive in a distribution, or the preferred securities that you hold pending the distribution, may trade at a lower price than the price you paid to purchase the preferred securities.

  Although we have agreed to use our reasonable best efforts in the event that we dissolve Capital Trust to list the junior subordinated debentures for quotation on the Nasdaq National Market or any other automated quotation system or exchange on which the preferred securities are then listed, we cannot assure you that the junior subordinated debentures would be approved for listing or that a trading market would exist for the junior subordinated debentures.

  Under current United States federal income tax laws, a distribution of junior subordinated debentures to you upon the dissolution of Capital Trust would not be a taxable event for you. If, however, Capital Trust were taxable as a corporation at the time of its dissolution, then a distribution of junior subordinated debentures to you may be a taxable event for you.

  See "Description of Preferred Securities - Distribution of Junior Subordinated Debentures" and "Certain Federal Income Tax Consequences - Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust."

You generally will not have voting rights, and we can amend the trust agreement without your consent.

  You will not have voting rights except in limited circumstances, and you will not be able to appoint, remove or replace the property trustee or the Delaware trustee. These rights generally reside with us as the holder of the common securities. Even if it would adversely affect your rights, we may, with the property trustee and the administrative trustees, amend the trust agreement without your consent to ensure that Capital Trust will be classified as a grantor trust for United States federal income tax purposes. See "Description of the Preferred Securities - Voting Rights; Amendment of the Trust Agreement" and "Description of the Preferred Securities - Removal of the Trust Trustees."

The market price for the preferred securities may decline after you invest.

  There is no current public market for the preferred securities. There is no guarantee that an active public market will develop for the preferred securities. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you paid in this offering.

  The preferred securities may not trade at a price that accurately reflects the value of accrued but unpaid interest on the underlying junior subordinated debentures. In addition to other circumstances, our deferral of interest payments on the junior subordinated debentures may cause the market price for the preferred securities to decline.

The preferred securities are not insured.

  Neither the Bank Insurance Fund of the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation, nor any other governmental agency has insured the preferred securities.



                      Risk Factors Relating to the Company

We have a limited operating history upon which you can evaluate our performance.

  We have a limited operating history under our existing corporate structure. We may encounter significant difficulties in integrating operations acquired or commenced in the future. The shareholders of Matrix Financial and United Financial formed Matrix Bancorp in 1993 to combine the operations of the two predecessor companies. We purchased Matrix Bank in 1993, formed United Special Services as a start-up operation in 1995, formed United Capital Markets in 1996 and completed the acquisition of Sterling Trust in 1997. This series of combinations, purchases and formations has involved the integration of the operations of companies that previously operated independently, or in the case of United Special Services and United Capital Markets, not at all.

We may not be able to effectively manage our growth.

  Our business strategy, in part, is to expand our existing lines of business, particularly in the area of servicing mortgage loans. Rapid expansion may significantly burden our infrastructure, and our senior management may be unable to oversee such expansion successfully. Our business strategy also is to diversify into lines of business that are not now part of our core business.
Our senior management may not be able to effectively manage the development of new business lines in which we have not previously participated.

Fluctuating interest rates and other national or regional economic trends may adversely affect our operating results and therefore our ability to perform our obligations under the junior subordinated debentures.

  Our mortgage loan servicing rights portfolio may be adversely affected during periods of declining interest rates. The difference between interest rates on existing mortgage loans and prevailing mortgage rates, as well as other national and regional economic trends, such as recessions or depressed real estate markets, influence the rate of prepayment of mortgage loans. The rate of loan prepayments affects the total amount of servicing fees earned, as well as the amortization of the investment of the servicing rights. Therefore, both the market value of, and our income derived from, our portfolio of mortgage loan servicing rights may decline during periods of declining interest rates. Fluctuating interest rates can also cause the value of our loan portfolio to decline. See "The Company -- Mortgage Bank Activities - Hedging of Servicing Rights" and "The Company -Mortgage Bank Activities - Residential Mortgage Loan Origination."

A decline in markets where our mortgage loans and servicing rights are geographically concentrated may adversely affect our ability to pay amounts due under the junior subordinated debentures.

  Our portfolio of residential mortgage loans and mortgage servicing rights is concentrated in certain geographic areas. Consequently, the general trends in the markets where concentration exists, particularly trends in residential real estate markets, can significantly affect our ability to pay amounts due under the junior subordinated debentures. An economic decline in a market in which our portfolio is concentrated may adversely affect the values of properties securing our loans, making our ability to recover losses if a borrower defaults extremely unlikely. In addition, uninsured disasters such as earthquakes and mudslides may adversely affect borrowers' ability to repay their loans and the value of collateral supporting those loans, which could materially and adversely affect our operations and financial condition.

Our ability to make payments on the junior subordinated debentures may vary from quarter to quarter.

  The number and magnitude of our purchases and sales of mortgage loans and mortgage servicing rights can vary significantly from quarter to quarter. The timing and receipt of our revenues from brokerage fees are also unpredictable. These quarterly fluctuations can affect our ability to make payments on the junior subordinated debentures. See "The Company - Mortgage Bank Activities" and " - Brokerage and Consulting Services."

We may incur secondary marketing losses when we sell mortgage loans originated by us.

  Changes in interest rates from the time the interest rate on the customer's loan is established to the time that we sell the loan can result in losses when
we sell loans we originated.    See "The Company - Mortgage Bank Activities -
Hedging of Servicing Rights" and "- Residential Mortgage Loan Origination."

Our ability to pay amounts due under the junior subordinated debentures may be adversely affected if our borrowers are delinquent or default.

  Numerous lenders throughout the United States originated the loans in our loan portfolio under various loan programs and underwriting standards. In order to earn a higher return, our strategy includes purchasing loans that have had or are having delinquencies. We assume substantially all of the risk associated with our loan portfolio in the case of default. This risk includes the cost of the foreclosure, the loss of interest and the potential loss of principal to the extent that the value of the underlying collateral is not sufficient to cover our investment in the loans. See "The Company - Purchase and Sale of Bulk Loan Portfolios."

Our revenues from mortgage loan servicing can also be adversely affected by delinquencies and defaults.

  We are also affected by mortgage loan delinquencies and defaults on mortgage loans that we service. Under many types of mortgage servicing contracts, the servicer must forward to the owner of the loan all or part of the scheduled payments and mortgage and hazard insurance and tax payments even though sufficient escrow funds may not have been paid by borrowers. Until we are able to recover these advances, we must incur the cost of funds on the advance. Further, we must bear the increased costs of attempting to collect delinquent or defaulted mortgage loans and may experience losses if we are unable to recover the advanced funds. See "The Company - Residential Loan Servicing Activities."

If we sell mortgage loans or mortgage servicing rights and the underlying loan defaults, we may be liable to the purchaser for unpaid principal and interest on the loan.

  In the ordinary course of selling mortgage loans or mortgage servicing rights and in accordance with industry standards, we make certain representations and warranties to purchasers. If a loan defaults and there has been a breach of representations or warranties and we have no recourse against a third party, we may become liable for the unpaid principal and interest on the defaulted loan. In such a case, we may be required to repurchase the mortgage loan and bear any subsequent loss on the loan. When we purchase mortgage servicing rights or mortgage loans, we also are exposed to liability to the extent that an originator or other seller of the servicing rights is unable to honor its representations and warranties to us.

We are subject to extensive regulation that may adversely affect our ability to operate and our ability to make the required payments on the junior subordinated debentures.

  We and our subsidiaries are subject to extensive regulation, examination and supervision by the Office of Thrift Supervision and other federal and state regulatory agencies. A change in existing regulations of the Office of Thrift Supervision or other regulatory agencies could adversely affect our operations and financial condition. Our ability to sell mortgage loans depends on the continuation of programs administered by Fannie Mae, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association, which facilitate the sale of mortgage loans and the pooling of such loans into mortgage-backed securities, as well as our continued eligibility to participate in these programs. The discontinuation of, or a significant reduction in, the operation of these programs would adversely affect our operations and financial condition. If our eligibility were significantly impaired, our operations and financial condition would be adversely affected because seller/servicer status is vital to our servicing business. See "The Company - Residential Mortgage Loan Origination - Sale of Loan Originations" and "Supervision and Regulation."

Charter schools to which we provide lease financing are subject to governmental charter and appropriation laws that could adversely affect our operations.

  We recently began offering lease financing to charter schools in several states. If the sponsoring state government does not renew the charter of a school to which we provide lease financing or fails to appropriate sufficient funds for the school during the term of the financing, the school may not be able to satisfy its obligations to us. The failure of one or more charter schools to satisfy their obligations under lease financing arrangements with us could have an adverse effect on our operations and financial condition. See "The Company - Savings Bank Activities - Commercial and Other Lending."

Our operations may be adversely affected if we are unable to maintain and increase our deposit base and secure adequate financing.

  We fund our banking and mortgage banking activities, including the acquisition of mortgage servicing rights and the acquisition and origination of mortgage loans, through lines of credit, deposits and sale/repurchase facilities from various financial institutions and from Federal Home Loan Bank borrowings. Our business plan, including the profitable use of the proceeds of this offering, depends in part on our ability to maintain and increase deposits and our ability to maintain our existing credit facilities and to negotiate additional credit facilities for the acquisition of mortgage servicing rights and other purposes. Our inability to obtain funding on favorable terms, or at all, would adversely affect our operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

If we or certain persons with whom we do business fail to adequately address the Year 2000 issue, our operations may be adversely affected.

  Similar to many companies, we face the risk of computer software failures because the software may not be able to process calendar dates beginning in the year 2000. We also face Year 2000 risks from third party sources providing data and/or services to us and from certain significant customers. If we, our subsidiaries or third parties fail to adequately address and resolve the Year 2000 problems, our operations and financial condition could be adversely affected. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Year 2000."

The loss of certain key personnel could adversely affect our operations.

  We are dependent upon the continued services of our executive officers. The loss of the services of any such officer could adversely affect our operations and financial condition. We do not maintain key-man life insurance on any of our executive officers. See "Management."

                                USE OF PROCEEDS

  Capital Trust will use the gross proceeds from the sale of the preferred securities and common securities to purchase junior subordinated debentures from us. We intend to use the net proceeds estimated to be $___________ from the sale of the junior subordinated debentures to purchase a portion of our outstanding 14% senior subordinated notes callable June, 1999, to make a contribution to Matrix Bank to fund its operations, to make a contribution to Matrix Financial to fund its operations and for other general corporate purposes. Until the proceeds are invested as described above, we may use a part of the proceeds to pay down a portion of the outstanding balance under our bank stock loan.

  As a unitary thrift holding company, we are not currently subject to the Federal Reserve capital requirements for bank holding companies, but it is possible that in the future, we could become subject to such requirements as a result of the acquisition of a bank or a change in regulations. On October 21, 1996, the Federal Reserve announced that cumulative preferred securities having the characteristics of the preferred securities could be included as "Tier 1" Capital for bank holding companies. Such Tier 1 Capital treatment, together with our ability to deduct, for income tax purposes, interest payable on the junior subordinated debentures, would provide us with a more cost-effective means of obtaining capital for regulatory purposes than if we were to issue preferred stock.

                                 CAPITALIZATION

     The following table sets forth (a) our consolidated borrowings and capitalization at March 31, 1999; and (b) our consolidated borrowings and capitalization after giving effect to the issuance of the preferred securities and common securities offered by Capital Trust and our receipt of the net proceeds from the corresponding sale of the junior subordinated debentures to Capital Trust, as if the sale of the preferred securities, common securities, and junior subordinated debentures had been consummated on March 31, 1999, and assuming the underwriters' over-allotment option was not exercised.

                                                                                           March 31, 1999
                                                                             -------------------------------------------
                                                                                Actual                 As Adjusted
                                                                             ------------        -----------------------
                                                                                       (Dollars in thousands)

Borrowings:
   Borrowed money (2)......................................                  $    169,849             $         169,849
Guaranteed preferred beneficial interests in the Company's
   junior subordinated debentures (1)......................                            -                         27,500
Shareholders' Equity:
   Common stock, par value $0.0001 per share; 50,000,000
   shares authorized; 6,724,911 shares issued and
   outstanding, actual and as adjusted.....................                             1                             1
   Additional paid-in capital..............................                        22,426                        22,426
   Retained earnings.......................................                        29,442                        29,442

      Total stockholders' equity...........................                        51,869                        51,869

      Total capitalization ................................                        51,869                        79,369

________________
  (1) In connection with the issuance of the guaranteed preferred beneficial interest in the Company's junior subordinated debentures, we estimate we will incur expenses of $____________ (including underwriters' compensation of $____________). The junior subordinated debentures will mature on ___________ which date may be shortened to a date no earlier than
      ______________, if certain conditions are met.
  (2) Does not include deposits, custodial escrow deposits or Federal Home Loan Bank advances.

                           FORWARD-LOOKING STATEMENTS

  The discussion contained in this prospectus contains forward-looking statements that involve risks and uncertainties. You can identify these forward-looking statements because they may include terms such as "believes," "anticipates," "intends," "expects," or similar expressions, and may include discussions of future strategy. We caution you not to rely unduly on any forward-looking statements in this prospectus. Our actual results could differ materially from the forward-looking statements. The risk factors described above and in our other filings could cause or contribute to these differences and apply to all forward-looking statements wherever they appear in this prospectus. However, there could be other factors not listed above or in our other filings which may affect us and Capital Trust. The Company and Capital Trust may not publicly announce revisions to forward-looking statements contained in this prospectus.


                                  THE COMPANY

                              Matrix Bancorp, Inc.

General

  Matrix Bancorp, Inc. (occasionally referred to in this prospectus as "Matrix Bancorp" or the "Company") is a unitary thrift holding company that, through our subsidiaries, focuses on traditional banking, mortgage banking and the administration of self-directed trust accounts. Our traditional banking activities include originating and servicing residential, commercial and consumer loans and providing a broad range of depository services. Our mortgage banking activities consist of purchasing and selling residential mortgage loans and residential mortgage servicing rights; offering brokerage, consulting and analytical services to financial services companies and financial institutions; servicing residential mortgage portfolios for investors; originating residential mortgages; and providing real estate management and disposition services. Our trust activities focus primarily on the administration of self-directed individual retirement accounts, qualified retirement plans and custodial and directed trust accounts, as well as offering specialized custody and clearing services to investment professionals.

  The Company was incorporated in Colorado in June 1993 and was formerly called "Matrix Capital Corporation." In December 1998, we changed our name to "Matrix Bancorp, Inc." The name change was approved by the shareholders at the 1998 Annual Meeting of Shareholders held on May 1, 1998. We believe that the name change more accurately reflects the true nature of our banking and investment activities. The trading symbol for our common stock on the NASDAQ National Market is "MTXC."

                                The Subsidiaries

   Our core business operations are conducted through the six operating subsidiaries described below. See Note 19 to the Consolidated Financial Statements included elsewhere in this prospectus for a presentation of financial information by industry segment.

Matrix Capital Bank

  With its main office in Las Cruces, New Mexico, full service branches in Sun City, Arizona, and Las Cruces, New Mexico, and loan offices in Denver and Evergreen, Colorado (near Denver), Matrix Bank serves its local communities by providing a broad range of personal and business depository services, offering residential loans, and providing consumer and commercial real estate loans.

  Matrix Bank also holds the non-interest-bearing custodial escrow deposits related to the residential mortgage loan portfolio serviced by our subsidiary, Matrix Financial, and the interest-bearing money market accounts administered by our subsidiary, Sterling Trust. See "--Matrix Financial Services Corporation" and "--The Vintage Group, Inc." These custodial escrow deposits and money market accounts under administration, as well as other traditional deposits, are used to fund bulk purchases of residential mortgage loan portfolios throughout the United States, a substantial portion of which are serviced by Matrix Financial following their purchase. As of March 31, 1999, Matrix Bank had total assets of $826.0 million.

  Matrix Bank and the other subsidiaries have significant experience in purchasing and originating mortgage loans, have familiarity with real estate markets throughout the United States, and have access to relatively low cost deposits. The resulting knowledge and activities permit Matrix Bank to manage its funding and capital position in a way that enhances its performance.

United Financial, Inc.

  United Financial provides brokerage and consulting services to financial institutions and financial services companies in the mortgage banking industry. These services include:

 . the brokering and analysis of residential mortgage loan servicing rights and residential mortgage loans;

 . corporate and mortgage loan servicing portfolio valuations, which includes the "mark-to-market" valuation and analysis required under Statement of Financial Accounting Standards No. 125; and

 . to a lesser extent, consultation and brokerage services in connection with mergers and acquisitions of mortgage banking entities.

  United Financial provides brokerage services to the mortgage banking entities of several of the nation's largest financial institutions. During 1997, United Financial brokered the sale of 91 mortgage loan servicing portfolios totaling $33.4 billion in outstanding mortgage loan principal balances, and during 1998 brokered the sale of 68 mortgage loan servicing portfolios totaling $66.4 billion in outstanding mortgage loan principal balances. During the three months ended March 31, 1999, United Financial brokered the sale of 10 mortgage loan servicing portfolios totaling $13.8 billion in outstanding mortgage loan principal balances.

  United Financial's volume of brokerage activity and the expertise of its analytics department give us access to a wide array of information relating to the mortgage banking industry, including emerging market trends, prevailing market prices, pending regulatory changes and changes in levels of supply and demand. Consequently, we are often able to identify certain types of mortgage loan servicing portfolios that are well suited to our particular servicing platform and unique corporate structure.

Matrix Financial Services Corporation

  Matrix Financial acquires mortgage servicing rights on a nationwide basis through purchases in the secondary market, services the loans underlying the mortgage servicing rights and originates mortgage loans through its wholesale loan origination network.

  As of March 31, 1999, Matrix Financial serviced 93,285 borrower accounts representing $6.2 billion in principal balances, excluding $23.1 million in sub-servicing for companies that are unaffiliated with us. The majority of these accounts were seasoned loans having lower principal and higher custodial escrow balances than newly originated mortgage loans. As a servicer of mortgage loans, Matrix Financial is required to establish custodial escrow accounts for the deposit of borrowers' payments. These custodial escrow accounts are maintained at Matrix Bank. At March 31, 1999, the custodial escrow accounts related to our servicing portfolio maintained at Matrix Bank were $98.1 million.

  During 1998, Matrix Financial originated $575.0 million in residential mortgage loans primarily through its regional wholesale production offices located in Atlanta, Denver, Las Vegas and Phoenix. During the three months ended March 31, 1999, Matrix Financial originated $134.8 million in residential mortgage loans. The mortgage loans originated by Matrix Financial are typically sold in the secondary market.

The Vintage Group, Inc.

  In early 1997, we acquired The Vintage Group. The Vintage Group has two primary subsidiaries, Sterling Trust Company, located in Waco, Texas, and First Matrix Investment Services Corporation, located in Arlington, Texas.

  Sterling Trust was incorporated in 1984 as a Texas non-bank trust company specializing in the administration of self-directed individual retirement accounts, qualified retirement plans, and custodial and directed trust accounts. As of March 31, 1999, Sterling Trust administered 37,360 accounts with assets under administration of over $2.2 billion, of which approximately $136.2 million represented interest-bearing deposits under administration held at Matrix Bank.

  First Matrix is a NASD broker/dealer that provides brokerage services to individuals and deferred contribution plans.

United Capital Markets, Inc.

  United Capital Markets is a registered investment advisor that focuses on interest rate risk management services for institutional clients. It provides a professional outsourcing alternative to in-house interest rate risk management departments and to Wall Street derivative products.

  United Capital Markets typically focuses on interest rate and prepayment risk as they relate to specific objectives articulated to it by the client. United Capital Markets' interest rate risk management strategy includes modeling of asset risk, setting up and trading individual hedge accounts and matching accounting practice and management goals. Although we believe that United Capital Markets will ultimately be able to implement interest rate risk management strategies for clients with respect to several asset classes, its initial focus has been on the implementation of interest rate risk management strategies for clients' portfolios of mortgage servicing rights.

  United Capital Markets is managed by former senior executives from nationally recognized investment banks and the mortgage banking industry with many years of experience in interest rate risk management and hedging strategies.

United Special Services, Inc.

  United Special Services provides real estate management and disposition services on foreclosed properties owned by financial services companies and financial institutions. In addition to the unaffiliated clients currently served by United Special Services, Matrix Financial uses United Special Services exclusively in handling the disposition of its foreclosed real estate. As of March 31, 1999, United Special Services had approximately 1,700 foreclosed properties under its management.

  United Special Services also provides limited collateral valuation opinions to clients that are interested in assessing the value of the collateral underlying mortgage loans, as well as to clients such as Matrix Bank and other third party mortgage loan buyers evaluating potential bulk purchases of mortgage loans.

                            Savings Bank Activities

General

  Matrix Bank's main office is in Las Cruces, New Mexico. It also has branches in Las Cruces and in Sun City, Arizona, and loan production offices in Denver and Evergreen, Colorado. Through these locations, Matrix Bank serves its local communities by providing a broad range of personal and business depository services, offering residential and consumer loans and providing commercial real estate loans, including Small Business Administration loans. For a discussion of the depository services offered by Matrix Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." For a discussion of the historical loan portfolio of the Company, including that of Matrix Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Lending Activities."

Purchase and Sale of Bulk Loan Portfolios

  In addition to its mortgage loan origination and servicing-related activities, which are discussed under "--Mortgage Bank Activities," Matrix Bank traditionally makes bulk purchases of residential mortgage loans in the secondary market. We believe that our structure provides advantages over our competitors in the purchase of bulk mortgage loan packages. In particular:

 . United Financial, through its networking within the mortgage banking industry, is able to refer mortgage banking companies that are interested in selling mortgage loan portfolios directly to Matrix Bank. This direct contact reduces the number of portfolios that must be purchased through competitive bid situations, thereby reducing the cost associated with the acquisition of bulk residential mortgage loan portfolios.

 . Matrix Bank's affiliation with Matrix Financial also provides servicing advantages that a typical community bank does not possess. Matrix Financial generally acts as a sub-servicer for Matrix Bank's mortgage loan portfolio. Because Matrix Financial services loans throughout the entire United States, Matrix Bank can acquire loans secured by property located in any of the fifty states.

   Substantially all of the residential mortgage loans that Matrix Bank acquires are classified as held for sale. This accounting classification requires Matrix Bank to carry the loans at the lower of aggregate cost or market. The purchased loan portfolios typically include both fixed and adjustable rate mortgage loans. Although Matrix Bank reviews many loan portfolios for prospective acquisition, it focuses on acquiring seasoned first lien priority loans secured primarily by one-to-four single family residential properties with unpaid principal balances of less than $350,000. To the extent that adjustable rate loans are available, Matrix Bank generally targets adjustable over fixed rate portfolios. Due to the accounting treatment required, we believe that the focus on seasoned and adjustable rate products reduces the effect of increasing interest rates on the portfolio's market value.

   Matrix Bank purchases mortgage loan portfolios from various sellers who have either originated the loans or, more typically, acquired the loan portfolios in bulk purchases. Matrix Bank considers several factors prior to a purchase. Among other factors, Matrix Bank considers the product type, the current loan balance, the current interest rate environment, the seasoning of the mortgage loans, payment histories, geographic location of the underlying collateral, price, the current liquidity of Matrix Bank and the product mix in its existing mortgage loan portfolio.

  In some cases, the mortgage loan portfolios that Matrix Bank acquires are purchased at a discount to par. Some of the loans in these portfolios are considered performing loans that have had payment problems in the past or have had document deficiencies. These types of portfolios afford Matrix Bank with an opportunity to resell the loans at a higher price if the purchase discount on these portfolios accurately reflects the additional risks associated with purchasing these types of loans. Loan document deficiencies are identified in the due diligence process and, to the extent practical, are cured by Matrix Bank prior to reselling the loans. Matrix Bank also analyzes the payment history on each mortgage loan portfolio. Many prior problems may be a result of inefficient servicing or may be attributable to several servicing transfers of the loans over a short period of time. Because many considerations may impact pricing or yield, Matrix Bank prices each loan package based on the specific underlying loan characteristics.

   Matrix Bank also buys non-performing Federal Housing Administration and Veteran's Administration loans from third party sellers. The Department of Housing and Urban Development generally guarantees the principal and interest on these non-performing loans, and in many cases, the terms of the purchase require the seller to pass scheduled interest through to Matrix Bank and to ultimately guarantee the collection of principal and interest. These loans are at fixed rates and are anticipated to mature within a short period of time. As of March 31, 1999, Matrix Bank owned $178.6 million of these loans.

   Matrix Bank performs due diligence on each mortgage loan portfolio that it desires to purchase on a bulk basis. These procedures which consist of analyzing a representative sample of the mortgage loans in the portfolio, and are typically performed by Matrix Bank employees, but occasionally are outsourced to third party contractors. The underwriter takes into account many factors and statistics in analyzing the sample of mortgage loans in the subject portfolio, including:

 . the general economic conditions in the geographic area or areas in which the underlying residential properties are situated;

 .  the loan-to-value ratios on the underlying loans; and

 .  the payment histories of the borrowers.

In addition, the underwriter attempts to verify that each sample loan conforms to the standards for loan documentation set by Fannie Mae and the Federal Home Loan Mortgage Corporation. In cases where a significant portion of the sample loans contains non-conforming documentation, Matrix Bank assesses the additional risk involved in purchasing these loans. This process helps Matrix Bank determine whether the mortgage loan portfolio meets its investment criteria and, if it does, the range of pricing that Matrix Bank feels is appropriate.

  Matrix Bank continually monitors the secondary market for purchases and sales of mortgage loan portfolios and typically undertakes a sale of a particular loan portfolio in an attempt to "match" an anticipated bulk purchase of a particular mortgage loan portfolio or to generate current period earnings and cash flow. To the extent that Matrix Bank is unsuccessful in matching its purchases and sales of mortgage loans, Matrix Bank may have excess capital, resulting in less leverage and higher capital ratios.

  During the year ended December 31, 1997, Matrix Bank made bulk purchases of mortgage loans of approximately $493.7 million, and made bulk sales of approximately $198.3 million, for a gain on sale of bulk mortgage loans of $2.4 million. During the year ended December 31, 1998, Matrix Bank made bulk purchases of mortgage loans of approximately $678.2 million, and made bulk sales of approximately $319.4 million, for a gain on sale of bulk mortgage loans of $3.1 million. During the three months ended March 31, 1999, Matrix Bank made bulk purchases of mortgage loans of approximately $25.0 million, and made bulk sales of approximately $39.5 million, for a net gain on sale of bulk mortgage loans of $532,400.

Commercial and Other Lending

  Matrix Bank, through its commercial real estate division, has sought to diversify and enhance the yield of its loan portfolio by originating commercial and consumer loans and by offering a full range of lending products to its customers. The Company offers a variety of commercial loan products, including:

 .  single family construction loans;

 .  commercial real estate loans;

 .  business loans;

 .  SBA loans; and

 .  financing to charter schools for the purchase of real estate and equipment.

Matrix Bank's loan production office in Evergreen, Colorado, a suburb of Denver, principally originates single family construction and commercial real estate loans. Matrix Bank's main office in Las Cruces, New Mexico also originates a portion of these loans.

  Matrix Bank originates loans to builders for the construction of single family properties and, to a lesser extent, for the acquisition and development of improved residential lots. Matrix Bank generally makes these loans on commitments that last from nine to eighteen months and typically adjust with the prime rate of interest. In many cases, the residential properties have been pre-sold to the homeowner.

  Matrix Bank generally limits its commercial lending to income-producing real estate properties. The repayment of loans collateralized by income-producing properties depends upon the successful operation of the related real estate property and also on the credit and net worth of the borrower. Thus, repayment is subject to the profitable operation of the business of the borrower, conditions in the real estate market, interest rate levels and overall economic conditions. Loans on income-producing properties meet internal underwriting guidelines that include:

 .  a limit on the loan-to-value ratio of 75%;

 . a review of the borrower with regard to management talent, integrity, experience and available financial resources; and

 .  generally, a personal guarantee of the borrower.

  Matrix Bank's SBA division, recently opened during 1998, offers the following loan products:

 .  SBA 7a loans;

 .  first trust deed loans under the SBA 504 program;

 .  first trust deed companion loans, also known as "piggyback" loans; and

 .  business and industry guaranteed loans offered through the United States
   Department of Agriculture.

Matrix Bank has received preferred lender status under the SBA program in the Denver, Colorado market area. Preferred lender status allows Matrix Bank to approve SBA-guaranteed loan applications without prior review from the SBA, thereby accelerating the approval process for small business loan applications. Preferred lenders also receive priority funding and service from the SBA.

  During 1998, we began to offer direct financing leases to charter schools located primarily in Colorado, Arizona and Texas for the purchase of real estate, modular space and equipment. Charter schools are public schools that serve as an alternative to traditional public schools, thereby providing additional academic choices for parents and students. The direct financing leases are generally fully amortizing and are completed on a tax-exempt basis. During 1998, we originated $27.4 million of these leases. During the three months ended March 31, 1999, we originated $1.3 million of these leases. We originate the leases for resale, and as a result, classify the leases as held for sale.

  In addition, Matrix Bank offers a variety of lending products to meet the specific needs of its customers. These products include secured installment loans with fixed repayments, manufactured housing financing, credit card programs, home equity loans, business loans and share loans. In addition to the secured consumer loans, Matrix Bank extends unsecured loans on a very limited basis to qualified borrowers based on their financial statements and creditworthiness. Matrix Bank originates the majority of its consumer lending within the Las Cruces, New Mexico market area.

                       Brokerage and Consulting Services

Brokerage Services

   United Financial operates as one of the nation's leading full-service mortgage servicing and mortgage loan brokers. It is capable of analyzing, packaging, marketing and closing transactions involving servicing portfolios and merger and acquisition transactions for mortgage banking entities. United Financial markets its services to all types and sizes of market participants, thereby developing diverse relationships. During 1998, United Financial provided servicing brokerage services to each of the following clients:

    AccuBanc Mortgage                   NationsBanc Mortgage
    Chase Manhattan Mortgage            Old Kent Mortgage
    Crossland Mortgage Corp.            PNC Mortgage Corporation of America
    Harbor Financial Mortgage Corp.     U.S. Bank
    Mellon Mortgage

  Mortgage servicing rights are sold either on a bulk basis or a flow basis. In a bulk sale, the seller identifies, packages and sells a portfolio of mortgage servicing rights to a buyer in a single transaction. In a flow sale, the seller agrees to sell to a specified buyer from time to time at a predetermined price the mortgage servicing rights originated by the seller that meet certain criteria. United Financial is capable of helping both buyers and sellers with respect to bulk sales and flow sales of mortgage servicing rights.

  We believe that the client relationships developed by United Financial through its national network of contacts with commercial banks, mortgage companies, savings associations and other institutional investors represent a significant competitive advantage and form the basis for United Financial's national market presence. These contacts also enable United Financial to identify prospective clients for our other subsidiaries and make referrals when appropriate. See "-- Consulting and Analytic Services."

  The secondary market for purchasing and selling mortgage servicing rights has become increasingly more active since its inception during the early 1980s.
Most institutions that own mortgage servicing rights have found that careful management of these assets is necessary due to their susceptibility to interest rate cycles, changing prepayment patterns of mortgage loans, and fluctuating earnings rates achieved on custodial escrow balances. Since companies must capitalize originated mortgage servicing rights, management of mortgage servicing assets has become even more critical. These management efforts, combined with interest rate sensitivity of the assets and the growth strategies of market participants, create constantly changing supply and demand, and therefore constantly changing price levels, in the secondary market for mortgage servicing rights.

  The sale and transfer of mortgage servicing rights occurs in a market that is inefficient and often requires an intermediary to match buyers and sellers. Prices are unpublished and closely guarded by market participants, unlike most other major financial secondary markets. This lack of pricing information complicates an already difficult process of differentiating between servicing product types, evaluating regional, economic and socioeconomic trends and predicting the impact of interest rate movements. Due to its significant contacts, reputation and market penetration, United Financial has access to information on the availability of mortgage servicing portfolios, which helps it bring together interested buyers and sellers.

  In addition, United Financial provides brokerage services to buyers and sellers of single family residential mortgage loans. United Financial provides loan brokerage services to both servicing brokerage clients and non-servicing brokerage clients.

Consulting and Analytic Services

  United Financial has made a significant commitment to its analytics department, which has developed expertise in helping companies implement and track their "mark-to-market" valuations and analyses. United Financial has enhanced its existing valuation models and has created a software program that can be customized to fit its customers' many different needs and unique situations in performing valuations and analyses. In addition, United Financial has the infrastructure and management information system capabilities necessary to undertake the complex analyses required by FAS 125. Many of the companies affected by the implementation of FAS 125 have outsourced this function to a third party rather than dedicate the resources necessary to develop systems for and perform their own FAS 125 valuations.

  Because FAS 125 requires that mortgage servicing portfolios be valued at the lower of cost or market value on a quarterly basis, active management of servicing assets has become a critical component to holders of mortgage servicing rights. Due to the risk of impairment of mortgage servicing rights as a result of constantly changing interest rates and prepayment speeds on the underlying mortgage portfolio, risk management of mortgage servicing rights portfolios by the holder of the portfolio, which typically takes the form of hedging the portfolio, has become more prevalent. The FAS 125 "mark-to-market" analyses done by United Financial help clients assess which of their portfolios of mortgage servicing rights are most susceptible to impairment due to interest rate and prepayment risk. Once identified, the analytics department of United Financial is able to introduce the client to United Capital Markets, which in turn is able to offer its interest rate risk management services relating to the identified or other mortgage servicing portfolios owned by the client in order to meet the client's stated objectives.

  United Capital Markets' primary strategy employs interest rate risk management techniques that are different and more cost-efficient than products offered by Wall Street firms. The United Capital Markets approach includes modeling of asset risk, establishing and trading individual hedge accounts and matching accounting practice and management goals. United Capital Markets employs this strategy by calculating the appropriate mix of exchange-traded treasury futures and options to offset the change in value of the clients' portfolios. These calculations are completed with real time market pricing. Monthly portfolio evaluations are calculated to insure correlation and appropriate accounting treatment. The hedging instruments used have lower transaction costs allowing both ease in rebalancing, if necessary, and daily reporting. United Capital Markets uses a combination of futures and options to match both the duration and convexity of the hedged asset. As of March 31, 1999, United Capital Markets was providing interest rate risk management services to eight clients with approximately $15.7 billion of mortgage servicing rights hedged.

  We believe that combining the services offered by the analytics department of United Financial with those of United Capital Markets provides us with a competitive advantage in attracting and retaining clients because we are able to offer financial services companies and financial institutions a more complete package of services than our competitors. In addition, United Financial is able to refer clients to Matrix Bank for financing opportunities and to United Special Services for asset disposition services. The full range of services offered by United Financial and its affiliates further strengthens United Financial's client relationships.

                            Mortgage Bank Activities

Residential Mortgage Loan Servicing

  Matrix Financial and Matrix Bank each has its own mortgage servicing portfolio, but we conduct our residential servicing activities primarily through Matrix Financial. Matrix Bank's mortgage servicing rights are subserviced by Matrix Financial. At March 31, 1999, Matrix Financial serviced approximately $6.2 billion of mortgage loans, including $2.0 billion subserviced for Matrix Bank.

  Servicing mortgage loans involves a contractual right to receive a fee for processing and administering loan payments. This processing involves collecting monthly mortgage payments on behalf of investors, reporting information to those investors on a monthly basis and maintaining custodial escrow accounts for the payment of principal and interest to investors and property taxes and insurance premiums on behalf of borrowers. These payments are held in custodial escrow accounts at Matrix Bank. Matrix Bank invests this money in interest-earning assets with returns that historically have been greater than could be realized by Matrix Financial using the custodial escrow deposits as compensating balances to reduce the effective borrowing cost on its warehouse credit facilities.

  As compensation for its mortgage servicing activities, Matrix Financial receives servicing fees, plus any late charges collected from delinquent borrowers and other fees incidental to the services provided. In the event of default by the borrower, Matrix Financial receives no servicing fees until the default is cured. For the three months ended March 31, 1999, Matrix Financial's weighted-average servicing fee was 0.43%.

  Servicing is provided on mortgage loans on a recourse or nonrecourse basis. Matrix Financial's policy is to accept only a limited number of servicing assets on a recourse basis. As of December 31, 1997 and 1998, and March 31, 1999, on the basis of outstanding principal balances, less than 1% of the mortgage servicing contracts owned by Matrix Financial involved recourse servicing. To the extent that servicing is done on a recourse basis, Matrix Financial is exposed to credit risk with respect to the underlying loan in the event of a repurchase. Additionally, many of the nonrecourse mortgage servicing contracts owned by Matrix Financial require Matrix Financial to advance all or part of the scheduled payments to the owner of the mortgage loan in the event of a default by the borrower. Many owners of mortgage loans also require the servicer to advance insurance premiums and tax payments on schedule even though sufficient escrow funds may not be available. Matrix Financial, therefore, must bear the funding costs associated with making such advances. If the delinquent loan does not become current, these advances are typically recovered at the time of the foreclosure sale. Foreclosure expenses are generally not fully reimbursable by Fannie Mae, the Federal Home Loan Mortgage Corporation or the Government National Mortgage Association, for which Matrix Financial provides significant amounts of mortgage loan servicing. As of December 31, 1997 and 1998, and March 31, 1999, the Company had advanced approximately $5.7 million, $7.9 million and $7.8 million, respectively, in funds on behalf of third party investors.

  Mortgage servicing rights represent a contractual right to service, and not a beneficial ownership interest in, underlying mortgage loans. Failure to service the loans in accordance with contract or other applicable requirements may lead to the termination of the mortgage servicing rights and the loss of future servicing fees. To date, there have been no terminations of mortgage servicing rights by any mortgage loan owners because of Matrix Financial's failure to service the loans in accordance with its obligations.

  In order to track information on its servicing portfolio, Matrix Financial utilizes a data processing system provided by Alltel Information Services, Inc. Because Alltel is one of the largest mortgage banking service bureaus in the United States, we believe that this system gives Matrix Financial capacity to support anticipated expansion of its residential mortgage loan servicing portfolio.

  The following table sets forth certain information regarding the composition of our mortgage servicing portfolio, excluding loans subserviced for others, as of the dates indicated:


                                                                    As of December 31,                               As of March 31,
                                           ------------------------------------------------------------------        ---------------
                                                   1996                   1997                    1998                      1999
                                           -------------------    -------------------    --------------------        ---------------
                                                                                  (in thousands)

FHA insured/VA guaranteed residential..        $       318,145        $       699,056         $       960,053        $       944,251
Conventional loans.....................              2,171,016              2,633,563               4,338,308              5,208,415
Other loans............................                 15,875                 15,443                  59,368                 44,078
                                               ---------------        ---------------         ---------------        ---------------
  Total mortgage servicing portfolio...        $     2,505,036        $     3,348,062         $     5,357,729        $     6,196,744
                                               ===============        ===============         ===============        ===============

Fixed rate loans.......................        $     1,986,599        $     2,691,409         $     4,234,349        $     5,223,741
Adjustable rate loans..................                518,437                656,653               1,123,380                973,003
                                               ---------------        ---------------         ---------------        ---------------
  Total mortgage servicing portfolio...        $     2,505,036        $     3,348,062         $     5,357,729        $     6,196,744
                                               ===============        ===============         ===============        ===============

  The following table shows the delinquency statistics for the mortgage loans serviced by us, excluding loans subserviced for others, compared with national average delinquency rates as of the dates presented. Delinquencies and foreclosures for the mortgage loans serviced by us generally exceed the national average due to high rates of delinquencies and foreclosures on certain bulk loan and bulk servicing portfolios that we acquired at a discount.

                                                                         As of  December 31,
                        ------------------------------------------------------------------------------------------------------------
                                          1996                                 1997                          1998
                        ------------------------------------  -------------------------------  ---------------------------------
                                                National                           National                           National
                                 Company       Average(1)           Company        Average(1)          Company        Average(1)
                        ---------------------  -----------  ---------------------  ----------  ---------------------- ----------
                         Number   Percentage   Percentage   Number    Percentage   Percentage  Nummber   Percentage   Percentage
                           of    of Servicing    of          of      of Servicing      of       of      of Servicing      of
                         Loans     Portfolio    Loans       Loans      Portfolio      Loans    Loans     Portfolio       Loans
                        ---------------------  -----------  ------   ------------  ----------  -------  ------------  ----------
Loans delinquent for:
 30-59 days............   2,607     545%         3.04%       3,558        5.78%      3.03%     3,120      3.98%          2.96%
 60-89 days............     667    1.40          0.71          835        1.36       0.71        612      0.78           0.68
 90 days and over......     684    1.43          0.62          912        1.48       0.62        712      0.91           0.60
                          -----    ----          ----        -----        ----       ----      -----      ----           ----
 Total delinquencies...   3,958    8.28%         4.37%       5,305        8.62%      4.36%     4,444      5.67%          4.24%
                          =====    ====          ====        =====        ====       ====      =====      ====           ====
 Foreclosures..........     264    0.55%         1.03%         447        0.73%      1.11%       727      0.93%          1.11%
                          =====    ====          ====        =====        ====       ====      =====      ====           ====

                                               As of  March 31,
                                -----------------------------------------
                                                    1999
                                -----------------------------------------
                                                              National
                                         Company              Average(2)
                                -------------------------     -----------
                                 Number      Percentage       Percentage
                                  of         of Servicing         of
                                 Loans        Portfolio         Loans
                                --------     ------------    -----------
Loans delinquent for:
 30-59 days............            3,545          3.80%          N/A %
 60-89 days............              749          0.80           N/A
 90 days and over......              908          0.97           N/A
                                   -----          ----           ---
 Total delinquencies...            5,202          5.57%          N/A %
                                   =====          ====           ===
 Foreclosures..........              575          0.62%          N/A %
                                   =====          ====           ===

__________
(1) Source: Mortgage Bankers Association, "Delinquency Rates of 1- to 4-Unit Residential Mortgage Loans" (Seasonally Adjusted) (Data as of December 31, 1996, 1997 and 1998, respectively).
(2)  Data as of March 31, 1999 not yet available.

  The following table sets forth certain information regarding the number and aggregate principal balance of the mortgage loans serviced by us, including both fixed and adjustable rate loans, excluding loans subserviced for others, at various interest rates:

                                   As of  December 31,
                         ----------------------------------------
                                          1996
                         ----------------------------------------
                                                      Percentage
                         Number       Aggregate      of Aggregate
                          of          Principal       Principal
       Rate              Loans         Balance         Balance
       ----              -----        ---------      ------------
                             (Dollars in thousands)
Less than 7.00%           3,545      $  145,720         5.82%
  7.00%--7.99%           12,269         726,800        29.01
  8.00%--8.99%           14,011         838,215        33.46
  9.00%--9.99%            9,567         413,598        16.51
 10.00%--10.99%           6,322         301,837        12.05
 11.00%--11.99%           1,144          45,111         1.80
 12.00% and over            924          33,755         1.35
                         ------      ----------       ------
     Total               47,782      $2,505,036       100.00%
                         ======      ==========       ======

                                   As of  December 31,
                         ----------------------------------------
                                          1997
                         ----------------------------------------
                                                      Percentage
                         Number       Aggregate      of Aggregate
                          of          Principal       Principal
       Rate              Loans         Balance         Balance
       ----              -----        ---------      ------------
                             (Dollars in thousands)
Less than 7.00%           2,968      $  220,582         6.59%
  7.00%--7.99%           13,836         915,789        27.35
  8.00%--8.99%           19,800       1,121,807        33.51
  9.00%--9.99%           15,780         696,575        20.80
 10.00%--10.99%           9,086         390,956        11.68
 11.00%--11.99%              37           2,110         0.06
 12.00% and over             10             243         0.01
                         ------      ----------       ------
     Total               61,517      $3,348,062       100.00%
                         ======      ==========       ======


                                   As of  December 31,
                         ----------------------------------------
                                          1998
                         ----------------------------------------
                                                      Percentage
                         Number       Aggregate      of Aggregate
                          of          Principal       Principal
       Rate              Loans         Balance         Balance
       ----              -----        ---------      ------------
                             (Dollars in thousands)
Less than 7.00%           7,123      $  662,491        12.36%
  7.00%--7.99%           22,341       1,799,472        33.59
  8.00%--8.99%           26,702       1,859,471        34.71
  9.00%--9.99%           15,557         731,586        13.65
 10.00%--10.99%           6,067         284,637         5.31
 11.00%--11.99%             251           9,441         0.18
 12.00% and over            305          10,631         0.20
                         ------      ----------       ------
     Total               78,346      $5,357,729       100.00%
                         ======      ==========       ======

                                      As of  March 31,
                         ----------------------------------------
                                        1999
                         ----------------------------------------
                                                      Percentage
                         Number       Aggregate      of Aggregate
                          of          Principal       Principal
       Rate              Loans         Balance         Balance
       ----              -----        ---------      ------------
                             (Dollars in thousands)
Less than 7.00%           6,972      $  616,524         9.95%
  7.00%--7.99%           26,062       2,162,641        34.90
  8.00%--8.99%           34,042       2,310,017        37.28
  9.00%--9.99%           17,820         755,209        12.18
 10.00%--10.99%           7,414         324,544         5.24
 11.00%--11.99%             740          21,158         0.34
 12.00% and over            235           6,651         0.11
                         ------      ----------       ------
     Total               93,285      $6,196,744       100.00%
                         ======      ==========       ======

  Loan administration fees decrease as the principal balance on the outstanding loan decreases and as the remaining time to maturity of the loan shortens. The following table sets forth certain information regarding the remaining maturity of the mortgage loans serviced by us, excluding loans subserviced for others, as of the dates shown. The changes in the remaining maturities as a percentage of unpaid principal between 1996, 1997 and 1998, as reflected below, are the result of acquisitions of mortgage servicing rights completed during 1997 and 1998.

                                               1996
                       ------------------------------------------------------
                                                                   Percentage
                       Number       Percentage         Unpaid        Unpaid
                         of         of Number        Principal     Principal
  Maturity             Loans         of Loans          Amount        Amount
  --------             ------       ----------      ------------   ----------
                                       (Dollars in thousands)
 1--5 years             5,020        10.51%        $   77,136           3.08%
 6--10 years            8,784        18.39            184,629           7.37
11--15 years            6,418        13.43            340,282          13.58
16--20 years           14,066        29.44            566,862          22.63
21--25 years            7,006        14.66            545,336          21.77
More than 25 years      6,488        13.57            790,791          31.57
                       ------       ------         ----------         ------
    Total              47,782       100.00%        $2,505,036         100.00%
                       ======       ======         ==========         ======

                                               1997
                       ------------------------------------------------------
                                                                   Percentage
                       Number       Percentage         Unpaid        Unpaid
                         of         of Number        Principal     Principal
  Maturity             Loans         of Loans          Amount        Amount
  --------             ------       ----------      ------------   ----------
                                       (Dollars in thousands)
 1--5 years             7,485        12.17%        $  103,761           3.10%
 6--10 years           11,405        18.54            257,208           7.68
11--15 years           14,325        23.29            589,747          17.62
16--20 years            9,600        15.61            558,605          16.68
21--25 years            7,427        12.07            687,563          20.54
More than 25 years     11,275        18.32          1,151,178          34.38
                       ------       ------         ----------         ------
    Total              61,517       100.00%        $3,348,062         100.00%
                       ======       ======         ==========         ======

                                               1998
                       ------------------------------------------------------
                                                                   Percentage
                       Number       Percentage         Unpaid        Unpaid
                         of         of Number        Principal     Principal
  Maturity             Loans         of Loans          Amount        Amount
  --------             ------       ----------      ------------   ----------
                                       (Dollars in thousands)
 1--5 years             9,478        12.10%        $  216,441           4.04%
 6--10 years           21,320        27.21            943,428          17.61
11--15 years           10,231        13.06            534,187           9.97
16--20 years            7,870        10.04            545,628          10.18
21--25 years           12,524        15.99          1,184,562          22.11
More than 25 years     16,923        21.60          1,933,483          36.09
                       ------       ------         ----------         ------
    Total              78,346       100.00%        $5,357,729         100.00%
                       ======       ======         ==========         ======

                                          As of March 31,
                       ------------------------------------------------------
                                               1999
                       ------------------------------------------------------
                                                                   Percentage
                       Number       Percentage         Unpaid        Unpaid
                         of         of Number        Principal     Principal
  Maturity             Loans         of Loans          Amount        Amount
  --------             ------       ----------      ------------   ----------
                                       (Dollars in thousands)
 1--5 years            11,145        11.95%        $  218,259           3.52%
 6--10 years           26,040        27.91          1,064,606          17.18
11--15 years           10,166        10.90            549,335           8.86
16--20 years            8,203         8.79            568,617           9.18
21--25 years           20,053        21.50          1,831,205          29.55
More than 25 years     17,678        18.95          1,964,722          31.71
                       ------       ------         ----------         ------
    Total              93,285       100.00%        $6,196,744         100.00%
                       ======       ======         ==========         ======

  Our servicing activity is diversified throughout all 50 states with concentrations at March 31, 1999 of approximately 21.2% in California, 10.7% in Texas and 9.6% in Florida, based on aggregate outstanding unpaid principal balances of the mortgage loans serviced.

Acquisition of Servicing Rights

  Our strategy with respect to mortgage servicing focuses on acquiring servicing rights for which the underlying mortgage loans tend to be more seasoned and to have higher interest rates, lower principal balances and higher custodial escrow balances than newly originated mortgage loans. We believe this strategy allows us to reduce our prepayment risk, while allowing us to capture relatively high custodial escrow balances in relation to the outstanding principal balance. During periods of declining interest rates, prepayments of mortgage loans increase as homeowners seek to refinance at lower interest rates, resulting in a decrease in the value of the servicing portfolio. Mortgage loans with higher interest rates and/or higher principal balances are more likely to result in prepayments since the cost savings to the borrower from refinancing can be significant. However, we remain opportunistic in our acquisition philosophy.
If higher balance, less seasoned portfolios are available at our desired internal rate of return, we may, from time to time, pursue such acquisitions.

  The following table shows quarterly and annual average prepayment rate experience on the mortgage loans serviced by us, excluding loans subserviced by and for others:

                                                                      For the year ended December 31,
                                    ------------------------------------------------------------------------------------------------
                                              1996                   1997(1)                 1998(2)(3)               1999(3)(4)
                                    ----------------------   ----------------------   ----------------------   ---------------------
Quarter ended:
 December 31........................           12.19%                   12.52%                   28.36%                     N/A %
 September 30.......................           11.53                    12.75                    23.60                      N/A
 June 30............................           12.00                    10.94                    21.53                      N/A
 March 31...........................           11.83                     8.97                    17.00                    27.60
                                    ----------------         ----------------         ----------------         ----------------
Annual average......................           11.89%                   11.30%                   22.62%                     N/A %
                                    ================         ================         ================         ================

 _________________
(1) These prepayment rates exclude prepayment experience for mortgage servicing rights subserviced for us by others of $1.3 billion for the quarter ended March 31, 1997, $610 million for the quarter ended June 30, 1997, $1.1 billion for the quarter ended September 30, 1997, and $700 million for the quarter ended December 31, 1997.
(2) These prepayment rates exclude prepayment experience for mortgage servicing rights subserviced for us by others of $1.3 billion for the quarter ended March 31, 1998, $0 for the quarter ended June 30, 1998, $703 million for the quarter ended September 30, 1998, and $930 million for the quarter ended December 31, 1998.
(3) These prepayment rates do not include prepayments that resulted from us targeting our own servicing portfolio for refinance opportunities.
(4) This prepayment rate excludes prepayment experience for mortgage servicing rights subserviced for us by others of $380 million for the quarter ended March 31, 1999.

  We acquire substantially all of our mortgage servicing rights in the secondary market. The industry expertise of United Financial and Matrix Financial allows us to capitalize upon inefficiencies in this market when acquiring mortgage servicing rights. Prior to acquiring mortgaging servicing rights, we analyze a wide range of characteristics of each portfolio considered for purchase. This analysis includes projecting revenues and expenses and reviewing geographic distribution, interest rate distribution, loan-to-value ratios, outstanding balances, delinquency history and other pertinent statistics. Due diligence is performed either by Matrix Financial employees or a designated independent contractor on a representative sample of the mortgages involved. The purchase price is based on the present value of the expected future cash flow, calculated by using a discount rate and loan prepayment assumptions that we consider to be appropriate to reflect the risk associated with the investment.

Sales of Servicing Rights

  We periodically sell our purchased mortgage servicing portfolios and generally sell all mortgage servicing rights on new loans that we originate. These sales increase current revenue, which is reflected in loan origination income for originated servicing and gain on sale of servicing for purchased servicing, and generate cash at the time of sale, but reduce future servicing fee income. We did not sell any mortgage servicing rights during the three months ended March 31, 1999. We sold mortgage servicing rights on loans that we originated having an aggregate principal amount of $186.1 million during the year ended December 31, 1997 and $277.4 million during the year ended December 31, 1998. Periodically, we may also sell purchased mortgage servicing rights to restructure our portfolio or generate revenues.

  We anticipate that we will continue to sell substantially all mortgage servicing rights on new loans that we originate. We also may sell purchased mortgage servicing rights. We intend to base decisions regarding future mortgage servicing sales upon our cash requirements, purchasing opportunities, capital needs, earnings and the market price for mortgage servicing rights. During a quarter in which we sell purchased mortgage servicing rights, reported income will tend to be greater than if we had not made the sale during that quarter. Prices obtained for mortgage servicing rights vary depending on servicing fee rates, anticipated prepayment rates, average loan balances, remaining time to maturity, servicing costs, custodial escrow balances, delinquency and foreclosure experience and purchasers' required rates of return.

Hedging of Servicing Rights

   Our investment in mortgage servicing rights is exposed to impairment in certain interest rate environments. As previously discussed, the prepayment of mortgage loans increases during periods of declining interest rates as homeowners seek to refinance their loan to lower interest rates. If the level of prepayment on segments of our mortgage servicing portfolio reaches a level higher than we projected for an extended period of time, the associated basis in the mortgage servicing rights may be impaired. To mitigate this risk of impairment due to declining interest rates, we initiated a hedging strategy during 1997 that is managed by United Capital Markets. We analyze our servicing portfolio for potential segments more susceptible to interest-rate risk, focusing on higher fixed rate, higher balance, less seasoned loans. Based on our analysis, we have hedged a segment of our portfolio using a program of exchange-traded futures and options. We had identified and hedged $306 million of our servicing portfolio as of December 31, 1997, $674 million of our servicing portfolio as of December 31, 1998, and $548 million of our servicing portfolio as of March 31, 1999. The hedging program qualifies for hedge accounting treatment based on a high degree of statistical correlation and current accounting regulation. We only hedge fixed rate loans in our servicing portfolio, as correlation cannot be established for adjustable rate loans.

Residential Mortgage Loan Origination

  We originate residential mortgage loans on both a wholesale and retail basis through Matrix Financial and Matrix Bank. Matrix Financial originated a total of $403.0 million in residential mortgage loans for the year ended December 31, 1997, $575.0 million in residential mortgage loans for the year ended December 31, 1998, and $134.8 million in residential mortgage loans for the three months ended March 31, 1999.

  Wholesale Originations. Matrix Financial's primary source of mortgage loan originations is its wholesale division, which originates mortgage loans through approved independent mortgage loan brokers. These brokers qualify to participate in Matrix Financial's program through a formal application process that includes an analysis of the broker's financial condition and sample loan files, as well as the broker's reputation, general lending expertise and references. As of March 31, 1999, Matrix Financial had approved relationships with approximately 450 mortgage loan brokers. From Matrix Financial's offices in Atlanta, Denver, Las Vegas and Phoenix, the sales staff solicits mortgage loan brokers throughout the Southeastern and Rocky Mountain areas of the United States for mortgage loans that meet Matrix Financial's criteria.

  Mortgage loan brokers act as intermediaries between borrowers and Matrix Financial in arranging mortgage loans. Matrix Financial, as an approved seller/servicer for Fannie Mae, Federal Home Loan Mortgage Corporation and the Government National Mortgage Association, provides these brokers access to the secondary market for the sale of mortgage loans that they otherwise cannot access because they do not meet the applicable seller/servicer net worth requirements. Matrix Financial attracts and maintains relationships with mortgage loan brokers by offering a variety of services and products.

  To supplement our product offerings made through our wholesale loan origination network, we offer a program tailored to borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources. The borrowers who need this type of loan product often have impaired or unsubstantiated credit histories and/or unverifiable income and require or seek a high degree of personalized services and swift response to their loan applications. As a result, these borrowers generally are not averse to paying higher interest rates for this loan product type, as compared to the interest rates charged by conventional lending sources. We have established classifications with respect to the credit profiles of these borrowers. The classifications range from A- through D depending upon a number of factors, including the borrower's credit history and employment status. During 1997, 1998, and the three months ended March 31, 1999, Matrix Financial originated $48.3 million, $45.7 million, and $5.4 million respectively, of A- through D credit residential mortgage loans, all of which were sold to unaffiliated third party investors on a nonrecourse basis under standard industry representations and warranties.

  Matrix Financial's management has decided, for strategic purposes, to increase its emphasis on wholesale originations through hiring additional sales staff at existing offices. In today's interest rate environment, increased loan origination volumes can act as a hedge against the decreasing value of mortgage servicing portfolios caused by increased prepayments.

  Retail Originations. Matrix Bank originates residential loans on a retail basis through its branches in Las Cruces, New Mexico, and Sun City, Arizona. In early 1997, Matrix Bank opened a lending office in Evergreen, Colorado. This location originates primarily residential construction loans and commercial loans in the local market place. We anticipate that the construction loans funded through the Evergreen office will be converted to permanent mortgage loans funded through Matrix Bank. The retail loans originated by Matrix Bank consist of a broad range of residential loans at both fixed and adjustable rates, consumer loans and commercial real estate loans.

  Matrix Financial has also developed a retention center that focuses on the solicitation of our servicing portfolio for refinancing opportunities. The goal in soliciting the portfolio is to identify those mortgagees who are likely to refinance and have them refinance with Matrix Financial, thereby preserving a portion of our servicing portfolio that would have been likely to prepay anyway.

Quality Control

  We have a loan quality control process designed to ensure sound lending practices and compliance with Fannie Mae, the Federal Home Loan Mortgage Corporation and applicable private investor guidelines. Prior to funding any wholesale or retail loan, we perform a pre-funding quality control audit that consists of the verification of employment and utilizes a detailed checklist.
In addition, on a monthly basis we select 10% of all closed loans for a detailed audit conducted by our own personnel or a third party service provider. The quality control process entails performing a complete underwriting review and independent re-verification of all employment information, tax returns, source of down payment funds, bank accounts and credit. Furthermore, 10% of the audited loans are chosen for an independent field review and standard factual credit report. All discovered deficiencies in these audits are reported to our senior management to determine trends and additional training needs. We then address and cure all resolvable issues. We also perform a quality control audit on all early payment defaults, first payment defaults and 60-day delinquent loans, the findings of which are reported to the appropriate investor and/or senior management.

Sale of Originated Loans

  We generally sell the residential mortgage loans that we originate. Under ongoing programs established with Fannie Mae and the Federal Home Loan Mortgage Corporation, conforming conventional loans may be sold on a cash basis or pooled by us and exchanged for securities guaranteed by Fannie Mae or the Federal Home Loan Mortgage Corporation. We then sell these securities to national or regional broker/dealers. Mortgage loans sold to Fannie Mae or the Federal Home Loan Mortgage Corporation are sold on a nonrecourse basis so that foreclosure losses are generally borne by Fannie Mae or the Federal Home Loan Mortgage Corporation and not by us.

  We also sell nonconforming residential mortgage loans on a nonrecourse basis to other secondary market investors. These loans are typically first lien mortgage loans that do not meet all of the agencies' underwriting guidelines, and are originated instead for other institutional investors with whom we have previously negotiated purchase commitments and for which we occasionally pay a fee.

  We sell residential mortgage loans on a servicing-retained or servicing-released basis. Certain purchasers of mortgage loans require that the loan be sold to them servicing-released. Generally, we sell conforming loans on a servicing-retained basis and nonconforming loans on a servicing-released basis. See "--Residential Mortgage Loan Servicing."

  The sale of mortgage loans may generate a gain or loss for us. Gains or losses result primarily from two factors. First, we may make a loan to a borrower at a rate resulting in a price that is higher or lower than it would receive if it immediately sold the loan in the secondary market. These price differences occur primarily as a result of competitive pricing conditions in the primary loan origination market. Second, gains or losses may result from changes in interest rates that result in changes in the market value of the mortgage loans from the time that the price commitment is given to the borrower until the time that the mortgage loan is sold to the investor.

  In order to hedge against the interest rate risk resulting from these timing differences, we historically have committed to sell all closed originated mortgage loans held for sale and a portion of the mortgage loans that are not yet closed but for which the interest rate has been established ("pipeline loans"). We adjust our net commitment position daily either by entering into new commitments to sell or by buying back commitments to sell depending upon our projection of the portion of the pipeline loans that we expect to close. These projections are based on numerous factors, including changes in interest rates and general economic trends. The accuracy of the underlying assumptions bears directly upon the effectiveness of our use of forward commitments and subsequent profitability. The inherent value of the forward commitments is considered in the determination of the lower of cost or market in valuing our pipeline and funded loans at any given time.

                         Self-Directed Trust Activities

  Sterling Trust provides administrative services for self-directed individual retirement accounts, qualified business retirement plans, personal custodial accounts and a variety of corporate trust and escrow arrangements. Sterling Trust actively markets its services on a nationwide basis to the financial services industry, specifically to broker/dealers, registered representatives, insurance agents, tax professionals, financial planners and advisors and investment product sponsors. Sterling Trust believes that these individuals have significant control over the placement of their customers' assets and can encourage their customers to open accounts at Sterling Trust. The advantage Sterling Trust offers to these financial service professionals and their customers is the ability to hold a wide-array of assets, including non-standard assets such as real estate, individually-negotiated debt instruments and public and private offerings of securities.

  Sterling Trust's self-directed IRAs offer the client the freedom of choice and the convenience of consolidation. Sterling Trust handles all of the maintenance and administrative duties needed to maintain the tax-deferred status of IRA accounts. All accounts are 100% self-directed and Sterling Trust offers no investment advice or investment products.

   In the qualified business retirement plan arena, Sterling Trust offers a combination of investment flexibility along with record keeping services on 401(k) plans, profit sharing plans, money purchase pension plans and other types of defined contribution plans, as well as defined benefit plans. In addition, for employers who desire the handling of investment transactions for the qualified plan but do not require Sterling Trust's full services, Sterling Trust may provide only record keeping services.

  Non-qualified custodial services are also available and offer the same flexibility and reporting services as are available for retirement plans. Sterling Trust offers the service of monitoring and tracking all investments within clients' portfolios.

  Sterling Trust also provides a full range of corporate trust and escrow services to investment product sponsors. In general, Sterling Trust will consider serving as administrative trustee on various types of documents, as long as Sterling Trust has no discretion with regard to the investment of assets. Typical administrative services include holding of trust assets, periodic reporting on investment activity, paying agent services, and issuing and maintaining investor records.

  In 1998, we began offering specialized clearing services to investment professionals. These services are provided via a direct connection with National Securities Clearing Corp. using FundSERV to streamline and secure the trading process. We also offer a mutual fund no transaction fee supermarket that includes over 72 fund families and over 1,300 funds.

  At March 31, 1999, Sterling Trust had assets under administration of over $2.2 billion.

                Real Estate Management and Disposition Services

  United Special Services provides real estate management and disposition services on foreclosed properties owned by financial services companies and financial institutions across the United States. In addition to the unaffiliated clients currently served by United Special Services, many of which are also clients of United Financial, Matrix Financial uses United Special Services exclusively in handling the disposition of its foreclosed real estate. Having United Special Services, rather than Matrix Financial, provide this service transforms the disposition process into a revenue generator for us, since United Special Services typically collects a referral fee based on the value of the foreclosed real estate from the real estate broker involved in the sale transaction. Because United Special Services typically collects its fee from the real estate broker, United Special Services is able to provide this disposition service on an outsourced basis and at no additional cost to the mortgage loan servicer. United Special Services is able to pass the cost of the disposition on to the real estate broker because of the volume it generates. In addition, United Special Services provides limited collateral valuation opinions to clients who are interested in assessing the value of the underlying collateral on non-performing mortgage loans, as well as to clients such as Matrix Bank and other third party mortgage loan originators and buyers interested in evaluating potential bulk purchases of mortgage loans.

                                  Competition

  We compete for the acquisition of mortgage servicing rights and bulk loan portfolios mainly with mortgage companies, savings associations, commercial banks and other institutional investors. We believe that we have competed successfully for the acquisition of mortgage servicing rights and bulk loan portfolios by relying on the advantages provided by our unique corporate structure and the secondary market expertise of the employees of each of our subsidiaries.

  We believe that Matrix Bank's most direct competition for deposits comes from local financial institutions. Customers distinguish between market participants based primarily on price and, to a lesser extent, the quality of customer service and name recognition. Matrix Bank's cost of funds fluctuates with general market interest rates. During certain interest rate environments, we expect additional significant competition for deposits from corporate and governmental debt securities, as well as from money market mutual funds. Matrix Bank competes for conventional deposits by emphasizing quality of service, extensive product lines and competitive pricing.

  For mortgage loan and mortgage servicing rights brokerage and consulting, we compete mainly with other mortgage banking consulting firms, national and regional investment banking companies and accounting firms. We believe that the customers distinguish between market participants based primarily on customer service. United Financial competes for its brokerage and consulting activities by:

 .  recruiting qualified and experienced sales people;

 .  developing innovative sales techniques;

 .  offering superior analytical services, including hedging strategies;

 . providing financing opportunities to its customers through its affiliation with Matrix Bank; and

 . seeking to provide a higher level of service than is furnished by its competitors.

  In originating mortgage loans, we compete mainly with other mortgage companies, finance companies, savings associations and commercial banks. Customers distinguish among market participants based primarily on price and, to a lesser extent, the quality of customer service and name recognition. Aggressive pricing policies of our competitors, especially during a declining period of mortgage loan originations, could in the future result in a decrease in our mortgage loan origination volume and/or a decrease in the profitability of our loan originations, thereby reducing our revenues and net income. We compete for loans by offering competitive interest rates and product types and by seeking to provide a higher level of personal service to mortgage brokers and borrowers than is furnished by our competitors. However, we do not have a significant market share of the lending markets in which we conduct operations.

  Sterling Trust faces considerable competition in all of the services and products that it offers, mainly from other self-directed trust companies and broker/dealers. Sterling Trust also faces competition from other trust companies and trust divisions of financial institutions. Sterling Trust's niche has been, and will continue to be, providing high quality customer service and servicing niche retirement products. In an effort to increase market share, Sterling Trust will endeavor to provide superior service, expand its marketing efforts, provide competitive pricing and continue to diversify its product mix.

  United Capital Markets competes with in-house interest rate risk management departments and Wall Street derivative products. United Capital Markets believes that customers distinguish among market participants based on name recognition, price and customer service and satisfaction. United Capital Markets competes by offering a unique hedging product that tends to be of lower cost than the products offered by competitors.

  United Special Services competes against other companies that specialize in providing real estate management and disposition services on foreclosed property. Additionally, clients or potential clients that opt to perform these services in-house diminish United Special Services' market.

                                   Employees

  At March 31, 1999, we and our subsidiaries had 518 employees. We believe that our relations with our employees are good. Neither we nor any of our subsidiaries is a party to any collective bargaining agreement.

                           Regulation and Supervision

  Set forth below is a brief description of various laws and regulations affecting our operations. The description of laws and regulations contained in this prospectus is not intended to be complete and is qualified in its entirety by reference to applicable laws and regulations.

Any change in applicable laws, regulations or regulatory policies may have a material effect on our business, operations and prospects.

Matrix Bancorp

  We are a unitary savings and loan holding company within the meaning of the Home Owners' Loan Act of 1933. As such, we have registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulation, examination, supervision and reporting requirements. In addition, the Office Thrift Supervision has enforcement authority over us and our savings association and non-savings association subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to us. In addition, Matrix Bank must notify the Office of Thrift Supervision at least 30 days before making any capital distribution to us.

  As a unitary savings and loan holding company, we generally are not restricted under existing laws as to the types of business activities in which we may engage, provided that Matrix Bank continues to be a "qualified thrift lender" under the Home Owners' Loan Act. To maintain its status as a qualified thrift lender, Matrix Bank must invest a minimum percentage of its assets in qualified thrift investments in nine out of every 12 months, unless the Office of Thrift Supervision grants an exception to this requirement. In general, qualified thrift investments include certain types of residential mortgage loans and mortgage backed securities. Upon any nonsupervisory acquisition by us of another savings association or of a savings bank or a cooperative bank that is an insured bank that meets the qualified thrift lender test and is deemed to be a savings association by the Office of Thrift Supervision, we would become a multiple savings and loan holding company if the acquired institution is held as a separate subsidiary. Multiple savings and loan holding companies are subject to extensive limitations on the types of business activities in which they may engage. The Home Owners' Loan Act limits the activities of a multiple savings and loan holding company and its uninsured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act of 1956, subject to the prior approval of the Office of Thrift Supervision, and activities authorized by Office of Thrift Supervision regulation. In addition, if Matrix Bank fails to maintain its status as a qualified thrift lender, the Home Owners' Loan Act would limit the types of business activities in which we may engage to those permissible for a multiple savings and loan holding company, and, except in limited circumstances, it would impose significant limitations on the types of activities in which Matrix Bank would be permitted to engage, on the ability of Matrix Bank to establish additional branch offices, on the availability of Federal Home Loan Bank advances to Matrix Bank, on the ability of Matrix Bank to pay dividends, and on the types of investments that Matrix Bank would be permitted to make and retain.

  Federal law imposes limitations on who may control us. Specifically, the Change in Bank Control Act prohibits a person or group of persons from acquiring control of a savings association directly, or indirectly by acquiring control of a savings and loan holding company, unless the Office of Thrift Supervision has been given 60 days prior written notice of the proposed acquisition and within that time the Office of Thrift Supervision has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which the Office of Thrift Supervision may issue such a disapproval. The Office of Thrift Supervision may further extend the disapproval period under certain circumstances. A proposed acquisition may be made prior to the expiration of the disapproval period if the Office of Thrift Supervision issues written notice of its intent not to disapprove the action.

  Notwithstanding the above, except in certain limited circumstances, the Home Owner's Loan Act also requires that any "company" obtain the prior approval of the Office of Thrift Supervision prior to acquiring control of a savings association directly or indirectly by acquiring control of a savings and loan holding company. In considering whether to approve such an acquisition, the Office of Thrift Supervision must consider a number of factors, including, the financial and managerial resources and future prospects of the acquirer and the savings association involved, the effect of the acquisition on the savings association, the insurance risk to the Deposit Insurance Funds of the Federal Deposit Insurance Corporation, and the convenience and needs of the community to be served. The Office of Thrift Supervision may not approve a proposed acquisition which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the savings and loan business in any part of the United States. The Office of Thrift Supervision also may not approve any proposed acquisition the effect of which in any part of the United States may be substantially to lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the Office of Thrift Supervision finds that the anticompetitive effects of the proposed acquisition are clearly outweighed in the public interest by the probable effect of the acquisition in meeting the convenience and needs of the community to be served.

  Among other circumstances, under a conclusive presumption established by the Office of Thrift Supervision regulations, an acquirer will be deemed to have acquired control of a savings and loan holding company if the acquirer, directly or indirectly, through one or more subsidiaries or transaction, or acting in concert with one or more persons or companies, acquires control of more than 25 percent of any class of voting stock of the savings and loan holding company or controls in any manner the election of a majority of the board of directors of the savings and loan holding company. The Office of Thrift Supervision regulations also establish other presumptions of control with respect to acquisitions of interest in savings and loan holding companies.

  Legislation has been proposed that would:

 .  permit affiliations between banking, insurance and securities firms in a manner not presently permissible;
 . subject unitary savings and loan holding companies such as us to regulation by the Board of Governors of the Federal Reserve rather than the Office of Thrift Supervision; and
 .  eliminate the federal savings association charter and the Office of Thrift
   Supervision.

  A bill that was passed by the House of Representatives in 1998 would subject unitary savings and loan holding companies to the activity restrictions generally applicable to multiple savings and loan holding companies. A grandfathering provision would allow existing unitary savings and loan holding companies to continue to engage in activities permitted to unitary savings and loan holding companies under existing law, and the grandfathering could be transferred to acquirers under certain circumstances. It is too early to tell whether legislation would result in the imposition on us of the capital requirements applicable to bank holding companies. We are also unable to predict whether legislation will be enacted or, given such uncertainty, determine the extent to which the legislation, if enacted, would affect our business. We are also unable to predict whether the Savings Association Insurance Fund and the Bank Insurance Fund will eventually be merged.

Federal Savings Bank Operations

  General. Matrix Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its chartering authority and primary regulator, and potentially by the Federal Deposit Insurance Corporation, which insures its deposits up to applicable limits. Such regulation and supervision:

 . establishes a comprehensive framework of activities in which Matrix Bank can engage;

 .  limits the types and amounts of investments permissible for Matrix Bank;

 .  limits the ability of Matrix Bank to extend credit to any given borrower;

 .  imposes specified liquidity requirements;

 . significantly limits the transactions in which Matrix Bank may engage with its affiliates;

 . requires Matrix Bank to meet a qualified thrift lender test that imposes a level of portfolio assets in which Matrix Bank must invest in qualified thrift investments, which include primarily residential mortgage loans and related investments;

 . places limitations on capital distributions by savings associations such as Matrix Bank, including cash dividends;

 . imposes assessments to the Office of Thrift Supervision to fund its operations;

 .  establishes a continuing and affirmative obligation, consistent with Matrix
   Bank's safe and sound operation, to help meet the credit needs of its community, including low and moderate income neighborhoods;

 . requires Matrix Bank to maintain certain noninterest-bearing reserves against its transaction accounts;

 . establishes various capital categories resulting in various levels of regulatory scrutiny applied to the institutions in a particular category; and

 .  establishes standards for safety and soundness.

  In addition, insured institutions with total assets of $500 million or more, such as Matrix Bank, beginning with 1999 fiscal year financial results, must submit annual audit reports prepared by independent auditors to federal and state regulators. Auditors must receive examination reports, supervisory agreements and reports of enforcement actions. In addition, an attestation by the auditor regarding the statements of management relating to the internal controls must be submitted to the Office of Thrift Supervision. The committees of such institutions must include members with experience in banking or financial management, must have access to outside counsel and must not include representatives of large customers. During 1998, Matrix Bank adopted revisions to its audit policy to comply with these requirements. The regulatory structure is designed primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities. Any change in these regulations, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material impact on Matrix Bank and its operations.

  Transactions with Affiliates. Under current federal law, Sections 23A and 23B of the Federal Reserve Act govern transactions between depository institutions and their affiliates. These provisions are made applicable to savings associations such as Matrix Bank by the Home Owners' Loan Act. In a holding company context, in general, the parent holding company of a savings association and any companies that are controlled by the parent holding company are affiliates of the savings association. In addition, any companies that are sponsored and advised on a controlled basis by a savings association or its affiliates and any investment companies to which a savings association or its affiliates act as investment advisors are deemed to be affiliates. Section 23A limits the extent to which the savings association or its subsidiaries may engage in certain transactions with its affiliates. These transactions include, among other things, the making of loans or other extensions of credit to an affiliate and the purchase of assets from an affiliate. Generally, these transactions between the savings association and any one affiliate cannot exceed 10% of the savings association's capital stock and surplus, and these transactions between the savings institution and all of its affiliates cannot, in the aggregate, exceed 20% of the savings institution's capital stock and surplus. Section 23A also establishes specific collateral requirements for loans or extensions of credit to an affiliate, and for guarantees or acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that transactions covered by Section 23A and a broad list of other specified transactions be on terms substantially the same, or no less favorable to the savings association or its subsidiary, as similar transactions with non-affiliates. In addition to the restrictions on transactions with affiliates that Sections 23A and 23B of the Federal Reserve Act impose on depository institutions, the regulations of the Office of Thrift Supervision also generally prohibit a savings association from purchasing or investing in securities issued by an affiliate. Matrix Bank engages in transactions with its affiliates, which are structured with the intent of complying with these regulations.

  Insurance of Accounts and Regulation by the Federal Deposit Insurance Corporation. Matrix Bank is a member of the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. The deposits of Matrix Bank are insured up to $100,000 per depositor by the Federal Deposit Insurance Corporation. This insurance is backed by the full faith and credit of the United States. As insurer, the Federal Deposit Insurance Corporation imposes deposit insurance assessments and is authorized to conduct examinations of and to require reporting by institutions insured by the Federal Deposit Insurance Corporation. It also may prohibit any Federal Deposit Insurance Corporation-insured institution from engaging in any activity the Federal Deposit Insurance Corporation determines by regulation or order to pose a serious risk to the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation also may initiate enforcement actions against savings associations and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 required the Federal Deposit Insurance Corporation to implement a risk-based deposit insurance assessment system. Pursuant to this requirement, the Federal Deposit Insurance Corporation has adopted a risk-based assessment system under which all depository associations insured by the Savings Association Insurance Fund are placed into one of nine categories and assessed based upon their level of capital and supervisory evaluation. Under this system, associations classified as well capitalized and considered healthy pay the lowest assessment while associations that are less than adequately capitalized and considered of substantial supervisory concern pay the highest assessment. In addition, under the Federal Deposit Insurance Corporation Improvement Act, the Federal Deposit Insurance Corporation may impose special assessments on Savings Association Insurance Fund members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the Federal Deposit Insurance Corporation. The Federal Deposit Insurance Corporation may increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the Savings Association Insurance Fund will be less than the designated reserve ratio of 1.25% of deposits insured by the Savings Association Insurance Fund.
In setting these increased assessments, the Federal Deposit Insurance Corporation must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the Federal Deposit Insurance Corporation. Matrix Bank's current assessment is .064% of deposits, which is the lowest rate.

  By contrast, financial institutions that are members of the Bank Insurance Fund, which has higher reserves, experienced lower deposit insurance assessments. The disparity in deposit insurance assessments between the Savings Association Insurance Fund and the Bank Insurance Fund members was exacerbated by the statutory requirement that both the Savings Association Insurance Fund and the Bank Insurance Fund funds be re-capitalized to a 1.25% reserved deposits ratio and that a portion of most thrift's deposit insurance assessments be used to service bonds issued by the Financial Corporation. The Bank Insurance Fund reached the required reserve ratio in 1995. As a result, financial institutions that have deposits insured by the Savings Association Insurance Fund were subject to a potential competitive disadvantage as compared to Bank Insurance Fund members.

  On September 30, 1996, the President signed legislation that provides for Bank Insurance Fund members to service a growing portion of the Financial Corporation bond payments. Until January 1, 2000, annual assessments of .013% of Bank Insurance Fund deposits and .064% of Savings Association Insurance Fund deposits will service the annual payments due on the Financial Corporation bonds. Accordingly, Matrix Bank's portion of the payment on the Financial Corporation bonds is .064% of the deposits. The legislation provided for subsequent full pro rata sharing of Financial Corporation bond payments by the Bank Insurance Fund and the Savings Association Insurance Fund institutions.

  The financing corporations created by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Competitive Equality Banking Act of 1987 are also empowered to assess premiums on savings associations to help fund the liquidation or sale of troubled associations. Such premiums cannot, however, exceed the amount of Savings Association Insurance Fund assessments and are paid in lieu thereof.

  Brokered Deposits. Under the Federal Deposit Insurance Corporation regulations governing brokered deposits, well capitalized associations are not subject to brokered deposit limitations, while adequately capitalized associations are subject to certain brokered deposit limitations and undercapitalized associations may not accept brokered deposits. Matrix Bank is considered to be a well capitalized association. Although Matrix Bank historically had not accepted brokered deposits, it began to do so in February 1998 to fund the desired growth of Matrix Bank. At March 31, 1999, Matrix Bank had $129.0 million of brokered deposits. In the event Matrix Bank is not permitted to accept brokered deposits in the future, it would have to find replacement sources of funding. It is possible that such alternatives, if available, would result in a higher cost of funds.

Matrix Bank's Capital Ratios

  Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to savings institutions that do not meet minimum capital requirements. For these purposes, the law establishes five categories:

 . well capitalized;
 . adequately capitalized;
 . undercapitalized;
 . significantly undercapitalized; and
 . critically undercapitalized.

  The Office of Thrift Supervision has adopted regulations to implement the prompt corrective action legislation. An institution is deemed to be:

 . "well capitalized" if it has a total risk-based capital ratio of 10% or greater and a leverage ratio of 5% or greater;

 . "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater and generally a leverage ratio of 4% or greater;

 . "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier I risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%;

 . "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%; and

 . "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

As of March 31, 1999, Matrix Bank was a "well capitalized" institution.

  "Undercapitalized" institutions must adhere to growth, capital distribution and dividend and other limitations and are required to submit a capital restoration plan. A savings institution's compliance with its capital restoration plan is required to be guaranteed by any company that controls the "undercapitalized" institution in an amount equal to the lesser of 5% of total assets when deemed "undercapitalized" or the amount necessary to achieve the status of "adequately capitalized." If an "undercapitalized" savings institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" banks must comply with one or more of a number of additional restrictions, including an order by the Office of Thrift Supervision to sell sufficient voting stock to become "adequately capitalized," requirements to reduce total assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restriction on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. "Critically undercapitalized" institutions must comply with additional sanctions, including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains this status.

  The following table indicates Matrix Bank's regulatory capital ratios at March 31, 1999:

                                                                                                              As of
                                                                                                          March 31, 1999
                                                                                          ------------------------------------------
                                                                                                 Core                     Risk-Based
                                                                                               Capital                     Capital
                                                                                          ---------------             --------------
                                                                                                     (Dollars in thousands)
Shareholder's equity/GAAP capital.....................................................    $        52,020             $      52,020
Additional capital items:
  General valuation allowances........................................................                 --                     3,232
                                                                                          ---------------             --------------
Regulatory capital as reported to the Office of Thrift Supervision....................             52,020                    55,252
Minimum capital requirement as reported to the Office of Thrift Supervision...........             33,090                    38,706
                                                                                          ---------------             --------------
Regulatory capital--excess............................................................    $        18,930             $      16,546
                                                                                          ===============             ==============
Capital ratios........................................................................               6.29%                    11.42%
Well capitalized requirement..........................................................               5.00%                    10.00%

Federal Home Loan Bank System and Federal Reserve Board

  Matrix Bank is a member of the Federal Home Loan Bank system, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member associations and administers the home financing credit function of savings associations. The Federal Home Loan Bank advances must be secured by specified types of collateral and may only be obtained for the purpose of providing funds for residential housing finance.
The Federal Home Loan Bank funds its operations primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank system. Matrix Bank, as a member of the Federal Home Loan Bank system, must acquire and hold shares of capital stock in its regional Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Matrix Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 1999 of $15.9 million.

  The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows:

 . for that portion of transaction accounts aggregating $46.5 million or less, which may be adjusted by the Federal Reserve Board, the reserve requirement is 3%; and

 . for accounts greater than $46.5 million, the reserve requirement is $1.395 million plus 10% of amounts over $46.5 million, which may be adjusted by the Federal Reserve Board between 8% and 14%, against that portion of total transaction accounts in excess of $46.5 million.

  At March 31, 1999, Matrix Bank had $7.3 million of reserves with the Federal Reserve System.

Mortgage Banking Operations

  The rules and regulations applicable to our mortgage banking operations establish underwriting guidelines that, among other things, include anti-discrimination provisions, require provisions for inspections, appraisals and credit reports on prospective borrowers and fix maximum loan amounts. Moreover, we are required annually to submit to the Department of Housing and Urban Development, Fannie Mae and Federal Home Loan Mortgage Corporation audited financial statements, and each regulatory entity maintains its own financial guidelines for determining net worth and eligibility requirements. Our operations are also subject to examination by the Department of Housing and Urban Development, Fannie Mae and Federal Home Loan Mortgage Corporation at any time to assure compliance with the applicable regulations, policies and procedures. Mortgage loan origination activities are subject to, among other laws, the Equal Credit Opportunity Act, the Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act of 1974, and the regulations promulgated under these laws that prohibit discrimination and require the disclosure of certain basic information to mortgagors concerning credit terms and settlement costs.

  Additionally, there are various state and local laws and regulations affecting our operations. We are licensed in those states in which we do business requiring such a license where the failure to be licensed would have a material adverse effect on us, our business, or our assets. Mortgage origination operations also may be subject to state usury statutes.

Regulation of Sterling Trust Company

  Sterling Trust provides custodial services and directed, non-discretionary trustee services. Sterling Trust was chartered under the laws of the State of Texas, and as a Texas trust company is subject to supervision, regulation and examination by the Texas Department of Banking. Under applicable law, a Texas trust company, such as Sterling Trust, is subject to virtually all provisions of the Texas Finance Code as if the trust company were a state chartered bank. The activities of a Texas trust company are limited by applicable law generally to acting as a trustee, executor, administrator, guardian or agent for the performance of any lawful act, and to lend and accumulate money when authorized under applicable law. In addition, a Texas trust company with capital of $1 million or more, such as Sterling Trust, has the power to:

 . purchase, sell, discount and negotiate notes, drafts, checks and other evidences of indebtedness;

 . purchase and sell securities;

 . issue subordinated debentures and capital notes with the written consent of the Texas Banking Commissioner; and

 .  exercise powers incidental to the enumerated powers described in the Texas
   Finance Code.

A Texas trust company, such as Sterling Trust, is generally prohibited from accepting demand or time deposits if not insured by the Federal Deposit Insurance Corporation.

  Limitation on Capital Distributions. The Texas Finance Code prohibits a Texas trust company from reducing its outstanding capital and restricted surplus through redemption or other capital distribution without the prior written approval of the Texas Banking Commissioner. The Texas Finance Code does not prohibit the declaration and payment of pro rata share dividends consistent with the Texas Business Corporation Act.

  Investments. A Texas trust company is generally obligated to maintain an amount equal to 40% of its capital and surplus in investments that are readily marketable and that can be converted into cash within four business days. So long as it complies with those requirements, a Texas trust company generally is permitted to invest its corporate assets in any investment permitted by law. However, unless otherwise permitted by the Texas Finance Code, a Texas trust company cannot invest an amount in excess of 15% of its capital and certified surplus in the securities of a single issuer without the prior written consent of the Texas Banking Commissioner.

  Branching. The Texas Finance Code permits a Texas trust company to establish and maintain branch offices at any location within the state if it first obtains written approval of the Texas Banking Commissioner.

  Transactions with Related Parties. The Texas Finance Code prohibits the sale or lease of an asset of a Texas trust company, or the purchase or lease of an asset by a Texas trust company, where the transaction involves an officer, director, principal shareholder or affiliate, unless the transaction is approved by a disinterested majority of the board of directors or the written approval of the Texas Banking Commissioner is first obtained.

  Enforcement. Under applicable provisions of the Texas Finance Code, the Texas Banking Commissioner has the power to issue enforcement actions against a Texas trust company or any officer, employee or director of a Texas trust company. In addition, in certain circumstances, the Texas Banking Commissioner may remove a present or former officer, director or employee of a Texas trust company from office or employment, and may prohibit a shareholder or other persons participating in the affairs of a Texas trust company from such participation. The Texas Banking Commissioner has the authority to assess civil penalties of up to $500 per day for violations of a cease and desist, removal or prohibition order.

  Capital Requirements. Applicable law requires a Texas trust company to have and maintain capital of at least $1 million. The Texas Banking Commissioner may require additional capital of a Texas trust company if the Texas Banking Commissioner determines it necessary to protect the safety and soundness of such company. Sterling Trust is in compliance with all capital requirements under Texas law.

                                   Properties

  We believe that all of our present facilities are adequate for our current needs and that additional space is available for future expansion on acceptable terms. The following table sets forth certain information concerning the material real estate that we own or lease:

                                                                                                            Monthly Rent
                                                                                                             of Mortgage
Location                Square Feet                  Owned/Leased                Occupant                      Payment
---------------------   -----------      ----------------------------------  --------------------------    -------------

Denver, CO                   14,000       Leased through December 31, 2002   Company, United                $185,000
                                                                             Financial, United
                                                                             Capital Markets
Denver, CO                    8,100       Leased through June 30, 2001       United Special                 $  8,400
                                                                             Services
Phoenix, AZ (1)              30,000       Owned                              Matrix Financial               $  7,814
Atlanta, GA                   4,129       Leased through April 30, 2001      Matrix Financial               $  6,366
Denver, CO                    9,549       Leased through June 30, 2002       Matrix Financial               $ 11,402
Las Vegas, NV                   225       Leased through September 30, 1999  Matrix Financial               $    565
Scottsdale, AZ                1,883       Leased through April 30, 2001      Matrix Financial               $  4,125
Las Cruces, NM               30,000  (2)  Owned                              Matrix Bank                         N/A
Las Cruces, NM                1,800       Owned                              Matrix Bank                         N/A
Sun City, AZ                  3,000       Owned                              Matrix Bank                         N/A
Evergreen, CO                 1,650       Leased through December 31, 1999   Matrix Bank                    $  3,000
Waco, TX                     11,300       Leased through June 30, 2001 (3)   Sterling Trust                 $ 13,553
Waco, TX                        928       Leased through June 30, 1999 (4)   Sterling Trust                 $  1,021
Arlington, TX                 1,446       Leased through April 30, 1999 (5)  First Matrix                   $  1,506
St. Louis, MO                 1,550       Leased through October 31, 2000    United Capital                 $  2,325
                                                                             Markets

_______________

(1) The Phoenix, Arizona, building is subject to third-party mortgage indebtedness. See Note 8 to the consolidated financial statements.
(2) Of this 30,000 square feet, approximately 17,800 square feet serve as the headquarters for Matrix Bank. Substantially all of the remaining space is rented to unaffiliated third parties at market values.
(3) The lease agreement provides for renewal options and allocation of certain expenses the lessee would reimburse over a specified amount during the life of the lease. Three officers of Sterling Trust and an officer of First Matrix own, in the aggregate, approximately 33% of the equity interest in the lessor.
(4) Management of Sterling Trust anticipates renewal of this lease at its expiration.
(5) Management of First Matrix anticipates renewal of this lease at its expiration for an additional one-year term at a slightly higher monthly payment.

                               Legal Proceedings

  United Financial is a defendant is a lawsuit entitled Douglas County Bank & Trust Co. v. United Financial, Inc. that was commenced on or about May 23, 1997 in the United States District Court for the District of Nebraska. In this lawsuit, the plaintiff-buyer alleged that United Financial, as broker for the seller, made false representations regarding the GNMA certification of certain mortgage pools, the servicing rights of which were offered for sale in a written offering. The plaintiff further alleged that it relied on United Financial's representations in purchasing the servicing rights from the seller. Trial was conducted in Omaha, Nebraska during the week of July 12, 1998. The jury returned a verdict in favor of United Financial on four counts and in favor of the plaintiff on one count, and awarded the plaintiff $75,000. On July 31,

1998, the plaintiff filed a motion requesting that the court render a verdict in place of the jury's verdict, or alternatively, that the court order a new trial. On November 6, 1998, the court denied the plaintiff's motion. The plaintiff has appealed the court's ruling, and no assurances can be given that an adverse judgment of a material amount will not ultimately be rendered or that any such judgment would not have a material adverse effect on our consolidated financial condition, results of operations or cash flows. United Financial is considering an appeal of the $75,000 award to the plaintiff.

  Matrix Bank has been named defendant in a lawsuit entitled Transamerica Mortgage Company v. Matrix Capital Bank that was commenced on or about February 7, 1999, in the District Court of the J-191st Judicial District, Dallas County, Texas. The plaintiff has alleged that Matrix Bank breached a representation and warranty given to the plaintiff by Matrix Bank under a purchase agreement by which Matrix Bank sold certain mortgage loans to the plaintiff. The action relates to approximately $700,000 in principal amount of mortgage loans, and the plaintiff has requested that Matrix Bank be required to repurchase the loans and/or pay an unspecified amount of money damages. Matrix Bank believes that it has defenses to this lawsuit. However, no assurances can be given that an adverse judgment will not ultimately be rendered or that any adverse judgment would not have a material adverse effect on our consolidated financial conditions, results of operations or cash flows.

  We and our subsidiaries are involved from time to time in routine litigation incidental to our business. However, other than described above, we believe that neither we nor any of our subsidiaries are parties to any material pending litigation that, if decided adversely to us or our subsidiaries, would have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

                                   MANAGEMENT

                                   Directors

  The following sets forth the name, age and certain biographical information of our directors:

     Guy A. Gibson, age 34, has served as the Chief Executive Officer and a director of Matrix Bancorp since its formation in June 1993. Mr. Gibson has served as Chairman of the Board of Matrix Financial since August 1990. Mr. Gibson was one of the original founders of Matrix Financial and acted as its Chief Executive Officer during 1990. Prior to his tenure with the Company, Mr. Gibson held the position of Account Executive with the investment banking firms of PaineWebber from 1987 to 1989 and Lincoln Financial Group, a Denver-based servicing brokerage firm, from 1989 to 1990.

     Richard V. Schmitz, age 36, has served as a director of Matrix Bancorp since its formation in June 1993 and was elected Chairman of the Board of Matrix Bancorp in February 1996. Mr. Schmitz was one of the original founders of United Financial, held the position of Chief Executive Officer of United Financial from 1990 until early 1997, and has been Chairman of the Board of United Financial since that time.

     D. Mark Spencer, age 39, served as Chairman of the Board of Matrix Bancorp from June 1993 until February 1996. Mr. Spencer has also served as an executive officer of the Company since June 1993. Mr. Spencer has served as Chairman of the Board of Matrix Bank since October 1993, and has served as director of Matrix Financial since August 1990. From 1985 through July 1990, Mr. Spencer served as Vice President of Secondary Marketing for Austin Federal Savings and Loan, an Austin, Texas savings and loan association.

     Thomas M. Piercy, age 34, has served in various managerial capacities at United Financial since October 1990, and currently serves as Managing Director of United Financial. Mr. Piercy has served as a director of Matrix Bancorp since June 1993. From 1986 to 1990, Mr. Piercy served as Managing Director of Lincoln Financial Group.

     David W. Kloos, age 37, has served as a Vice President and Chief Financial Officer of Matrix Bancorp since June 1993, and he has served as a director of Matrix Bancorp also since June 1993. Mr. Kloos was appointed as Senior Vice President of Matrix Bancorp in September 1996. Mr. Kloos has served as Executive Vice President and Chief Financial Officer of Matrix Bank since October 1993. From 1989 through 1993, Mr. Kloos served as Senior Vice President and Chief Financial Officer of Argo Federal Savings Bank, a Summit, Illinois federal savings bank. From 1985 to 1989, Mr. Kloos, a certified public accountant, was employed by KPMG Peat Marwick LLP.

     Stephen G. Skiba, age 44, a director of Matrix Bancorp since March 1996, is Director Equity Research, focusing on banks and thrifts, for ABN AMRO Inc., an investment banking firm in Chicago, Illinois. From November 1990 to June 1996, Mr. Skiba was Senior Vice President, Chief Financial Officer and Treasurer of N.S. Bancorp, Inc. in Chicago, Illinois. Prior to joining N.S. Bancorp, Inc., Mr. Skiba was an audit partner with KPMG Peat Marwick LLP.

     David A. Frank, age 51, was elected director of Matrix Bancorp in September 1996. Mr. Frank is a private investor and a consultant for financial services companies. He was President, Chief Executive Officer and founder of America's Mortgage Source, a mortgage company involved in the origination of residential mortgage loans and which operated from 1995 into 1998. From 1994 to 1995, Mr. Frank served as President and Chief Executive Officer of Chemical Residential Mortgage Corporation in Edison, New Jersey, and as a director of Chemical Bank, N.A. Chemical Residential Mortgage Corporation was the primary mortgage banking operation of Chemical Banking Corporation, now known as Chase Manhattan. Prior to joining Chemical Residential Mortgage Corporation, Mr. Frank served from 1989 to 1994 as President and Chief Operating Officer of Margaretten Financial Corporation, a publicly traded national mortgage banking company based in Perth Amboy, New Jersey. From 1977 to 1989, Mr. Frank held various positions with Primerica Corporation/American Can Company, now known as Citigroup, where he was primarily involved in mergers, acquisitions, capital market activities and in restructuring a manufacturing-based concern into a diversified financial services company.

     Peter G. Weinstock, age 37, has served as an advisory director to Matrix Bancorp since September 1996. In his capacity as advisory director, Mr. Weinstock is invited to attend meetings of the Board of Directors and to participate in its discussions. However, Mr. Weinstock is not entitled to vote in matters submitted for approval and is not involved in the administration or management of the Company. Mr. Weinstock is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation, where he has been employed for more than five years. Jenkens & Gilchrist, a Professional Corporation, from time to time serves as outside counsel to the Company.

                               Executive Officers

     The following sets forth the name, age, current position with the Company, and the principal occupation during the last five years of each executive officer of the Company. Information with respect to Messrs. Gibson, Schmitz, Spencer, Piercy and Kloos is set forth above under the caption "--Directors."

     George R. Bender, age 59, has been President and Chief Executive Officer of Matrix Financial since October 1998. Prior to joining Matrix Financial, from 1990 to 1997, Mr. Bender served as Executive Vice President in charge of mortgage banking operations for Bank United in Houston, Texas. From 1985 to 1990, Mr. Bender served as President and Chief Executive Officer of Centrust Mortgage Corporation. Mr. Bender has been in the mortgage banking business for more than 35 years, primarily serving during such time in various executive capacities for subsidiaries of financial institutions and Wall Street investment banking concerns.

     Thomas P. Cronin, age 53, joined the Company in March 1997 as Vice Chairman of Matrix Bancorp and Chief Executive Officer of United Financial. Prior to joining the Company, Mr. Cronin held various positions with MCA Financial Corporation, a Michigan-based financial services company, and its wholly owned subsidiary, MCA Mortgage Corporation. Mr. Cronin's most recent management position with MCA Financial Corporation was Vice Chairman. Mr. Cronin served as an outside director of MCA Financial Corporation after joining Matrix Bancorp and United Financial and until his resignation in January 1999. In February, 1999, MCA Financial Corporation and several of its affiliates, including MCA Mortgage Corporation, filed for reorganization under Chapter 11 of the bankruptcy code. The petition for reorganization was filed by a receiver for such entities, who was appointed in January, 1999. Mr. Cronin has over 30 years of experience in the mortgage banking industry and currently is the Legislative Vice Chairman and board member for the Mortgage Bankers Association of America.

     Gary Lenzo, age 48, has served as President and Chief Executive Officer and a director of Matrix Bank since October 1993. From 1987 to 1992, Mr. Lenzo served as Vice President of Austin Savings Association and Great Western Savings Bank, both Austin, Texas based savings associations. From 1984 to 1986, Mr. Lenzo served as Vice President of Unifirst American Mortgage Corporation, an Austin, Texas, mortgage company.

     T. Allen McConnell, age 32, joined the Company in October 1997 as Senior Vice President, Secretary and General Counsel. From September 1992 to October 1997, Mr. McConnell was an attorney with Jenkens & Gilchrist, a Professional Corporation, in Dallas, Texas, where his practice focused on corporate finance and mergers and acquisitions. Jenkens & Gilchrist, a Professional Corporation, from time to time serves as outside counsel for the Company.

     Paul E. Skretny, age 54, has served as Chief Executive Officer of Sterling Trust since May 1993 and as Chairman of the Board of First Matrix since March 1994. Prior to his association with Sterling Trust, Mr. Skretny was Senior Vice President of APS Securities Corporation and Masterson, Moreland, Sauer, Whisman Inc. from June 1988 to February 1993, providing investment services and assistance to individual and institutional investors. From May 1975 to April 1988, Mr. Skretny was employed by Jefferson Bancshares, Inc. and its subsidiaries serving as President and Chief Executive Officer from 1984 to 1988. From June 1964 to 1975, he was employed by the Manufacturers & Traders Trust Company and the Bank of Buffalo in various positions as Assistant Manager, Operations Officer, Assistant Vice President and Vice President of Branch Office Administration. Mr. Skretny holds professional certifications and licenses as a fully registered general securities representative, general securities principal and uniform securities agent.

                       Compensation of Executive Officers

  The Summary Compensation Table below provides certain summary information concerning compensation paid or accrued during 1996, 1997, and 1998 by the Company to or on behalf of the Chief Executive Officer and the four other highest paid executive officers of the Company whose salary and bonus for 1998 was in excess of $100,000:

                                                                   Annual                               Long-Term
                                                                Compensation(1)                         Compensation
                                              -----------------------------------------------------------------------------
                                                                                   Other Annual   Options/      All Other
         Name and Principal Positions            Year      Salary      Bonus       Compensation     SARs       Compensation
         ----------------------------          -------    --------    -------      ------------   ---------    ------------
Guy A. Gibson
 President, Chief Executive Officer and           1998    $250,000    $50,000       $    --           --         $33,500(3)(4)(7)
  Director of Matrix Bancorp; Chairman            1997     250,000         --            --           --           8,375(3)(4)
  of the Board of Matrix Financial                1996     250,000         --        47,514(2)        --           8,375(3)(4)

Richard V. Schmitz
 Chairman of the Board of Matrix Bancorp;         1998    $250,000    $50,000       $    --           --         $31,820(3)(4)(7)
 Chairman of the Board of United Financial        1997     257,211         --            --           --           8,525(3)(4)
                                                  1996     250,000         --            --           --           8,375(3)(4)

D. Mark Spencer
 Vice Chairman of Matrix                          1998    $250,000    $50,000       $    --           --         $34,920(3)(4)(7)
 Bancorp; Chairman of the Board of Matrix         1997     257,211         --            --           --           9,025(3)(4)
 Bank                                             1996     250,000         --            --           --           8,375(3)(4)

Thomas M. Piercy
 Director of Matrix Bancorp                       1998    $250,000    $    --       $    --           --         $    --
 Managing Director of United Financial            1997     280,631         --            --           --             373(6)
                                                  1996     293,626         --            --           --           2,375(4)

 Thomas P. Cronin
  Vice Chairman of Matrix Bancorp;                1998    $250,000    $20,000       $    --           --         $ 2,500(4)
  Chief Executive Officer of United               1997     208,333         --            --       25,000(5)           --
  Financial                                       1996          --         --            --           --              --

___________

(1) Annual compensation does not include the cost to us of benefits certain executive officers receive in addition to salary and cash bonuses. The aggregate amounts of such personal benefits, however, did not exceed the lesser of either $50,000 or 10% of the total annual compensation of such executive officer. The bonus amount reflected for each such person for 1998 was actually paid in 1999.
(2) Amount specified represents payments made to Mr. Gibson during the year shown in respect of Mr. Gibson's accrued tax liability during prior periods in which we operated as an "s" corporation.
(3) Of this amount, $6,000 represents directors fees paid by Matrix Bank for such person's service on that entity's board of directors for each of 1995, 1996 and 1997, except that such amount for 1997 is only $5,500 for Mr. Schmitz.

(4) Of this amount, $2,375, $2,375, and $2,500, respectively, represents our contribution to such person's account maintained under the 401(k) savings plan during 1996, 1997 and 1998, respectively.
(5) The exercise price for these options is $13.75. These options become exercisable ratably over five years, with the first 20% exercisable as of March 3, 1998.
(6) Represents our contribution to Mr. Piercy's account maintained under the 401(k) savings plan during 1997.
(7) Represents premiums we paid for life insurance policies owned by and payable to the family of each executive officer. Annual premiums paid in 1998 were $25,000 for Mr. Gibson, $23,320 for Mr. Schmitz, and $26,420 for Mr. Spencer.

                               Stock Option Plan

  In September 1996, our board of directors and shareholders adopted the 1996 Stock Option Plan, which amended and restated our stock option plan adopted in 1995. Our 1996 Stock Option Plan has authorized the grant of options to substantially all of our full-time employees and directors for up to 525,000 shares of our common stock. All options granted have ten year terms and vest based on the determination by our compensation committee.

  The 1996 Stock Option Plan authorized the granting of incentive stock options and nonqualified stock options to purchase common stock to eligible persons. The 1996 Stock Option Plan is currently administered by the compensation committee of the board of directors. The 1996 Stock Option Plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of a declaration of a stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of common stock.

  No incentive option may be granted with an exercise price per share less than the fair market value of the common stock at the date of grant. The nonqualified options may be granted with any exercise price determined by the compensation committee. The expiration date of an option is determined by the administrator at the time of the grant, but in no event may an option be exercisable after the expiration of ten years from the date of grant of the option.

  The 1996 Stock Option Plan further provides that in most instances an option must be exercised by the optionee within 30 days after the termination of the optionee's employment with the Company if and to the extent such option was exercisable on the date of such termination.

                          Employee Stock Purchase Plan

  In September 1996, our board of directors and shareholders adopted the Matrix Bancorp, Inc. Employee Stock Purchase Plan and reserved 125,000 shares of common stock for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan became effective upon consummation of our initial public offering. The price at which the Employee Stock Purchase Plan shares are sold is 85 percent of the lower of the fair market value per share of common stock on the enrollment or the purchase date.

                              Exercises of Options

   The following table sets forth information with respect to the executive officers identified in the prior table concerning the exercise of options during fiscal 1998, and unexercised options held as of December 31, 1998. No options were exercised by these executive officers during 1998.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values





                                                                            Value of
                                                           Number of        Unexercised
                              Number of                    Unexercised      in-the-money
                              Shares                       options          options
                              Acquired                     at FY-end:       at FY-end:
                              on                           Exercisable/     Exercisable/
           Name               Exercise    Value Realized   Unexercisable    Unexercisable(1)
---------------------------  ----------   --------------   -------------    ----------------

Guy A. Gibson..............     --              --                 --/--        $ --/--

Richard V. Schmitz.........     --              --                 --/--          --/--

D. Mark Spencer............     --              --                 --/--          --/--

Thomas M. Piercy...........     --              --                 --/--          --/--

Thomas P. Cronin...........     --              --          5,000/20,000          --/--

___________
(1) Values are stated based upon the closing price of $13.50 per share of the common stock on the Nasdaq National Market on December 31, 1998, the last trading day of our fiscal year.

                             Director Compensation

  We pay each of our nonemployee directors a $3,750 quarterly retainer and a fee of $1,000 for each meeting of our board of directors that he attends, or $250 if such director's attendance is via teleconference. We also reimburse each director for ordinary and necessary travel expenses related to such director's attendance at board of directors and committee meetings. Nonemployee directors are also eligible for stock option grants under the 1996 Stock Option Plan.

  Each of our advisory directors is paid a $2,500 quarterly retainer and a fee of $1,000 for each meeting of our board of directors that he attends, or $250 if such advisory director's attendance is via teleconference. We also reimburse each advisory director for ordinary and necessary travel expenses related to such advisory director's attendance at board of directors meetings. Advisory directors are also eligible for stock option grants under the 1996 Stock Option Plan.

          Compensation Committee Interlocks and Insider Participation

   There are no reportable compensation committee interlocks or insider participation matters.

                 Certain Relationships and Related Transactions

  On December 31, 1998, we renewed a loan originally made to Mr. Spencer, our Vice Chairman of the Board and a shareholder, in December 1994 in the amount of approximately $80,000. The loan to Mr. Spencer accrues interest at the prime rate, is unsecured, and the entire principal and all accrued interest is due and payable in one lump sum on December 30, 1999. We have the option of extending the maturity of such loan to Mr. Spencer in annual increments.

  On September 9, 1998, we made a loan to Mr. Piercy, Managing Director of United Financial and one of our directors, in original principal amount of $85,000. Subsequent to year end, this loan to Mr. Piercy was cancelled. Prior to cancellation, the loan to Mr. Piercy accrued interest at the prime rate, was unsecured, and the entire principal and all accrued interest was due and payable in one lump sum on September 8, 1999.

   In 1997, Matrix Financial loaned Mr. McConnell $320,000 to finance the purchase of his principal residence in Denver, Colorado. During 1998, Matrix Financial refinanced Mr. McConnell's mortgage loan in the amount of approximately $320,000. Mr. McConnell is our Senior Vice President, Secretary and General Counsel. Both mortgage loans were made in the ordinary course of business of Matrix Financial, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. We subsequently sold both mortgage loans to an unaffiliated third-party investor at a fair market value. In addition, in connection with his relocation to Denver, we made Mr. McConnell a $40,000 unsecured loan for an approximate one-week period during December, 1997, which was repaid in full, with interest at the prime rate, as published in the Wall Street Journal, upon the sale by Mr. McConnell of his residence in Dallas.

  Sterling Trust occupies approximately 11,300 square feet in Waco, Texas under a lease agreement that is in place until June 30, 2001, at a monthly rental payment of $13,553. The lease agreement provides for renewal options and allocation of certain expenses the lessee would reimburse over a specified amount during the life of the lease. Mr. Skretny, President of Sterling Trust and one of our executive officers, owns approximately 12.5% of the equity interests of the lessor of such office space.

  In October, 1995, we loaned $750,000 to Matrix Diversified, Inc., a company in which Messrs., Gibson, Schmitz, Piercy, Spencer and Kloos, each of whom is one of our executive officers, and Mr. Robert Fowles, an officer of United Financial, own all of the outstanding capital stock, in order to enable Matrix Diversified to purchase the assets of an unaffiliated business. That business was sold to an unaffiliated third party after the end of 1997. The loan was paid in full upon the sale. The loan accrued interest at 13% per annum and was secured by a secondary lien on the assets of Matrix Diversified. In addition, until such sale, we leased approximately 7,400 square feet in our Phoenix office building to such business at a base rental of approximately $8,500 per month. The office space is now utilized by Matrix Financial.

Principal Shareholders and Stock Ownership of Management of Matrix Bancorp, Inc.

  The following table shows information regarding the beneficial ownership of our common stock as of April 9, 1999, by (i) each person whom we know to own beneficially five percent or more of our common stock; (ii) each of our directors and advisory directors; (iii) each of our executive officers named in the summary compensation table; and (iv) all of our directors, advisory directors and executive officers as a group. Unless otherwise indicated, the address of each person listed below is 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204.

                                                        Shares Beneficially
                                                             Owned (1)
                                                     ------------------------                    Percent
                      Name                                     Number                           of Class
------------------------------------------------     ------------------------                ------------
Guy A. Gibson                                                       1,149,875                        17.1%

Richard V. Schmitz                                                  1,151,375                        17.1

D. Mark Spencer                                                     1,147,876                        17.1

Thomas M. Piercy                                                      236,375                         3.5

David W. Kloos                                                        156,498        (2)              2.3

Thomas P. Cronin                                                       13,089        (2)                *

Stephen G. Skiba                                                       16,000        (2)                *

David A. Frank                                                         11,000        (2)                *

Peter G. Weinstock                                                      8,500        (2)                *

U.S. Bancorp                                                          658,413        (3)              9.8
 601 2nd Ave. South
 Minneapolis, MN 55402-4302

Fleet Financial Group, Inc.                                           366,900        (4)              5.5
 One Federal Street
 Boston, MA 02211

Financial Stocks, Inc.                                                424,300        (5)              6.3
 507 Carew Tower
 441 Vine Street
 Cincinnati, Ohio  45202

All directors, advisory directors and executive                     3,958,628        (2)             58.3
 officers as a group (13 persons)

___________
* Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.
(2) Includes options that are currently exercisable, or become exercisable within 60 days of April 9, 1999, to purchase from us the number of shares of common stock indicated for the following persons: David W. Kloos, 14,000; Thomas P. Cronin,10,000; Stephen G. Skiba, 6,000; David A. Frank, 6,000; Peter G. Weinstock, 6,000; and all directors, advisory directors and executive officers as a group, 68,000. Under the terms of the Employee Stock Purchase Plan, participants are issued fractional shares to the extent the money in their account is not evenly divisible into a whole number of shares on the purchase date. For ease of presentation, the number of shares of common stock outstanding and the number of shares of common stock beneficially owned by the persons described in this prospectus have been rounded to the nearest whole share.
(3) Based on a Schedule 13G filed by U.S. Bancorp on February 11, 1999. The
    Schedule 13G discloses that U.S. Bancorp has sole power to vote or direct the vote of no shares and the sole power to dispose or direct the disposition of 658,413 shares. These shares are pledged securities.
(4) Based on a Schedule 13G filed by Fleet Financial Group, Inc. on February 12, 1999. The Schedule 13G discloses that Fleet Financial Group, Inc. has sole power to vote or direct the vote of 279,200 shares and sole power to dispose or direct the disposition of 366,900 shares.
(5) Based on a Schedule 13D filed by the Financial Stocks, Inc. on March 31, 1998. The Schedule 13D disclosed that Financial Stocks, Inc. has sole voting power over 401,346 shares of common stock, shared voting power over 22,954 shares of common stock, sole dispositive power over 401,346 shares of common stock and shared dispositive power over 22,954 shares of common stock.

                         Matrix Bancorp Capital Trust I

     Capital Trust is a statutory business trust formed under Delaware law pursuant to:

 .    a trust agreement, dated as of May 26, 1999, executed by us, as depositor, and the trustees of Capital Trust; and
 .    a certificate of trust filed with the Secretary of State of the State of
     Delaware on May 26, 1999.

     The initial trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The trust agreement will be qualified as an indenture under the Trust Indenture Act. Capital Trust will issue all of the preferred securities to purchasers in the offering described in this Prospectus. We will acquire all of the common securities, which will represent an aggregate liquidation amount equal to at least 3% of the total capital of Capital Trust. The common securities will be equal in right to payments with the preferred securities, except that upon the occurrence and during the continuance of an event of default under the trust agreement resulting from a debenture event of default, our rights as holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to your right to payments as a holder of the preferred securities. See "Description of the Preferred Securities - Subordination of Common Securities."

     Capital Trust exists for the exclusive purposes of:

 .    issuing the preferred securities and common securities representing undivided beneficial interests in its assets,
 .    investing the gross proceeds of the preferred securities and the common securities in the junior subordinated debentures issued by us, and
 .    engaging activities incidental to the activities described above.

     The junior subordinated debentures and payments on the junior subordinated debentures will be the only assets of Capital Trust and payments under the junior subordinated debentures will be the only revenue of the Capital Trust. Capital Trust has a term of 55 years, but may dissolve earlier as provided in the trust agreement. The principal executive office of Capital Trust is c/o Matrix Bancorp, Inc., 1380 Lawrence Street, Suite 1400, Denver, Colorado 80204, and its telephone number is (303) 595-9898.

     The number of trustees will, pursuant to the trust agreement, initially be five. Three of the trustees will be our employees, officers or affiliates. The fourth trustee, the property trustee, will be a financial institution that is not our affiliate. This fourth trustee will serve as institutional trustee under the trust agreement and as indenture trustee for purposes of compliance with the Trust Indenture Act. State Street Bank and Trust Company, a state chartered trust company organized under the laws of the Commonwealth of Massachusetts, will be the property trustee until we decide to remove or replace it. For purposes of compliance with the provisions of the Trust Indenture Act, State Street Bank and Trust Company will also act as trustee under the Guarantee and as debenture trustee under the indenture. The fifth trustee, the Delaware trustee, will be an entity that maintains its principal place of business in the State of Delaware. Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee.

     The property trustee will hold title to the junior subordinated debentures for the benefit of the holders of the preferred securities and the common securities and in such capacity will have the power to exercise all rights, powers and privileges under the indenture. The property trustee will also maintain exclusive control of a segregated non interest-bearing bank account, the property account, to hold all payments made under the junior subordinated debentures for the benefit of the holders of the preferred securities and the common securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the preferred securities and the common securities out of funds from the property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We, as the holder of all the common securities, will have the right to appoint, remove or replace any trustee and to increase or decrease the number of trustees. We will pay all fees and expenses related to Capital Trust and the offering of the preferred securities and the common securities.

     Your rights as a holder of the preferred securities, including economic rights, rights to information and voting rights, are set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. See "Description of the Preferred Securities."

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
                            OF MATRIX BANCORP, INC.

  The following selected financial data and operating information of Matrix Bancorp, Inc. should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," each of which is included elsewhere in this prospectus. In February 1997, we completed our acquisition of The Vintage Group in a transaction accounted for as a pooling of interests. As a result of the pooling, our historical financial and other information has been restated to include the financial and other information of The Vintage Group.

                                                                                    As of and for the
                                                                                 Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                        1994            1995             1996            1997             1998
                                                    ------------     -----------      -----------     -----------      ---------
                                                                      (Dollars in thousands, except per share data)
Statement of Income Data
Net interest income before provision for loan
   and valuation losses..........................   $     4,004      $     3,592      $     6,059     $    13,888      $    24,190
Provision for loan and valuation losses..........           216              401              143             874            4,607
                                                    -----------      -----------      -----------     -----------      -----------
Net interest income after provision for loan
   and valuation losses..........................         3,788            3,191            5,916          13,014           19,583
                                                    -----------      -----------      -----------     -----------      -----------
Non interest income:
   Loan administration...........................         6,926            7,749            8,827          16,007           17,411
   Brokerage.....................................         4,017            4,787            4,364           3,921            7,054
   Trust services................................         2,488            2,869            3,061           3,561            4,169
   Gain on sale of loans and mortgage-backed
    securities...................................         1,590            3,039            3,121           2,441            3,108
   Gain on sale of mortgage servicing rights.....           684            1,164            3,232           3,365              803
   Loan origination (1)..........................         1,294            2,302            1,809           4,694            5,677
   Other.........................................           940            1,744            2,173           4,040            8,523
                                                    -----------      -----------      -----------     -----------      -----------
      Total non interest income..................        17,939           23,654           26,587          38,029           46,745
Non interest expense.............................        16,593           20,453           26,655          37,746           52,939
                                                    -----------      -----------      -----------     -----------      -----------
Income before income taxes.......................         5,134            6,392            5,848          13,297           13,389
Income taxes.....................................         2,014            2,469            2,278           5,159            4,876
                                                    -----------      -----------      -----------     -----------      -----------
Net income.......................................   $     3,120      $     3,923      $     3,570(2)  $     8,138      $     8,513
                                                    ===========      ===========      ===========     ===========      ===========
Net income per share assuming dilution (3).......   $      0.69      $      0.83      $      0.68     $      1.20             1.24
Weighted average common shares assuming dilution.     4,529,593        4,707,221        5,077,321       6,781,808        6,881,890
Cash dividends (4)...............................   $        --      $        --      $       201     $        --      $        --

Balance Sheet Data
Total assets.....................................   $   113,597      $   186,313      $   274,559     $   606,745      $ 1,012,640
Total loans, net.................................        89,340          146,665          212,361         511,372          848,448
Mortgage servicing rights, net...................         6,183           13,817           23,680          36,440           58,147
Deposits (5)(6)..................................        41,910           48,877           90,179         224,982          490,516
Custodial escrow balances........................        24,687           27,011           37,881          53,760           96,824
FHLB borrowings..................................        14,600           19,000           51,250         171,943          168,000
Borrowed money...................................        18,438           65,093           42,431          89,909          178,789
Total shareholders' equity.......................         6,662           10,686           32,270          40,610           49,354

Operating Ratios and Other Selected Data
Return on average assets (7).....................          3.13%            2.59%            1.69%           1.78%            1.02%
Return on average equity (7).....................         57.06            47.62            24.30           22.71            18.92
Average equity to average assets (7).............          5.49             5.44             6.97            7.86             5.41
Net interest margin (7)(8).......................          4.64             2.84             3.45            3.70             3.37
Operating efficiency ratio (9)...................         70.22            68.40            74.20           60.14            59.74
Total amount of loans purchased..................   $    80,048      $    91,774      $   159,015     $   493,693      $   678,150
Balance of owned servicing portfolio (end of
 period).........................................   $ 1,041,785      $ 1,596,385      $ 2,505,036     $ 3,348,062      $ 5,357,729
Trust assets under administration (end of period)   $   750,186      $   952,528      $ 1,162,231     $ 1,437,478      $ 2,089,562
Wholesale loan origination volume................   $   183,130      $   388,937      $   583,279     $   402,984      $   574,963

Ratio of Earnings to Fixed Charges (10)
  Including interest on deposits.................          2.58x            1.86x            1.54x           1.71x            1.36x
  Excluding interest on deposits.................          3.91x            2.22x            1.84x           2.30x            1.64x

Loan Performance Ratios and Data
Allowance for loan and valuation losses..........   $       728      $       943      $     1,039     $     1,756      $     3,710
Non-performing loans and leases (11).............         3,314            5,538            3,903           4,990           13,209
Non performing loans and leases/total loans (11).          3.68%            3.75%            1.83%           0.97%            1.55%
Non performing assets/total assets (11)..........          3.40             3.42             1.89            1.03             1.39
Net loan charge-offs/average loans (7)...........          0.03             0.15             0.03            0.04             0.38
Allowance for loan and valuation losses/
    total loans..................................          0.81             0.64             0.49            0.34             0.44
Allowance for loan and valuation losses/
    non performing loans.........................         21.97            17.03            26.62           35.19            28.09

                                                                As of and for the
                                                          Three Months Ended March  31,
                                                 --------------------------------------------
                                                         1998                        1999
                                                 ------------------            --------------
                                                         (Dollars in thousands, except
                                                                per share data)
Statement of Income Data
Net interest income before provision for loan
   and valuation losses..........................     $       4,433            $        7,228
Provision for loan and valuation losses..........               450                       675
                                                      -------------            --------------
Net interest income after provision for loan
   and valuation losses..........................             3,983                     6,553
                                                      -------------            --------------
Non interest income:
   Loan administration...........................             3,743                     5,293
   Brokerage.....................................             1,672                     1,672
   Trust services................................             1,001                     1,279
   Gain on sale of loans and mortgage-backed
    securities...................................             1,062                       532
   Gain on sale of mortgage servicing rights.....               837                        --
   Loan origination (1)..........................             1,482                     1,954
   Other.........................................             1,122                     3,476
                                                      -------------            --------------
      Total non interest income..................            10,919                    14,206
Non interest expense.............................            11,378                    16,859
                                                      -------------            --------------
Income before income taxes.......................             3,524                     3,900
Income taxes.....................................             1,339                     1,395
                                                      -------------            --------------
Net income.......................................     $       2,185            $        2,505
                                                      =============            ==============
Net income per share assuming dilution (3).......     $        0.33            $         0.37
Weighted average common shares assuming dilution.         6,841,679                 6,848,571
Cash dividends (4)...............................     $          --            $           --

Balance Sheet Data
Total assets.....................................     $     698,517            $      996,519
Total loans, net.................................           573,586                   803,002
Mortgage servicing rights, net...................            48,845                    67,437
Deposits (5)(6)..................................           316,303                   543,954
Custodial escrow balances........................            75,687                    98,266
FHLB borrowings..................................           104,000                   113,000
Borrowed money...................................           125,607                   169,849
Total shareholders' equity.......................            42,797                    51,869

Operating Ratios and Other Selected Data
Return on average assets (7).....................              1.35%                     1.00%
Return on average equity (7).....................             21.22                     19.83
Average equity to average assets (7).............              6.35                      4.97
Net interest margin (7)(8).......................              3.14                      3.34
Operating efficiency ratio (9)...................             63.73                     56.61
Total amount of loans purchased..................     $     110,674            $       25,016
Balance of owned servicing portfolio (end of
 period).........................................     $   4,325,559            $    6,196,744
Trust assets under administration (end of period)     $   1,555,486            $    2,228,682
Wholesale loan origination volume................     $     151,330            $      134,766

Ratio of Earnings to Fixed Charges (10)
  Including interest on deposits.................              1.29x                     1.24x
  Excluding interest on deposits.................              1.48x                     1.47x

Loan Performance Ratios and Data
Allowance for loan and valuation losses..........     $       2,021            $        4,182
Non-performing loans and leases (11).............             6,492                    15,475
Non performing loans and leases/total loans (11).              1.13%                     1.92%
Non performing assets/total assets (11)..........              1.09                      1.73
Net loan charge-offs/average loans (7)...........              0.03                      0.02
Allowance for loan and valuation losses/
    total loans..................................              0.35                      0.52
Allowance for loan and valuation losses/
    non performing loans.........................             31.12                     27.02

______
(1) On January 1, 1995, we adopted FAS 122, which was superceded by FAS 125. Since FAS 122 prohibited retroactive application, the historical accounting results for 1995, 1996, 1997, 1998 and 1999 are not directly comparable to the results for prior periods.

(2) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Results of Operations for Fiscal Years 1997 and 1996--Loan Origination Income" for a discussion of the impact on net income of a secondary marketing loss incurred in March 1996.
(3) Net income per common share assuming dilution is based on the weighted average number of common shares outstanding during each period and the dilutive effect, if any, of stock options and warrants outstanding. There are no other dilutive securities.
(4) Represents dividends paid by The Vintage Group prior to its acquisition by us.
(5) Following our acquisition of The Vintage Group in February 1997, Sterling Trust moved approximately $80.0 million of fiduciary deposits from a third party institution to Matrix Bank.
(6) Beginning in February 1998, Matrix Bank began accepting brokered deposits. At March 31, 1998, the total balance of brokered deposits was $80.6 million. At December 31, 1998, the total balance of brokered deposits was $148.7 million. At March 31, 1999, the total balance of brokered deposits was $129.0 million.
(7) Calculations are based on average daily balances where available and monthly averages otherwise.
(8) Net interest margin has been calculated by dividing net interest income before loan and valuation loss provision by average interest-earning assets.
(9) The operating efficiency ratio has been calculated by dividing non-interest expense excluding amortization of mortgage servicing rights by operating income. Operating income is equal to net interest income before provision for loan and valuation losses plus non-interest income.
(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.
(11) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Asset and Liability Management--Non-performing Assets" for a discussion of the impact of certain bulk purchases of mortgage loan portfolios on the level of non-performing loans and the effect of repurchasing sub-prime automobile loans.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following management's discussion and analysis of financial condition and results of operations in conjunction with the preceding "Selected Consolidated Financial and Operating Information of Matrix Bancorp, Inc." Additionally, our consolidated financial statements and the notes thereto, as well as other data included in this prospectus, should be read and analyzed in combination with the analysis below.

                                    General


  Matrix Bancorp was formed in June 1993 when the founding shareholders of Matrix Financial and United Financial, two of our subsidiaries, exchanged all of their outstanding capital stock for shares of our stock in a series of transactions that were each accounted for as a pooling of interests. In September 1993, we acquired Dona Ana Savings and Loan Association, FSB, which was subsequently renamed Matrix Capital Bank. The acquisition was accounted for using the purchase method of accounting. We formed United Special Services in June 1995 and United Capital Markets in December 1996. In February 1997, we acquired The Vintage Group in a pooling of interests and, accordingly, no goodwill was recorded and our consolidated financial statements for the prior periods have been restated.

  The principal components of our revenues consist primarily of:

 .  net interest income recorded by Matrix Bank and Matrix Financial;
 .  loan administration fees generated by Matrix Financial;
 .  brokerage, consulting and disposition services fees realized by United
   Financial, United Capital Markets and United Special Services, respectively; . loan origination fees and gains on sales of mortgage loans and mortgage servicing rights generated by Matrix Bank and Matrix Financial; and, . trust service fees generated by Sterling Trust.

  Our results of operations are influenced by changes in interest rates and the effect of these changes on our interest spreads, the volume of loan originations, mortgage loan prepayments and the value of mortgage servicing portfolios.

 Comparison of Results of Operations for the Quarters Ended March 31, 1999 and
                                      1998


Net Income; Return on Average Equity

  Net income increased $320,000, or 14.6%, to $2.5 million, or $.37 per share, for the quarter ended March 31, 1999 as compared to $2.2 million, or $.32 per share, for the quarter ended March 31, 1998. Return on average equity decreased to 19.8% for the quarter ended March 31, 1999 as compared to 21.2% for the quarter ended March 31, 1998.

Net Interest Income

  Net interest income before provision for loan and valuation losses increased $2.8 million, or 63.1%, to $7.2 million for the quarter ended March 31, 1999 as compared to $4.4 million for the quarter ended March 31, 1998. Our net interest margin increased 20 basis points to 3.34% for the quarter ended March 31, 1999 from 3.14% for the quarter ended March 31, 1998 and our interest rate spread increased to 3.13% for the quarter ended March 31, 1999 from 2.71% for the quarter ended March 31, 1998. The increases in net interest income before provision for loan and valuation losses, net interest margin and interest rate spread for the first quarter of 1999 were attributable to the following:

 . a 54.5% increase in our average loan balance to $833.5 million for the quarter ended March 31, 1999 from $539.4 million for the quarter ended March 31, 1998, and

 . a decrease in the cost of interest-bearing liabilities to 5.00% for the quarter ended March 31, 1999 as compared to 5.49% for the quarter ended March 31, 1998.

  The above were offset by:

 . a 59.3% increase in average interest-bearing liabilities to $830.2 million for the quarter ended March 31, 1999 as compared to $521.2 million for the quarter ended March 31, 1998, and

 . a decrease in our yield on interest-earning assets to 8.13% from 8.20% for the quarters ended March 31, 1999 and 1998, respectively.

The decrease in the cost of interest-bearing liabilities was primarily driven by decreases in the rates paid for Federal Home Loan Bank borrowings and certificates of deposit, including brokered certificates of deposit. For a tabular presentation of the changes in net interest income due to changes in the volume of interest-earning assets and interest-bearing liabilities, as well as changes in interest rates, see "--Analysis of Changes in Net Interest Income Due to Changes in Interest Rates and Volumes."

Provision for Loan and Valuation Losses

  The provision for loan and valuation losses increased $225,000 to $675,000 for the quarter ended March 31, 1999 as compared to $450,000 for the quarter ended March 31, 1998. This increase was primarily attributable to the increase in the balance of loans receivable, which increased to $803.0 million at March 31, 1999 as compared to $573.6 million at March 31, 1998. For a discussion of our allowance for loan losses as it relates to nonperforming assets, see "--Asset Quality--Nonperforming Assets."

Loan Administration

  Loan administration income represents service fees earned from servicing loans for various investors, which are based on a contractual percentage of the outstanding principal balance plus late fees and other ancillary charges. Loan administration fees increased $1.6 million, or 41.4%, to $5.3 million for the quarter ended March 31, 1999 as compared to $3.7 million for the quarter ended March 31, 1998. Loan administration fees are affected by factors that include the size of our residential mortgage loan servicing portfolio, the servicing spread, the timing of payment collections and the amount of ancillary fees received. The mortgage loan servicing portfolio increased to an average balance of $4.9 billion for the quarter ended March 31, 1999 as compared to $3.5 billion for the quarter ended March 31, 1998. This increase was offset by a reduction in the average service fee rate (including all ancillary income) to 0.43% for the first quarter of 1999 as compared to 0.45% for the first quarter of 1998.

Brokerage Fees

  Brokerage fees represent income earned from brokerage and consulting services performed pertaining to mortgage servicing rights. Brokerage fees were identical for the quarters ended March 31, 1999 and 1998, which was the result of comparable balances of residential mortgage servicing portfolios brokered by United Financial. Mortgage servicing rights brokered, in terms of aggregate unpaid principal balances on the underlying loans, were $13.8 billion and $14.5 billion for the quarters ended March 31, 1999 and 1998, respectively. Due to current market conditions for mortgage servicing rights, we are unable to predict whether United Financial will continue to broker the volume of mortgage servicing rights that it did in the first quarter of 1999 and other recent quarters.

Trust Services

  Trust service fees increased $278,000, or 27.8%, to $1.3 million for the quarter ended March 31, 1999 as compared to $1.0 million for the quarter ended March 31, 1998. This increase is associated with the growth in the number of trust accounts under administration at Sterling Trust, which increased to 37,360 at March 31, 1999 from 30,193 at March 31, 1998 and the increase in the total assets under administration, which increased to over $2.2 billion at March 31, 1999 from approximately $1.5 billion at March 31, 1998.

Gain on Sale of Loans

  Gain on the sale of loans decreased $530,000 to $532,000 for the quarter ended March 31, 1999 as compared to $1.1 million for the quarter ended March 31, 1998. This decrease resulted from the sale of only $39.5 million loans during the quarter ended March 31, 1999 as compared to the sale of $63.5 million loans during the quarter ended March 31, 1998. Gain on the sale of loans can fluctuate significantly from quarter to quarter and year to year based on a variety of factors, such as the current interest rate environment, the supply of loan portfolios in the market, the mix of loan portfolios available, the type of loan portfolios we purchase and the particular loan portfolios we elect to sell.

Gain on Sale of Mortgage Servicing Rights

  Gain on the sale of mortgage servicing rights decreased $837,000 because we did not sell any mortgage servicing rights during the quarter ended March 31, 1999. Gains from the sale of mortgage servicing rights can fluctuate significantly from quarter to quarter and year to year based on the market value of our servicing portfolio, the particular servicing portfolios we elect to sell and the availability of similar portfolios in the market. Due to our position in and knowledge of the market, we will at times pursue opportunistic sales of mortgage servicing rights.

Loan Origination

  Loan origination income includes all mortgage loans fees, secondary marketing activity on new loan originations and servicing release premiums on new originations sold, net of origination costs. Loan origination income increased $472,000, or 31.8%, to $2.0 million for the quarter ended March 31, 1999 as compared to $1.5 million for the quarter ended March 31, 1998. The increase in loan origination income resulted from differences in the pricing and mix of loans originated, which offset the $16.6 million decrease in wholesale residential mortgage loan production.

Other Income

  Other income increased $2.4 million, or 209.8%, to $3.5 million for the quarter ended March 31, 1999 as compared to $1.1 million for the quarter ended March 31, 1998. The increase in other income was primarily due to increased consulting income earned by United Capital

Markets ($960,000 for the quarter ended March 31, 1999 as compared to $307,000 for the quarter ended March 31, 1998), increased service fee income earned by United Special Services ($784,000 for the quarter ended March 31, 1999 as compared to $321,000 for the quarter ended March 31, 1998) and a $335,000 increase in whole loan brokerage income from the first quarter of 1998 to the first quarter of 1999. Increases in income for United Capital Markets and United Special Services relate to an increase in customers between the first quarters of 1999 and 1998. The remainder of the increase in other income pertains to various financing transactions and service fees earned by Matrix Financial and Matrix Bank.

Non interest Expense

  Non interest expense increased $5.5 million, or 48.2%, to $16.9 million for the quarter ended March 31, 1999 as compared to $11.4 million for the quarter ended March 31, 1998. This increase was predominantly due to increases in the amortization of mortgage servicing rights and our growth and expansion throughout 1998 and into 1999. This growth and expansion includes increased emphasis on wholesale loan production at Matrix Financial, expansion occurring at Sterling Trust due to increased assets under administration, growth at Matrix Bank and additional personnel at several of our other subsidiaries.

                                                               Quarter Ended
                                                                 March 31,
                                                       ---------------------------
                                                            1998           1999
                                                       ------------   ------------
                                                              (In thousands)

  Compensation and employee benefits...................   $   5,127     $   6,869
  Amortization of mortgage servicing rights............       1,594         4,726
  Occupancy and equipment..............................         666           838
  Postage and communication............................         542           669
  Professional fees....................................         249           300
  Data processing......................................         346           326
  Other................................................       2,854         3,131
                                                          ---------     ---------
     Total.............................................   $  11,378     $  16,859
                                                          =========     =========

  Compensation and employee benefits expense increased $1.8 million, or 34.0%, to $6.9 million for the quarter ended March 31, 1999 as compared to $5.1 million for the quarter ended March 31, 1998. This increase was primarily the result of our growth and expansion, as discussed above, and an increase in commission-based compensation. We experienced an increase of 133 employees to 518 full-time employees at March 31, 1999 as compared to 385 employees at March 31, 1998.

  Amortization of mortgage servicing rights increased $3.1 million, or 196.5%, to $4.7 million for the quarter ended March 31, 1999 as compared to $1.6 million for the quarter ended March 31, 1998. Amortization of mortgage servicing rights fluctuates based on the size of our mortgage servicing portfolio and the prepayment rates experienced with respect to the underlying mortgage loan portfolio. In response to the lower interest rates prevalent in the market, prepayment speeds have increased due to borrowers refinancing into lower interest rate mortgages. Our prepayment rates on our servicing portfolio averaged 27.6% for the quarter ended March 31, 1999 as compared to 17.0% for the quarter ended March 31, 1998.

  The remainder of non interest expense, which includes occupancy and equipment expense, postage and communication expense, professional fees, data processing costs and other expenses, increased $607,000, or 13.0%, to $5.3 million for the quarter ended March 31, 1999 as compared to $4.7 million for the quarter ended March 31, 1998. This increase was primarily attributable to our growth and expansion, as discussed above.

Provision for Income Taxes

  The provisions for income taxes for the quarters ended March 31, 1999 and 1998 were comparable, as the increase in pretax income was offset by a reduction in the effective tax rate to 35.8% for the quarter ended March 31, 1999 as compared to 38.0% for the quarter ended March 31, 1998. The decrease in the effective tax rate is the result of our origination of tax-exempt leases.

       Comparison of Results of Operations for Fiscal Years 1998 and 1997

Net Income; Return on Average Equity

  Net income increased $375,000, or 4.6%, to $8.5 million for fiscal year 1998 as compared to $8.1 million for fiscal year 1997. On a per share basis, net income was $1.24 per share for fiscal 1998, and $1.20 for fiscal 1997. Return on average equity decreased to 18.9% for fiscal year 1998 as compared to 22.7% for fiscal year 1997. Excluding non-recurring charges in both years, net income increased $1.1 million, or 12.1%, to $10.1 million for fiscal year 1998 as compared to $9.0 million for fiscal year 1997. The non-recurring charges recorded during 1998, on a pre-tax basis, include a $2.3 million loss recorded related to MCA Mortgage Corporation, as discussed below, $255,000 related to United Financial's litigation expenses pertaining to the Douglas County case and $62,000 of costs that were written off due to the termination of the merger agreement with Fidelity National Financial, Inc. Non-recurring charges in 1997 consisted of a $1.4 million pre-tax loss relating to the recourse obligation, subsequent operation and ultimate disposition of our entire portfolio of sub-prime auto loans. Excluding non-recurring charges, earnings per share increased from $1.33 in 1997 to $1.47 in 1998, or 10.4%, and returns on average equity were 22.5% for fiscal year 1998 and 25.2% for fiscal year 1997.

  During recent years, Matrix Financial entered into several purchase transactions with MCA Mortgage Corporation, a Michigan-based mortgage banking entity. At December 31, 1998, Matrix Financial was carrying approximately $5.0 million of residential mortgage loans on its balance sheet that were purchased from MCA Mortgage on a servicing retained basis. We also had a outstanding receivable relating to brokerage and consulting services provided to MCA Mortgage. In January 1999, we learned that MCA Mortgage was closing its operations. Additionally, in February 1999, we learned that MCA Mortgage had declared bankruptcy and that some of the loans purchased by Matrix Financial had been sold multiple times or pledged multiple times as security for repayment of various credit facilities. We also discovered that there appeared to be servicing issues relating to some of the purchased loans. The servicing issues consisted of instances in which loans owned by Matrix Financial and serviced by MCA Mortgage had apparently previously paid off, but for which MCA Mortgage had continued to remit monthly principal and interest, rather than the payoff proceeds. As a result of the above MCA Mortgage issues, the Company recorded a pre-tax loss as of December 31, 1998 of approximately $2.3 million.

Net Interest Income

  Net interest income before provision for loan and valuation losses increased $10.3 million, or 74.2%, to $24.2 million for fiscal year 1998 as compared to $13.9 million for fiscal year 1997. The increase in net interest income before provision for loan and valuation losses was due to a 94.6% increase our average loan balance, which was offset by a decrease in our net interest margin to 3.37% for fiscal year 1998 as compared to 3.70% for fiscal year 1997. The average yield on loans decreased to 8.59% in 1998 from 8.74% in 1997, primarily due to the overall decrease and continuance of lower interest rates in the market, as well as our acquisition of fewer discounted loans. Average interest-bearing liabilities increased to $663.6 million for fiscal year 1998 from $322.8 million for the prior fiscal year. The increase in the average interest-bearing liabilities was offset by a reduction in the cost of the interest-bearing liabilities to 5.50% in 1998 from 5.66% in 1997. For a tabular presentation of the changes in net interest income due to changes in volume of interest-earning assets and changes in interest rates, see "--Analysis of Changes in Net Interest Income Due to Changes in Interest Rates and Volumes."

Provision for Loan and Valuation Losses

  The provision for loan and valuation losses increased $3.7 million to $4.6 million for fiscal year 1998 as compared to $874,000 for fiscal year 1997. This increase was primarily attributable to the MCA Mortgage loss, as well as the increase in the balance of loans receivable, which increased to $852.2 million at December 31, 1998 as compared to $513.1 million at December 31, 1997. For a discussion of the components of the allowance for loan losses, see "--Asset and Liability Management--Analysis of Allowance for Loan and Valuation Losses." For a discussion on the allowance as it relates to nonperforming assets, see "-- Asset and Liability Management--Nonperforming Assets."

Loan Administration

   Loan administration income represents service fees and other income earned from servicing loans for various investors. Loan administration income includes service fees that are based on a contractual percentage of the outstanding principal balance plus late fees and other ancillary charges. Loan administration fees increased $1.4 million, or 8.8%, to $17.4 million for fiscal year 1998 as compared to $16.0 million for fiscal year 1997. Loan administration fees are affected by factors that include the size of our residential mortgage loan servicing portfolio, the servicing spread, the timing of payment collections and the amount of ancillary fees collected. We attribute the 1998 increase primarily to the increase in the outstanding principal balance underlying our mortgage loan servicing portfolio. The mortgage loan servicing portfolio increased $556.8 million, or 16.3%, to an average balance of $4.0 billion for fiscal year 1998 as compared to an average balance of $3.4 billion for fiscal year 1997. This increase was offset by a reduction in the average service fee rate (including all ancillary income) to 0.44% for fiscal year 1998 as compared to 0.47% for fiscal year 1997.

Brokerage Fees

  Brokerage fees increased $3.2 million, or 79.9%, to $7.1 million for fiscal year 1998 as compared to $3.9 million for fiscal year 1997. This increase is the result of an increase in the balance of residential mortgage servicing portfolios brokered by United Financial, which in terms of aggregate unpaid principal balances on the underlying loans, increased $33.0 billion to $66.4 billion for fiscal year 1998 as compared to $33.4 billion for fiscal year 1997. Due to current market conditions for mortgage servicing rights, we are unable to predict whether United Financial will continue to broker the volume of mortgage servicing rights that it did during fiscal year 1998. In addition, brokerage fees vary from quarter to quarter as the timing of servicing sales is dependent upon the seller's need to recognize a sale or to receive cash flows.

Trust Services

  Trust service fees increased $608,000, or 17.1%, to $4.2 million for fiscal year 1998 as compared to $3.6 million for fiscal year 1997. This increase is associated with the growth in the number of trust accounts under administration at Sterling Trust, which increased to 36,374 accounts at December 31, 1998 from 29,382 accounts at December 31, 1997 and the increase in total assets under administration to $2.1 billion at December 31, 1998 from $1.4 billion at December 31, 1997. Over half of the increase in accounts is the result of a service agreement with a large registered investment advisor, which was signed in early 1998 and provides custody and clearing services for this advisor's clients. While this represents a significant portion of Sterling Trust's growth during 1998, the advisor's clients have all signed individual agreements for Sterling Trust's services.

Gain on Sale of Loans

  During fiscal years 1998 and 1997, the Company made bulk loan sales of approximately $319.4 million and $198.3 million, for gains on sale of bulk mortgage loans of $3.1 million and $2.4 million, respectively. These loan sales were completed under standard purchase and sale agreements, with standard representations and warranties and without recourse. The gains from these sales represent cash gains. Gain on sale of loans can fluctuate significantly from year to year based on a variety of factors, such as the current interest rate environment, the supply and mix of loan portfolios available in the market, the type of loan portfolios the Company purchases and the particular loan portfolios the Company elects to sell.

Gain on Sale of Mortgage Servicing Rights

  Gain on the sale of mortgage servicing rights decreased $2.6 million, or 76.1%, to $803,000 for fiscal year 1998 as compared to $3.4 million for fiscal year 1997. In terms of aggregate outstanding principal balances of mortgage loans underlying such mortgage servicing rights, we sold $175.3 million in purchased mortgage servicing rights during fiscal year 1998 as compared to $1.3 billion during fiscal year 1997. Gains from the sale of mortgage servicing rights can fluctuate significantly from year to year based on the market value of our servicing portfolio, the particular servicing portfolios we elect to sell and the availability of similar portfolios in the market. Due to our position in and knowledge of the market, we will at times pursue opportunistic sales of mortgage servicing rights.

Loan Origination

  Loan origination income increased $983,000, or 20.9%, to $5.7 million for fiscal year 1998 as compared to $4.7 million for fiscal year 1997. This increase is attributable to the increase in wholesale residential mortgage loan production of $172.0 million, or 42.7%, to $575.0 million during fiscal year 1998 as compared to $403.0 million during fiscal year 1997.

Other Income

  Other income increased $4.5 million, or 111.0%, to $8.5 million for fiscal year 1998 as compared to $4.0 million for fiscal year 1997. The increase in other income was primarily due to:

 . increased consulting income from United Capital Markets which rose to $2.6 million for fiscal year 1998 as compared to $184,000 for fiscal year 1997;
 . an increase in United Special Services service fee income which totaled $2.0 million for fiscal year 1998 as compared to $1.1 million for fiscal year 1997; and
 . certain of our financing transactions which increased miscellaneous fee income over the prior fiscal year.

Non interest Expense

  Non interest expense increased $15.2 million, or 40.3%, to $52.9 million for fiscal year 1998 as compared to $37.7 million for fiscal year 1997. This increase was primarily due to the overall growth and expansion of the Company that began in the fourth quarter of 1997 and that has continued throughout 1998 and the increase in the amortization of mortgage servicing rights. This growth and expansion included the continued growth in the origination of loans at Matrix Financial, the opening of a new lending subsidiary of Matrix Financial and moderate growth at most of the other Subsidiaries. The following table details the major components of non interest expense for the periods indicated:

                                                                      Year Ended
                                                                     December 31,
                                                           ------------------------------
                                                               1997                 1998
                                                           -----------           --------
                                                                    (In thousands)
  Compensation and employee benefits.......................   $ 14,724           $ 22,194
  Amortization of mortgage servicing rights................      6,521             10,563
  Occupancy and equipment..................................      2,132              3,059
  Postage and communication................................      1,522              2,393
  Professional fees........................................        976              1,439
  Data processing..........................................        843              1,344
  Losses related to recourse sales.........................      1,237                  -
  Other general and administrative.........................      9,791             11,947
                                                              --------           --------
     Total.................................................   $ 37,746           $ 52,939
                                                              ========           ========

  Compensation and employee benefits increased $7.5 million, or 50.7%, to $22.2 million for fiscal year 1998 as compared to $14.7 million for fiscal year 1997. This increase was primarily the result of the expansion discussed above, as well as expansion in the operations of Matrix Bank. Additionally, commission-based compensation at Matrix Financial and United Financial increased due to the overall increases in loan origination and brokerage income, respectively.

Most of the Company's other Subsidiaries also added new employees during 1998. The Company had an overall increase of 68 employees, or 17.9%, to 447 full-time employees at December 31, 1998 as compared to 379 full-time employees at December 31, 1997.

  Amortization of mortgage servicing rights increased $4.1 million, or 62.0%, to $10.6 million for fiscal year 1998 as compared to $6.5 million for fiscal year 1997. Amortization of mortgage servicing rights fluctuates based on the size of our mortgage servicing portfolio and the prepayment rates experienced. Our prepayment rates on our servicing portfolio averaged 22.6% during fiscal year 1998 as compared to 11.3% during fiscal year 1997. In response to the lower interest rates prevalent in the market, prepayment speeds have increased due to borrowers refinancing into lower interest rate mortgages. We anticipate the increased amortization levels to continue for the foreseeable future in response to the historically low interest rate levels.

  The remainder of non interest expense, after removing the effect of the non-recurring charges in both years, which includes occupancy and equipment expense, postage and communication expense, professional fees, data processing costs and other expenses increased $4.7 million, or 31.8% to $19.8 million for fiscal year 1998 as compared to $15.1 million for fiscal year 1997. The increase was generally attributable to the growth and expansion of our business lines, especially with regard to Matrix Financial and Matrix Bank. Additionally, we experienced higher interest curtailment expenses related to the increased prepayments at Matrix Financial.

Provision for Income Taxes

  Our provision for income taxes decreased $283,000 to $4.9 million for fiscal year 1998 as compared to $5.2 million for fiscal year 1997. The increase in pre-tax income was offset by a reduction in the effective tax rate to 36.4% for fiscal year 1998 from 38.8% for fiscal year 1997. The decrease in the effective tax rate was the result of our origination of tax-exempt leases.

       Comparison of Results of Operations for Fiscal Years 1997 and 1996

Net Income; Return on Average Equity

   Net income increased $4.5 million, or 128.0%, to $8.1 million for fiscal year 1997 as compared to $3.6 million for fiscal year 1996. On a per share basis, net income was $1.20 per share for fiscal 1997 and $0.68 for fiscal 1996.
Return on average equity decreased to 22.7% for fiscal year 1997 as compared to 24.3% for fiscal year 1996. The decrease in return on average equity was due to the increase in average equity to $35.8 million for fiscal year 1997 as compared to $14.7 million for fiscal year 1996. The increase in average equity is primarily attributable to our initial public offering during the fourth quarter of 1996, which increased equity by $18.2 million.

Net Interest Income

  Net interest income before provision for loan and valuation losses increased $7.8 million, or 129.2%, to $13.9 million for fiscal year 1997 as compared to $6.1 million for fiscal year 1996. Our net interest margin increased to 3.70% for fiscal year 1997 as compared to 3.45% for fiscal year 1996. These increases were attributable to the following:

 . a 118.8% increase in our average loan portfolio balance to $355.8 million for fiscal year 1997 from $162.6 million for fiscal year 1996; and

 . a decrease in the cost of interest-bearing liabilities to 5.66% for fiscal year 1997 as compared to 6.59% for fiscal year 1996. The decrease in the cost of interest-bearing liabilities was the result of fiduciary deposits of approximately $80.0 million administered by Sterling Trust being transferred from a third party financial institution to Matrix Bank upon completion of our acquisition of the Vintage Group.

The above were offset by:

 . a 102.8% increase in average interest-bearing liabilities to $322.8 million for fiscal year 1997 as compared to $159.2 million for fiscal year 1996; and

 . a decrease in our yield on interest-earning assets to 8.55% from 9.43% for fiscal years 1997 and 1996, respectively.

The decrease in our yield on interest-earning assets was attributable to the lower yield earned on the loan portfolio, which decreased to 8.74% as compared to 9.67% for fiscal years 1997 and 1996, respectively. The loan portfolio yield decrease is attributable to the overall market decrease in interest rates and our acquisition of loans with less discounts. For a tabular presentation of the changes in net interest income due to changes in the volume of interest-earning assets and changes in interest rates, see "--Analysis of Changes in Net Interest Income Due to Changes in Interest Rates and Volumes."

Provision for Loan and Valuation Losses

   Provision for loan losses increased $731,000 to $874,000 for fiscal year 1997 as compared to $143,000 for fiscal year 1996. This increase was primarily attributable to the increase in the balance of loans receivable, which increased to $513.1 million at December 31, 1997 as compared to $213.4 million at December 31, 1996. For a discussion of our allowance for loan losses as it relates to non performing assets, see "--Asset Quality--Non-performing Assets."

Loan Administration

   Loan administration fees increased $7.2 million, or 81.3%, to $16.0 million for fiscal year 1997 as compared to $8.8 million for fiscal year 1996. This increase was primarily attributable to the increase in the outstanding principal balance underlying our mortgage loan servicing portfolio. The mortgage loan servicing portfolio increased $843.0 million, or 33.7%, to $3.3 billion at December 31, 1997 from $2.5 billion at December 31, 1996.

Brokerage Fees

   Brokerage fees decreased $443,000, or 10.2%, to $3.9 million for fiscal year 1997 as compared to $4.4 million for fiscal year 1996. This decrease occurred despite the increase in bulk servicing portfolios brokered by United Financial. Servicing portfolios brokered by United Financial increased $7.0 billion to $33.4 billion for fiscal year 1997 as compared to $26.4 billion for fiscal year 1996. The decrease in brokerage fees is attributable to an overall decrease in the margins earned on servicing brokered.

Trust Services

   Trust service fees increased $500,000, or 16.3%, to $3.6 million for fiscal year 1997 as compared to $3.1 million for fiscal year 1996. This increase is associated with the growth in the number of trust accounts under administration at Sterling Trust, which increased to 29,382 accounts at December 31, 1997 from 25,772 accounts at December 31, 1996, and the increase in the total assets under administration which increased to over $1.4 billion at December 31, 1997 from under $1.2 billion at December 31, 1996.

Gain on Sale of Loans and Mortgage-Backed Securities

   Gain on sale of loans and mortgage-backed securities decreased $680,000, or 21.8%, to $2.4 million for fiscal year 1997 as compared to $3.1 million for fiscal year 1996. Gain on sale of loans can fluctuate significantly from year to year based on a variety of factors, such as the current interest rate environment, the supply of loan portfolios in the market, the mix of loan portfolios available, the type of loan portfolios we purchase and the particular loan portfolios we elect to sell.

Gain on Sale of Mortgage Servicing Rights

  Gain on sale of mortgage servicing rights increased $133,000 to $3.4 million for fiscal year 1997 as compared to $3.2 million for fiscal year 1996. In terms of aggregate outstanding principal balances of mortgage loans underlying such servicing rights, we sold $1.3 billion in purchased mortgage servicing rights during fiscal year 1997 as compared to $646.0 million during fiscal year 1996. A majority of the gain in 1997 pertains to mortgage servicing rights we bought in 1997.

Loan Origination

   Loan origination income increased $2.9 million, or 159.5%, to $4.7 million for fiscal year 1997 as compared to $1.8 million for fiscal year 1996 despite the $180.3 million, or 30.9%, decrease in wholesale residential mortgage loan production to $403.0 million for fiscal year 1997 as compared to $583.3 million for fiscal year 1996. The increase in loan origination income was related to a $1.9 million secondary marketing loss that occurred in the first quarter of 1996 and the origination in 1997 of a greater amount of non-agency eligible loans, which generally result in higher origination fees. The secondary loss was attributable to the failure of a former officer of Matrix Financial to adhere to our established hedging policies, and as a result, certain closed loans were not adequately hedged. The $1.9 million loss resulted when interest rates increased dramatically in March 1996, thereby causing the funded loans and pipeline commitments to decline in market value. Had our policies been followed, a loss still would have been recognized, albeit significantly smaller, since it is difficult for us to be completely hedged when interest rates rapidly and significantly change. We have implemented several management and reporting changes to help ensure that the hedging policies established by Matrix Financial's board of directors are followed to mitigate secondary losses in volatile interest rate markets.

Other Income

   Other income increased $1.8 million, or 85.9%, to $4.0 million for fiscal year 1997 as compared to $2.2 million for fiscal year 1996. The increase in other income between 1997 and 1996 is predominantly related to the growth in credit card fee income, United Special Services service fees and consulting income generated by United Capital Markets, which was formed in December 1996. Credit card fee income increased $889,000 to $908,000 for fiscal year 1997 as compared to $19,000 for fiscal year 1996. Additionally, United Special Services service fees and United Capital Markets consulting income increased $557,000 and $184,000, respectively, to $1.1 million and $184,000 for fiscal year 1997 as compared to $564,000 and $0 for fiscal year 1996.

Non interest Expense

   Non interest expense increased $11.1 million, or 41.6%, to $37.7 million for fiscal year 1997 as compared to $26.7 million for fiscal year 1996. This increase was primarily due to:

 .  expenses related to the interim sub-servicing on mortgage servicing portfolios acquired in 1997;
 .  the expenses related to United Capital Markets which was formed in December
   1996;
 .  the opening of a telemarketing call center for the origination of loans at
   Matrix Financial;
 .  increased amortization due to our increased investment in mortgage servicing rights; and
 .  our overall growth and expansion.

During 1997, we recognized a pre-tax loss of approximately $1.4 million relating to the recourse obligation, subsequent operation and ultimate disposition of our entire portfolio of sub-prime auto loans. This loss was less than the following non-recurring items, which were recorded during fiscal year 1996:

 .  a $600,000 accrual for the previously disclosed settlement of a class-action lawsuit;
 .  a one-time fee of $450,000 to re-capitalize the Savings Association Insurance
   Fund; and
 .  a $787,000 loss relating to the repurchase of sub-prime auto loans.

The following table details the major components of non interest expense for the periods indicated:

                                                                   Year Ended
                                                                  December 31,
                                                           -------------------------
                                                               1996            1997
                                                           -----------      --------
                                                                 (In thousands)
  Compensation and employee benefits.......................   $ 12,722      $ 14,724
  Amortization of mortgage servicing rights................      2,432         6,521
  Occupancy and equipment..................................      1,776         2,132
  Postage and communication................................      1,214         1,522
  Professional fees........................................        666           976
  Data processing..........................................        642           843
  Losses related to recourse sales.........................        787         1,237
  Other....................................................      6,416         9,791
                                                              --------      --------
     Total.................................................   $ 26,655      $ 37,746
                                                              ========      ========

  Compensation and employee benefits increased $2.0 million, or 15.7%, to $14.7 million for fiscal year 1997 as compared to $12.7 million for fiscal year 1996. This increase was the result of continued expansion of the Company's business lines in 1997, including the opening of a retail branch of Matrix Bank, a new lending office of Matrix Bank, the formation of United Capital Markets at the end of 1996 and the opening of Matrix Financial's telemarketing call center. The Company had an increase of 119 employees, or 45.8%, to 379 full-time employees at December 31, 1997 as compared to 260 full-time employees at December 31, 1996.

  Amortization of mortgage servicing rights increased $4.1 million, or 168.1%, to $6.5 million for fiscal year 1997 as compared to $2.4 million for fiscal year 1996. The prepayment speed we experienced on the loans we serviced averaged 11.3% during fiscal year 1997 as compared to 11.9% during fiscal year 1996.

  The remainder of non interest expense increased $5.0 million, or 43.5%, to $16.5 million for fiscal year 1997 as compared to $11.5 million for fiscal year 1996. The increase was primarily attributable to $1.2 million of interim sub-servicing costs on mortgage servicing portfolios acquired during 1997 and the expansion of both existing and new business lines.

Provision for Income Taxes

   The provision for income taxes increased by $2.9 million to $5.2 million for fiscal year 1997 as compared to $2.3 million for fiscal year 1996. The two periods had comparable effective tax rates of 38.8% and 39.0%, respectively.

                             Average Balance Sheet

  The following table sets forth for the periods and as of the dates indicated, information regarding our average balances of assets and liabilities as well as the dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities and the resultant yields or costs. Ratio, yield and rate information are based on average daily balances where available; otherwise, average monthly balances have been used. Average interest rate information for the quarters ended March 31, 1999 and 1998 has been annualized. Non accrual loans are included in the calculation of average balances for loans for the periods indicated.

                                                                       Year Ended December 31,
                                ---------------------------------------------------------------------------------------------------
                                             1996                              1997                                1998
                                ---------------------------------  --------------------------------  ------------------------------
                                 Average                 Average    Average                Average    Average               Average
                                 Balance    Interest      Rate      Balance    Interest     Rate      Balance    Interest    Rate
                                ---------  ----------   ---------  ---------  ----------   ---------  ---------  --------- --------
                                                                         (Dollars in thousands)
Assets
Interest-earning assets:
 Loans receivable, net......... $ 162,648  $   15,733        9.67% $ 355,848  $   31,096        8.74% $ 692,443  $  59,452     8.59%
 Mortgage-backed securities....     4,653         351        7.54         --          --          --         --         --       --
 Interest-earning deposits.....     5,556         312        5.62     15,371         778        5.06     15,042        627     4.17
 FHLB stock....................     2,585         153        5.92      4,606         275        5.97     10,719        615     5.74
                                ---------  ----------   ---------  ---------  ----------   ---------  ---------  --------- --------
 Total interest-earning assets.   175,442      16,549        9.43    375,825      32,149        8.55    718,204     60,694     8.45
Non interest-earning assets:
 Cash..........................     3,085                             10,268                             13,241
 Allowance for loan and
  valuation losses.............      (964)                            (1,343)                            (2,223)
 Premises and equipment........     6,976                              8,302                              9,913
 Other assets..................    26,199                             62,922                             93,208
                                ---------                          ---------                          ---------
 Total non interest-earning
   assets......................    35,296                             80,149                            114,139
                                ---------                          ---------                          ---------
 Total assets.................. $ 210,738                          $ 455,974                          $ 832,343
                                =========                          =========                          =========
Liabilities and Shareholders'
  Equity
Interest-bearing liabilities:
 Passbook accounts............. $   2,389          82        3.43  $   2,859         113        3.95  $   2,859        102     3.58
 Money market and NOW accounts.    11,964         468        3.91     96,982       3,278        3.38    142,382      4,432     3.11
 Certificates of deposit.......    54,824       3,210        5.85     83,993       4,985        5.94    211,592     11,687     5.52
 FHLB borrowings...............    35,838       2,039        5.69     59,984       3,435        5.73    159,381      8,554     5.37
 Borrowed money................    54,171       4,691        8.66     79,011       6,450        8.16    147,368     11,729     7.96
                                ---------  ----------   ---------  ---------  ----------   ---------  ---------  --------- --------
 Total interest-bearing
  liabilities..................   159,186      10,490        6.59    322,829      18,261        5.66    663,582     36,504     5.50
                                ---------  ----------   ---------  ---------  ----------   ---------  ---------  --------- --------
Non interest-bearing liabilities:
 Demand deposits (including
  custodial escrow balances)...    27,934                             80,816                            106,247
 Other liabilities.............     8,927                             16,501                             17,518
                                ---------                          ---------                          ----------
 Total non interest-bearing
  liabilities..................    36,861                             97,317                             123,765
 Shareholders' equity..........    14,691                             35,828                              44,996
                                ---------                          ---------                          ----------
 Total liabilities and
  shareholders' equity......... $ 210,738                          $ 455,974                          $  832,343
                                =========                          =========                          =========
Net interest income before
  provision for loan and
  valuation losses.............            $    6,059                         $   13,888                         $  24,190
                                           ==========                         ==========                         =========
Interest rate spread...........                              2.84%                              2.89%                          2.95%
                                                        =========                          =========                       ========
Net interest margin............                              3.45%                              3.70%                          3.37%
                                                        =========                          =========                       ========
Ratio of average interest-
  earning assets to
  average interest-bearing
  liabilities..................                            110.21%                            116.42%                        108.23%
                                                        =========                          =========                       ========

                                                                                      Quarter Ended
                                                                                        March 31,
                                                  ----------------------------------------------------------------------------------
                                                                    1998                                         1999
                                                  -------------------------------------        -------------------------------------
                                                    Average                    Average            Average                    Average
                                                    Balance      Interest        Rate             Balance       Interest       Rate
                                                  ---------    ----------   -----------        -----------    -----------   --------
Assets                                                                            (Dollars in thousands)
Interest-earning assets:
    Loans, net.................................   $ 539,449    $   11,301          8.38   %   $    833,534    $   17,238       8.27%
    Interest-earning deposits..................      16,400           150          3.66             17,282           155       3.59
    FHLB stock.................................       9,134           135          5.91             15,645           212       5.42
                                                  ---------    ----------   -----------        -----------    -----------   --------

         Total interest-earning assets.........     564,983        11,586          8.20            866,461        17,605       8.13

Noninterest-earning assets:
    Cash.......................................       7,384                                         17,799
    Allowance for loan and valuation losses....      (1,845)                                        (3,479)
    Premises and equipment.....................       9,060                                         10,555
    Other assets...............................      68,843                                        126,503
                                                  ---------                                    -----------
        Total noninterest-earning assets.......      83,442                                        151,378
                                                  ---------                                    -----------

        Total assets...........................   $ 648,425                                    $ 1,017,839
                                                  =========                                    ===========

Liabilities & Shareholders' Equity
Interest-bearing liabilities:
     Passbook accounts.........................   $   2,881    $       28          3.89   %   $      2,764    $       24       3.42%
     Money market and NOW accounts.............     116,407           837          2.88            268,848         2,162       3.22
     Certificates of deposit...................     140,824         1,999          5.68            230,612         3,009       5.22
     FHLB borrowings...........................     139,634         1,964          5.63            155,461         1,898       4.88
     Borrowed money............................     121,456         2,325          7.66            172,485         3,284       7.61
                                                  ---------    ----------   -----------        -----------    -----------   --------
         Total interest-bearing liabilities....     521,202         7,153          5.49            830,170        10,377       5.00
                                                  ---------    ----------   -----------        -----------    -----------   --------

Noninterest-bearing liabilities:
     Demand deposits (including
        custodial escrow balances).............      71,596                                        113,050
     Other liabilities.........................      14,431                                         24,077
                                                  ---------                                    -----------
         Total noninterest-bearing liabilities.      86,027                                        137,127
     Shareholders' equity......................      41,196                                         50,542
                                                  ---------                                    -----------

         Total liabilities and shareholders'
          equity                                  $ 648,425                                    $ 1,017,839
                                                  =========                                    ===========
Net interest income before provision
  for loan and valuation losses................                $    4,433                                     $    7,228
                                                               ==========                                     ==========

Interest rate spread...........................                                    2.71%                                       3.13%
                                                                            ===========                                 ============

Net interest margin............................                                    3.14%                                       3.34%
                                                                            ===========                                 ============

Ratio of average interest-earning assets to
  average interest-bearing liabilities.........                                  108.40%                                     104.37%
                                                                            ===========                                 ============

Analysis of Changes in Net Interest Income Due to Changes in Interest Rates and Volumes


  The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the increase or decrease related to changes in balances and changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to:

  . changes in volume, in other words, changes in volume multiplied by old rate; and

  .  changes in rate, in other words, changes in rate multiplied by old volume.

  For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                 Year Ended December 31, 1997 vs 1996        Year Ended December 31, 1998 vs 1997
                                              ----------------------------------------    ----------------------------------------
                                                 Increase (Decrease) Due to Change in        Increase (Decrease) Due to Change in
                                              ----------------------------------------    ----------------------------------------
                                                 Volume           Rate         Total        Volume          Rate           Total
                                              ------------      --------      --------    ----------       -------       ---------
                                                                             (In thousands)
Interest-earning assets:
 Loans receivable, net........................$     18,688      $ (3,325)     $ 15,363    $   28,914       $  (558)      $  28,356
 Mortgage-backed securities...................        (351)           --          (351)           --            --              --
 Interest-earning deposits....................         551           (85)          466           (14)         (137)           (151)
 FHLB stock...................................         120             2           122           351           (11)            340
                                              ------------      --------      --------    ----------       -------       ---------
  Total interest-earning assets...............      19,008        (3,408)       15,600        29,251          (706)         28,545
                                              ------------      --------      --------    ----------       -------       ---------
Interest-bearing liabilities:
 Passbook accounts............................          16            15            31            --           (11)            (11)
 Money market and NOW accounts................       3,322          (512)        2,810         1,412          (258)          1,154
 Certificates of deposit......................       1,708            67         1,775         7,043          (341)          6,702
 FHLB advances................................       1,374            22         1,396         5,338          (219)          5,119
 Borrowed money...............................       2,151          (392)        1,759         5,441          (162)          5,279
                                              ------------      --------      --------    ----------       -------       ---------
  Total interest-bearing liabilities..........       8,571          (800)        7,771        19,234          (991)         18,243
                                              ------------      --------      --------    ----------       -------       ---------
Change in net interest income before provision
 for loan and valuation losses................$     10,437      $ (2,608)     $  7,829    $   10,017       $   285       $  10,302
                                              ============      ========      ========    ==========       =======       =========

                                                                                           Quarter Ended March 31,
                                                                                                1999 vs 1998
                                                                                 ----------------------------------------
                                                                                   Increase (Decrease) Due to Change in
                                                                                 ----------------------------------------
                                                                                   Volume          Rate          Total
                                                                                 ----------      ---------      ---------
                                                                                               (In thousands)
Interest-earning assets:
  Loans receivable, net.......................................................   $    6,082      $    (145)     $   5,937
  Interest-earning deposits...................................................            8             (3)             5
  FHLB stock..................................................................           88            (11)            77
                                                                                 ----------      ---------      ---------
     Total interest-earning assets............................................        6,178           (159)         6,019
                                                                                 ----------      ---------      ---------

Interest-bearing liabilities:
  Passbook accounts...........................................................           (1)            (3)            (4)
  Money market and NOW accounts...............................................        1,226             99          1,325
  Certificates of deposit.....................................................        1,172           (162)         1,010
  FHLB advances...............................................................          193           (259)           (66)
  Borrowed money..............................................................          971            (12)           959
                                                                                 ----------      ---------      ---------
     Total interest-bearing liabilities.......................................        3,561           (337)         3,224
                                                                                 ----------      ---------      ---------
Change in net interest income before provision for loan and valuation losses..   $    2,617      $     178      $   2,795
                                                                                 ==========      =========      =========


                         Asset and Liability Management

General

  A significant portion of our revenues and net income is derived from net interest income and, accordingly, we strive to manage our interest-earning assets and interest-bearing liabilities to generate what we believe to be an appropriate contribution from net interest income. Asset and liability management seeks to control the volatility of our performance due to changes in interest rates. We constantly attempt to achieve an appropriate relationship between rate sensitive assets and rate sensitive liabilities. We have responded to interest rate volatility by developing and implementing asset and liability management strategies designed to increase its non interest income and improve the match between interest-earning assets and interest-bearing liabilities. These strategies include:

 . Utilizing mortgage servicing rights as a source of non-interest income and as a countermeasure against the decline in the value of mortgage loans during a rising interest rate environment. Increases in interest rates tend to increase the value of mortgage servicing rights because of the resulting decrease in prepayment rates on the underlying loans;

 . Increasing the non interest-bearing custodial escrow balances related to our mortgage servicing rights;

 . Increasing focus on lines of business that are less interest rate sensitive, such as brokerage activities, consulting services, self-directed trust services and real estate disposition;

 . Maintaining a wholesale loan origination operation. Wholesale originations provide a form of hedge against the balance of mortgage loan servicing rights. In a decreasing interest rate environment, the value of the servicing portfolio tends to decrease due to increased prepayments of the underlying loans. During this same period, however, the volume of loan originations generally increases;

 . Originating and purchasing adjustable rate mortgages and selling newly originated fixed rate residential mortgages in the secondary market;

 . Increasing emphasis on the origination of construction and commercial real estate lending, which tend to have higher interest rates with shorter loan maturities than residential mortgage loans and generally are at adjustable rates;

 . Increasing retail deposits, which are less susceptible to changes in interest rates than other funding sources;

 . Pursuing strategic acquisitions or alliances that provide fee-based income or generate liabilities that are less expensive or less interest rate sensitive than retail deposits or borrowings from third party institutions to fund our investing activities; and

 . Hedging segments of our servicing portfolio and selling forward commitments on our loan pipeline.

Lending Activities

  Our major interest-earning asset is our loan portfolio. Consequently, a significant part of our asset and liability management involves monitoring the composition of our loan portfolio, including the corresponding maturities. The following table sets forth the composition of our loan portfolio by loan type as of the dates indicated. No information is given for these items as of March 31, 1999, because there had been no material change in these items since December 31, 1998. The amounts in the following table are shown net of discounts and other deductions.

                                                                           As of December 31,
                                      --------------------------------------------------------------------------------------------
                                            1994               1995               1996               1997               1998
                                      ----------------  -----------------  -----------------  -----------------  -----------------
                                      Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent
                                      -------  -------  --------  -------  --------  -------  --------  -------  --------  -------
                                                                         (Dollars in thousands)
Residential.........................  $80,010   89.56%  $136,741   93.23%  $192,118   90.47%  $462,604   90.46%  $732,512   86.34%
Multi-family, commercial real estate
 and commercial.....................    7,518    8.41      7,544    5.15     15,352    7.23     29,492    5.77     52,689    6.21
Direct financing leases.............        -       -          -       -          -       -      2,708    0.53     24,429    2.88
Construction........................      106    0.12         78    0.05      1,061    0.50      7,591    1.48     27,648    3.26
Consumer............................    2,434    2.72      3,245    2.21      4,869    2.29     10,733    2.10     14,880    1.75
                                      -------  ------   --------  ------   --------  ------   --------  ------   --------  ------
    Total loans and leases..........   90,068  100.81    147,608  100.64    213,400  100.49    513,128  100.34    852,158  100.44
Less allowance for loan and
 valuation losses...................      728    0.81        943    0.64      1,039    0.49      1,756    0.34      3,710    0.44
                                      -------  ------   --------  ------   --------  ------   --------  ------   --------  ------
Loans receivable, net...............  $89,340  100.00%  $146,665  100.00%  $212,361  100.00%  $511,372  100.00%  $848,448  100.00%
                                      =======  ======   ========  ======   ========  ======   ========  ======   ========  ======

  The following table presents the aggregate maturities of loans in each major category of our loan portfolio as of December 31, 1998, excluding the allowance for loan and valuation losses. Loans held for sale are classified as maturing within one year. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments or the timing of loan sales.

                                               As of December 31, 1998
                                     ------------------------------------------
                                     Less than    One to    Over five
                                     one year   five years    years      Total
                                     ---------  ----------  ---------  --------
                                                   (In thousands)
Residential........................  $724,827     $   530    $ 7,155   $732,512
Multi-family, commercial real
 estate and commercial.............    14,930      12,478     25,281     52,689
Direct financing leases............    24,429          --         --     24,429
Construction.......................    21,481       2,533      3,634     27,648
Consumer...........................    10,714       2,743      1,423     14,880
                                     --------     -------    -------   --------
    Total loans and leases.........  $796,381     $18,284    $37,493   $852,158
                                     ========     =======    =======   ========

  Included in loans held for sale is approximately $49.5 million, at December 31, 1998, of loans which we have acquired under purchase/repurchase facilities and purchase agreements with several parties. The terms of these agreements vary with each seller but include provisions which require the seller to repurchase the loans within a defined period of time, or provide at our option, the ability, on short notice, to require the seller to repurchase the loans, or in some cases, allow the seller to repurchase the loans. In all cases, the seller provides us contractual recourse in the event of delinquency and/or loss.

  Loans held for investment, which are contractually due in one or more years, are split between fixed and adjustable rates as follows:

                                                     As of December 31, 1998
                                                 ------------------------------
                                                   One to    Over five
                                                 five years    years     Total
                                                 ----------  ---------  -------
                                                          (In thousands)
Fixed..........................................    $10,226    $14,231   $24,457
Adjustable.....................................      8,058     23,262    31,320
                                                   -------    -------   -------
    Total loans................................    $18,284    $37,493   $55,777
                                                   =======    =======   =======

Non performing Assets

  As part of asset and liability management, the Company monitors non performing assets ("NPAs") on a monthly basis. NPAs consist primarily of non accrual loans and foreclosed real estate. Loans are placed on non accrual when full payment of principal or interest is in doubt or when they are past due 90 days as to either principal or interest. Foreclosed real estate arises primarily through foreclosure on mortgage loans owned. The following table sets forth our NPAs as of the dates indicated:

                                                   As of December 31,
                                        ---------------------------------------
                                         1994    1995    1996    1997     1998
                                        ------  ------  ------  ------  -------
                                                 (Dollars in thousands)
Non accrual mortgage loans............  $3,275  $5,523  $3,031  $4,796  $ 8,208
Non accrual commercial loans and
 direct financing leases..............      --      --      --      --    4,349
Non accrual consumer loans............      39      15     872     194      652
                                        ------  ------  ------  ------  -------
    Total non performing loans and
      leases..........................   3,314   5,538   3,903   4,990   13,209
Foreclosed real estate................     543     835     788   1,242      916
Repossessed automobiles...............      --      --     506      --       --
                                        ------  ------  ------  ------  -------
    Total non performing assets.......  $3,857  $6,373  $5,197  $6,232  $14,125
                                        ======  ======  ======  ======  =======
Total non performing loans and leases
 to total loans and leases............    3.68%   3.75%   1.83%   0.97%    1.55%
                                        ======  ======  ======  ======  =======
Total non performing assets to total
 assets...............................    3.40%   3.42%   1.89%   1.03%    1.39%
                                        ======  ======  ======  ======  =======
Ratio of allowance for loan and
 valuation losses to total non
 performing loans and leases..........   21.97%  17.03%  26.62%  35.19%   28.09%
                                        ======  ======  ======  ======  =======
Interest income on non performing
 loans not included in interest
 income...............................  $  140  $  156  $  120  $   89  $   524
                                        ======  ======  ======  ======  =======

                                                             As of March 31,
                                                         ----------------------
                                                          1998           1999
                                                         ------         -------
                                                         (Dollars in thousands)
Non accrual mortgage loans.............................  $6,248         $ 7,970
Non accrual commercial loans and direct financing
 leases................................................      --           7,312
Non accrual consumer loans.............................     244             193
                                                         ------         -------
    Total non performing loans and leases..............   6,492          15,475
Foreclosed real estate.................................   1,095           1,627
                                                         ------         -------
    Total non performing assets........................  $7,587         $17,102
                                                         ======         =======
Total non performing loans and leases to total loans
 and leases............................................    1.13%           1.92%
                                                         ======         =======
Total non performing assets to total assets............    1.09%           1.73%
                                                         ======         =======
Ratio of allowance for loan and valuation losses to
 total non performing loans and leases.................   31.12%          27.02%
                                                         ======         =======

  As of March 31, 1999, we had approximately $101,000 of non-government accruing loans that were contractually past due 90 days or more. Beginning in 1996, we began to accrue interest for government-sponsored loans such as Federal Housing Administration insured and Veterans Administration guaranteed loans which are past due 90 or more days, as the interest on these loans is insured by the federal government. The aggregate unpaid principal balance of government-sponsored accruing loans that were past due 90 or more days was $178.6 million as of March 31, 1999, $165.7 million as of December 31, 1998, and $18.7 million as of December 31, 1997. A significant portion of these loans are serviced by a third party who is required to remit monthly interest regardless of whether it is collected. Non accrual mortgage loans as a percentage of total loans were 3.7% at December 31, 1995 and 3.6% at December 31, 1994, and the higher levels were primarily attributable to purchases by Matrix Bank of bulk residential loan portfolios in those years. Non accrual mortgage loans as a percentage of total loans decreased to 1.0% at March 31, 1999, 1.0% at December 31, 1998, 0.9% at December 31, 1997, and 1.4% at December 31, 1996. These
decreases are attributable to the improvement of the loans that had past delinquency problems and the credit quality of the loan portfolios we acquired in 1998, 1997 and 1996. In the past three years, Matrix Bank acquired loans with fewer delinquency problems and/or document deficiencies, which also resulted in a decrease in the non accrual mortgage loans as a percentage of total loans.

  The increase in non accrual commercial loans and direct financing leases in 1998 and the first quarter of 1999 is the result of our origination of tax-exempt lease financing for charter schools for the purchase of real estate and equipment. Several of the charter schools for which we have provided financing have encountered enrollment problems, which has caused them to become delinquent on their lease obligations to us.

   The increase in the non accrual consumer loans in 1996 is a result of sub-prime auto loans that we repurchased pursuant to limited representations and warranties included in loan sale agreements. We had a separate reserve of $600,000 included in other liabilities for anticipated losses relating to the repurchased sub-prime auto loans at December 31, 1996. Included in repossessed assets for 1996 is $506,000 of automobiles that we were required to repurchase pursuant to the same limited representations and warranties. The balance of the loans and automobiles repurchased in 1996 and 1997 were either disposed of or sold to a third party investor in December 1997. We do not anticipate that we will originate any additional sub-prime automobile contracts.

  The prior delinquency and anticipated future delinquencies are taken into consideration in the pricing of the loans acquired. We generally purchase such loans at discounts and, in some instances, receive recourse or credit enhancement from the seller to further reduce our risk of loss associated with the loans' non accrual status. At March 31, 1999, $7.7 million, or 50.0%, of the non accrual loans were loans that were residential loans purchased in bulk loan portfolios and remain classified as "held for sale." Total loans held for sale at March 31, 1999, were $702.9 million, of which $15.1 million, or 2.1%, were non accrual loans. However, against the $702.9 million of total loans held for sale, we had $2.5 million of purchase discounts.

  The percentage of the allowance for loan and valuation losses to non accrual loans varies widely due to the nature of our portfolio of mortgage loans, which are collateralized primarily by residential real estate. We analyze the collateral for each non performing mortgage loan to determine potential loss exposure. In conjunction with other factors, this loss exposure contributes to the overall assessment of the adequacy of the allowance for loan and valuation losses. See "--Comparison of Results of Operations for the Quarter Ended March 31, 1999 and 1998."

Analysis of Allowance for Loan and Valuation Losses

  The following table sets forth information regarding changes in our allowance for loan and valuation losses for the periods indicated. No information is given for these items as of and for the three months ended March 31, 1999, because there had been no material change in these items since December 31, 1998. The table includes the allowance for both loans held for investment and loans held for sale.

                                                                             As of and for the
                                                                          Year Ended December 31,
                                         ---------------------------------------------------------------------------------------
                                                1994              1995              1996               1997                1998
                                              -------           -------           -------            -------              ------
                                                                             (Dollars in thousands)
Balance at beginning of period...........   $    538          $     728          $     943          $   1,039          $   1,756
Charge-offs:
  Real estate-mortgage...................         26                198                 64                 22              1,922
  Real estate-construction...............         --                 35                 --                 --                 --
  Direct financing leases................         --                 --                 --                 --                 --
  Consumer...............................         --                  7                  6                166                789
                                            --------          ---------          ---------          ---------          ---------
     Total charge-offs...................         26                240                 70                188              2,711
Recoveries:
  Real estate-mortgage...................         --                  5                  8                 --                  2
  Consumer...............................         --                 49                 15                 31                 56
                                            --------          ---------          ---------          ---------          ---------
     Total recoveries....................         --                 54                 23                 31                 58
                                            --------          ---------          ---------          ---------          ---------
Net charge-offs..........................         26                186                 47                157              2,653
Provision for loan losses charged to
 operations..............................        216                401                143                874              4,607
                                            --------          ---------          ---------          ---------          ---------
Balance at end of period.................   $    728          $     943          $   1,039          $   1,756          $   3,710
                                            ========          =========          =========          =========          =========
Ratio of net charge-offs to average loans       0.03%              0.15%              0.03%              0.04%              0.38%(1)
                                            ========          =========          =========          =========          =========
Average loans outstanding during the
 period..................................   $ 79,393          $ 121,206          $ 162,648          $ 355,848          $ 692,443
                                            ========          =========          =========          =========          =========

_____________
(1) Excluding charge-offs related to the MCA Mortgage losses described above and charge-offs relating to our credit card operations, the ratio of net charge-offs to average loans for 1998 was 0.03%.

  A majority of the increase in real estate-mortgage charge-offs for 1998 as compared to 1997 is due to the loss recognized related to MCA Mortgage. See "- Comparison of Results of Operations for Fiscal Years 1998 and 1997-Net Income; Return on Average Equity" for additional information. Additionally, the increase in consumer charge-offs in 1998 pertains to losses experienced on our credit card portfolio, which accounts for less than 1% of our total loan portfolio as of December 31, 1998.

  The allowance for loan and valuation losses is increased by the provision for loan and valuation losses (which is charged to operations) for particular loans where management considers ultimate collection to be questionable. We evaluate all other loans as part of their respective categories, and not on an individual basis. Each category of loans in the loan portfolio is assigned a loss factor based on:

 .  the assessed risk inherent in each loan category;
 .  certain qualitative evaluations of individual classified assets;
 .  trends in the portfolio;
 .  geographic and portfolio concentrations;
 .  new products or markets;
 .  evaluations of the changes in the historical loss experience component; and

These loss factors range from 0.10% for Federal Housing Administration/Veterans Administration loans guaranteed by the Department of Housing and Urban Development to 8.00% for credit card loans. Additionally substandard and doubtful loans of homogeneous loan portfolios are assigned loss factors of 5.00% and 50.00%, respectively. We had no impaired loans as December 31, 1994, 1995, 1996, 1997 and 1998, or as of March 31, 1998 and 1999. The loss factors are applied to the outstanding principal balance of loans in their respective categories, and the total for all categories determines our allowance for loan and valuation losses, except for direct financing leases, for which the allowance is determined based on specific loans. The following table shows information regarding the components of our allowance for loan and valuation losses as of the dates indicated. No information is given for these items as of March 31, 1999, because there had been no material change in these items since December 31, 1998.

                                                                As of December 31,
              ---------------------------------------------------------------------------------------------------------------------
                      1994                      1995                    1996                    1997                    1998
              ----------------------  ----------------------   ----------------------  ----------------------   -------------------
                         Percentage               Percentage               Percentage              Percentage           Percentage
                        of Loans in              of Loans in              of Loans in             of Loans in           of Loans in
              Amount       each       Amount        each       Amount        each      Amount        each       Amount    each
                        Category to              Category to              Category to             Category to           Category to
                        Total Loans              Total Loans              Total Loans             Total Loans           Total Loans
              -------  -------------  --------  ------------   --------  ------------  --------  ------------   ------- -----------
                                                              (Dollars in thousands)
Residential.. $   635          88.83% $    830         92.64%  $    911         90.03% $  1,234         90.15%  $ 2,372       85.96%
Multi-family,
 commercial
 real estate
 and
 commercial..      69           8.35        78          5.11         51          7.19        91          5.75       137        6.18
Direct
 financing
 leases......      --             --        --            --         --            --        --          0.53       275        2.87
Construction.       1           0.12         1          0.05          6          0.50        23          1.48        72        3.24
Consumer.....      23           2.70        34          2.20         71          2.28       408          2.09       854        1.75
              -------  -------------  --------  ------------   --------  ------------  --------  ------------   ------- -----------
              $   728         100.00% $    943        100.00%  $  1,039        100.00% $  1,756        100.00%  $ 3,710      100.00%
              =======  =============  ========  ============   ========  ============  ========  ============   ======= ===========

  The ratio of the allowance for loan and valuation losses to total loans was 0.81% at December 31, 1994; 0.64% at December 31, 1995; 0.49% at December 31,
1996; 0.34% at December 31, 1997; and 0.44% at December 31, 1998. The allowance for loan and valuation losses is reduced by loans charged off, net of recoveries. The allowance for loan and valuation losses allocated to residential, multi-family, commercial real estate and commercial loans and construction loans has increased mainly due to the increased outstanding loan principal balances in these loan categories and not due to any increase in the perceived risk or losses experienced in these categories. We did not assign any of the allowance for loan and valuation losses to direct financing leases in 1997, as we originated the $2.7 million of outstanding direct financing leases in the last month of the year and we felt that it was not necessary due to the immaterial amount of leases relative to the total loan portfolio. The increase in the allowance for loan and valuation losses in 1998 and the first three months of 1999 reflects the growth of the direct financing leases during 1998 and the non accrual status of a small portion of this portfolio at December 31, 1998 and March 31, 1999. Additionally, the increase in the allowance for loan and valuation losses for consumer loans in 1998 and the first three months of 1999 primarily reflects our increase in its loss factor for credit card loans from 4.00% to 8.00% during 1998 and the first three months of 1999, due to the increased losses experienced in the portfolio.

Risk Sensitive Assets and Liabilities

  As discussed in "Asset and Liability Management - General", a significant portion of our earnings and ultimate success is partially dependent upon our ability to manage our interest rate risk. Interest rate risk can be defined as the exposure of our net interest income to adverse movements in interest rates. Although we manage other risks, such as credit, operational and liquidity risk, in the normal course of business, we consider interest rate risk to be a significant market risk which could potentially have the largest material effect on our financial condition and results of operations. The majority of our market risk related to interest rates exists within the operations of Matrix Bank. However, Matrix Financial also has interest rate risk related to its primary asset, mortgage servicing rights, and also related to the net interest income earned on its originated loans that are funded through warehouse lines of credit. The susceptibility to movements in interest rates affects the cash flows generated from the mortgage servicing rights which are recorded in other income versus interest income. In a decreasing interest rate environment, the underlying servicing portfolio tends to prepay faster which reduces future servicing income; while in an increasing interest rate environment, prepayments tend to decrease, which increases expected future servicing income. As it relates to Matrix Financial's lending activities, Matrix Financial originates residential mortgage loans, which are generally pre-sold. However, between the time that the loan is originated and sold to the ultimate investor, Matrix Financial earns interest income. The loans are funded through the use of warehouse credit facilities that are generally priced based on short-term interest rates. Therefore, the net interest income that is earned by Matrix Financial is generally dependent on the spread between long-term mortgage rates and short-term interest rates.

   We currently do not maintain a trading portfolio. As a result, we are not exposed to market risk as it relates to trading activities. The majority of our residential loan portfolio is held for sale which requires us to perform quarterly market valuations of the portfolio in order to properly record the portfolio at the lower of cost or market. Therefore, we continually monitor the interest rates of its loan portfolio as compared to prevalent interest rates in the market.

   Interest rate risk management at Matrix Bank is the responsibility of the asset and liability committee, which reports to the board of directors of Matrix Bank. The Asset and Liability Committee establishes policies that monitor and coordinate the our sources, uses and pricing of its funds. The Asset and Liability Committee is also involved in formulating our budget and strategic plan as it relates to investment objectives. Due to the historical size of Matrix Bank's loan portfolio and the high degree of purchase and sale activity, the Asset and Liability Committee has relied on the Office of Thrift Supervision interest rate risk exposure report to assist in the overall monitoring of Matrix Bank's interest rate sensitivity. Based on the information and assumptions used in the Office of Thrift Supervision exposure report as of March 31, 1999, we believe that a 200 basis point shock over a twelve month period, up or down, would not significantly affect Matrix Bank's annualized net interest income. As Matrix Bank continues to grow, management anticipates having to use an asset/liability software package to monitor and manage Matrix Bank's interest rate risk on a more timely basis.

   We continue to attempt to reduce the volatility in net interest income by managing the relationship of interest rate sensitive assets to interest rate sensitive liabilities. To accomplish this, we focus on acquiring adjustable rate residential mortgages and have increased our efforts regarding the origination of residential construction loans, commercial real estate loans and limited consumer lending which re-price or mature more quickly than fixed rate residential real estate loans. (See "Asset and Liability Management - General" for additional discussion on strategies). In 1998, we increased our investment in non performing Federal Housing Administration and Veterans Administration loans, which are fixed rate loans that have a significantly shorter life than newly originated loans. The other significant asset that we invest in is residential mortgage servicing rights. The value and cash flows from mortgage servicing rights respond counter-cyclically to the value of fixed rate mortgages. When interest rates increase and the value of fixed rate mortgages decrease, in turn decreasing net interest income, the value of the mortgage servicing rights increase. In a decreasing interest rate environment, the inverse occurs. Another significant strategy that we focus on in managing interest rate risk is identifying lines of business that generate non-interest rate sensitive liabilities. Examples of this strategy are the investment in mortgage servicing rights, which generate no cost escrow deposits, and Sterling Trust's operations, which administer deposits with relatively low costs.

   In the ordinary course of business, we make commitments to originate residential mortgage loans and hold originated loans until delivery to an investor. Inherent in this business are risks associated with changes in interest rates and the resulting change in the market value of the pipeline loans. The Company mitigates this risk through the use of mandatory and non-mandatory forward commitments to sell loans. As of March 31, 1999, we had $98.0 million in pipeline and funded loans offset with mandatory forward commitments of $79.9 million and non-mandatory forward commitments of $5.8 million. The inherent value of the forward commitments is considered in the determination of the lower of cost or market for such loans.

   Ownership of mortgage servicing rights exposes us to impairment of their value in certain interest rate environments. The incidence of prepayment of a mortgage loan increases during periods of declining interest rates as the homeowner seeks to refinance the loan to a lower interest rate. If the level of prepayment on segments of our mortgage servicing portfolio achieves a level higher than we projected for an extended period of time, then an impairment in the associated basis in the mortgage servicing rights may occur. To mitigate this risk of impairment due to declining interest rates, we hedged a segment of our portfolio beginning in September 1997. We had identified and hedged $306 million at of December 31, 1997, $674 million as of December 31, 1998, and $548 million as of March 31, 1999, of our mortgage servicing portfolio using a program of exchange-traded futures and options. See Note 13 to the Consolidated Financial Statements included elsewhere in this prospectus.

   The following tables represent, in tabular form, contractual balances of our balance sheet financial instruments in dollars at the expected maturity dates, as well as the fair value of those on balance sheet financial instruments for the periods ended December 31, 1998 and 1997. The expected maturity categories take into consideration historical and anticipated prepayment speeds, as well as actual amortization of principal and do not take into consideration the reinvestment of cash. Our assets and liabilities that do not have a stated maturity date, such as interest-earning deposits, Federal Home Loan Bank stock and certain other deposits. We consider these items to be long term in nature and are reported in the thereafter column. We have made the assumption that the portfolio of loans held for sale will mature in the first year. We are very active in the secondary market as it relates to the purchase and sale of mortgage loans. The total amount of loans sold in 1997 and 1998 approximated 108% and 70%, respectively, of the total held for sale portfolio at December 31, 1996 and 1997. This proves our intent to sell the loans classified as held for sale and supports the one-year maturity assumption.

We also treat the Federal Home Loan Bank and revolving borrowings as long term in nature, as the continued availability of these amounts is anticipated indefinitely. Third party servicers service a portion of our loan portfolio; as a result, a portion of the information presented is based on the best available information.

   For the most part, the carrying amounts of interest-earning deposits, Federal Home Loan Bank stock, Federal Home Loan Bank borrowings and borrowed money approximate those assets' and liabilities' fair values. The fair values of the loan portfolios for held for sale and held for investment are based on quoted market prices or outstanding commitments from investors. If quoted market prices are not available, fair values are based on quoted market prices of similar loans sold in securitization transactions, adjusted for differences in loan characteristics. The fair values of forward sale commitments are included in the determination of the fair value of loans held for sale. The fair values of demand deposits are, by definition, equal to the amount payable upon demand at the reporting date. The fair value of time deposits are based upon the discounted value of contractual cash flows, which is estimated using interest rates currently being offered on certificates of deposit to a schedule of aggregated expected periodic maturities on time deposits.

  Mortgage servicing rights are not included in the tabular presentation, as the investment does not directly affect interest income. As noted, however, earnings from mortgage servicing rights directly correlate with market risk as it relates to interest rate fluctuations. We mitigate this risk through both the type of mortgage servicing rights acquired and hedging of mortgage servicing rights. The loans underlying the servicing rights acquired tend to be more seasoned and have lower principal balances. Management believes that the more seasoned, lower balance servicing portfolios carry less prepayment risk than less seasoned, higher balance mortgage servicing, because the cost savings of refinancing a lower balance loan tend to be less than for a higher balance loan with a comparable interest rate. We also believe that if a loan has been outstanding for a period of time and has been through several declining interest rate cycles without refinancing, the risk of prepayment in the future is less than a newly originated loan. Although significantly increased in 1998, the prepayment percentages which we have experienced over the past three years have been lower than experienced in the industry, as a whole. The prepayment speeds for the years ended December 31, 1996, 1997 and 1998 were 11.9%, 11.3% and 22.6%, respectively, during a primarily decreasing interest rate environment.
In the 1998 table below, prepayment speeds of 24% and 12% were used for residential and non-residential loans, respectively, to project expected cash flows relating to loans held for investment, and in the 1997 table below, prepayment speeds of 12% were used for all loan types. These assumptions are based on our historical prepayment speeds, as well as our knowledge and experience in the market.

  Our financial instruments reflected on our balance sheet for the period ended December 31, 1998 were:

                                                         Expected Maturity Date--Fiscal Year Ended December 31,
                                                         ------------------------------------------------------
                                                                                                        There-               Fair
                                                           1999      2000    2001     2002     2003      after     Total    Value
                                                         --------  -------  -------  -------  -------  --------  --------  --------
                                                                                    (Dollars in thousands)
Interest-earning assets:
  Held for sale (1) (2):
    Fixed-rate residential loans......................   $376,168  $    --  $    --  $    --  $    --  $     --  $376,168  $378,274
      Average interest rate...........................       8.29%      --%      --%      --%      --%       --%     8.29%
    Adjustable-rate residential loans.................   $347,790  $    --  $    --  $    --  $    --  $     --  $347,790  $349,737
      Average interest rate...........................       7.90%      --%      --%      --%      --%       --%     7.90%
    Fixed-rate commercial loans and leases............   $ 30,268  $    --  $    --  $    --  $    --  $     --  $ 30,268  $ 30,268
      Average interest rate...........................      12.06%      --%      --%      --%      --%       --%    12.06%
  Held for investment (2):
    Fixed-rate residential loans......................   $    541  $   399  $   293  $   215  $   156  $    351  $  1,955  $  1,769
      Average interest rate (3).......................       9.45%    9.45%    9.45%    9.45%    9.45%     9.45%     9.45%
    Adjustable-rate residential loans (4).............   $    995  $   747  $   559  $   419  $   314  $    887  $  3,921  $  3,548
      Average interest rate (3).......................       7.94%    7.94%    7.94%    7.94%    7.94%     7.94%     7.94%
    Fixed-rate consumer loans.........................   $  3,272  $ 2,830  $ 2,441  $    --  $    --  $     --  $  8,543  $  9,149
      Average interest rate (3).......................      11.11%   11.11%   11.11%      --%      --%       --%    11.11%
    Adjustable-rate consumer loans (4)................   $    111  $    95  $    82  $    71  $    61  $    164  $    584  $    626
      Average interest rate (3).......................       8.38%    8.38%    8.38%    8.38%    8.38%     8.38%     8.38%
    Fixed-rate other loans (5)........................   $  8,929  $ 7,674  $ 6,576  $ 5,617  $ 4,778  $     --  $ 33,574  $ 33,644
      Average interest  rate (3)......................       9.37%    9.37%    9.37%    9.37%    9.37%       --%     9.37%
    Adjustable-rate other loans (4) (5)...............   $ 12,197  $10,456  $ 8,935  $ 7,607  $ 6,450  $     --  $ 45,645  $ 45,740
      Average interest rate (3).......................       8.94%    8.94%    8.94%    8.94%    8.94%       --%     8.94%
  Interest-earning deposits...........................   $     --  $    --  $    --  $    --  $    --  $  8,120  $  8,120  $  8,120
    Average interest rate.............................         --%      --%      --%      --%      --%     4.40%     4.40%
    Federal Home Loan Bank stock......................   $     --  $    --  $    --  $    --  $    --  $ 15,643  $ 15,643  $ 15,643
      Average interest rate...........................         --%      --%      --%      --%      --%     5.75%     5.75%
        Total interest-earning assets.................   $780,271  $22,201  $18,886  $13,929  $11,759  $ 25,165  $872,211  $876,518
                                                         ========  =======  =======  =======  =======  ========  ========  ========
Interest-bearing liabilities:
  Passbook accounts accounts..........................   $     --  $    --  $    --  $    --  $    --  $  2,830  $  2,830  $  2,830
    Average interest rate.............................         --%      --%      --%      --%      --%     3.44%     3.44%
  NOW accounts (6)....................................   $     --  $    --  $    --  $    --  $    --  $ 19,506  $ 19,506  $ 19,506
    Average interest rate.............................         --%      --%      --%      --%      --%     2.72%     2.72%
  Money market accounts...............................   $     --  $    --  $    --  $    --  $    --  $170,957  $170,957  $170,957
    Average interest rate.............................         --%      --%      --%      --%      --%     3.42%     3.42%
  Certificates of deposit over $100,000...............   $  7,999  $   636  $   322  $   646  $    661  $    --  $ 10,264  $ 10,383
    Average interest rate.............................       5.57%    6.33%    6.22%    6.44%    5.89%       --%     5.71%
  Brokered certificates of deposit....................   $148,676  $    --  $    --  $    --  $    --  $     --  $148,676  $148,907
    Average interest rate.............................       4.92%      --%      --%      --%      --%       --%     4.92%
  Other certificates of deposit.......................   $ 84,776  $14,037  $ 5,652  $ 6,126  $ 5,020  $     --  $115,611  $116,748
    Average interest rate.............................       5.54%    5.73%    5.87%    6.35%    5.76%       --%     5.63%
  Federal Home Loan Bank borrowings (7)...............   $     --  $    --  $    --  $    --  $    --  $168,000  $168,000  $171,544
    Average interest rate.............................         --%      --%      --%      --%      --%     4.90%     4.90%
  Revolving borrowings................................   $     --  $    --  $    --  $    --  $    --  $116,845  $116,845  $116,845
    Average interest rate.............................         --%      --%      --%      --%      --%     6.60%     6.60%
  Term borrowings.....................................   $  9,737  $ 8,625  $12,223  $ 4,997  $ 4,959  $ 21,403  $ 61,944  $ 61,944
    Average interest rate.............................       7.73%    7.48%    7.62%    7.77%    6.71%    11.17%     8.78%
        Total interest-bearing liabilities............   $251,188  $23,298  $18,197  $11,769  $10,640  $499,541  $814,633  $819,664
                                                         ========  =======  =======  =======  =======  ========  ========  ========

__________
(1) Loans held for sale are assumed to mature within one year, as the intent is to sell the loans.

(2) Balances are stated net of discounts and other deductions.

(3) For the fixed rate loans held for investment, we computed a weighted average interest rate and a weighted average maturity for the loan portfolio and then applied a prepayment assumption of 24% to residential loans and 12% to non-residential loans in determining the cash flows. The same approach was used for the adjustable-rate loans, which are generally fully indexed loans.

(4) The adjustable-rate loans generally are indexed to the 1-year treasury. However, included in the balance are loans indexed to 11th district cost of funds, prime and 3, 5 and 7-year treasury.

(5) Other consists of multi-family, commercial real estate, commercial, land and construction loans.

  (6) Excludes non-interest-bearing demand deposits of approximately $22.7 million.
  (7) See "--Short-term Borrowings" for additional discussion on the term of the Federal Home Loan Bank borrowings.

      Our financial instruments reflected on our balance sheet for the period ended December 31, 1997 were:

                                                        Expected Maturity Date - Fiscal Year Ended December 31,
                                  -------------------------------------------------------------------------------------------------
                                                                                                There-                    Fair
                                     1998        1999        2000        2001        2002       after        Total        Value
                                  ----------   ---------   ---------  ----------  ---------   ---------   -----------  -------------
                                                                        (Dollars in thousands)
Interest-earning assets:
  Held for sale (1) (2):
   Fixed-rate residential loans.. $  201,081   $      --   $      --  $       --   $     --    $      --   $  201,081   $    202,073
       Average interest rate.....       9.09%         --%         --%         --%        --%          --%        9.09%
   Adjustable-rate residential
    loans........................ $  255,897   $      --   $      --  $       --   $     --    $      --   $  255,897   $    257,159
       Average interest rate.....       8.03%         --%         --%         --%        --%          --%        8.03%

  Held for investment (2):
   Fixed-rate residential loans.. $      562   $     490   $     427  $      371   $    323    $   1,416   $    3,589   $      3,685
       Average interest rate (3).       9.66%       9.66%       9.66%       9.66%      9.66%        9.66%        9.66%
   Adjustable-rate residential
     loans (4)................... $      505   $     441   $     385  $      336   $    293    $   1,679   $    3,639   $      3,736
       Average interest rate (3).       8.18%       8.18%       8.18%       8.18%      8.18%        8.18%        8.18%
   Fixed-rate consumer loans..... $    3,815   $   3,376   $   2,989  $       --   $     --    $      --   $   10,180   $     10,388
       Average interest rate (3).      14.44%      14.44%      14.44%         -- %       -- %         -- %      14.44%
   Adjustable-rate consumer
    loans (4).................... $       69   $      60   $      52  $       45   $     39    $     169   $      434   $        443
       Average interest rate (3).       8.38%       8.38%       8.38%       8.38%      8.38%        8.38%        8.38%
   Fixed-rate other loans (5).... $    9,994   $   8,532   $      --  $       --   $     --    $      --   $   18,526   $     18,613
       Average interest rate (3).       9.79%       9.79%         --%         --%        --%          --%        9.79%
   Adjustable-rate other loans
    (4) (5)...................... $    2,843   $   2,476   $   2,153  $    1,871   $  1,623    $   7,060   $   18,026   $     18,110
       Average interest rate (3).       9.25%       9.25%       9.25%       9.25%      9.25%        9.25%        9.25%

   Interest-earning deposits..... $       --   $      --   $      --  $       --   $     --    $   6,337    $   6,337   $      6,337
       Average interest rate.....         --%         --%         --%         --%        --%        5.91%        5.91%
   Federal Home Loan Bank stock.. $       --   $      --   $      --  $       --   $     --    $   8,700    $   8,700   $      8,700
       Average interest rate.....         --%         --%         --%         --%        --%        6.00%        6.00%

       Total interest-earning
        assets................... $  474,766   $  15,375   $   6,006  $    2,623   $  2,278    $  25,361    $ 526,409   $    529,244
                                  ==========   =========   =========  ==========   ========    =========    =========   ============
Interest-bearing liabilities:
   Passbook accounts............. $       --   $      --   $      --  $       --   $     --    $   2,851    $   2,851   $      2,851
       Average interest rate.....         --%         --%         --%         --%        --%        3.97%        3.97%
   NOW accounts (6).............. $       --   $      --   $      --  $       --   $     --    $  14,669    $  14,669   $     14,669
       Average interest rate.....         --%         --%         --%         --%        --%        2.92%        2.92%
   Money market accounts......... $       --   $      --   $      --  $       --   $     --    $  99,899    $  99,899   $     99,899
       Average interest rate.....         --%         --%         --%         --%        --%        2.96%        2.96%
   Certificates of deposit over
    $100,000..................... $    4,900   $   1,030   $     414  $      207   $    634    $      --    $   7,185   $      7,258
       Average interest rate.....       5.91%       6.06%       6.73%       6.15%      6.44%          --%        6.03%
   Other certificates of deposit. $   63,692   $  13,442   $   2,984  $    2,453   $  6,094    $      --    $  88,665   $     89,389
       Average interest rate.....       5.88%       6.01%       6.24%       6.30%      6.34%          --%        5.96%
   Federal Home Loan Bank
    borrowings................... $       --   $      --   $      --  $       --   $     --    $ 171,943    $ 171,943   $    171,943
       Average interest rate.....         --%         --%         --%         --%        --%        6.37%        6.37%
   Revolving borrowings.......... $       --   $      --   $      --  $       --   $     --    $  48,338    $  48,338   $     48,338
       Average interest rate.....         --%         --%         --%         --%        --%        7.07%        7.07%
   Term borrowings............... $    4,928   $   4,438   $   5,373  $    3,546   $  1,699    $  21,587    $  41,571   $     41,571
       Average interest rate.....       8.57%       8.97%       8.89%       9.14%     10.34%       11.15%       10.11%

       Total interest-bearing
        liabilities.............. $   73,520   $  18,910   $   8,771  $    6,206   $  8,427    $ 359,287    $ 475,121   $    475,918
                                  ==========   =========   =========  ==========   ========    =========    =========   ============

 __________
 (1) Loans held for sale are assumed to mature within one year, as the intent is to sell the loans.
 (2) Balances are stated net of discounts and other deductions.
 (3) For the fixed rate loans held for investment, the Company computed a weighted average interest rate and a weighted average maturity for the loan portfolio and then applied a prepayment assumption of 12% in determining the cash flows. The same approach was used for the adjustable-rate loans, which are generally fully indexed loans.

(4) The adjustable-rate loans generally are indexed to the 1-year treasury. However, included in the balance are loans indexed to 11th district cost of funds, prime and 3, 5 and 7-year treasury.
(5) Other consists of multi-family, commercial real estate, commercial, land and construction loans.
(6) Excludes non-interest-bearing demand deposits of approximately $9.2 million.

Short-term Borrowings

  A primary function of asset and liability management is to ensure adequate liquidity. In addition to cash and cash equivalents, we rely heavily on short-term borrowing capabilities for liquidity and as a funding vehicle. The primary sources for short-term borrowings are the Federal Home Loan Bank for Matrix Bank and unaffiliated financial institutions for Matrix Financial. See "Liquidity and Capital Resources."

  The following table sets forth a summary of our short-term borrowings during 1996, 1997 and 1998 and as of the end of each such period. No information is given for these items as of and for the three months ended March 31, 1999, because there had been no material changes in these items since December 31, 1998.

                                                              Average                                                    Weighted
                                          Amount               amount              Maximum            Weighted           average
                                        outstanding         outstanding          outstanding      average interest       interest
                                            at               during the            at any           rate during          rate at
                                         year end             year(1)             month end           the year           year end
                                     ---------------    ---------------       ---------------   -----------------      -------------
                                                                            (Dollars in thousands)
At or for the year ended December
 31, 1996:
 Federal Home Loan Bank                     $ 51,250           $ 35,838              $ 53,650                5.69%            5.84 %
  borrowings
 Revolving lines of credit                    31,504             35,489                60,804                7.17              6.50
 Repurchase agreements                            --                991                 4,962               12.58               --
At or for the year ended December
 31, 1997:
 Federal Home Loan Bank                      171,943             59,984               171,943                5.73              6.37
   borrowings
 Revolving lines of credit                    48,338             43,762                57,710                6.99              7.07
 Repurchase agreements                            --              1,564                 3,437               11.26               --
At or for the year ended December
 31, 1998:
 Federal Home Loan Bank                      168,000            159,381               271,000                5.37              4.90
    borrowings (2)
 Revolving lines of credit                    86,936             74,973                92,507                6.55              6.23
 Repurchase agreements                         7,350              1,445                 7,350                9.06              9.02
 Lease financing                              22,559              9,304                22,559                7.32              7.27

_________
(1) Calculations are based on daily averages where available and monthly averages otherwise.
(2) A total of $47.0 million of the Federal Home Loan Bank borrowings outstanding at December 31, 1998 were borrowed under a short option advance agreement with the Federal Home Loan Bank. These short option advance borrowings have a term of ten years, but are callable by the Federal Home Loan Bank beginning after a six month or one year lock-out period depending on the particular short option advance borrowing. After the expiration of the lock-out period, the short option advance borrowings are callable at three month intervals. If the Federal Home Loan Bank exercises its call option on a short option advance borrowing, the Federal Home Loan Bank is required to offer replacement funding to us at a market rate of interest for the remaining term of the short option advance borrowing. The interest rates on the short option advance borrowings ranged from 4.85% to 4.94% at December 31, 1998 and their possible call dates varied from January 15, 1999 to April 14, 1999. Additionally, under the terms of the short option advance, we are not permitted to prepay or otherwise retire a callable short option advance borrowing prior to the final maturity date.

                        Liquidity and Capital Resources

  Liquidity is our ability to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements and otherwise operate on an ongoing basis. To date, our principal source of funding for our investing activities has been:

 . secured senior debt provided by unaffiliated financial institutions; . the issuance of 11.5% senior notes in September 1997;
 . the issuance of senior subordinated notes in August 1995;
 . a bank stock loan;  and
 . our initial public offering.

As of March 31, 1999, Matrix Bancorp had $42.0 million in indebtedness outstanding. The borrowed funds have been used historically as capital injections to Matrix Bank and Matrix Financial, as well as to acquire the office building in Phoenix where Matrix Financial maintains its headquarters. See "Properties."

  On June 29, 1998, we amended our bank stock loan agreement and increased our credit available under the loan by an additional $12.0 million. The amended bank stock loan agreement has two components, an $8.5 million term loan and a revolving line of credit of $11.5 million. As of March 31, 1999, the balance of the term loan was $7.6 million and the balance of the revolving line of credit was $10.2 million. One year from the date of the amendment, the balance of the revolving line of credit will be converted to a term loan. The additional proceeds from the loan will be used primarily as capital at Matrix Bank. The amended bank stock loan requires us to maintain:

 . total shareholders' equity of the greater of $40.0 million or 90% of actual net worth at the end of the most recent fiscal year, plus 50% of cumulative net income after the end of the most recent fiscal year, plus 90% of all contributions made to stockholders' equity after the closing date; and

 .  total adjusted debt to net worth less than 4:1.

Additionally, the amended bank stock loan does not permit us to declare or pay any dividends.

  On September 29, 1997, we completed a registered debt offering of $20.0 million in senior notes due 2004, raising net proceeds of approximately $19.1 million. Interest on the senior notes of 11.5% is payable semi-annually on March 31 and September 30 of each year, commenced on March 31, 1998, with a balloon payment for the entire principal balance due in September 2004. The 11.5% senior notes require us to:

 .  maintain consolidated tangible equity capital of not less than $35 million;
   and
 . meet the requirements necessary such that Matrix Bank will not be classified as other than "well capitalized" as defined by 12 C.F.R. Section 565.4.

Additionally, the 11.5% senior notes contain other covenants regarding certain restricted payments, incurrence of indebtedness and issuance of preferred stock, liens, merger, consolidation or sale of assets and transactions with affiliates. Under the conditions of the 11.5% senior notes, we may not incur any additional indebtedness if the consolidated leverage ratio exceeds 2:1 and we may not declare or pay cash dividends unless, at the time of and after giving effect to such dividend:

 . no default shall have occurred and be continuing or would occur as a consequence thereof;

 . after giving effect to the payment of such dividend, we would be permitted to incur at least $1.00 of additional indebtedness pursuant to the 2:1 consolidated leverage ratio described above; and

 . such dividend, together with the aggregate amount of all restricted payments made, is less than 25% of our aggregate consolidated net income for the period beginning on October 1, 1997 and ending on the date of our most recent quarter plus 100% of the net cash proceeds we received from the issuance of equity interests.

As of March 31, 1999, under the foregoing test, we would be entitled to declare and pay dividends of approximately $625,000, although we have no present intent to do so, as distributions are not permitted under our bank stock loan.

  In August 1995, we issued $2.9 million in aggregate principal amount of senior subordinated notes. Interest on the senior subordinated notes is payable semi-annually on January 15 and July 15, and the Senior Subordinated Notes mature on July 15, 2002, with earlier mandatory redemptions of $727,500, or 25% of the senior subordinated notes, scheduled on each of July 15, 1999, 2000 and 2001. We are restricted from paying cash dividends under the senior subordinated notes. However, we may pay cash dividends in an amount equal to 50% of our consolidated net income as long as there has been no default under the terms of the senior subordinated notes and as long as the dividend does not exceed 10% of the consolidated net worth. We may redeem the senior subordinated notes, in whole or in part, at any time on or after July 15, 1998 at a redemption price equal to:

 . 102% of par through July 14, 1999 and, thereafter, at par, plus . all accrued but unpaid interest.

Until February 1997, the senior subordinated notes bore interest at 13% per annum. In February 1997, the annual rate increased to 14% per annum.

  The quarter ended March 31, 1999 resulted in net cash provided by our operating activities, which differs from our trend of net cash used by operating activities experienced over previous reported periods. Our typical net cash used by operating activities results primarily from the growth that Matrix Bank has experienced in its residential loan purchasing activity. We anticipate the trend of increased net use of cash from operations to continue for the foreseeable future. This anticipation results from the expected continued growth of Matrix Bank, which we believe will consist primarily of increased activity in the purchasing of loan and mortgage servicing portfolios. However, due to liquidity and capital availability we do not anticipate growth to be as significant as in prior periods.

  Matrix Bank's primary source of funds for use in lending, purchasing bulk loan portfolios, investing and other general purposes are:

 . retail deposits;
 . trust deposits;
 . custodial escrow balances;
 . brokered deposits;
 . Federal Home Loan Bank borrowings;
 . sales of loan portfolios; and
 . proceeds from principal and interest payments on loans.

Contractual loan payments and net deposit inflows are a generally predictable source of funds, while loan prepayments and loan sales are significantly influenced by general market interest rates and economic conditions. Borrowings on a short-term basis are used as a cash management vehicle to compensate for seasonal or other reductions in normal sources of funds. Matrix Bank utilizes advances from the Federal Home Loan Bank as its primary source for borrowings. At March 31, 1999, Matrix Bank had borrowings from the Federal Home Loan Bank of $113.0 million. The custodial escrow balances held by Matrix Bank fluctuate based upon the mix and size of the related mortgage servicing rights portfolios and the timing of payments for taxes and insurance. For a tabular presentation of the our short-term borrowings, see "Asset and Liability Management--Short-term Borrowings."

  Matrix Bank offers a variety of deposit accounts having a range of interest rates and terms. Matrix Bank's retail deposits principally consist of demand deposits and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in prevailing interest rates and competition. Matrix Bank's retail deposits are obtained primarily from areas in which it is located and, therefore, its retail deposits are concentrated primarily in Las Cruces and Sun City. Matrix Bank relies principally on customer service, marketing programs and its relationships with customers to attract and retain these deposits. Beginning in February 1998, brokered deposits were accepted and have been utilized to support growth at Matrix Bank. In pricing deposit rates, management considers profitability, the matching of term lengths with assets, the attractiveness to customers and rates offered by competitors. Matrix Bank intends to continue its efforts to attract deposits as a primary source of funds to support its lending and investing activities.

  In February 1997, Sterling Trust moved approximately $80.0 million of fiduciary deposits from a third party institution to Matrix Bank. Additionally, pursuant to a termination agreement, Fidelity National Title moved approximately $47.1 million of deposits to Matrix Bank during the fourth quarter of 1998. The balance of the title deposits at March 31, 1999 was $107.1 million. The following two tables sets forth the average balances for each major category of Matrix

Bank's deposit accounts and the weighted-average interest rates paid for interest-bearing deposits for the periods indicated:


                                                                   Year Ended December 31,
                          ----------------------------------------------------------------------------------------------------------
                                         1996                              1997                                    1998
                          ----------------------------------  -----------------------------------  ---------------------------------
                                                 Weighted                          Weighted                             Weighted
                              Average            Average          Average          Average              Average         Average
                              Balance             Rate            Balance           Rate                Balance          Rate
                          --------------- ------------------  --------------- -------------------  ---------------- ----------------
                                                                    (Dollars in thousands)

Passbook accounts.........  $     2,389            3.45 %       $      2,859             3.95 %      $     2,859          3.58 %
NOW accounts..............        2,813            2.24               23,837             3.34             17,586          2.97
Money market accounts.....        9,151            4.43               73,145             3.39            124,796          3.13
Time deposits (except
 brokered)                       54,824            5.85               83,993             5.94            108,107          5.79
Brokered deposits.........           --              --                   --              --             103,485          5.25
                          --------------- ------------------  --------------- -------------------  ---------------- ----------------
  Total deposits..........  $    69,177            5.43 %       $    183,834            4.56 %       $   356,833          4.37 %
                          =============== ==================  =============== ===================  ================ ================

                                            Quarter Ended                               Quarter Ended
                                            March 31, 1998                              March 31, 1999
                                  --------------------------------            -------------------------------
                                                       Weighted                                   Weighted
                                       Average         Average                     Average        Average
                                       Balance          Rate                       Balance          Rate
                                  ---------------   --------------            ---------------   -------------
                                                                   (unaudited)
                                                             (Dollars in thousands)

Passbook accounts.............    $     2,881              3.85  %                   2,764            3.42 %
NOW accounts..................         13,671              3.06                     23,844            2.59
Money market accounts.........        102,736              2.85                    245,004            3.28
Time deposits (except
 brokered)....................         97,484              5.84                    127,762            5.54
Brokered deposits.............         43,340              5.32                    102,850            4.82
                                  ---------------   --------------            ---------------   -------------
     Total deposits...........    $   260,112              4.40  %                 502,224            4.14 %
                                  ===============   ==============            ===============   =============

  The following table sets forth the amount of Matrix Bank's certificates of deposit that are greater than $100,000 by time remaining until maturity as of March 31, 1999:

                                                                                     As of March 31, 1999
                                                                           ----------------------------------------
                                                                                                  Weighted Average
                                                                                  Amount             Rate Paid
                                                                           ------------------    ------------------
                                                                                    (Dollars in thousands)
  Three months or less..................................................... $           3,141                5.40 %
  Over three months through six months.....................................             2,701                5.57
  Over six months through twelve months....................................             2,808                5.36
  Over twelve months.......................................................             2,420                6.06
                                                                           ------------------    ------------------
     Total................................................................. $          11,070                5.57 %
                                                                           ==================    ==================

  We actively monitor Matrix Bank's compliance with regulatory capital requirements. Historically, Matrix Bank has increased its core capital through the retention of a portion of its earnings. Matrix Bank's future growth is expected to be achieved through deposit growth, brokered deposits, borrowings from the Federal Home Loan Bank and custodial deposits from affiliates. We anticipate that such growth will require additional capital. The capital requirements related to the anticipated growth will in part be fulfilled through retention of earnings, potentially increasing our bank stock loan and future possible debt or equity offerings.

  Our principal source of funding for our servicing acquisition activities consists of a line of credit facility provided to Matrix Financial by an
unaffiliated financial institution.   As of March 31, 1999, Matrix Financial's
servicing acquisition facility aggregated $45.0 million, of which $4.2 million was available to be utilized after deducting drawn amounts. Borrowings under the servicing acquisition lines of credit are secured by mortgage servicing rights owned by Matrix

Financial, bear interest at the federal funds rate plus a negotiated margin and are due at the earlier of the maturity of the mortgage servicing rights or amortized over five to six years from the date of borrowing. At March 31, 1999, $40.7 million was outstanding under the servicing acquisition line and the interest rate on funds outstanding under this facility at March 31, 1999 was 6.81%.

  Our principal source of funding for our loan origination business consists of a warehouse line of credit and a sale/repurchase facility provided to Matrix Financial by unaffiliated financial institutions. As of March 31, 1999, Matrix Financial's warehouse line of credit facility aggregated $120.0 million, of which $72.6 million was available to be utilized. Additionally, the lead lender for the warehouse line has provided us with an overline facility, which provides an additional $10.0 million in funding capacity. The availability of the overline facility is at the lender's sole discretion. At March 31, 1999, $47.4 million was outstanding under the warehouse line at a weighted average interest rate of 6.25%. Borrowings under the warehouse line of credit are secured by all of the mortgage loans funded with warehouse loan proceeds and bear interest at the federal funds rate plus a negotiated margin. As of March 31, 1999, Matrix Financial's sale/repurchase facility was $25.0 million, with $21.2 million outstanding at a weighted average interest rate of 9.10%. Borrowings under the sale/repurchase facility are secured by all of the mortgage loans and direct financing leases funded with sale/repurchase facility proceeds and bear interest at the higher of the prime rate or the LIBOR rate plus a negotiated margin on the loans and 8.00% on the direct lease financing.

  Our principal source of funding for the working capital needs of Matrix Financial consists of working capital facilities provided to Matrix Financial by unaffiliated financial institutions. As of March 31, 1999, Matrix Financial's working capital facilities aggregated $10.0 million, of which $8.2 million was available. Borrowings under the working capital facilities are secured by mortgage servicing rights, eligible servicing advance receivables and eligible delinquent mortgage loans and bear interest at the federal funds rate plus a negotiated margin. At March 31, 1999, $1.8 million was outstanding under the working capital facilities at an interest rate of 6.31%.

  Matrix Bank is restricted from paying dividends to us due to certain regulatory requirements. Matrix Financial is restricted from paying dividends to us under its amended and restated loan agreement. Under this loan agreement, Matrix Financial is limited to:

 .  dividends payable solely in the form of capital stock;

 . cash dividends to us in an amount not to exceed 50% of Matrix Financial's net cash income for the current fiscal year so long as no default or potential default exists or would be created by the dividend; or

 .  dividends otherwise approved in writing by the agent.

At March 31, 1999, we were in compliance with all debt covenants. See "The Company - Regulation and Supervision."

  In June 1996, we purchased 154 acres of land for $1.3 million in cash for the purpose of developing 750 residential and multi-family lots in Ft. Lupton, Colorado. The purchase was completed with our operating funds and a loan from a third party financial institution of $845,000. As part of the acquisition, we entered into a planned unit development agreement with the City of Ft. Lupton. The planned unit development agreement is a residential and golf course development agreement providing for the orderly planning, engineering and development of a golf course and surrounding residential community. The City of Ft. Lupton is responsible for the development of the golf course and we are responsible for the development of the surrounding residential lots and certain offsite infrastructure estimated at $1.3 million. The planned unit development agreement also provides for the rebate of certain developments fees, infrastructure fees and storm drainage fees from the City of Ft. Lupton to us, estimated at $1.6 million.

  Under the planned unit development agreement, we are obligated to secure future payment to the City of Ft. Lupton of pledged golf course enhancement fees of $600,000. These pledged enhancement fees require successor homebuilders to pay the City of Ft. Lupton a $2,000 fee with the issuance of each building permit. In the event that less than 30 permits are issued per year, we are obligated to pay the balance of $60,000 in assessment fees per year beginning in the year 1998 through the year 2007. We have to date posted a $300,000 letter of credit to secure those referenced enhancement fees. We also entered into a development management agreement with a local developer to complete the development of the land. The terms of the agreement specify that we are to earn a preferred rate of return on its investment and, once the initial amount of our investment plus the preferred rate of return have been returned, the remaining profits are split equally. Our current investment in the project is $4.2 million.

  It is anticipated that we may obtain a loan from an unaffiliated financial institution for a portion of the future development costs, as needed.

                         Inflation and Changing Prices

  The consolidated financial statements and related data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of our assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as prices of goods and services. We disclose the estimated fair market value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107. See Note 15 to the consolidated financial statements included in this prospectus.

                        Recent Accounting Pronouncements

  During fiscal year 1998, we adopted the provisions of two accounting pronouncements: Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income and Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. Additionally, in June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

We plan to adopt FAS 133 with our fiscal year beginning January
1, 2001 assuming the FASB finalizes its vote on deferring the implementation date for fiscal years beginning after June 15, 2000. It is not currently known what effect the adoption of FAS 133 will have on our consolidated financial statements.

                                   Year 2000

   The following disclosure is a Year 2000 Readiness Disclosure and a Year 2000 Statement, as defined in the Year 2000 Information and Readiness Disclosure Act, which was enacted by Congress and was effective October 19, 1998.

   Many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the year 2000. This problem could result in a system failure or miscalculations causing a disruption of operations. We have established year 2000 project teams, both at the parent and individual subsidiary levels. The year 2000 project teams and our overall year 2000 effort are being overseen by our year 2000 director to ensure that consistent procedures and methodologies are being applied across the subsidiaries in addressing year 2000 issues.

   We are subject to year 2000 risks not only from our own internal data processing systems and software, but also from third party sources providing data and/or services to us and from certain significant customers.
Additionally, we have a limited amount of other non-information systems equipment that relies on date-sensitive information. As such, we have established and implemented a year 2000 plan that includes the careful evaluation of internal data processing systems and software and incorporates the evaluation of third party sources, significant customers and vendors, and non-information systems equipment for year 2000 risks.

   Our year 2000 plan consists of the following five separate phases:

 . Awareness - The process of informing all of our employees, vendors, and significant customers about the nature and extent of the year 2000 problem.

 . Assessment - The process of gathering and analyzing information to determine the size and impact of the year 2000 problem, the complexity of issues and the level of work and resources necessary to address year 2000 issues.

 . Renovation - The process of modifying, reengineering, and retiring non-compliant information systems, applications, vendors, third party service providers and non-information systems based on the information learned during the assessment phase.

 . Validation - The process of testing information systems, applications, vendors, third party service providers and non-information systems for year 2000 compliance. This testing phase includes both newly renovated and compliant items.

 . Implementation - The process of implementing all year 2000 compliant changed, newly acquired or modified information systems, applications, vendors, third party service providers and non-information systems. This phase also includes the updating of backup, contingency and disaster recovery plans.

   It is anticipated that the above phases of the year 2000 plan will progress concurrently. Additionally, we do not anticipate that our subsidiaries will progress at the same rate through the five phases of the year 2000 plan due to differences in their systems and the varying levels of complexity associated with those systems.

   The year 2000 progress of Sterling Trust, Matrix Bank and Matrix Financial as of March 31, 1999 is seen in the following tables:

                                                               Sterling Trust Year 2000 Progress
                          --------------------------------------------------------------------------------------------------------
                              Awareness            Assessment           Renovation           Validation           Implementation
                          ---------------      ---------------      ---------------      ---------------      --------------------

Information Systems
  Estimated completion                100%                 100%                 100%                  25%                       85%
   date                                --                   --                   --              6/15/99                   6/15/99
Non-information systems
  Estimated completion                100%                 100%                 100%                  50%                       50%
   date                                --                   --                   --              6/15/99                   6/15/99
Third parties
  Estimated completion                100%                 100%                 100%                   0%                      100%
   date                                --                   --                   --              6/15/99                        --


                                                                 Matrix Bank Year 2000 Progress
                           --------------------------------------------------------------------------------------------------------
                               Awareness            Assessment           Renovation           Validation           Implementation
                           ---------------      ---------------      ---------------      ---------------      --------------------

Information Systems                    100%                 100%                 100%                  70%                       70%
  Estimated completion date             --                   --                   --              6/30/99                   6/30/99
Non-information systems                100%                 100%                  98%                  90%                       90%
  Estimated completion date             --                   --              6/30/99              6/30/99                   6/30/99
Third parties                          100%                 100%                  75%                   0%                        0%
  Estimated completion date             --                   --              9/30/99              9/30/99                   9/30/99

                                                               Matrix Financial Year 2000 Progress
                           --------------------------------------------------------------------------------------------------------
                               Awareness            Assessment           Renovation           Validation           Implementation
                           ---------------      ---------------      ---------------      ---------------      --------------------

Information Systems                    100%                  85%                  80%                  68%                       65%
  Estimated completion date             --              4/30/99              5/31/99              6/15/99                   6/15/99
Non-information systems                 90%                  70%                  40%                  37%                       33%
  Estimated completion date        4/30/99              5/31/99              6/30/99              6/30/99                   6/30/99
Third parties                           90%                  90%                  90%                  90%                       90%
  Estimated completion date        4/30/99              6/15/99              6/30/99              6/30/99                   6/30/99

   The remaining subsidiaries have more limited exposure risk to the year 2000 issue. For example, they have fewer mission critical systems, vendors, and customers than the subsidiaries discussed above. These remaining subsidiaries have more limited renovation issues than Sterling Trust, Matrix Bank and Matrix Financial and their validation process is substantially underway. The progress of the remaining subsidiaries as of March 31, 1999 is seen in the following table:

                                                           Remaining Companies' Year 2000 Progress
                         --------------------------------------------------------------------------------------------------------
                             Awareness            Assessment           Renovation           Validation           Implementation
                         ---------------      ---------------      ---------------      ---------------      --------------------

Information Systems
  Estimated completion               100%                  75%                  75%                  50%                       75%
   date                               --              4/30/99              5/31/99              6/30/99                   6/30/99
Non-information systems
  Estimated completion               100%                  75%                  50%                  70%                       70%
   date                               --              4/30/99              5/31/99              6/30/99                   6/30/99
Third parties
  Estimated completion               100%                  50%                  75%                  50%                       50%
   date                               --              4/30/99              6/30/99              6/30/99                   6/30/99

   Included in the implementation phase of our year 2000 Plan is the development of a contingency plan for the failure of our mission critical systems. Several of our subsidiaries have completed their contingency plans and it is anticipated that the remainder of the contingency plans will be finished by June 30, 1999.

   Assuming the proper functioning of our telecommunication and utility providers, the failure of which would have a significant impact on our ability to conduct our day-to-day operations, management of each subsidiary has assessed what is believed to be the most reasonably likely worst case year 2000 scenario if we were to take no further steps to obtain year 2000 compliance. Sterling Trust's most reasonably likely worst case scenario lies in not being able to receive electronic information from various external sources. If for some reason the data from the outside service providers is available, but cannot be transmitted electronically, Sterling Trust plans to coordinate the receipt of that information via phone and fax lines. Once received, Sterling Trust will then manually input the data into their system in order to perform the necessary functions described above.

   Management from Matrix Bank anticipates that its most reasonably likely worst case year 2000 scenario would be the failure of one of its credit card service providers, such as Matrix Bank's credit card processor. In the event that these service providers are not year 2000 compliant, Matrix Bank anticipates discontinuing their credit card programs, which are mainly provided as a service to Matrix Bank's customers, but do not contribute significantly to our net income on a consolidated basis.

   Alltel, Fannie Mae and Federal Home Loan Mortgage Corporation whom Matrix Financial and Matrix Bank rely on for servicing and/or purchasing mortgage loans, are currently running compliant systems; however, we have not yet validated those systems. We anticipate using phone and fax lines to receive necessary information if systems for Alltel, Fannie Mae or Federal Home Loan Mortgage Corporation fail on January 1, 2000.

   Under Matrix Financial's most reasonably likely worst case year 2000 scenario, two other areas may be affected. The first is that loan documents received from outside brokers and processed by Matrix Financial could contain inaccurate calculations resulting from a year 2000 problem with the software/hardware used by the broker to generate the documents. Since there are approximately 500 brokers that send these documents to Matrix Financial, it is unlikely that Matrix Financial will be able to certify that all of the brokers are year 2000 compliant. The loss of business from any one broker identified as non compliant will not have a material impact on us, as no broker is individually significant to our operations.

   The second area of exposure for Matrix Financial is the secondary marketing department. Each day, rate information is received and loans are locked in at a set rate to be sold to investors. If an investor is unable to verify and process the loan rate lock confirmation, which is the paper copy of the agreed upon transaction, due to a year 2000 issue, then Matrix Financial may be forced to relock the loans at the current day's rates, unless other evidence of the transaction exists. Due to the daily fluctuation in these rates, this could expose Matrix Financial to significant interest rate risk on the affected loans. This process is being reviewed to provide an alternative method between Matrix Financial and the investors for confirmation of the loan rate information.

   For the remaining companies, the worst case scenarios involve the following issues: for Matrix Bancorp, United Financial and United Capital Markets, validation of compliant Year 2000 systems and applications is not complete. Therefore, it is possible that systems and applications represented to us as compliant by vendors may not work. The database used by United Special Services for tracking its properties under management has also not yet been tested to determine year 2000 compliance. If this process is not completed, it will be uncertain as to whether United Special Services would be able to continue to accurately track its properties under management, which could significantly affect its business.

   We anticipate that the total costs associated with year 2000 compliance will not exceed $400,000; as such, year 2000 compliance is not expected to have a material effect on our results of operations. Most of the costs associated with the year 2000 issue will be expensed as incurred; however, any costs attributable to the purchase of new software will be capitalized. Through March 31, 1999, we had expensed approximately $172,000 for costs associated with year 2000 compliance. The costs of the year 2000 project and the deadlines by which we believe we will progress through the various phases of the project are based on management's best estimates, which were derived utilizing numerous assumptions of future events. There can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

                      MARKET FOR THE PREFERRED SECURITIES

   We have applied to have the preferred securities approved for quotation on the Nasdaq National Market under the symbol "MTXCP". Although the underwriters have informed us that they currently intend to make a market in the preferred securities, there can be no assurance that an active and liquid trading market will develop, or if developed, that such a market will continue. The offering price and distribution rate have been determined by negotiations among our representatives and the underwriters, and the offering price of the preferred securities may not be indicative of the market price following the offering. See "Underwriting."

                              ACCOUNTING TREATMENT

   Capital Trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of Capital Trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate category in our consolidated financial statements under the caption "Guaranteed Preferred Beneficial Interests in the Company's Junior Subordinated Debentures," and appropriate disclosures about the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. We will record distributions payable on the preferred securities as an expense in our consolidated statements of income for financial reporting purposes.

   All of our future reports filed under the Securities and Exchange Act will:

 . present the preferred securities and the common securities issued by the Capital Trust on the balance sheet as a separate category item entitled "Guaranteed Preferred Beneficial Interests in the Company's Junior Subordinated Debentures";

 . include in a footnote to the financial statement disclosure that the sole assets of Capital Trust are the junior subordinated debentures including the outstanding principal amount, interest rate and maturity date of such junior subordinated debentures; and

 . be included in an audited footnote to the financial statements disclosure that we own all of the common securities of Capital Trust, and that the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by us of the obligations of Capital Trust under the preferred securities.

                      DESCRIPTION OF PREFERRED SECURITIES

   Capital Trust will issue the preferred securities and the common securities under the trust agreement for Capital Trust. The preferred securities will represent preferred undivided beneficial interests in the assets of Capital Trust and you, as a holder of the preferred securities, will be entitled a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the common securities, as well as
other benefits as described in the trust agreement.   This summary of certain
provisions of the preferred securities and the trust agreement is not complete. You should read the form of the trust agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. Wherever particular defined terms of the trust agreement are referred to in this
prospectus, such defined terms are incorporated herein by reference.   A copy of
the form of the trust agreement is also available upon request from the trustees.

                                    General

   The preferred securities will be limited to $27,500,000 aggregate liquidation amount (as defined in the trust agreement) outstanding (which amount may be increased by up to $4,125,000 aggregate liquidation amount of preferred securities for exercise of the underwriters' over-allotment option). See "Underwriting." The preferred securities will rank equally, and payments will be made pro rata, with the common securities except as described under "-- Subordination of Common Securities." The junior subordinated debentures will be registered in the name of Capital Trust and held by the property trustee in trust for your benefit and the benefit of the holders of the common securities. The guarantee we will execute for your benefit as a holder of the preferred securities, will be a guarantee on a subordinated basis with respect to the preferred securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when Capital Trust does not have funds on hand available to make such payments. See "Description of Guarantee."

                                 Distributions

   You will receive distributions on each preferred security at the annual rate of ____% of the stated liquidation amount of $25. Except as discussed below, distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, at the close of business on the 15th day of March, June, September and December (whether or not a business day (as defined below)) next preceding the relevant distribution date. Each date on which distributions will be paid is referred to as a distribution date in this prospectus. Distributions on the preferred securities will be cumulative. Distributions will accumulate from ______ __, 1999. The first distribution date for the preferred securities will be ________ ___,

1999. The amount of distributions payable for any period less than a full distribution period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. Distributions payable for each full distribution period will be computed by dividing the annual rate by four. If any date on which distributions are payable is not a business day, then payment will be made on the next succeeding day that is a business day (without any additional distributions or other payment because of the delay), except that, if such business day falls in the next calendar year, the payment will be made on the immediately preceding business day.

     So long as no debenture event of default has occurred and is continuing, we have the right to defer the payment of interest on the junior subordinate debentures at any time or from time to time for an "extension period" not exceeding 20 consecutive quarterly periods with respect to each extension period, provided that no extension period may extend beyond the maturity date of the junior subordinated debentures. As a consequence of any such deferral, quarterly distributions on the preferred securities will be deferred during the extension period. Distributions to which you are entitled will accumulate additional distributions thereon at the annual rate of ____ %, compounded quarterly from the relevant payment date, computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in
such period.   Additional distributions payable for each full distribution period will be computed by dividing the annual rate by four.

     During any extension period, we may not:

 .    declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

 .    make any payment of principal of or interest or premium, if any, on, repay, repurchase or redeem, any of our debt securities that rank equally in all respects with or junior in interest to the junior subordinate debentures, including our obligations associated with the outstanding preferred securities.


     Before the end of an extension period, we may further defer the payment of interest. No extension period may exceed 20 consecutive quarterly periods or
extend beyond the maturity date of the junior subordinated debentures.   Upon
the termination of an extension period and the payment of all amounts then due,
we may elect to begin a new extension period.   No interest shall be due during
an extension period, except at the end thereof.   We must give the trustees
notice of our election of an extension period at least one business day prior to the earlier of (1) the date the distributions on the preferred securities would have been payable but for the election to begin the extension period and (2) the date the property trustee is required to give you notice of the record date or the date the distributions are payable, but in any event not less than one business day prior to the record date. The property trustee will give you notice of our election to begin a new extension period. Subject to the foregoing, there is no limitation on the number of times that we may elect to
begin an extension period.   See "Description of Junior Subordinated Debentures
-- Option To Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     We currently do not intend to exercise our right to defer payments of interest by extending the interest payment period on the junior subordinated debentures.

                            Source of Distributions

     The revenue of Capital Trust available for distribution to you will be limited to payments under the junior subordinated debentures in which Capital Trust will invest the proceeds from the issuance and sale of the preferred
securities.   See "Description of Junior Subordinated Debentures."  If we do not
make payments on the junior subordinated debentures, Capital Trust may not have funds available to pay distributions or other amounts payable on the preferred
securities.   The payment of distributions and other amounts payable on the preferred securities (if and to the extent Capital Trust has funds legally available for and cash sufficient to make such payments) is guaranteed by us on a limited basis as set forth herein under "Description of Guarantee."

                             Redemption or Exchange

     If we repay or redeem the junior subordinated debentures, the property trustee will redeem a proportionate amount of the preferred and common securities, upon not less than 30 nor more than 60 days' notice. The redemption price for each preferred security shall equal $25 plus accumulated but unpaid distributions on the redemption date and the related amount of the premium, if any, paid by us upon the concurrent redemption of such junior subordinated debentures. See "Description of Junior Subordinated Debentures --Redemption." If less than all the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption shall be allocated to the redemption pro rata of the preferred securities and the common securities.

     We may redeem the junior subordinated debentures:

 .  on or after _________, in whole at any time or in part from time to time; or

 . in whole, but not in part, at any time within 180 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined below), in each case subject to possible regulatory approval.

See "--Liquidation Distribution Upon Dissolution." A redemption of the junior subordinated debentures would cause a mandatory redemption of a proportionate amount of the preferred securities and common securities at the redemption price.

     "Tax Event" means the receipt by Capital Trust of an opinion of our counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including an announced prospective change) in, the laws (or any regulations thereunder) of the United States or an political subdivision or taxing authority thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that:

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

 . Capital Trust is, or will be within 90 days of the delivery of such opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

 . interest payable by us on the junior subordinated debentures is not, or within 90 days of the delivery of such opinion will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

 . Capital Trust is, or will be within 90 days of the delivery of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. See "Certain Federal Income Tax Consequences-Pending Tax Litigation Affecting the Preferred Securities" for discussion of pending United States Tax Court litigation that, if decided adversely to the taxpayer, could give rise to a Tax Event, that may permit us to redeem the junior subordinated debentures prior to ________________, 2004.


     If a Tax Event described in the first or third circumstances above has occurred and is continuing and Capital Trust holds of all the junior subordinated debentures, we will pay on the junior subordinated debentures any additional amounts as may be necessary in order that the amount of distributions then due and payable by Capital Trust on the outstanding preferred securities and common securities of Capital Trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which Capital Trust has become subject as a result of a Tax Event.

     "Investment Company Event" means the receipt by Capital Trust of an opinion of our counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that Capital Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the preferred securities.

     "Capital Treatment Event" means the reasonable determination by us that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement, action or decision, is announced on or after the date of issuance of the preferred securities, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to $________, the liquidation amount of the preferred securities, as Tier 1 Capital (or the then equivalent thereof), except as otherwise restricted by the Federal Reserve, for purposes of the risk-based capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us. The Federal Reserve has determined that the proceeds of certain qualifying securities like the preferred securities will qualify as Tier I capital for us only up to an amount not to exceed, when taken together with all of our cumulative preferred stock, if any, 25% of our Tier 1 capital. A Capital Treatment Event will only occur if we become subject

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to the risk-based capital adequacy guidelines of the Federal Reserve. We are not currently subject to such guidelines.

                             Redemption Procedures

     Preferred securities redeemed on each redemption date shall be redeemed at a price equal to $25 plus accumulated but unpaid distributions, with the applicable proceeds from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that Capital Trust has funds on hand available for the payment of such redemption price. See also "--Subordination of Common Securities."

     If Capital Trust gives you notice of redemption of the preferred securities, then, by 12:00 noon, Eastern time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with The Depository Trust Company ("DTC") funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to you. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption will be payable to you on the relevant record dates for the related distribution dates.

     If notice of redemption is given and funds are deposited as required, then upon the date of such deposit all of your rights with respect to your preferred securities so called for redemption will cease, except your right to receive the redemption price, but without interest on such redemption price, and preferred securities that are redeemed will cease to be outstanding. If any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar
year, such payment will be made on the immediately preceding business day.   In
the event that payment of the redemption price for the preferred securities called for redemption is improperly withheld or refused and not paid either by Capital Trust or by us pursuant to the guarantee as described under "Description of Guarantee," distributions on such preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by Capital Trust for such preferred securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     If less than all the preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the
relative liquidation amounts of such classes.   The particular preferred
securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, or in accordance with DTC's customary procedures if the preferred securities are then held in the form of a global preferred security in accordance with DTC's customary practices.
The property trustee shall promptly notify the securities registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount of the preferred securities to be redeemed. For all purposes of the trust agreement, unless the context otherwise

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

requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

     Notice of any redemption will be mailed to you at your address as it appears on the securities register for Capital Trust at least 30 days but not more than 60 days before the redemption date if your preferred securities will be redeemed. Unless we default in payment of the redemption price on the junior subordinated debentures, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof called for redemption. Unless payment of the redemption price in respect of the preferred securities is withheld or refused and not paid either by Capital Trust or us pursuant to the guarantee, distributions will cease to accumulate on the preferred securities or portions thereof called for redemption.

                       Subordination of Common Securities

     Payment of distributions on, and the redemption price of, and the liquidation distribution in respect of, the preferred securities and common securities, as applicable, shall be made pro rata among the preferred securities and the common securities based on the liquidation amount of such preferred securities and common securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all the outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all the outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

     In the case of any event of default with respect to the preferred securities (as described below under "--Events of Default; Notice") resulting from an event of default with respect to junior subordinated debentures (as described below under "Description of Junior Subordinated Debentures -- Debenture Events of Default"), the holders of the common securities will be deemed to have waived any right to act with respect to any such event of default under the trust agreement until the effects of all such events of default with respect to such preferred securities have been cured, waived or otherwise eliminated. See "-- Events of Default; Notice" and "Description of Junior Subordinated Debentures -- Debenture Events of Default." Until all such events of default under the trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on your behalf and not on behalf of the holders of the common securities, and only you will have the right to direct the property trustee to act on your behalf.

                   Liquidation Distribution Upon Dissolution

     The amount payable on the preferred securities in the event of any liquidation of Capital Trust is $25.00 per preferred security plus accumulated and unpaid distributions, subject to certain exceptions which may be in the form of a distribution of such amount in junior subordinated debentures.

     The holders of all the outstanding common securities have the right at any time to dissolve Capital Trust and, after satisfaction of liabilities to creditors of Capital Trust as provided by applicable law, cause the junior subordinated debentures to be distributed to you and the holders of the common securities in liquidation of Capital Trust.

     The Federal Reserve's risk-based capital guidelines currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base. This consultation may not be necessary if the equity or capital instrument is redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption.

     In the event we, while a holder of common securities, dissolve Capital Trust prior to the maturity date of the preferred securities and the dissolution of Capital Trust is deemed to constitute the redemption of capital instruments by the Federal Reserve under its risk-based capital guidelines or policies, our dissolution of Capital Trust may be subject to the prior approval of the Federal Reserve. Moreover, any changes in applicable law or changes in the Federal Reserve's risk-based capital guidelines or policies could impose a requirement on us to obtain the prior approval of the Federal Reserve to dissolve Capital Trust.

     Pursuant to the trust agreement, Capital Trust will automatically dissolve upon expiration of its term or, if earlier, will dissolve on the first to occur of:

 . certain events of bankruptcy, dissolution or liquidation of us or another holder of the common securities;

 . upon the holders of common securities giving written direction to the property trustee to dissolve Capital Trust (which direction, subject to the foregoing restrictions, is optional and wholly within the discretion of the holders of common securities);

 . the repayment of all the preferred securities in connection with the redemption of all the preferred securities and common securities as described under "- Redemption;"

 . the entry of an order for the dissolution of Capital Trust by a court of competent jurisdiction.

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

     If dissolution of Capital Trust occurs as described in any of the first three circumstances described above, Capital Trust will be liquidated by the property trustee as expeditiously as the property trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of Capital Trust as provided by applicable law, to you and the holders of the common securities a proportionate amount of the junior subordinated debentures[, unless such distribution is not practical. If distribution of the junior subordinated debentures is not practical, you and the holders of preferred securities and common securities will be entitled to receive out of the assets of Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of Capital Trust as provided by applicable law, an amount equal to, in the case of your distribution, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If such liquidation distribution can be paid only in part because Capital Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by Capital Trust on its preferred securities shall be paid on a pro rata basis.] The holders of the common securities will be entitled to receive distributions upon any such liquidation pro rata with you, except that if an event of default under the junior subordinated debentures has occurred and is continuing as a result of our failure to pay any amounts in respect of the junior subordinated debentures when due, the preferred securities shall have a priority over the common securities. See "--Subordination of Common Securities."

   After the liquidation date fixed for any distribution of junior subordinated debentures:

 .  the preferred securities will no longer be deemed to be outstanding;

 . DTC or its nominee, as the registered holder of preferred securities, will receive a registered global certificate or certificate representing the junior subordinated debentures to be delivered upon such distribution with respect to preferred securities held by DTC or its nominee; and

 . any certificates representing the preferred securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the preferred securities until such certificates are presented to the security registrar for the preferred securities and common securities for transfer or reissuance.


   If we do not redeem the junior subordinated debentures prior to maturity, Capital Trust is not liquidated, and the junior subordinated debentures are not distributed to you, then the preferred securities will remain outstanding until the repayment of the junior subordinated debentures and the distribution of the liquidation distribution to you.

   There can be no assurance as to the market prices for the preferred securities or the junior subordinated debentures that may be distributed in exchange for preferred securities if a dissolution and liquidation of Capital Trust were to occur. Accordingly, the preferred securities that you may purchase, or the junior subordinated debentures that you may receive on dissolution and liquidation of Capital Trust, may trade at a discount to the price that you paid to purchase the preferred securities offered hereby.

                           Events of Default; Notice

   Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities (whatever the reason for such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to a judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

 . the occurrence of a event of default with respect to the junior subordinated debentures (see "Description of Junior Subordinated Debentures -- Debenture Events of Default");

 . default by Capital Trust or the property trustee in the payment of any distribution when it becomes due and payable, and continuation of such default for a period of 30 days;

 . default by Capital Trust or the property trustee in the payment of any redemption price of any preferred security and common security when it becomes due and payable;

 . default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in either of the second or third circumstances above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustees and us by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the trust agreement; or

 . the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee if a successor property trustee has not been appointed within 60 days thereof.

   Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to you and the holders of the common securities and the administrative trustees, unless the event of default has been cured or
waived.   We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the trust agreement.

   If an event of default with respect to the junior subordinated debentures has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, the preferred securities will have a preference over the common securities with respect to payments of any amounts in respect of the preferred securities as described above. See "--Subordination of Common Securities," "--Liquidation Distribution

Upon Dissolution" and "Description of Junior Subordinated Debentures -- Debenture Events of Default."

         Resignation or Removal of Trustees; Appointment of Successors

   The holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee if an event of default with respect to the junior subordinated debentures has occurred and is continuing. In no event will you have the right to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement. If a trustee is removed by the holders of the outstanding preferred securities, the successor may be appointed by the holders of at least 25% in aggregate liquidation amount of preferred securities. If a trustee resigns, such trustee will appoint its successor. If a trustee fails to appoint a successor, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities may appoint a successor. If a successor has not been appointed by you or the holders, any holder of preferred securities or common securities or the other trustee may petition a court in the State of Delaware to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national or state-chartered bank, and at the time of appointment have securities rated in one of the three highest rating categories by a nationally recognized statistical rating organization and have capital and surplus of at least $50,000,000.

                      Merger or Consolidation of Trustees

   Any entity into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of such trustee, will be the successor of such trustee under the trust agreement, provided such entity is otherwise qualified and eligible.

                   Co-Trustees and Separate Property Trustee

   Unless an event of default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property (as defined in the trust agreement) may at the time be located, we as the holder of the common securities, will have power to appoint one or more persons approved by the property trustee either to act as a co-trustee, jointly with the property trustee, of all or any part of such trust property, or to act as separate trustee of any such trust property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case a debenture event of default has occurred and is continuing, the property trustee alone will have power to make such appointment.

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

    Mergers, Consolidations, Amalgamations or Replacements of Capital Trust

   Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to, any entity, except described below or as otherwise set forth in the trust agreement. Capital Trust may, at the request of the holders of the common securities and with the consent of the holders of at least a majority aggregate liquidation amount of the outstanding preferred securities, merge with or into, consolidate amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, so long as:

 .  such successor entity (1) expressly assumes all the obligations of Capital
   Trust with respect to the preferred securities or (2) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as the substitute preferred securities have the same priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise and will be listed or traded on the Nasdaq National Market or any national securities exchange on which the preferred securities are then listed or traded;

 . a trustee of such successor entity, possessing substantially the same powers and duties as the property trustee, is appointed to hold the junior subordinated debentures,

 . such merger, consolidation, amalgamation, replacement, conveyance transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any substitute preferred securities) in any material respect;

 . prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, Capital Trust has received an opinion from independent counsel experienced in such matters to the effect that (1) such merger, consolidation amalgamation, replacement, conveyance, transfer or lease does not adversely affect your rights, preference and privileges as a holder of preferred securities (including any substitute preferred securities) in any material respect and (2) following such merger, consolidation, amalgamation, replacement, conveyance transfer or lease, neither Capital Trust nor such successor entity will be required to register as investment company under the Investment Company Act; and

 . we or any permitted successor or assignee own all the common securities of such successor entity and guarantee the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, Capital Trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Capital Trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.


                  Voting Rights; Amendment of Trust Agreement

     Except as provided above and under "--Removal of Trustees; Appointment of Successors" and "Description of Guarantee -- Amendments and Assignment" and as otherwise required by law and the trust agreement, you will have no voting rights.

     The trust agreement may be amended from time to time by the holders of a majority of the common securities and the property trustee, without your consent to:

 .  accept appointment by a successor trustee;

 . cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, provided that any such amendment does not adversely affect in any material respect your interests; or

 . modify, eliminate or add to any provisions of the trust agreement to such extent as may be necessary to ensure that Capital Trust will not be taxable as a corporation for United States federal income tax purposes at any time that any preferred or common securities are outstanding or to ensure that Capital Trust will not be required to register as an "investment company" under the Investment Company Act.

Any such amendments of the trust agreement will become effective when notice of such amendment is given to the holders of preferred securities and common securities.


   The trust agreement may be amended by the holders of a majority of the common securities and the property trustee with:

 . the consent of holders representing not less than a majority in aggregate liquidation amount of the outstanding preferred securities; and

 . receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect Capital Trust's not being taxable as a corporation for United States federal income tax purposes or Capital Trust's exemption from status as an "investment company" under the Investment Company Act.

However, without the consent of each holder of preferred securities or common securities affected thereby, the trust agreement may not be amended to:

 . change the amount or timing of any distribution on the preferred securities and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the preferred securities and common securities as of a specified date; or

 . restrict your right and the right of a holder of common securities to institute suit for the enforcement of any such payment on or after such date.


   So long as any junior subordinated debentures are held by Capital Trust, the property trustee will not:

 . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the property trustee with respect to the junior subordinated debentures;

 .  waive any past default that is waivable under the indenture;

 . exercise any right to rescind or annul a declaration that the junior subordinated debentures shall be due and payable; or

 . consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities, or, if a consent under the indenture would require the consent of each holder of junior subordinated debentures affected thereby, no such consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

     The property trustee may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify you of any notice of default with respect to the junior subordinated debentures. In addition to obtaining your approval as described above, before taking any of the actions listed above, the property trustee will obtain an opinion of counsel experienced in such matters to the effect that Capital Trust will not be taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of preferred securities may be given at a meeting of holders of preferred securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which you are entitled to vote, or of any matter upon which action by your written consent is to be taken, to be given to you in the manner set forth in the trust agreement.

     Your vote or consent will not be required to redeem and cancel preferred securities in accordance with the trust agreement.

     Notwithstanding that you are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the trustees or any of our affiliates or any trustees, will, for purposes of such vote or consent, be treated as if they were not outstanding.

                               Expenses and Taxes

     In the indenture, we have agreed to pay all debts and other obligations (other than distributions on the preferred securities) and all costs and expenses of Capital Trust (including costs and expenses relating to the organization of Capital Trust, the fees and expenses of the trustees and the costs and expenses relating to the operation of Capital Trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which Capital Trust might become subject. These obligations of ours under the indenture are for the benefit of, and shall be enforceable by, any creditor of Capital Trust to whom any of these debts, obligations, costs, expenses and taxes are owed whether or not such creditor has received notice thereof. Any such creditor may enforce these obligations directly against us, and we have irrevocably waived any right or remedy to require that any creditor take any action against Capital Trust or any other
person before proceeding against us.   We have also agreed in the indenture to
execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

                         Book Entry, Delivery and Form

     The preferred securities will be issued in the form of one or more fully registered global securities, which will be deposited with, or on behalf of, DTC and registered in the name of DTC nominee. Unless and until it is exchangeable in whole or in part for the preferred securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or to another nominee of DTC or by DTC or any such nominee to a successor of DTC or to a nominee of such successor.

     DTC has advised Capital Trust and us as follows:

 . DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act;

 . DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates;

 . participants include securities brokers and dealers (such as the underwriters), banks, trust companies and clearing corporations and may include certain other organizations;

 . certain of such participants (or their representatives), together with other entities, own DTC; and

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

 . indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

   Ownership of beneficial interests in a global security will be limited to participants that have accounts with DTC or its nominee or persons that may hold interests through such participants. We expect that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with their respective principal amounts of preferred securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through records maintained by DTC (with respect to the interests of participants) and on the records of participants (with respect to your interests). You will not receive written confirmation from DTC of your purchase, but are expected to receive written confirmations from participants through which you entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of participants acting on your behalf.

   So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by such global security for all purposes under the trust agreement. Except as provided below, you are the owner of beneficial interests in a global security and will not be entitled to receive physical delivery of the preferred securities in definitive form.
You will not be considered an owner or holder under the trust agreement. Accordingly, you must rely on the procedures of DTC and, if you are not a participant, on the procedures of the participant through which you own your interest, to exercise any rights as a holder of preferred securities under the trust agreement. We understand that, under DTC's existing practices, in the event that we request any action you, or if you desire to take any action which a holder is entitled to take under the trust agreement, DTC would authorize the participants holding your interests to take such action, and such participants would authorize you to take such action or would otherwise act upon your instructions. Redemption notices will also be sent to DTC. If less than all of the preferred securities are being redeemed, we understand that it is DTC's existing practice to determine by lot the amount of the interest of each participant to be redeemed.

   Distributions on the preferred securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such preferred securities. Neither the trustees, the administrative trustees, any paying agent nor any other agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such preferred securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of distributions to participants shall be the responsibility of DTC. DTC's practice is to credit participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of

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DTC, us, the trustees, the paying agent or any other agent of ours, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to us or the trustees. If DTC notifies us that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Securities Exchange Act and a successor depository is not appointed by us within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the preferred securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, we may at any time and in our sole discretion determine not to have the preferred securities represented by one or more global securities and, in such event, will issue preferred securities in definitive form in exchange for all of the global securities representing such preferred securities.

                        Same-Day Settlement and Payment

     Settlement for the preferred securities will be made by the underwriters in immediately available funds.

     Secondary trading in preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the preferred securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the preferred securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the preferred securities.

                           Payment and Paying Agency

     Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable distribution dates or, if the preferred securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address appears on the securities register for the preferred securities and common securities. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and the administrative trustees.
If the property trustee is no longer the paying agent, the property trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the administrative trustee) to act as paying agent.

                          Registrar and Transfer Agent

     The property trustee will act as registrar and transfer agent for the preferred securities.

     Registration of transfers of preferred securities will be effected without charge by or on behalf of Capital Trust, but only upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Capital Trust will not be required to register or cause to be registered the transfer of the preferred securities after the preferred securities have been called for redemption.

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                 Obligations and Duties of the Property Trustee

     The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

                                 Miscellaneous

     The administrative trustees and the property trustee are authorized and directed to conduct the affairs of and to operate Capital Trust in such a way that (1) Capital Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or taxable as a corporation for United States federal income tax purposes and (2) the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, the property trustee and we, as the holders of common securities, are authorized to take any action not inconsistent with applicable law, the certificate of trust of Capital Trust or the trust agreement that the property trustee and we determine in our discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect your interests.

     You will not have preemptive or similar rights.

     Capital Trust may not borrow money, issue debt or mortgage or pledge any of its assets.

                                 Governing Law

     The trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures are to be issued under the indenture between State Street Bank and Trust Company, the debenture trustee, and us. This summary of certain terms and provisions of the junior subordinated debentures and the indenture is not complete. You should read the form of the indenture that is filed as an exhibit to the registration statement of which this prospectus is a part. Whenever particular defined terms of the indenture (as amended or supplemented from time to time) are referred to in this prospectus, such defined terms are incorporated herein by reference. A copy of the form of indenture is available from the debenture trustee upon request.

                                    General

     Concurrently with the issuance of the preferred securities, Capital Trust will invest the proceeds, together with the consideration paid by us for the common securities, in the junior

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subordinated debentures issued by us. The junior subordinated debentures will bear interest, accruing from ________________, at the annual rate of ______% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing _________________, to the person in whose name each junior subordinated debenture is registered at the close of business on the 15th day of March, June, September or December (whether or not a business day) next preceding such interest payment date. It is anticipated that, until the liquidation, (if any), of Capital Trust, each junior subordinated debentures will be registered in the name of Capital Trust and held by the property trustee in trust for you, as a holder of preferred securities, and us, as the holders of the common securities.

     The amount of interest payable for any period less than a full interest period will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of interest payable for any full interest period will be computed by dividing the annual rate by four. If any date on which interest is payable to the junior subordinated debentures is not a business day, then payment of the interest payable on such date will be made on the next business day (without any interest or other payment in respect of any such delay), or, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day in each case with the same force and effect as if made on the date such payment was originally payable.

     Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof (to the extent permitted by law) at the annual rate of ______ %, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period. The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four. The term "interest" as used herein includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and, if applicable, any additional sums we pay on the junior subordinated debentures following a Tax Event (as defined under "Description of Preferred Securities -- Redemption") that may be required so that distributions payable by Capital Trust will not be reduced by any additional taxes, duties or other governmental changes resulting from such Tax Event.

     The junior subordinated debentures will mature on _____________, subject to our right to shorten the maturity date at any time to any date not earlier than ___________, if we have received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. In the event we elect to shorten the maturity of the junior subordinated debentures, we will give notice to the registered holders of the junior subordinated debentures, the debenture trustee and Capital Trust of such shortening no less than 90 days nor more than 180 days prior to the effectiveness thereof. The property trustee must give you and the holders of the common securities notice of the shortening of the stated maturity at least 30 but not more than 60 days before such date.

     The junior subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all of our senior indebtedness. The junior subordinated debentures will not be subject to a sinking fund. The indenture does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness, whether under the junior

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subordinated debentures or any existing or other indenture that we may enter into in the future or otherwise.  See "-- Subordination."

                    Option to Extend Interest Payment Period

   So long as no event of default under the junior subordinated debentures has occurred and is continuing, we have the right at any time during the term of the junior subordinated debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each extension period, provided that no extension period may extend beyond the stated maturity of the junior subordinated debentures. During any extension period, we have the right to make partial payments of interest on any interest payment date. At the end of an extension period, we must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of ______%, compounded quarterly and computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in such period, to the extent permitted by applicable law). The amount of additional interest payable for any full interest period will be computed by dividing the annual rate by four. During an extension period, interest will continue to accrue and holders of junior subordinated debentures (or holders of preferred securities while outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any extension period, we may not:

 . make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem any of, our debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures;

 . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

 . redeem, purchase or acquire less than all of the junior subordinated debentures or any of the preferred securities.

   Prior to the termination of any extension period, we may further defer the payment of interest, provided that no extension period may exceed 20 consecutive quarterly periods or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period subject to the above conditions. No interest shall be due and payable during an extension period, except at its end. We must give the trustees notice of our election of such extension period at least two business days prior to the earlier of (1) the date the distribution on the preferred securities would have been payable but for the election to begin an extension period and (2) the date the property trustee is required to give you notice of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date. The property trustee will give you notice of our election to begin a new extension period. There is no limitation on the number of times that we may elect to begin an extension period.

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                                   Redemption

     We may redeem the junior subordinated debentures prior to maturity at our option (1) on or after _________________, ____, in whole at any time or in part from time to time, or (2) in whole, but not in part, at any time within 180 days following the occurrence and during the continuation of a Tax Event, Investment Company Event or Capital Treatment Event (each as defined under "Description of Preferred Securities -- Redemption"), in each case at a redemption price equal to the outstanding principal amount of the junior subordinated debentures plus accrued interest (including any additional interest on any additional sums we pay following a Tax Event as described below under "--Additional Sums"). The proceeds of any such redemption will be used by Capital Trust to redeem the preferred securities.

     The Federal Reserve's risk-based capital guidelines, which are subject to change, currently provide that redemptions of permanent equity or other capital instruments before stated maturity could have a significant impact on a bank holding company's overall capital structure and that any organization considering such a redemption should consult with the Federal Reserve before redeeming any equity or capital instrument prior to maturity if such redemption could have a material effect on the level or composition of the organization's capital base. Consultation may not be necessary if the equity or capital instrument was redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and the Federal Reserve considers the organization's capital position to be fully adequate after the redemption.

     If we redeem the junior subordinated debentures prior to their stated maturity that would constitute the redemption of capital instruments under the Federal Reserve's current risk-based capital guidelines and may be subject to the prior approval of the Federal Reserve. The redemption of the junior subordinated debentures also could be subject to the additional prior approval of the Federal Reserve under its current risk-based capital guidelines.

                                Additional Sums

     We have covenanted in the indenture that, if and for so long as Capital Trust is the holder of all junior subordinated debentures and Capital Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, we will pay as additional sums on the junior subordinated debentures such amounts as may be required so that the distributions payable by Capital Trust will not be reduced as a result of any such additional taxes, duties or other governmental charges. See "Description of Preferred Securities -- Redemption. "

                    Registration, Denomination and Transfer

     The junior subordinated debentures will initially be registered in the name
of Capital Trust.   If the junior subordinated debentures are distributed to
you, it is anticipated that the depositary arrangements for the junior subordinated debentures will be substantially identical to those in effect for the preferred securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

     Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at

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any time. If DTC is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days of receipt of notice from DTC to such effect, we will cause the junior subordinated debentures to be issued in definitive form.

   Payments on junior subordinated debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the junior subordinated debentures, described under "Description of Preferred Securities -- Book Entry, Delivery and Form." If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registerable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the debenture trustee in New York, New York, or at the offices of any paying agent or transfer agent we appoint, provided that payment of interest may be made at our option by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of junior subordinated debentures may receive payments of interest (other than interest payable at the stated maturity) by wire transfer of immediately available funds upon written request to the debenture trustee not later than 15 calendar days prior to the date on which the interest is payable.

   Junior subordinated debentures are issuable only in registered form without coupons in integral multiples of $25. Junior subordinated debentures will be exchangeable for other junior subordinated debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

   Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the indenture or at the office of any transfer agent we designate for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the debenture trustee as securities registrar under the indenture. We may at any time designate additional transfer agents with respect to the junior subordinated debentures.

   In the event of any redemption, we will not, nor will the debenture trustee be required to:

 . issue, register the transfer of or exchange junior subordinated debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the junior subordinated debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

 . transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion of the debenture not to be redeemed.

   Any monies deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of (and premium, if any) or interest on any junior

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subordinated debenture and remaining unclaimed for two years after this principal (and premium, if any) or interest has become due and payable shall, at our request, be repaid to us and the holder of such junior subordinated debenture shall thereafter look, as a general unsecured creditor, only to us for payment thereof.

                        Restrictions on Certain Payments

   We have covenanted that if at any time (1) there has occurred any event (a) of which we have actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an event of default under the junior subordinated debentures and (b) that we have not taken reasonable steps to cure,
(2) if the junior subordinated debentures are held by Capital Trust, we are in default with respect to our payment of any obligations under the guarantee, or
(3) we have given notice of our election of an extension period as provided in the indenture and have not rescinded such notice, or such extension period, or any extension thereof, is continuing, then we will not:

 . make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem any of, our debt securities that rank equally in all respects with, or junior in interest to, the junior subordinated debentures, including our obligations associated with the outstanding preferred securities;

 . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or

 . redeem, purchase or acquire less than all of the junior subordinated debentures or any of the preferred securities.


                           Modification of Indenture

   From time to time, we as well as the debenture trustee may, without the consent of any of the holders of the outstanding junior subordinated debentures, amend, waive or supplement the provisions of the indenture to:

 . cure ambiguities or correct the junior subordinated debentures in the case of defects or inconsistencies in the provisions thereof, so long as any such cure or correction does not adversely affect the interest of the holders of the junior subordinated debentures in any material respect; and

 .  qualify, or maintain the qualification of, the indenture under the Trust
   Indenture Act.

   The indenture contains provisions permitting the debenture trustee and us, with the consent of the holders of not less than a majority in principal amount of the junior subordinated debentures, to modify the indenture in a manner affecting the rights of the holders of the junior subordinated debentures. However, none of these modifications may be made, without the consent of the holder of each outstanding junior subordinated debenture so affected that would:

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 .  change the stated maturity of the junior subordinated debentures, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the currency in which, any such amount is payable or impair the right to institute suit for the enforcement of any junior subordinated debenture; or

 . reduce the percentage of principal amount of junior subordinated debentures, the holders of which are required to consent to any modification of the indenture.

                          Debenture Events of Default

   The indenture provides that any one or more of the following described events with respect to the junior subordinated debentures that has occurred and is continuing constitute an "event of default" with respect to the junior subordinated debentures:

 . failure to pay any interest on the junior subordinated debentures when due and continuance of this default for a period of 30 days (subject to the deferral of any due date in the case of an extension period); or

 . failure to pay any principal of or premium, if any, on the junior subordinated debentures when due whether at the stated maturity, upon redemption, by declaration or otherwise; or

 . failure to observe or perform certain other covenants contained in the indenture for 90 days after written notice of such failure to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding junior subordinated debentures; or

 . the occurrence of the appointment of a receiver or other similar official in any liquidation, insolvency or similar proceeding with respect to us or all or substantially all of our property; or a court or other governmental agency shall enter a decree or order appointing a receiver or similar official and such decree or order shall remain unstayed and undischarged for a period of 60 days.

   As described in "Description of Preferred Securities -- Events of Default; Notice," the occurrence of an event of default in respect of the junior subordinated debentures will also constitute an event of default in respect of the preferred securities and common securities.

   The holders of at least a majority in aggregate principal amount of outstanding junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate principal amount of outstanding junior subordinated debentures may declare the principal due and payable immediately upon a event of default, and, should the debenture trustee or such holders of junior subordinated debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities shall have such right. The holders of a majority in aggregate principal amount of outstanding junior subordinated debentures may annul such declaration and waive the

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default if all defaults (other than the non-payment of the principal of junior subordinated debentures which has become due solely by such acceleration) have been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. Should the holders of junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the outstanding preferred securities shall have such right.

     The holders of at least a majority in aggregate principal amount of the outstanding junior subordinated debentures affected thereby may, on behalf of the holders of all the junior subordinated debentures, waive any past default, except a default in the payment of principal (or premium, if any) or interest (unless this default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture affected by the default. See "-- Modification of Junior Subordinated Indenture." We are required to certify annually to the debenture trustee as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

     If an event of default occurs and is continuing, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the indenture, to be due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

        Enforcement of Certain Rights by Holders of Preferred Securities

     If an event of default has occurred and is continuing and such event is attributable to our failure to pay any amounts due and payable in respect of the junior subordinated debentures, you, as a holder of preferred securities, may institute a legal action against us for enforcement of payment to you of an amount equal to the amount payable in respect of junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities you hold. We may not amend the indenture to remove the foregoing right to bring such legal action without your prior written consent. We will have the right under the indenture to set-off any payment we make to you in connection with such a legal action.

     You are not able to exercise directly any remedies available to the holders of the junior subordinated debentures except under the circumstances described in the preceding paragraph. See "Description of Preferred Securities -- Events of Default; Notice."

          Consolidation, Merger, Sale of Assets and Other Transactions

     The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, and no entity may consolidate with or merge into us or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

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 .  in the event we consolidate with or merge into another entity or convey or transfer our properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and such successor entity expressly assumes our obligations in respect of the junior subordinated debentures;

 . immediately after giving effect thereto, no event of default with respect to the junior subordinated debentures, and no event which, after notice or lapse of time or both, would constitute an event of default with respect to the junior subordinated debentures, has occurred and is continuing; and

 .  certain other conditions as prescribed in the indenture are satisfied.


                           Satisfaction and Discharge

   The indenture will cease to be of further effect (except as to our obligations to pay all other sums due pursuant to the indenture and provide the officers' certificates and opinions of counsel described therein), and we will deemed to have satisfied and discharged the indenture when:

 . all junior subordinated debentures not previously delivered to the debenture trustee for cancellation (1) have become due and payable, or (2) will become due and payable at the stated maturity within one year; and

 . we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the stated maturity.


                                 Subordination

   The junior subordinated debentures will be subordinate and junior in right of payment, to the extent set forth in the indenture, to all of our Senior Debt, Subordinated Debt and Additional Senior Obligations (as defined below). If we default in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Debt, Subordinated Debt and Additional Senior Obligations when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then unless and until such default has been cured or waived or has ceased to exist or all Senior Debt, Subordinated Debt and Additional Senior Obligations have been paid, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) may be made or agreed to be made on the junior subordinated debentures, or in respect of any redemption repayment, retirement, purchase or other acquisition of any of the junior subordinated debentures.

   "Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

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 .  every obligation of such person for money borrowed;

 . every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

 . every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

 . every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

 .  every capital lease obligation of such person; and

 . every obligation of the type referred to the preceding bullet points of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

   "Senior Debt" means, with respect to us, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or to other Debt which is pari passu with, or subordinated to, the junior subordinated debentures; provided, however, that Senior Debt will not be deemed to include:

 .  any Debt of us which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978 was without recourse to the Company;

 .  any of our Debt to any of our subsidiaries;

 .  any Debt to any of our employees;

 . any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject; and

 .  Debt which constitutes subordinated debt.

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     "Subordinated Debt" means, with respect to us, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to our other Debt (other than the junior subordinated debentures).

     "Additional Senior Obligations" means, with respect to us, all indebtedness, whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the junior subordinated debentures or to rank pari passu in right of payment with the junior subordinated debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978.

                  Information Concerning the Debenture Trustee

     The debenture trustee, other than during the occurrence and continuance of a default in the performance of our obligations under the junior subordinated debentures, is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred by the exercise of these powers. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                                 Governing Law

     The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Colorado.

                            DESCRIPTION OF GUARANTEE

     We will execute and deliver the guarantee concurrently with the issuance of preferred securities by Capital Trust for your benefit. The guarantee trustee will hold the guarantee for your benefit. This summary of certain provisions of the guarantee is not complete. You should read the form of the guarantee, which is filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the form of guarantee is available upon request from the guarantee trustee.

                                    General

     We will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth in the guarantee and described herein, the guarantee payments described below to you, as and when due, regardless of any defense, right of set-off or counterclaim that Capital Trust may have or assert other than the defense of payment. The following payments

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with respect to the preferred securities, to the extent not paid by or on behalf of Capital Trust, will be subject to the guarantee:

 . any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that Capital Trust has funds on hand available therefor at such time;

 . the redemption price with respect to any preferred securities called for redemption, to the extent that Capital Trust has funds on hand available for its payment at such time; and

 . upon a voluntary or involuntary dissolution, termination, winding up or liquidation of Capital Trust, unless the junior subordinated debentures are distributed to you, the lesser of:

   (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that Capital Trust has funds on hand available for their payment; and

   (b) the amount of assets of Capital Trust remaining available for distribution to you on liquidation of Capital Trust.

   Our obligation to make a guarantee payment may be satisfied by our direct payment to you or by causing Capital Trust to pay these amounts to you.

   The guarantee will be an irrevocable guarantee of payment on a subordinated basis of Capital Trust's obligations under the preferred securities, but will apply only to the extent that Capital Trust has funds sufficient to make such payments, and is not a guarantee of collection.

   If we do not make payments on the junior subordinated debentures held by Capital Trust, Capital Trust will not be able to pay any amounts payable in respect of the preferred securities and will not have funds legally available for these payments. The guarantee will rank subordinate and junior in right of payment to all of our senior indebtedness. See " -- Status of the Guarantee." The guarantee does not limit our ability to incur or issue other secured or unsecured debt, including senior indebtedness, whether under the indenture or any other indenture that we may enter into in the future or otherwise.

   We have through the guarantee, the trust agreement, the junior subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all Capital Trust's obligations under the preferred securities on a subordinated basis. No single document standing alone or operating in conjunction with fewer than all the other documents constitutes such guarantee. Only the combined operation of these documents has the effect of providing a full, irrevocable and unconditional guarantee of Capital Trust's obligations in respect of the preferred securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

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                            Status of the Guarantee

     The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our Senior Debt, Subordinated Debt and Additional Senior Obligations.

     The guarantee will constitute a guarantee of payment and not of collection. This means that the guarantee trustee may institute a legal proceeding directly against us as the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held by the guarantee trustee for your benefit. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by Capital Trust or distribution to the holders of the preferred securities of the junior subordinated debentures.

                           Amendments and Assignment

     Except with respect to any changes which do not materially adversely affect your rights (in which case no consent will be required), the guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities.
The manner of obtaining any such approval is set forth under "Description of Preferred securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to your benefit and the benefit of all of the holders of the preferred securities then outstanding.

                               Events of Default

     An event of default under the guarantee will occur if we fail to perform any of our payment or other obligations under the guarantee. The holders of not less than a majority in aggregate liquidation amount of the outstanding preferred securities have the right to direct the time method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against Capital Trust, the guarantee trustee or any other person or entity.

     We are required, as guarantor, to certify annually to the guarantee trustee whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

                  Information Concerning the Guarantee Trustee

     The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after the occurrence of an event of default with respect to the guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is

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under no obligation to exercise any of the powers vested in it by the guarantee at your request unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur in the exercise of these powers.

                          Termination of the Guarantee

     The guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the preferred securities, upon full payment of the amounts payable with respect to the preferred securities upon liquidation of Capital Trust or upon distribution of junior subordinated debentures to you and the other holders of the preferred securities in exchange for all of the preferred securities. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time you must restore payment of any sums paid to you under the preferred securities or the guarantee.

                                 Governing Law

     The guarantee will be governed by and construed in accordance with the laws of the State of Colorado.

                               EXPENSE AGREEMENT

     We will, pursuant to the agreement as to expenses and liabilities entered into by us under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of Capital Trust, other than obligations of Capital Trust to pay to the holders of the preferred securities or other similar interests in Capital Trust of the amounts due such holders pursuant to the terms of the preferred securities or such other similar interests, as the case may be. Third party creditors of Capital Trust may proceed directly against us under the expense agreement, regardless of whether such creditors had notice of the expense agreement.

            RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR
                   SUBORDINATED DEBENTURES, AND THE GUARANTEE

                        Full and Unconditional Guarantee

     We have irrevocably guaranteed, on a subordinate basis, payments of distributions and other amounts due on the preferred securities (to the extent that Capital Trust has funds available for such payment) and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the junior subordinated debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all the other documents constitute such guarantee. It is only the combined operation of these documents that has the effect of providing full, irrevocable and unconditional guarantee of Capital Trust's obligations in respect of the preferred securities.

     If and to the extent that we do not make payments on the junior subordinated debentures, Capital Trust will not have sufficient funds to pay distributions or other amounts due on the

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preferred securities. The guarantee does not cover payment of amounts payable with respect to the preferred securities when Capital Trust does not have sufficient funds to pay such amounts. In such event, your remedy is to institute a legal proceeding directly against us for enforcement of our payment obligations under the junior subordinated debentures having a principal amount equal to the liquidation amount of the preferred securities you hold.

   Our obligations under the junior subordinated debentures and the guarantee are subordinate and junior in right of payment to all of our Senior Debt, Subordinated Debt and Additional Senior Obligations.

                            Sufficiency of Payments

   As long as we make the payments on the junior subordinated debentures when they are due, such payments will be sufficient to cover distributions and other payments distributable on the preferred securities, primarily because:

 . the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

 . the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate, distribution dates and other payment dates for the preferred securities;

 . we will pay for any and all costs, expenses and liabilities of Capital Trust except Capital Trust's obligations to you and the holders of the common securities; and

 . the trust agreement further provides that Capital Trust will not engage in any activity that is not consistent with the limited purposes of Capital Trust.

   Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have previously made, or are concurrently on the date of such payment making, a payment under the guarantee.

             Enforcement Rights of Holders of Preferred Securities

   You may institute a legal proceeding directly against us to enforce your rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, Capital Trust or any other person or entity. See "Description of Guarantee."

   A default or event of default under any of our Senior Debt, Subordinated Debt and Additional Senior Obligations would not constitute a default or event of default in respect of the preferred securities. However, in the event of payment defaults under, or acceleration of, our senior indebtedness, the subordination provisions of the indenture provide that no payments may be made in respect of the junior subordinated debentures until such senior indebtedness has been paid in full or any payment default on senior indebtedness has been

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cured or waived.  See "Description of Junior Subordinated Debentures --
Subordination.  "

                        Limited Purpose of Capital Trust

     The preferred securities represent preferred undivided beneficial interests in the assets of Capital Trust, and Capital Trust exists for the sole purpose of issuing the preferred securities and common securities and investing the proceeds from their issuance in the junior subordinated debentures. A principal difference between your rights as a holder of preferred securities and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us payments on junior subordinated debentures held, while you are entitled to receive distributions or other amounts distributable with respect to the preferred securities from Capital Trust (or from us under the Guarantee) only if and to the extent Capital Trust has funds available for the payment of such distributions.

                            Rights Upon Dissolution

     Upon any voluntary or involuntary dissolution of Capital Trust, other than any such dissolution involving the distribution of the junior subordinated debentures, after satisfaction of liabilities to creditors of Capital Trust as required by applicable law, you will be entitled to receive, out of assets held by Capital Trust, the liquidation distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution." If we are voluntarily or involuntarily liquidated or declare bankruptcy, Capital Trust, as registered holder of the junior subordinated debentures, will be our subordinated creditor, subordinated and junior in right of payment to all our Senior Debt, Subordinated Debt and Additional Senior Obligations as set forth in the indenture, but entitled to receive payment in full of all amounts payable with respect to the junior subordinated debentures before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed under the indenture to pay for all costs, expenses and liabilities of Capital Trust (other than Capital Trust's obligations to you and the holders of the common securities), your position as a holder of the preferred securities and the position of a holder of such junior subordinated debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

                                    General

     The preferred securities and payments on the preferred securities generally are subject to taxation. Therefore, you should consider the tax consequences of owning and receiving payments on the preferred securities before acquiring them.

     We have engaged Blackwell Sanders Peper Martin LLP, Kansas City, Missouri as special tax counsel ("Tax Counsel") to review the following discussion. They have given us their written legal opinion that the discussion correctly describes the principal aspects of the U.S. federal tax treatment of beneficial owners ("Owners") of preferred securities.

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   The following discussion is general and may not apply to your particular circumstances for any of the following (or other) reasons:

 . This summary is based on federal tax laws in effect as of the date of this prospectus. Changes to any of these laws after this date may affect the tax consequences described below.

 . This summary discusses only preferred securities you acquire at original issuance at the original offering price and hold as capital assets (within the meaning of federal tax law). It does not discuss all of the tax consequences that may be relevant to Owners who are subject to special rules, such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, certain securities traders, tax-exempt organizations and certain other financial institutions. This discussion also does not discuss tax consequences that may be relevant to an Owner in light of the Owner's particular circumstances, such as an Owner holding a preferred security as a position in a straddle, hedge, conversion or other integrated investment.

 .  This summary does not address:

   (a) The income tax consequences to stockholders in, or partners or beneficiaries of, a holder of preferred securities;

   (b) the United States alternative minimum tax consequences of purchasing, owning and disposing of preferred securities; or

   (c) any state, local or foreign tax consequences of purchasing, owning and disposing of preferred securities.


   The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transaction described herein. Accordingly, we cannot assure you that the IRS will not challenge the opinion expressed herein or that a court would not sustain such a challenge.

   We advise you to consult your own tax advisors regarding the tax consequences of purchasing, owning and disposing of the preferred securities because the following discussion may not apply to you.

                                  U.S. Holders

   In General. For purposes of the following discussion, a "U.S. Holder" means:

 .  a citizen or individual resident of the United States;

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 .  a corporation or partnership created or organized in or under the laws of the
   United States or any political subdivision thereof;

 .  an estate the income of which is includible in its gross income for U.S.
   federal income tax purposes without regard to its source; or

 . a trust if a court within the United States is able to exercise primary supervision over its administration and at least one United States person has the authority to control all substantial decisions of the trust.

   Characterization of Capital Trust. Prior to the time that the preferred securities are issued, Tax Counsel will give its opinion that (1) under then current law and based on the representations, facts and assumptions set forth in this prospectus, and (2) assuming full compliance with the terms of the trust agreement (and other relevant documents), and (3) based on certain assumption and qualifications referred to in the opinion, Capital Trust will be characterized for United States federal income tax purposes as a grantor trust. Accordingly, for United States federal income tax purposes, if you, as a U.S. Holder, purchase a preferred security you will be considered the owner of an undivided interest in the junior subordinated debentures owned by Capital Trust, and you will be required to include all income or gain recognized for United States federal income tax purposes with respect to your share of the junior subordinated debentures on your income tax return.

   Characterization of the Junior Subordinated Debentures. We intend to take the position that, under current law, the junior subordinated debentures are our debt for United States federal income tax purposes. We, along with Capital Trust and you (by acceptance of a beneficial interest in a preferred security), agree to treat the junior subordinated debentures as the Company's debt and the preferred securities as evidence of a beneficial ownership interest in Capital Trust. We cannot assure you, however, that such position will not be challenged by the IRS or, if challenged, that a challenge will not be successful. The remainder of this discussion assumes that the junior subordinated debentures will be classified as our debt for United States federal income tax purposes.

   Interest Income and Original Issue Discount. Under the terms of the junior subordinated debentures, we have the ability to defer payments of interest from time to time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods, but not beyond the maturity of the junior subordinated debentures. Treasury regulations provide that debt instruments like the junior subordinated debentures will not be considered issued with original issue discount ("OID") even if their issuer can defer payments of interest if the likelihood of any deferral is "remote."

   We have concluded, and this discussion assumes, that, as of the date of this prospectus, the likelihood of our deferring payments of interest is "remote" within the meaning of the applicable Treasury regulations. This conclusion is based in part on the fact that exercising that option would prevent us from declaring dividends on our common stock and would prevent us from making any payments with respect to debt securities that rank equally with or junior to the junior subordinated debentures. Therefore, the junior subordinated debentures should not be treated as issued with OID by reason of our deferral option. Rather, you will be taxed on stated interest on the junior subordinated debentures when it is paid or accrued in accordance with your

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method of accounting for income tax purposes.  You should note, however, that no published rulings or any other published authorities of the IRS have addressed this issue. Accordingly, it is possible that the IRS could take a position contrary to the interpretation described herein.

     If we exercise our option to defer payments of interest, the junior subordinated debentures would be treated as redeemed and reissued for OID purposes. The sum of the remaining interest payments (and any de minimis OID) on the junior subordinated debentures would thereafter be treated as OID. The OID would accrue, and be includible in your taxable income, on an economic accrual basis (regardless of your method of accounting for income tax purposes) over the remaining term of the junior subordinated debentures (including any period of interest deferral), without regard to the timing of payments under the junior subordinated debentures. Subsequent distributions of interest on the junior subordinated debentures generally would not be taxable. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the junior subordinated debentures in that period at the stated interest rate. Consequently, during any period of interest deferral, you will include OID in gross income in advance of the receipt of cash, and if you dispose of a preferred security prior to the record date for payment of distributions on the junior subordinated debentures following that period, you will be subject to income tax on OID accrued through the date of disposition (and not previously included in income), but you will not receive cash from Capital Trust with respect to the OID.

     If the possibility of our exercising our option to defer payments of interest is not remote, the junior subordinated debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest (plus any de minimis OID) over the term of the junior subordinated debentures. You would include that OID in your taxable income, over the term of the junior subordinated debentures, on an economic accrual basis.

     Characterization of Income. Because the income underlying the preferred securities will not be characterized as dividends for income tax purposes, if you are a corporate holder of the preferred securities you will not be entitled to a dividends-received deduction for any income you recognize with respect to the preferred securities.

     Market Discount and Bond Premium. Under certain circumstances, you may be considered to have acquired your undivided interests in the junior subordinated debentures with market discount or acquisition premium (as each phrase is defined for United States federal income tax purposes).

     Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of Capital Trust. Under certain circumstances described above (see "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution"), Capital Trust may distribute the junior subordinated debentures to you in exchange for your preferred securities and in liquidation of Capital Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and you would have an aggregate adjusted basis in the junior subordinated debentures you receive for United States federal income tax purposes equal to your aggregate adjusted basis in your preferred securities. For United States federal income tax purposes, your holding period in the junior subordinated debentures you receive in such a liquidation of Capital Trust would include the period during which you held the preferred securities. If, however, the relevant event is a Tax Event, which results in Capital Trust being

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treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to you for United States federal income tax purposes.

     Under certain circumstances described herein (see "Description of the Preferred Securities"), we may redeem junior subordinated debentures for cash and distribute the proceeds of such redemption to you in redemption of your preferred securities. Such a redemption would be taxable for United States federal income tax purposes, and you would recognize gain or loss as if you had sold the preferred securities for cash. See "-- Sales of Preferred Securities" below.

     Sales of Preferred Securities. If you sell preferred securities, you will recognize gain or loss equal to the difference between your adjusted basis in the preferred securities and the amount realized on the sale of such preferred securities. Your adjusted basis in the preferred securities generally will be the initial purchase price, increased by OID previously included (or currently includible) in your gross income to the date of disposition, and decreased by payments received on the preferred securities (other than any interest received with respect to the period prior to the effective date we first exercise our option to defer payments of interest). Any such gain or loss generally will be capital gain or loss, and generally will be a long-term capital gain or loss if you have held the preferred securities for more than one year prior to the date of disposition.

     If you dispose of your preferred securities between record dates for payments of distributions thereon, you will be required to include accrued but unpaid interest (or OID) on the junior subordinated debentures through the date of disposition in your taxable income for United States federal income tax purposes (notwithstanding that you may receive a separate payment from the purchaser with respect to accrued interest). You may deduct that amount from the sales proceeds received (including the separate payment, if any, with respect to accrued interest) for the preferred securities (or as to OID only, to add such amount to your adjusted tax basis in the preferred securities). To the extent the selling price is less than your adjusted tax basis (which will include accrued but unpaid OID if any), you will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

           Pending Tax Litigation Affecting the Preferred Securities

     Last year, a taxpayer filed a petition in the United States Tax Court contesting the IRS's disallowance of interest deductions that taxpayer claimed in respect of securities issued in 1993 and 1994 that are, in some respects, similar to the preferred securities. (Enron Corp. v. Commissioner, Docket No. 6149-98, filed April 1, 1998). An adverse decision by the Tax Court concerning the deductibility of such interest may cause a Tax Event. Such a Tax Event would give us the right to redeem the junior subordinated debentures. See "Description of Junior Subordinated Debentures -- Redemption" and "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution."

                                Non-U.S. Holders

The following discussion applies to you if you are not a U.S. Holder as described above.

   Payments to you, as a non-U.S. Holder, on a preferred security will generally not be subject to withholding of income tax, provided that:

 . you did not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

 . you are not a controlled foreign corporation that is related to us through stock ownership; and

 . either (a) you certify to Capital Trust or its agent under penalties of perjury, that you are not a U.S. Holder and provide your name and address, or
   (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the preferred security in such capacity, certifies to Capital Trust or its agent, under penalties of perjury, that it requires and has received such a statement from you or another financial institution between it and you in the chain of ownership, and furnishes Capital Trust or its agent with a copy thereof.

   As discussed above, it is possible that changes in the law affecting the income tax consequences of the junior subordinated debentures could adversely affect our ability to deduct interest payable on the junior subordinated debentures. Such changes could also cause the junior subordinated debentures to be classified as our equity (rather than our debt) for United States federal income tax purposes. This might cause the income derived from the junior subordinated debentures to be characterized as dividends, generally subject to a 30% (or lower rate under an applicable income tax treaty) income tax (on a withholding basis) when paid to you if you are not a U.S. Holder, rather than as interest which, as discussed above, generally is exempt from income tax in the hands of a person who is not a U.S. Holder.

   You, as a non-U.S. Holder, will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of a preferred security.

   If you hold the preferred securities in connection with the active conduct of a United States trade or business, you will be subject to income tax on all income and gains recognized with respect to your proportionate share of the junior subordinated debentures.

                             Information Reporting

   In general, information reporting requirements will apply to payments made on, and proceeds from the sale of, the preferred securities held by a
noncorporate U.S. Holder within the United States.   In addition, payments made
on, and payments of the proceeds from the sale of, the preferred securities to or through the United States office of a broker are subject to information reporting unless you certify as to your non-U.S. Holder status or otherwise establish an exemption from information reporting and backup withholding. See "--Backup Withholding." Taxable income on the preferred securities for a calendar year should be reported to U.S. Holders on the appropriate forms by the following January 31st.

                               Backup Withholding

     Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax of 31% unless you comply with certain identification or exemption requirements. Any amounts so withheld will be allowed as a credit against your income tax liability, or refunded, provided the required information is provided to the IRS.

     The preceding discussion is only a summary and does not address the consequences to particular persons of the purchase, ownership and disposition of the preferred securities. Potential purchasers of the preferred securities are urged to contact their own tax advisors to determine their particular tax consequences.


                          CERTAIN ERISA CONSIDERATIONS

     We and certain of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" within the meaning of
Section 4975 of the Code with respect to many employee benefit plans that are subject to ERISA. The purchase of the preferred securities by an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code and with respect to which we, or any affiliate of ours, is a service provider (or otherwise is a party in interest or a disqualified person), may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any preferred securities should consult with its counsel.


                                  UNDERWRITING

  Under the terms and conditions of an underwriting agreement, the form of which is filed as an exhibit to the registration statement containing this prospectus, the underwriters named below, represented by Tucker Anthony Cleary Gull and U.S. Bancorp Piper Jaffray Inc., have severally agreed to purchase from Capital Trust the number of preferred securities set forth opposite their respective names below:

Underwriter                              Number of Preferred Securities
-----------                              ------------------------------

Tucker Anthony Cleary Gull...........

U.S. Bancorp Piper Jaffray Inc.......

     Total...........................              1,100,000
                                                   =========


  The underwriters are offering the preferred securities subject to their acceptance of the securities from the Trust and subject to prior sale. The underwriters are obligated to purchase all the preferred securities if any are purchased. If an underwriter fails to purchase its share of preferred securities, the purchase commitments of the other underwriters may be increased or the underwriting agreement may be terminated.

  The representatives propose initially to offer the preferred securities to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess
of $               per preferred security.  The underwriters may allow, and such
dealers may re-allow, a discount not in excess of $                    per
preferred security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  Because Capital Trust will use proceeds of the sale of the preferred securities to purchase the junior subordinated debentures from us, the underwriting agreement provides that we will pay the underwriters as
compensation for their services $             per preferred security (or $
in the aggregate if the over-allotment option is exercised).

  Capital Trust has granted the Underwriters an option to purchase up to an additional 165,000 preferred securities at the public offering price. This option, which expires 45 days from the date of this prospectus, may be exercised solely to cover over-allotments. If the underwriters exercise this option, each of the underwriters will generally be obligated to purchase its proportionate share of the additional preferred securities.

  If the underwriters exercise their option to purchase additional preferred securities, Capital Trust will issue and sell to us the amount of common securities necessary for us to continue to hold common securities in an aggregate liquidation amount equal to at least 3% of the total capital of Capital Trust and we will issue and sell to Capital Trust junior subordinated debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities and common securities being purchased.

  In connection with the offering of the preferred securities, the underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the SEC's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the preferred securities. These transactions may include over-allotment transactions in which the underwriters create a short position for their own account by selling more preferred securities than they are committed to purchase from Capital Trust. In such case, to cover all or part of the short position, the underwriters may exercise the over-allotment option described above or may purchase preferred securities in the open market following the initial offering of the preferred securities. The underwriters also may engage in stabilizing transactions in which they bid for and purchase preferred securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the preferred securities. The underwriters may also reclaim any selling concessions allowed to an underwriter or dealer if the underwriters repurchase shares distributed by that underwriter or dealer.

  Any of the foregoing transactions may result in the maintenance of a price for the preferred securities at a level above that which might otherwise prevail in the open market. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. The underwriters are not required to engage in any of the foregoing activities and, if they do, they may end these activities at any time without notice.

  During a period of 180 days from the date of this prospectus, neither Capital Trust nor we will, subject to certain exceptions, without the prior written consent of the representatives, directly or indirectly sell, offer to sell, grant any option for sale of, or otherwise dispose of, any preferred securities, any security convertible into or exchangeable into or exchangeable for preferred securities or junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities, except in this offering.

  Because we expect the National Association of Securities Dealers, Inc. to view the preferred securities as interests in a direct participation program, we are making the offering of the preferred securities in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

  Before this offering there was no public market for the preferred securities. We have applied for listing of the preferred securities on the Nasdaq National Market under the trading symbol "MTXCP". The representatives have advised Capital Trust that they currently intend to make a market in the preferred securities after the commencement of trading on the Nasdaq National Market. The representatives are not obligated to make a market in the preferred securities, however, and may cease market making activities at any time. We cannot give any assurance that an active or liquid trading market for the preferred securities will develop or, if it does, that it will continue.

  Capital Trust, the underwriters and we have agreed to indemnify one another against, or contribute to payments that may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

  The parent company of U.S. Bancorp Piper Jaffray Inc. is U.S. Bancorp. U.S. Bancorp provides financing to Matrix Financial under a warehouse line of credit and to Matrix Bank under a bank stock loan.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the formation of Capital Trust, will be passed upon by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to us and Capital Trust. Certain legal matters for us and Capital Trust, including matters relating to United States federal income tax considerations and the validity of the guarantee and the junior subordinated debentures, will be passed upon for us and Capital Trust by Blackwell Sanders Peper Martin LLP, Kansas City, Missouri, counsel to us and Capital Trust. Certain legal matters will be passed upon for the Underwriters by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Blackwell Sanders Peper Martin LLP will rely on the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP'S report, given on their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  We are subject to the informational requirements of the Securities Exchange Act and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at: Room 1024, 450 Fifth Street, N.W., Washington, DC 20549 and at the SEC's regional offices at: 7 World Trade Center, 13th Floor, Suite 1300, New York, NY 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, IL 60661.

  Copies of these material may also be obtained by mail from the Public Reference Section of the SECC at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. If available, this information may also be accessed through the SEC EDGAR system on the SEC home page on the Internet
(http://www.sec.gov).   Our common stock is traded on the Nasdaq National
--------------------
Market. Our reports, proxy statements and other information also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

  We have filed with the SEC a registration statement on Form S-1 pursuant to the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules relating thereto as permitted by the rules and regulations of the SEC. For further information pertaining to us and the securities offered by this prospectus, we refer you to the registration statement and the exhibits thereto. Items of information omitted from this prospectus, but contained in the registration statement, may be obtained at the prescribed rates or inspected without charge at the offices of the SEC set forth above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

  No separate financial statements of Capital Trust have been included in this prospectus. We do not consider that these financial statements would be material to you because:

 . all of the voting securities of Capital Trust will be owned by us, a reporting company under the Securities Exchange Act;

 . Capital Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interest in its assets and investing the proceeds in the junior subordinated debentures issued by us; and

 . our obligations described in this prospectus to provide certain indemnities in respect of, and be responsible for certain costs, expenses, debts and liabilities of, the Capital Trust under the indenture and pursuant to the trust agreement, the guarantee, and the junior subordinated debentures, taken together, constitute, in our belief, a full and unconditional guarantee of payments due on the preferred securities. See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee."

   Capital Trust is not currently subject to the information reporting requirements of the Securities Exchange Act. Capital Trust will become subject to such requirements upon the effectiveness of the registration statement, although it intends to seek and expects to receive an exemption therefrom.

                         Index to Financial Statements




Consolidated Financial Statements of Matrix Bancorp, Inc.

Condensed Consolidated Balance Sheet - March 31, 1999 (unaudited)..............................  F-2

Condensed Consolidated Statements of Income - for the quarters ended March 31, 1999, and 1998 (unaudited)........................................................................  F-3

Condensed Consolidated Statements of Changes in Shareholders' Equity - for the quarters ended
   March 31, 1999 and 1998 (unaudited).........................................................  F-4

Condensed Consolidated Statements of Cash Flows - for the quarters ended March 31, 1999 and 1998 (unaudited)........................................................................  F-5

Notes to Unaudited Condensed Consolidated Financial Statements.................................  F-6

Report of Independent Auditors.................................................................  F-10

Consolidated Balance Sheets - December 31, 1998 and 1997.......................................  F-11

Consolidated Statements of Income - for the years ended December 31, 1998,
   1997 and 1996...............................................................................  F-12

Consolidated Statements of Shareholders' Equity - for the years ended
   December 31, 1998, 1997 and 1996............................................................  F-13

Consolidated Statements of Cash Flows - for the years ended December 31, 1998,
   1997 and 1996...............................................................................  F-14

Notes to Consolidated Financial Statements - December 31, 1998.................................  F-15

                             Matrix Bancorp, Inc.
                     Condensed Consolidated Balance Sheets
                            (Dollars in thousands)
                                  (unaudited)

                                                                                   March 31,
                                                                                     1999
                                                                              -------------------
Assets
Cash.....................................................................     $            19,502
Interest-earning deposits................................................                   5,406
Loans held for sale, net.................................................                 700,526
Loans held for investment, net...........................................                 102,476
Mortgage servicing rights, net...........................................                  67,437
Other receivables........................................................                  43,947
Federal Home Loan Bank of Dallas stock...................................                  15,855
Premises and equipment, net..............................................                  10,714
Other assets.............................................................                  30,656
                                                                              -------------------
            Total assets.................................................     $           996,519
                                                                              ===================

Liabilities and shareholders' equity
Liabilities:
 Deposits................................................................     $           543,954
 Custodial escrow balances...............................................                  98,266
 Drafts payable..........................................................                   2,080
 Payable for purchase of mortgage servicing rights.......................                   9,469
 Federal Home Loan Bank of Dallas borrowings.............................                 113,000
 Borrowed money..........................................................                 169,849
 Other liabilities.......................................................                   6,298
 Income taxes payable....................................................                   1,734
                                                                              -------------------
            Total liabilities............................................                 944,650

Commitments and contingencies............................................

Shareholders' equity:
 Preferred stock, par value $.0001; authorized 5,000,000 shares; no shares outstanding.....................................................
 Common stock, par value $.0001; authorized 50,000,000 shares; issued
  and outstanding 6,724,911..............................................                       1

 Additional paid in capital..............................................                  22,426
 Retained earnings.......................................................                  29,442
                                                                              -------------------
            Total shareholders' equity...................................                  51,869
                                                                              -------------------
            Total liabilities and shareholders' equity...................     $           996,519
                                                                              ===================

See accompanying notes.

                             Matrix Bancorp, Inc.
                  Condensed Consolidated Statements of Income

              (Dollars in thousands except per share information)

                                  (unaudited)

                                                                                                  Quarter Ended

                                                                                                     March 31,
                                                                                              1998                1999
                                                                                       ----------------    -----------------
Interest income
  Loans...........................................................................     $         11,301     $         17,238
  Interest-earning deposits.......................................................                  285                  367
                                                                                       ----------------     ----------------
  Total interest income...........................................................               11,586               17,605

Interest expense
  Deposits........................................................................                2,864                5,195
  Borrowings......................................................................                4,289                5,182
                                                                                       ----------------     ----------------
  Total interest expense..........................................................                7,153               10,377
                                                                                       ----------------     ----------------
  Net interest income before provision for loan and valuation losses..............                4,433                7,228
  Provision for loan and valuation losses.........................................                  450                  675
                                                                                       ----------------     ----------------
    Net interest income...........................................................                3,983                6,553

Noninterest income
  Loan administration.............................................................                3,743                5,293
  Brokerage.......................................................................                1,672                1,672
  Trust services..................................................................                1,001                1,279
  Gain on sale of loans...........................................................                1,062                  532
  Gain on sale of mortgage servicing rights.......................................                  837                    -
  Loan origination................................................................                1,482                1,954
  Other...........................................................................                1,122                3,476
                                                                                       ----------------     ----------------
    Total noninterest income......................................................               10,919               14,206

Noninterest expense
  Compensation and employee benefits..............................................                5,127                6,869
  Amortization of mortgage servicing rights.......................................                1,594                4,726
  Occupancy and equipment.........................................................                  666                  838
  Postage and communication.......................................................                  542                  669
  Professional fees...............................................................                  249                  300
  Data processing.................................................................                  346                  326
  Other general and administrative................................................                2,854                3,131
                                                                                       ----------------     ----------------
    Total noninterest expense.....................................................               11,378               16,859
                                                                                       ----------------     ----------------
    Income before income taxes....................................................                3,524                3,900
  Provision for income taxes......................................................                1,339                1,395
                                                                                       ----------------     ----------------
    Net income....................................................................     $          2,185     $          2,505
                                                                                       ================     ================
Net income per share..............................................................     $            .33     $            .37
                                                                                       ================     ================
Net income per share assuming dilution............................................     $            .32     $            .37
                                                                                       ================     ================
Weighted average shares...........................................................            6,704,026            6,724,693
                                                                                       ================     ================
Weighted average shares assuming dilution.........................................            6,841,679            6,848,571
                                                                                       ================     ================

See accompanying notes.

                             Matrix Bancorp, Inc.
           Condensed Consolidated Statements of Shareholders' Equity

                            (Dollars in thousands)

                                  (unaudited)



                                           Common Stock          Additional
                                      ----------------------      Paid In      Retained
                                         Shares       Amount      Capital      Earnings     Total
                                      -----------   --------   ------------   ----------   --------
 Quarter ended March 31, 1998
--------------------------------------
 Balance at December 31, 1997.........  6,703,880  $       1  $      22,185  $    18,424  $  40,610
 Exercise of stock options............        200          -              2            -          2
 Net income...........................          -          -              -        2,185      2,185
                                      -----------   --------   ------------   ----------   --------
 Balance at March 31, 1998............  6,704,080  $       1  $      22,187  $    20,609  $  42,797
                                      ===========   ========   ============   ==========   ========

 Quarter ended March 31, 1999
--------------------------------------
 Balance at December 31, 1998.........  6,723,911  $       1  $      22,416  $    26,937  $  49,354
 Exercise of stock options............      1,000          -             10            -         10
 Net income...........................          -          -              -        2,505      2,505
                                      -----------   --------   ------------   ----------   --------
 Balance at March 31, 1999............  6,724,911  $       1  $      22,426  $    29,442  $  51,869
                                      ===========   ========   ============   ==========   ========


See accompanying notes.

                             Matrix Bancorp, Inc.
                Condensed Consolidated Statements of Cash Flows
                            (Dollars in thousands)

                                  (unaudited)

                                                                                                      Quarter Ended
                                                                                                        March 31,
                                                                                             1998                     1999
                                                                                        ---------------         ---------------
Operating activities
Net income.........................................................................     $         2,185         $         2,505
Adjustments to reconcile net income to net cash used by operating activities:
 Depreciation and amortization.....................................................                 421                   1,351
 Provision for loan and valuation losses...........................................                 450                     675
 Amortization of mortgage servicing rights.........................................               1,594                   4,726
 Gain on sale of loans.............................................................              (1,062)                   (532)
 Gain on sale of mortgage servicing rights, net....................................                (837)                      -
 Loans originated for sale, net of loans sold......................................             (27,582)                 29,181
 Loans purchased for sale..........................................................            (110,674)                (25,016)
 Proceeds from sale of loans purchased for sale....................................              64,580                  40,041
 Originated mortgage servicing rights, net.........................................                (651)                   (465)
 Increase in other receivables and other assets....................................                 (86)                (21,643)
 Decrease in other liabilities and income taxes payable............................                (689)                 (3,599)
                                                                                        ---------------         ---------------
Net cash provided (used) by operating activities...................................             (72,351)                 27,224

Investing activities
Loans originated and purchased for investment......................................             (13,806)                (20,202)
Principal repayments on loans......................................................              29,339                  17,267
Purchase of Federal Home Loan Bank of Dallas stock.................................                (449)                   (212)
Purchases of premises and equipment................................................                (376)                   (880)
Acquisition of mortgage servicing rights...........................................             (10,170)                (16,185)
Proceeds from sale of mortgage servicing rights....................................               2,256                     161
                                                                                        ---------------         ---------------
Net cash provided (used) by investing activities...................................               6,794                 (20,051)

Financing activities
Net increase in deposits...........................................................              91,321                  53,438
Net increase in custodial escrow balances..........................................              21,927                   1,442
Decrease in revolving lines and repurchase agreements, net.........................             (44,587)                (77,550)
Repayments of notes payable........................................................             (11,436)                (12,965)
Proceeds from notes payable........................................................              23,822                  26,619
Repayment of financing arrangements................................................                 (45)                    (44)
Proceeds from issuance of common stock related to employee stock option plan.......                   2                      10
                                                                                        ---------------         ---------------
Net cash provided (used) by financing activities...................................              81,004                  (9,050)
                                                                                        ---------------         ---------------
Increase (decrease) in cash and cash equivalents...................................              15,447                  (1,877)
Cash and cash equivalents at beginning of period...................................               9,633                  26,785
                                                                                        ---------------         ---------------
Cash and cash equivalents at end of period.........................................     $        25,080         $        24,908
                                                                                        ===============         ===============
Supplemental disclosure of noncash activity
Payable for purchase of mortgage servicing rights..................................     $        14,374         $         9,469
                                                                                        ===============         ===============
Drafts payable.....................................................................     $        11,063         $         2,080
                                                                                        ===============         ===============
Supplemental disclosure of cash flow information
Cash paid for interest expense.....................................................     $         7,703         $         5,014
                                                                                        ===============         ===============
Cash paid for income taxes.........................................................     $             -         $             -
                                                                                        ===============         ===============

See accompanying notes.

                             Matrix Bancorp, Inc.
        Notes to Unaudited Condensed Consolidated Financial Statements
                                March 31, 1999

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Matrix Bancorp, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements for the year ended December 31, 1998 and footnotes thereto included elsewhere in this prospectus.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement No. 133"), which is required to be adopted in years beginning after June 15, 1999. Statement No. 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt the new Statement effective January 1, 2000. This Statement requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what effect Statement No. 133 will have on the earnings and financial position of the Company.

2. Net Income Per Share

    The following table sets forth the computation of net income per share and net income per share assuming dilution:

                                                                Quarter Ended March 31,
                                                                1998              1999
                                                           --------------    ---------------
                                                               (Dollars in thousands)
                                                                      (unaudited)
Numerator:
  Net income available to common shareholders............ $        2,185      $        2,505
                                                          ==============      ==============

Denominator:
  Weighted average shares outstanding....................      6,704,026           6,724,693
 Effect of dilutive securities:..........................
     Common stock options................................        118,034             109,424
     Common stock warrants...............................         19,619              14,454
                                                          --------------      --------------
 Dilutive potential common shares........................        137,653             123,878
                                                          --------------      --------------
 Denominator for net income per share assuming dilution..      6,841,679           6,848,571
                                                          ==============      ==============

                             Matrix Bancorp, Inc.
        Notes to Unaudited Condensed Consolidated Financial Statements
                                March 31, 1999

3. Mortgage Servicing Rights

The activity in the Mortgage Servicing Rights ("MSRs") is summarized as follows:

                                                           Quarter Ended
                                                          March 31,  1999
                                                        -------------------
                                                            (unaudited)
                                                       (Dollars in thousands)
Balance at beginning of period.....................     $    58,147
Purchases..........................................          13,551
Originated, net....................................             465
Amortization.......................................          (4,726)
Sales..............................................               -
                                                        -------------------
Balance at end of period...........................     $    67,437
                                                        ===================

Accumulated amortization of MSRs aggregated approximately $31.6 million at March 31, 1999. The Company's servicing portfolio (excluding subserviced loans) was comprised of the following:

                                                        March 31, 1999
                                             -----------------------------------
                                                                   Principal
                                                Number              Balance
                                               of Loans           Outstanding
                                             ------------       ----------------
                                                         (unaudited)
                                                    (Dollars in thousands)
FHLMC.....................................         19,299      $       1,227,490
Fannie Mae................................         40,500              2,539,418
GNMA......................................         15,970                752,562
Other VA, FHA and conventional loans......         17,516              1,677,274
                                             ------------       ----------------
                                                   93,285      $       6,196,744
                                             ============       ================

The Company's custodial escrow balances shown in the accompanying condensed consolidated balance sheet at March 31, 1999 pertain to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced by the Company.

4. Deposits

Deposit account balances are summarized as follows:

                             Matrix Bancorp, Inc.
        Notes to Unaudited Condensed Consolidated Financial Statements
                                March 31, 1999

4. Deposits (continued)

                                           March 31, 1999
                             ------------------------------------------
                                                            Weighted
                                                            Average
                                Amount         Percent        Rate
                             -------------   -----------  -------------
                                              (unaudited)
                                         (Dollars in thousands)
Passbook accounts........    $       2,830          0.52%          3.42%
NOW accounts.............           46,652          8.58           1.41
Money market accounts....          234,641         43.13           3.28
                             -------------   -----------  -------------
                                   284,123         52.23           3.00
Certificate accounts.....          259,831         47.77           5.22
                             -------------   -----------  -------------
                             $     543,954        100.00%          3.98%
                             =============   ===========  =============


At March 31, 1999 brokered deposits accounted for approximately $129.0 million of the total certificate accounts shown above. Additionally, included in money market accounts is approximately $107.1 million at March 31, 1999, from a third party title company.

5. Commitments and Contingencies

At March 31, 1999, the Company had $98.0 million in pipeline and funded loans offset with mandatory forward commitments of $79.9 million and nonmandatory forward commitments of $5.8 million.

As of March 31, 1999, the Company had identified and hedged approximately $548 million of its mortgage servicing portfolio using a program of exchange-traded future and options. At March 31, 1999, the net realized deferred losses and the unrealized deferred losses of the open positions was approximately $1.2 million.


    In June 1996, the Company purchased 154 acres of land for $1.3 million in cash for the purpose of developing residential and multi-family lots in Ft. Lupton, Colorado. As part of the acquisition, the Company entered into a Planned Unit Development Agreement ("Development Agreement") with the City of Ft. Lupton ("City"). The Development Agreement is a residential and golf course development agreement providing for the orderly planning, engineering and development of a golf course and surrounding residential community. The City is responsible for the development of the golf course and the Company is responsible for the development of the surrounding residential lots and certain offsite infrastructure. The Development Agreement sets forth a mandatory obligation on the part of the Company to secure future payment to the City of pledged golf course enhancement fees of $600,000, which are to be paid in no more than $60,000 annual increments by the Company through 2007 if not covered through permit fees paid by successor homebuilders. The Company has, to date, posted a $300,000 letter of credit to secure those referenced enhancement fees. The Company also entered into a development management agreement with a local developer to complete the development of the land. At March 31, 1999 the total basis of the land development was $4.2 million, and is classified in other assets in the accompanying condensed consolidated balance sheets.

                             Matrix Bancorp, Inc.
        Notes to Unaudited Condensed Consolidated Financial Statements
                                March 31, 1999

6. Segment Information

                                                                                                   Servicing
                                               Traditional                                        Brokerage and
                                                 Banking              Mortgage Banking             Consulting
                                          --------------------     ---------------------      ---------------------
                                                                        (In thousands)
                                                                          (unaudited)
Quarter ended March 31, 1998:
Revenues from external customers:
   Interest income...................     $              9,802     $               1,778      $                   -
   Noninterest income................                    2,693                     4,663                      2,017

Intersegment revenues................                        -                       325                        159

Segment profit(loss).................                    4,315                        71                        985

Quarter ended March 31, 1999:
Revenues from external customers:
   Interest income...................     $             15,571     $               1,274      $                   -
   Noninterest income................                    2,026                     6,696                      3,004

Intersegment revenues................                      135                       339                        250

Segment profit(loss).................                    7,040                    (1,833)                     1,178


                                                                  Quarter Ended March          Quarter Ended March
                                                                        31, 1998                     31, 1999
                                                               -----------------------      -----------------------
                                                                                   (In thousands)
                                                                                     (unaudited)
Profit:
Total profit for reportable segments......................     $                 5,371      $                 6,385
Other profit(loss)........................................                      (1,763)                      (2,289)
Adjustment of intersegment profit(loss) in consolidation..                         (84)                        (196)
                                                               -----------------------      -----------------------
Income before income taxes................................     $                 3,524      $                 3,900
                                                               =======================      =======================

                        Report of Independent Auditors

Shareholders and Board of Directors
Matrix Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Matrix Bancorp, Inc. (Company) as of December 31, 1997 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in 1997 the Company adopted Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.


Phoenix, Arizona
March 18, 1999

/s/ Ernst & Young LLP

                             Matrix Bancorp, Inc.

                          Consolidated Balance Sheets
                            (Dollars in thousands)

                                                                                        December 31
                                                                                   1997             1998
                                                                               ------------      -----------
ASSETS
Cash                                                                            $     3,296       $   18,665
Interest-earning deposits                                                             6,337            8,120
Loans held for sale, net                                                            456,978          754,226
Loans held for investment, net                                                       54,394           94,222
Mortgage servicing rights, net                                                       36,440           58,147
Other receivables                                                                    22,695           40,018
Federal Home Loan Bank of Dallas stock                                                8,700           15,643
Premises and equipment, net                                                           9,012           10,328
Other assets                                                                          8,893           13,271
                                                                               ------------      -----------
Total assets                                                                    $   606,745       $1,012,640
                                                                               ============      ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
 Deposits                                                                       $   224,982       $  490,516
 Custodial escrow balances                                                           53,760           96,824
 Drafts payable                                                                       7,506            5,423
 Payable for purchase of mortgage servicing rights                                    8,660           12,103
 Federal Home Loan Bank of Dallas borrowings                                        171,943          168,000
 Borrowed money                                                                      89,909          178,789
 Other liabilities                                                                    9,192           11,283
 Income taxes payable                                                                   183              348
                                                                               ------------      -----------
Total liabilities                                                                   566,135          963,286

Commitments and contingencies

Shareholders' equity:
 Preferred stock, par value $.0001; authorized 5,000,000 shares; no shares outstanding
 Common stock, par value $.0001; authorized 50,000,000 shares; issued and outstanding 6,723,911 and 6,703,880 shares at December 31, 1998 and
  1997, respectively                                                                      1                1
 Additional paid in capital                                                          22,185           22,416
 Retained earnings                                                                   18,424           26,937
                                                                               ------------      -----------
Total shareholders' equity                                                           40,610           49,354
                                                                               ------------      -----------
Total liabilities and shareholders' equity                                      $   606,745       $1,012,640
                                                                               ============      ===========

See accompanying notes.

                              Matrix Bancorp, Inc.

                       Consolidated Statements of Income

              (Dollars in thousands except per share information)

                                                                                     Year Ended December 31
                                                                              1996              1997              1998
                                                                          ------------      ------------      ------------
Interest income
Loans and mortgage-backed securities                                        $   16,084        $   31,096        $   59,452
Interest-earning deposits                                                          465             1,053             1,242
                                                                          ------------      ------------      ------------
Total interest income                                                           16,549            32,149            60,694

Interest expense
Savings and time deposits                                                        3,292             5,098            11,789
Demand and money market deposits                                                   468             3,278             4,432
FHLB borrowings                                                                  2,039             3,435             8,554
Borrowed money                                                                   4,691             6,450            11,729
                                                                          ------------      ------------      ------------
Total interest expense                                                          10,490            18,261            36,504
                                                                          ------------      ------------      ------------
Net interest income before provision for loan and valuation losses               6,059            13,888            24,190
Provision for loan and valuation losses                                            143               874             4,607
                                                                          ------------      ------------      ------------
Net interest income                                                              5,916            13,014            19,583

Noninterest income
Loan administration                                                              8,827            16,007            17,411
Brokerage                                                                        4,364             3,921             7,054
Trust services                                                                   3,061             3,561             4,169
Gain on sale of loans and mortgage-backed securities                             3,121             2,441             3,108
Gain on sale of mortgage servicing rights                                        3,232             3,365               803
Loan origination                                                                 1,809             4,694             5,677
Other                                                                            2,173             4,040             8,523
                                                                          ------------      ------------      ------------
Total noninterest income                                                        26,587            38,029            46,745

Noninterest expense
Compensation and employee benefits                                              12,722            14,724            22,194
Amortization of mortgage servicing rights                                        2,432             6,521            10,563
Occupancy and equipment                                                          1,776             2,132             3,059
Postage and communication                                                        1,214             1,522             2,393
Professional fees                                                                  666               976             1,439
Data processing                                                                    642               843             1,344
Losses related to recourse sales                                                   787             1,237                --
Federal Deposit Insurance Corporation premiums                                     635               107               211
Other general and administrative                                                 5,781             9,684            11,736
                                                                          ------------      ------------      ------------
Total noninterest expense                                                       26,655            37,746            52,939
                                                                          ------------      ------------      ------------
Income before income taxes                                                       5,848            13,297            13,389
Provision for income taxes                                                       2,278             5,159             4,876
                                                                          ------------      ------------      ------------
Net income                                                                  $    3,570        $    8,138        $    8,513
                                                                          ============      ============      ============
Net income per common share                                                 $      .69        $     1.22        $     1.27
                                                                          ============      ============      ============
Net income per common share - assuming dilution                             $      .68        $     1.20        $     1.24
                                                                          ============      ============      ============
Weighted average common shares                                               5,034,788         6,681,269         6,704,991
                                                                          ============      ============      ============
Weighted average common shares - assuming dilution                           5,077,321         6,781,808         6,881,890
                                                                          ============      ============      ============

See accompanying notes.

                              Matrix Bancorp, Inc.

                Consolidated Statements of Shareholders' Equity

                             (Dollars in thousands)

                                            Common Stock             Additional
                                     ---------------------------      Paid In          Retained
                                        Shares         Amount         Capital          Earnings          Total
                                     ------------   ------------    -------------    --------------    -----------
Balance at December 31, 1995            4,668,531   $          -    $       3,769    $        6,917    $    10,686
Issuance of stock, net of
 issuance costs of $1,934               2,012,500              1           18,190                 -         18,191
Cash dividends paid by pooled
 company prior to merger                        -              -                -              (201)          (201)
Capital contribution into pooled
 company prior to merger                        -              -               24                 -             24
Net income                                      -              -                -             3,570          3,570
                                     ------------   ------------    -------------    --------------    -----------
Balance at December 31, 1996            6,681,031              1           21,983            10,286         32,270
Issuance of stock related to
 employee stock purchase plan and
 options                                   22,849              -              202                 -            202
Net income                                      -              -                -             8,138          8,138
                                     ------------   ------------    -------------    --------------    -----------
Balance at December 31, 1997            6,703,880              1           22,185            18,424         40,610
Issuance of stock related to
 employee stock purchase plan and
 options                                   20,031              -              231                 -            231
Net income                                      -              -                -             8,513          8,513
                                     ------------   ------------    -------------    --------------    -----------
Balance at December 31, 1998            6,723,911   $          1    $      22,416    $       26,937    $    49,354
                                     ============   ============    =============    ==============    ===========

See accompanying notes.

                             Matrix Bancorp, Inc.

                     Consolidated Statements of Cash Flows

                            (Dollars in thousands)

                                                                                 Year Ended December 31
                                                                            1996            1997          1998
                                                                         ----------      ----------     ----------
Operating activities
Net income                                                               $    3,570      $    8,138     $    8,513
Adjustments to reconcile net income to net cash used by
 operating activities:
  Depreciation and amortization                                               1,106           1,382          2,519
  Provision for loan and valuation losses                                       143             874          4,607
  Amortization of mortgage servicing rights                                   2,432           6,521         10,563
  Accretion of premium on deposits                                               (7)              -              -
  Deferred income taxes                                                         (54)             (2)            48
  Gain on sale of loans and mortgage-backed securities                       (3,121)         (2,441)        (3,108)
  Gain on sale of mortgage servicing rights                                  (3,232)         (3,365)          (803)
  Losses related to recourse sales                                              787           1,237              -
  Loans originated for sale, net of loans sold                                8,099         (18,800)       (76,544)
  Loans purchased for sale                                                 (159,015)       (493,693)      (678,150)
  Proceeds from sale of loans purchased for sale                             57,147         198,010        319,430
  Gain on sale of premises and equipment                                        (78)              -              -
  Originated mortgage servicing rights, net                                    (441)           (818)            24
  Increase in other receivables and other assets                               (796)        (13,279)       (23,743)
  Increase (decrease) in other liabilities and income taxes payable          (2,320)          2,832          2,256
                                                                         ----------      ----------     ----------
Net cash used by operating activities                                       (95,780)       (313,404)      (434,388)

Investing activities
Loans originated and purchased for investment                               (15,048)        (56,793)       (82,547)
Principal repayments on loans                                                22,982          73,908        176,520
Purchase of Federal Home Loan Bank of Dallas stock                             (917)         (5,829)        (6,943)
Purchases of premises and equipment                                          (2,695)         (2,295)        (3,028)
Purchase of land under development                                           (1,431)              -              -
Purchase of revenue anticipation warrants                                      (818)              -              -
Purchase of residential homes                                                (1,003)              -              -
Acquisition of mortgage servicing rights                                    (10,410)        (36,535)       (31,388)
Proceeds from sale of mortgage servicing rights                               8,410          19,817          5,160
Proceeds from sale of available for sale securities                          21,548               -              -
                                                                         ----------      ----------     ----------
Net cash provided (used) by investing activities                             20,618          (7,727)        57,774

Financing activities
Net increase in deposits                                                     41,309         134,803        265,534
Net increase in custodial escrow balances                                    10,870          15,879         43,064
Increase in revolving lines and repurchase agreements, net                   17,151         137,527         64,564
Repayments of notes payable                                                 (13,923)        (34,347)       (64,539)
Proceeds from notes payable                                                   6,924          45,148         85,078
Proceeds from senior notes, net                                                   -          19,100              -
Repayment of financing arrangements                                            (564)           (157)          (166)
Dividends paid by pooled company prior to merger                               (201)              -              -
Capital contribution into pooled company prior to merger                         24               -              -
Proceeds from issuance of common stock related to employee stock
  purchase plan and options                                                  18,191             202            231
                                                                         ----------      ----------     ----------
Net cash provided by financing activities                                    79,781         318,155        393,766
                                                                         ----------      ----------     ----------
(Decrease) increase in cash and cash equivalents                              4,619          (2,976)        17,152
Cash and cash equivalents at beginning of the year                            7,990          12,609          9,633
                                                                         ----------      ----------     ----------
Cash and cash equivalents at end of the year                             $   12,609      $    9,633     $   26,785
                                                                         ==========      ==========     ==========
Supplemental disclosure of noncash activity
Payable for purchase of mortgage servicing rights                        $    8,044      $    8,660     $   12,103
                                                                         ==========      ==========     ==========
Drafts payable                                                           $    5,961      $    7,506     $    5,423
                                                                         ==========      ==========     ==========
Supplemental disclosure of cash flow information
Cash paid for interest expense                                           $   10,598      $   17,379     $   34,547
                                                                         ==========      ==========     ==========
Cash paid for income taxes                                               $    2,298      $    6,019     $    4,664
                                                                         ==========      ==========     ==========

See accompanying notes.

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

1. Organization

Matrix Bancorp, Inc. (Company) is a unitary thrift holding company that, through its subsidiaries, is a diversified financial services company. In December 1998, the Company changed its name to "Matrix Bancorp, Inc." from Matrix Capital Corporation. The Company's operations are conducted primarily through Matrix Capital Bank (Matrix Bank), Matrix Financial Services Corporation (Matrix Financial), United Financial, Inc. (United Financial) and The Vintage Group, Inc. (Vintage), all of which are wholly owned.

Matrix Bank, a federally chartered savings and loan association, serves its local communities of Las Cruces, New Mexico and Phoenix, Arizona, by providing personal and business depository services, offering residential and consumer loans and providing, on a limited basis, commercial real estate loans.

The Company's mortgage banking business is conducted through Matrix Financial, and was established with the primary objective of acquiring, originating and servicing residential mortgage loan servicing rights. Servicing mortgage loans involves the contractual right to receive a fee for processing and administering mortgage loan payments. The Company acquires servicing rights primarily in the secondary market as well as through Matrix Financial's wholesale loan origination offices in the Atlanta, Denver, Las Vegas and Phoenix metropolitan areas.

United Financial provides brokerage and consulting services to financial institutions and financial services companies in the mortgage banking industry, primarily related to the brokerage and analysis of residential mortgage loan servicing rights and residential mortgage loans, corporate and mortgage loan servicing portfolio valuations, and, to a lesser extent, consultation and brokerage services in connection with mergers and acquisitions of mortgage banking entities.

Vintage's operations, which are located in Texas, consist of a nonbank trust company specializing in the administration of self-directed qualified retirement plans, individual retirement accounts, custodial and directed trust accounts, and a NASD broker/dealer that provides services to individuals and deferred contribution plans.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998


2. Significant Accounting Policies

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and to general practices within the financial services industry. The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Actual results could differ from these estimates.

Pooling of Interests Accounting

On February 5, 1997, the Company completed the merger of Vintage with the issuance of 779,592 shares of the Company's common stock, which was accounted for as a pooling of interests. The financial information for all prior periods presented has been restated to present the combined financial condition and results of operations of both companies as if the merger of Vintage had been in effect for all periods presented.

The following table sets forth separate company financial information for the year ended December 31, 1996. The separate company financial information for Vintage for 1997 was not significant due to the pooling occurring on February 5, 1997.

                                                               Year Ended
                                                           December 31, 1996
                                                        -----------------------
                                                          Company     Vintage
                                                         ----------  ---------
                                                             (In thousands)

Net interest income                                      $    5,859  $      57
Total noninterest income                                     22,471      4,116
Total noninterest expense                                    22,951      3,704
Net income                                                    3,273        297

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

2. Significant Accounting Policies (continued)

Loans Held for Sale

Loans originated or purchased with the intent for sale in the secondary market are carried at the lower of cost, net of discounts or premiums and a valuation allowance, or estimated market value in the aggregate. Market value is determined using forward sale commitments to permanent investors or current market rates for loans of similar quality and type. Net unrealized losses, if any, would be recognized in a valuation allowance by charges to income. Discounts or premiums on loans held for sale are not accreted or amortized into income on an interest method, however discounts and premiums related to payments of loan principal are recorded in interest income. The loans are primarily secured by one to four family residential real estate located throughout the United States.

The Company includes in loans held for sale first mortgage loans which are acquired under several purchase/repurchase facilities. The Company earns interest income on all the facilities and on some of the facilities receives a profit participation when the loans are subsequently sold which is included in interest income.

Gains and losses on loan sales are determined based on the difference between the allocated cost basis of the assets sold and the proceeds, which includes the fair value of any assets or liabilities that are newly created as a result of the transaction. Losses related to recourse provisions in excess of the amount originally provided are accrued as a liability at the time such additional losses are determined, and recorded as part of noninterest expense.

Loans Held for Investment

Loans held for investment are stated at unpaid principal balances, less unearned discounts and premiums, deferred loan fees, loans in process and allowance for loan losses.

Allowance for Loan Losses

The allowance for loan losses is calculated, in part, based on historical loss experience. In addition, management takes into consideration other factors such as any qualitative evaluations of individual classified assets, geographic portfolio concentrations, new products or markets, evaluations of the changes in the historical loss experience component, and projections of this component into the current and future periods based on current knowledge and conditions. After an allowance has been established for the loan portfolio, management establishes an unallocated portion of the allowance for loan losses, which is attributable to factors that cannot be associated with a specific loan or loan portfolio. These factors include general economic conditions,

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

2. Significant Accounting Policies (continued)

recognition of specific regional geographic concerns, loan type and trends in portfolio growth. Loan losses are charged against the allowance when the probability of collection is considered remote. In the opinion of management, the allowance, when taken as a whole, is adequate to absorb reasonably foreseeable losses in the current loan portfolio.

The Company considers a loan impaired when, based on current information and events, it is probable that it will be unable to collect all amounts due
according to the contractual terms of the loan.    The Company evaluates its
residential loans collectively due to their homogeneous nature. Accordingly, potential impaired loans of the Company include only commercial, real estate construction and commercial real estate mortgage loans classified as nonperforming loans. Impairment allowances are considered by the Company in determining the overall adequacy of the allowance for loan losses. When a loan is identified as "impaired," accrual of interest ceases. The Company had no impaired loans as of or for the years ended December 31, 1998, 1997 and 1996

Loans are placed on nonaccrual status when full payment of principal or interest is in doubt, or generally when they are past due ninety days as to either principal or interest, unless the interest is guaranteed through recourse provisions. Previously accrued but unpaid interest is reversed and charged against interest income, if not collectible, and future accruals are discontinued. Interest payments received on nonaccrual loans are recorded as interest income unless there is doubt as to the collectibility of the recorded investment. In those cases, cash received is recorded as a reduction in principal.

Mortgage Servicing Rights (MSRs)

Effective January 1, 1997, Statement of Financial Accounting Standards (Statement) No. 122, Accounting for Mortgage Servicing Rights, was superseded by Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Company adopted Statement No. 125 in 1997 and recognizes originated mortgage servicing rights (OMSRs) as an asset separate from the underlying originated mortgage loan by allocating the total cost of originating a mortgage loan between the loan and the servicing right based on their respective fair values. MSRs are carried at the lower of cost (allocated cost for OMSRs), less accumulated amortization, or fair value. MSRs are amortized in proportion to and over the period of the estimated future net servicing income.

The fair value of MSRs is determined based on the discounted future servicing income stratified based on one or more predominant risk characteristics of the underlying loans. The Company stratifies its MSRs by product type and investor to reflect the predominant risk characteristics.

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

2. Significant Accounting Policies (continued)

To determine the fair value of MSRs, the Company uses a valuation model that calculates the present value of future cash flows to determine the fair value of the MSRs. In using this valuation method, the Company incorporates assumptions that market participants would use in estimating future net servicing income which includes estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates. As of December 31, 1998, no valuation allowance was required and the fair value of the aggregate MSRs was approximately $61,000,000.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight line method over the estimated lives of the assets, which range from three to seven years for office furniture, equipment and software and 30 years for buildings.

Foreclosed Real Estate

Real estate acquired through foreclosure, deed in lieu of foreclosure or in judgment is carried at the lower of fair value, minus estimated costs to sell, or the related loan balance at the date of foreclosure. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value, minus estimated costs to sell. The net carrying value of foreclosed real estate, which is classified in other assets, was $916,000 and $1,242,000 at December 31, 1998 and 1997, respectively. All of the Company's foreclosed properties relate to residential real estate as of December 31, 1998.

Acquired Real Estate

Costs directly attributable to the acquisition, development, and construction of land development are capitalized. Such costs include preacquisition costs, direct project costs and holding costs. The investment in land development is carried at the lower of cost, which includes capitalized costs, or net realizable value. Net unrealized losses, if any, would be recognized in a valuation allowance. As of December 31, 1998 there was no valuation allowance necessary for the land development.

Income Taxes

The Company and its subsidiaries file consolidated federal and state income tax returns. The subsidiaries are charged for the taxes applicable to their profits calculated on the basis of filing

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

2. Significant Accounting Policies (continued)

separate income tax returns. Matrix Bank qualifies as a savings and loan association for income tax purposes. The Company follows Statement No. 109, Accounting for Income Taxes, which uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Drafts Payable

Drafts payable represent the in transit outstanding funding of a new loan by the Company via a negotiable instrument, however, the instrument has not yet been presented to the bank for payment. Presentation to the bank generally occurs within one to three days.

Loan Administration Income

Loan administration income represents service fees and other income earned from servicing loans for various investors. Loan administration income includes service fees that are based on a contractual percentage of the outstanding principal balance plus late fees and other ancillary charges. Income is recognized when the related payments are received.

Brokerage Income

Brokerage income represents fees earned related to servicing brokerage and consulting services. Brokerage income is recognized when earned.

Trust Services Income

Trust services income represents fees earned related to services provided for self-directed IRA, qualified benefit plans and escrow arrangements. Trust services income is recognized when earned.

Gain on Sale of Servicing Rights

Gain on sale of servicing rights is recognized when substantially all the risks and rewards inherent in owning the MSRs have been transferred to the buyer, and any protection provisions retained by the Company are minor and can be reasonably estimated.

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

2. Significant Accounting Policies (continued)

Loan Origination Income

Loan origination income for loans originated for sale, which includes all mortgage origination fees, secondary marketing activity and servicing-released premiums on mortgage loans sold, net of outside origination costs, is recognized as income at the time the loan is sold.

Loan origination income for loans originated for investment, which includes mortgage origination fees and certain direct costs associated with loan originations, is deferred and amortized as a yield adjustment over the contractual life of the related loan using the interest method, adjusted for estimated prepayments.

Stock Based Compensation

The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for stock option grants.

Cash and Cash Equivalents

Cash equivalents, for purposes of the statements of cash flows, consist of cash and interest-earning deposits with banks with original maturities when purchased of three months or less.

Hedging of Mortgage Servicing Rights

The Company hedges a segment of its servicing portfolio using exchange traded futures and options. A change in the market value of the futures contract is deferred and amortized in proportion to and over the period of the estimated future net servicing income of the hedged servicing portfolio. The option premium or cost is amortized ratably over the period of the option. If any of the hedged servicing portfolio is sold, then the realized and unrealized gain or loss from the futures and options attributable to the portion sold is included in the basis of the MSRs sold for purposes of calculating gain or loss on sale. These realized and unrealized hedging gains and losses are considered in the determination of the fair value of the MSRs.

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

2. Significant Accounting Policies (continued)

Net Income Per Share

As of December 31, 1997, the Company adopted Statement No. 128, Earnings per Share, and restated all prior period earnings per share (EPS) data, as required. Statement No. 128 replaced the presentation of primary and fully diluted EPS pursuant to APB Opinion No. 15, Earnings per Share, with the presentation of basic and diluted EPS. Basic EPS, or net income per common share, excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Net income per common share assuming dilution is computed by dividing net income by the weighted average number of common shares outstanding for the period and the dilutive effect, if any, of stock options and warrants outstanding for the period.

Comprehensive Income

The Company adopted Statement No. 130, Reporting Comprehensive Income, as of January 1, 1998. Statement No. 130 establishes new rules for the reporting and display of comprehensive income and its components, however, the adoption of this Statement did not result in any change in presentation and had no impact on the Company's net income or shareholders' equity. Statement No. 130 requires reclassification of financial statements for earlier periods provided for comparative purposes.

Segment Reporting

Effective January 1, 1998, the Company adopted Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement No. 131 superceded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of Statement No. 131 did not affect results of operations or financial position.

Impact of Recently Issued Accounting Standards

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

2. Significant Accounting Policies (continued)

beginning after June 15, 1999. Statement No. 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company expects to adopt the new Statement effective January 1, 2000. Statement No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

The Company has not yet determined what effect Statement No. 133 will have on the earnings and financial position of the Company.

Reclassifications

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.

3. Net Income Per Share

The following table sets forth the computation of net income per share and net income per share, assuming dilution:

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

3. Net Income Per Share (continued)

                                                                             Year Ended December 31
                                                                  1996                 1997                1998
                                                             ---------------------------------------------------------
                                                                             (Dollars in thousands)
Numerator:
 Net income                                                        $    3,570           $    8,138          $    8,513
 Less: preferred stock dividends from pooled company                     (112)                   -                   -
                                                             ---------------------------------------------------------
 Net income available to common shareholders                       $    3,458           $    8,138          $    8,513
                                                             =========================================================

Denominator:
 Weighted average shares outstanding                                5,034,788            6,681,269           6,704,991
Effect of dilutive securities:
 Common stock options                                                  42,533               89,333             150,478
 Common stock warrants                                                      -               11,206              26,421
                                                             ---------------------------------------------------------
Dilutive potential common shares                                       42,533              100,539             176,899
                                                             ---------------------------------------------------------
Denominator for net income per share, assuming dilution             5,077,321            6,781,808           6,881,890
                                                             =========================================================

4. Loans Receivable

Loans Held for Investment

Loans held for investment consist of the following:

                                                                                             December 31
                                                                                        1997             1998
                                                                                     -----------      ----------
                                                                                            (In thousands)
Residential loans                                                                    $     7,523      $    5,563
Multi-family, commercial real estate, and commercial                                      32,189          56,130
Construction loans                                                                        14,878          43,672
Consumer loans and other                                                                  10,942           9,997
                                                                                     -----------      ----------
                                                                                          65,532         115,362
Less:
Loans in process                                                                           9,784          18,941
Purchase discounts, net                                                                      236             212
Unearned fees on loans (excluding consumer)                                                  220             524
Unearned fees on consumer loans                                                              209             327
Allowance for loan losses                                                                    689           1,136
                                                                                     -----------      ----------
                                                                                          11,138          21,140
                                                                                     -----------      ----------
                                                                                     $    54,394      $   94,222
                                                                                     ===========      ==========

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

4.  Loans Receivable (continued)

Activity in the allowance for loan losses is summarized as follows:

                                                  Year Ended December 31
                                              1996         1997         1998
                                             ------       ------       ------
                                                       (In thousands)

Balance at beginning of period               $  227       $  270       $  689
Provision for loan losses                        34          554        1,178
Charge-offs                                      (6)        (166)        (789)
Recoveries                                       15           31           58
                                             ------       ------       ------
Balance at end of period                     $  270       $  689       $1,136
                                             ======       ======       ======

Nonaccrual loans in the loans held for investment portfolio totaled approximately $376,000 and $381,000 or 0.4 percent and 0.7 percent of the total loans held for investment portfolio at December 31, 1998 and 1997, respectively.

The Company had commitments to extend credit on consumer, commercial and construction loans of approximately $40,768,000 at December 31, 1998.

Loans Held for Sale

Loans held for sale consist of the following as of:

                                                       December 31
                                                  1997           1998
                                                --------       --------
                                                    (In thousands)

Residential loans                               $456,552       $730,247
Commercial loans, leases and other                 2,728         30,268
                                                --------       --------
                                                 459,280        760,515
Less:
  Purchase discounts, net                          1,235          3,715
  Valuation allowance                              1,067          2,574
                                                --------       --------
                                                   2,302          6,289
                                                --------       --------
                                                $456,978       $754,226
                                                ========       ========

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

4. Loans Receivable (continued)

Included in loans held for sale are approximately $49,459,000 and $36,352,000 at December 31, 1998 and 1997, respectively, of first mortgage loans which the Company has acquired under purchase/repurchase facilities with several parties. The terms of the purchase/repurchase facilities vary with each seller but include provisions which require the seller to repurchase the loans within a defined period of time, provide, at the Company's option, the ability, on short notice, to require the seller to repurchase the loans, or in some cases, allow the seller to repurchase the loans.

Activity in the valuation allowance is summarized as follows:


                                                 Year Ended December 31
                                             1996         1997         1998
                                           --------     --------     --------
                                                      (In thousands)

Balance at beginning of period             $    716     $    769     $  1,067
Provision for valuation allowance               109          320        3,429
Charge-offs                                     (64)         (22)      (1,922)
Recoveries                                        8            -            -
                                           --------     --------     --------
Balance at end of period                   $    769     $  1,067     $  2,574
                                           ========     ========     ========

Nonaccrual loans related to the loans and direct financing leases held for sale portfolio aggregated approximately $12,833,000 and $4,609,000 at December 31, 1998 and 1997, respectively. Interest income that would have been recorded for all nonaccrual loans was approximately $524,000, $89,000 and $120,000 during the years ended December 31, 1998, 1997 and 1996, respectively.

During 1996, the Company formed two mortgage-backed securities with an unpaid principal balance of approximately $21,000,000 from its loans held for sale portfolio. During the year ended December 31, 1996, the Company recognized a gross gain on the sale of mortgage-backed securities of approximately $171,000 and the taxes related to this sale were approximately $68,000.

During 1996, the Company purchased numerous automobile retail installment contracts and sold approximately $18,500,000 of such contracts, subject to certain recourse provisions. During 1997 and 1996, the Company was required to repurchase approximately $4,000,000 of automobile installment contracts and repossessed automobiles pursuant to the recourse provisions.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

4. Loans Receivable (continued)

In December 1997, the Company sold the remaining automobile retail installment contracts including its repossessed assets and the charged-off accounts for $800,000, to an independent third party. The Company received $260,000 in cash and financed the remaining balance, with recourse limited to the assets sold. The Company realized a loss of approximately $54,000 upon the sale. The Company recorded losses of $-0-, $1,237,000 and $787,000 for the years ended December 31, 1998, 1997 and 1996, respectively, related to the repurchase and ultimate disposition of the loans and automobiles.

5. Premises and Equipment

Premises and equipment consist of the following:


                                                               December 31
                                                             1997        1998
                                                            -------     -------
                                                             (In thousands)

Land                                                        $   684     $   684
Buildings                                                     4,348       4,486
Leasehold improvements                                          460       1,116
Office furniture and equipment                                5,485       7,697
Other equipment                                               1,268       1,297
                                                            -------     -------
                                                             12,245      15,280
Less:  accumulated depreciation and amortization              3,233       4,952
                                                            -------     -------
                                                            $ 9,012     $10,328
                                                            =======     =======


Included in occupancy and equipment expense is depreciation and amortization expense of premises and equipment of approximately $1,712,000, $1,170,000 and $828,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

6. Mortgage Servicing Rights

The activity in the MSRs is summarized as follows:

                                                         Year Ended December 31
                                                     1996          1997          1998
                                                   --------      --------      --------
                                                             (In thousands)
Balance at beginning of year                       $ 13,817      $ 23,680      $ 36,440
Purchases                                            17,142        37,151        34,831
Originated, net of OMSRs sold                           441           818           (24)
Amortization                                         (2,432)       (6,521)      (10,563)
Transfer of MSRs to FHLMC                              (110)            -             -
Sales                                                (5,178)      (18,688)       (2,537)
                                                   --------      --------      --------
Balance at end of year                             $ 23,680      $ 36,440      $ 58,147
                                                   ========      ========      ========

Accumulated amortization of MSRs aggregated approximately $26,921,000 and $17,223,000 at December 31, 1998 and 1997, respectively.

The Company's servicing activity is diversified throughout 50 states with concentrations at December 31, 1998 in California, Florida and Texas of approximately 19.9 percent, 9.5 percent and 8.3 percent, respectively, based on aggregate outstanding unpaid principal balances of the mortgage loans serviced. As of December 31, 1998 and 1997, the Company subserviced loans for others of approximately $9,900,000 and $239,000,000, respectively.

The Company's servicing portfolio (excluding subserviced loans) comprised the following:

                                                                            December 31
                                                             1997                               1998
                                                   --------------------------       ------------------------------
                                                                   Principal                        Principal
                                                    Number          Balance          Number          Balance
                                                   of Loans       Outstanding       of Loans        Outstanding
                                                   --------       -----------       --------    ------------------
                                                                         (Dollars in thousands)
FHLMC                                                13,134       $   715,513         19,227    $        1,221,074
FNMA                                                 18,000         1,168,199         23,198             1,419,345
GNMA                                                 15,845           615,234         17,552               838,081
Other VA, FHA, and conventional loans                14,538           849,116         18,369             1,879,229
                                                     ------       -----------         ------    ------------------
                                                     61,517       $ 3,348,062         78,346    $        5,357,729
                                                     ======       ===========         ======    ==================

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

6. Mortgage Servicing Rights (continued)

The Company's custodial escrow balances shown in the accompanying consolidated balance sheets at December 31, 1998 and 1997 pertain to escrowed payments of taxes and insurance and the float on principal and interest payments on loans serviced on behalf of others of approximately $6,111,000 and $6,801,000, respectively, and owned by the Company of approximately $89,546,000 and $42,878,000, respectively. The Company also has custodial accounts on deposit from other mortgage companies aggregating approximately $1,167,000 and $4,081,000 at December 31, 1998 and 1997, respectively. The Companies custodial accounts are maintained at Matrix Bank in noninterest-bearing accounts. The balance of the custodial accounts fluctuate from month to month based on the pass-through of the principal and interest payments to the ultimate investors and the timing of taxes and insurance payments.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

7. Deposits

Deposit account balances are summarized as follows:

                                                 December 31
                           --------------------------------------------------------
                                      1997                         1998
                           --------------------------------------------------------
                                              Weighted                     Weighted
                                              Average                      Average
                            Amount   Percent    Rate     Amount   Percent    Rate
                           --------  -------  --------  --------  -------  --------
                                           (Dollars in thousands)
Passbook accounts          $  2,851    1.27%    3.95%   $  2,830    0.58%    3.58%
NOW accounts                 26,382   11.73     1.62      42,178    8.60     1.63
Money market accounts        99,899   44.40     2.96     170,957   34.85     3.13
                           --------  ------     ----    --------  ------     ----
                            129,132   57.40     2.70     215,965   44.03     2.84
Certificate accounts         95,850   42.60     5.94     274,551   55.97     5.52
                           --------  ------     ----    --------  ------     ----
                           $224,982  100.00%    4.09%   $490,516  100.00%    4.37%
                           ========  ======     ====    ========  ======     ====

Included in NOW accounts are noninterest-bearing DDA accounts of $22,672,000 and $9,218,000 for the years ended December 31, 1998 and 1997, respectively.

Contractual maturities of certificate accounts as of December 31, 1998:

                                       Under 12      12 to 36      36 to 60
                                        months        months        months
                                   -------------------------------------------
                                                  (In thousands)
4.00-4.99%                            $127,469       $   294        $     -
5.00-5.99%                             106,772        15,607          5,970
6.00-6.99%                               7,210         4,620          6,481
7.00-7.99%                                   -           126              2
                                   -------------------------------------------
                                      $241,451       $20,647        $12,453
                                   ===========================================

Approximately $137,043,000 and $108,990,000 of assets under administration by Vintage are included in NOW, DDA and money market accounts as of December 31, 1998 and 1997, respectively. Included in certificate accounts is $148,676,000 of brokered deposits as of December 31, 1998. Additionally, included in money market accounts is approximately $47,078,000 from a title company.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

7. Deposits (continued)

Interest expense on deposits is summarized as follows:

                                           Year Ended December 31
                                        1996          1997         1998
                                       ------        ------       -------
                                               (In thousands)
Passbook accounts                      $   82        $  113       $   102
NOW accounts                               63           795           522
Money market                              405         2,483         3,910
Certificates of deposit                 3,210         4,985        11,687
                                       ------        ------       -------
                                       $3,760        $8,376       $16,221
                                       ======        ======       =======

The aggregate amount of deposit accounts with a balance greater than $100,000 (excluding brokered deposits) was approximately $17,622,000 and $7,185,000 at December 31, 1998 and 1997, respectively.

8. Borrowed Money

Borrowed money is summarized as follows:

                                                                December 31
                                                             1997       1998
                                                            -------    -------
                                                              (In thousands)
Revolving Lines
$90,000,000 revolving warehouse loan agreement with
 banks, secured by mortgage loans held for sale,
 interest at federal funds rate plus 0.85-2.00 percent
 (6.01 percent average rate at December 31, 1998);
 $17,843,000 available at December 31, 1998.                $45,962    $72,157


$10,000,000 working capital facility with banks
 secured by mortgage loans held for sale, MSRs,
 eligible servicing advance receivables and eligible
 delinquent mortgage receivables; interest at federal
 funds rate plus 1.5 percent (6.18 percent at December
 31, 1998); $5,521,000 available at December 31, 1998.        2,376      4,479


$11,500,000 revolving line of credit with a third
 party financial institution, secured by common
 stock of Matrix Bank; interest due monthly at prime;
 $1,200,000 available at December 31, 1998.                       -     10,300
                                                            -------    -------
Total revolving lines                                        48,338     86,936

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

8. Borrowed Money (continued)

                                                                 December 31
                                                             1997       1998
                                                            -------    -------
                                                              (In thousands)
Term Notes Payable
$45,000,000 servicing acquisition loan agreement
 with a bank, secured by MSRs, due at the earlier
 of the maturity of the MSRs or amortized over five
 to six years from the date of the borrowing through
 January 31, 2003; interest at federal funds rate
 plus 2.00 percent (6.68 percent at December 31, 1998);
 $14,137,000 available at December 31, 1998.                $12,348    $26,974

Senior notes, interest at 11.50 percent payable
 semiannually, unsecured and maturing September 30, 2004.    20,000     20,000

Senior subordinated notes, interest at 14 percent
 payable semiannually, unsecured and maturing July
 2002, with mandatory redemptions of $727,500 on
 each of July 15, 1999, 2000 and 2001.                        2,910      2,910

$8,500,000 note payable to a third party financial
 institution (revised bank stock loan) due in quarterly
 installments of $303,591, plus interest, through June
 30, 2001, collateralized by the common stock of Matrix
 Bank; interest at prime.                                     1,786      7,893

Notes payable to banks, secured by a deeds of trust on
 real estate, interest at prime plus 1.0 percent.             1,740      1,715

Other                                                         1,465      1,296
                                                            -------    -------
Total term notes                                             40,249     60,788

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

8. Borrowed Money (continued)

                                                               December 31
                                                             1997       1998
                                                           -------    --------
                                                             (In thousands)
Other
Agreements with a bank to sell mortgage loans and
 direct financing leases originated by the Company
 under agreements to repurchase.  The agreement can be
 terminated upon 90 days written notice by either
 party; interest at the higher of the prime rate or
 note rate on the loans and 8 percent on direct lease
 financing.  Total commitment amount of these agreements
 is $25,000,000, with $9,933,000 available at December
 31, 1998.  Increases are at the discretion of the bank.   $     -    $ 15,067

Financing agreement with a bank, secured by Ft. Lupton
 Subordinated Series 1996 A1 revenue anticipation
 warrants, interest is at 5 percent and is due based on
 the semi-annual bonds payments, unpaid principal due
 at bond maturity.
                                                               800         800
MSR financing, collateralized by MSR's with unpaid
 principal balances of $42,900,000 at December 31, 1998.       522         356

Agreement with bank to finance direct financing leases
 to charter schools, interest is at 7 percent and can
 be terminated at any time by either party. Total
 commitment amount is at the option of the bank.                 -       1,125

Financing agreement, collateralized by direct financing
 leases, interest variable                                       -      13,717
                                                           -------    --------
Total other                                                  1,322      31,065
                                                           -------    --------
Total borrowed money                                       $89,909    $178,789
                                                           =======    ========

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

8. Borrowed Money (continued)

The Company may redeem the senior subordinated notes, in whole or in part, at any time after July 15, 1998 at a redemption price of 102 percent of par through July 14, 1999 and, thereafter, at par, plus accrued and unpaid interest.

As of December 31, 1998 the maturities of term notes payable during the next five years and thereafter are as follows:

                                                                (In thousands)
    1999                                                            $ 9,531
    2000                                                              8,519
    2001                                                             12,192
    2002                                                              4,984
    2003                                                              4,959
    Thereafter                                                       20,603
                                                                    -------
                                                                    $60,788
                                                                    =======

The Company must comply with certain financial and other covenants related to the foregoing debt agreements including, among other things, the maintenance of specific ratios, net worth and other amounts as defined in the credit agreements limiting the Company's ability to declare dividends (and its subsidiaries) or incur additional debt, and establishes requirements to maintain certain capital levels in certain subsidiaries. These covenants include requirements for the Company to maintain consolidated tangible capital of not less than $44.4 million, maintain adjusted debt to shareholders' equity of less than 4:1 and maintain the requirements necessary such that Matrix Bank will not be classified as other than "well capitalized," as defined. At December 31, 1998, the Company was in compliance with these covenants.

On February 22, 1999, the Company renegotiated the revolving credit facilities for its $90,000,000 warehouse loan agreement, the $10,000,000 working capital loan agreement and its $45,000,000 million servicing acquisition loan agreement. With this renegotiation, the aggregate amount of revolving warehouse lines of credit facilities was increased to $120,000,000 and the aggregate amount of the servicing acquisition facility and the aggregate amount of the working capital facility were unchanged. The new credit facility agreement requires Matrix Financial to maintain, among other things, (i) total shareholder's equity of at least $13,000,000 plus 90 percent of capital contributed after January 1, 1999, plus 90 percent of cumulative quarterly net income, (ii) adjusted net worth, as defined, of at least $25,000,000, (iii) a servicing portfolio of at least $4,000,000,000, (iv) principal debt of term line borrowings of no more than the lesser of 70

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

8. Borrowed Money (continued)

percent of the appraised value of the mortgage servicing portfolio or 1.25 percent of the unpaid principal balance of the mortgage servicing portfolio, (v) a ratio of total adjusted debt to adjusted tangible net worth of no more than eight to one, (vi) a ratio of cash flow to current maturities of long-term debt and any capital leases of at least 1.3 to 1.0, (vii) a ratio of outstanding term-line borrowings outstanding to adjusted net worth of no more than 2.5 to
1.0 and (viii) principal debt of working capital borrowings and term line borrowings of no more than the lesser of 95 percent of the appraised value of the mortgage servicing portfolio or 1.25 percent of the unpaid principal balance of the mortgage servicing portfolio.

Direct Financing Leases Financing Agreement

During 1998, the Company placed tax-exempt direct financing leases it originated to charter schools into a partnership trust, USBI, Trust Series 1998 (Trust). The Trust then issued Class "A" Certificates and Class "B" Certificates, with the Class "A" Certificates being sold under a private placement at a price of par.

The "A" Certificates are guaranteed by a letter of credit issued by the Guarantor, which is a third party investment bank (Investment Bank) and the underlying leases. The "A" Certificates interest rate may be determined weekly, monthly or for a term for up to one year. The interest rate and the term of the interest rate are determined by the Remarking Agent, which is also the Investment Bank. Generally, the Trust is short-term in nature with an average life of one year or less.

The "B" Certificates are owned in part by the Company and in part by the Investment Bank. The interest rate paid on the "A" Certificates and the "B" Certificates owned by the Investment Bank is considered the Company's financing cost. The approximate cost of the financing at December 31, 1998 was 6.88 percent. The interest that the Company receives through its part ownership of the "B" Certificates is tax-exempt.

Although the Investment Bank acts as Guarantor to the "A" Certificates, the Company provides full recourse to the Investment Bank in all cases of loss or default. Due to the nature of the recourse and the ability of the "A" Certificate holders to put the certificates to the Trust, the transaction has been treated as a financing.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

9. Federal Home Loan Bank of Dallas Borrowings

Federal Home Loan Bank of Dallas (FHLB) borrowings aggregated $168,000,000 and $171,943,000 at December 31, 1998 and 1997, respectively. Advances of $121,000,000 bear interest at rates which adjust daily and are based on the mortgage repo rate. Advances of $47,000,000 at December 31, 1998, were borrowed under a Short Option Advance (SOA) Agreement with the FHLB. These SOA borrowings have a term of ten years, but are callable by the FHLB beginning after a six month or one year lock-out period depending on the particular SOA borrowing. After the expiration of the lock-out period, the SOA borrowings are callable at three month intervals. If the FHLB exercises its call option on a SOA borrowing, the FHLB is required to offer replacement funding to the Company at a market rate of interest for the remaining term of the SOA borrowing. The interest rates on the SOA borrowings ranged from 4.85 percent to 4.94 percent at December 31, 1998 and their possible call dates varied from January 15, 1999 to April 14, 1999. Additionally, under the terms of the SOA Agreement, the Company is not permitted to prepay or otherwise retire a callable SOA borrowing prior to the final maturity date. All advances are secured by first mortgage loans of Matrix Bank and all of its FHLB stock.

Matrix Bank has a commitment from the FHLB for advances of approximately $310,700,000 at December 31, 1998. Matrix Bank adopted a collateral pledge agreement whereby it has agreed to keep on hand, at all times, first mortgages free of all other pledges, liens and encumbrances with unpaid principal balances aggregating no less than 170 percent of the outstanding secured advances from the FHLB. However, in 1999, Matrix Bank has been notified that it will be placed on full blanket status, which will be phased-in during 1999 by 25 percent at each quarter end. Management believes that this decision will not affect Matrix Bank's borrowing capabilities from the FHLB, but will impact where the collateral that secures the FHLB borrowings will be held.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

10. Income Taxes

The income tax provision consists of the following:

                                                 Year Ended December 31
                                             1996         1997         1998
                                            --------------------------------
                                                     (In thousands)
  Current
    Federal                                 $1,871       $4,108       $3,837
    State                                      461        1,053          991
  Deferred
    Federal                                    (42)          (2)          42
    State                                      (12)           -            6
                                            --------------------------------
                                            $2,278       $5,159       $4,876
                                            ================================

A reconciliation of the provision for income taxes with the expected income taxes based on the statutory federal income tax rate follows:

                                                 Year Ended December 31
                                             1996         1997         1998
                                            --------------------------------
                                                     (In thousands)
Expected income tax provision               $1,988       $4,521       $4,552
Effect of federal tax brackets                   -            -           13
State income taxes                             296          694          660
Other                                           (6)         (56)        (349)
                                            --------------------------------
                                            $2,278       $5,159       $4,876
                                            ================================

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

10. Income Taxes (continued)

Deferred tax assets and liabilities result from the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes shown below.

                                                               December 31
                                                          1997           1998
                                                        -----------------------
                                                            (In thousands)
Deferred tax assets:
      Allowance for losses                              $   475         $ 1,383
      Discounts and premiums                                106             144
      Amortization of servicing rights                      156               -
      Deferred fees                                         328             718
      Delinquent interest                                    52             215
      Other                                                   6              30
                                                        -----------------------
Total deferred tax assets                                 1,123           2,490

Deferred tax liabilities:
      Gain on sale of loans                                (732)           (931)
      Amortization of servicing rights                        -          (1,025)
      Depreciation                                         (335)           (526)
                                                        -----------------------
Total deferred tax liabilities                           (1,067)         (2,482)
                                                        -----------------------
Net deferred tax asset                                  $    56         $     8
                                                        =======================

11. Regulatory

The Company is a unitary thrift holding company and, as such, is subject to the regulation, examination and supervision of the Office of Thrift Supervision
(OTS).

Matrix Bank is also subject to various regulatory capital requirements administered by the OTS. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions, actions by regulators that, if undertaken, could have a direct material effect on Matrix Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Matrix Bank must meet specific capital guidelines that involve quantitative measures of Matrix Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Matrix Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

11. Regulatory (continued)

Quantitative measures established by regulation to ensure capital adequacy require Matrix Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to total assets (as defined). Management believes, as of December 31, 1998 and 1997, that Matrix Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the OTS categorized Matrix Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized Matrix Bank must maintain minimum total risk-based, Tier I risk based and Tier I leverage ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the institution's category.


                                                                      For Capital
                                       Actual                      Adequacy Purposes
                                  --------------  -------------------------------------------------------
                                  Amount   Ratio             Amount                     Ratio
                                  -------  -----  ----------------------------  -------------------------
                                                           (Dollars in thousands)
As of December 31, 1998
  Total Capital
   (to Risk Weighted Assets)      $54,148  11.7%  (GREATER OR EQUAL TO)$36,938  (GREATER OR EQUAL TO)8.0%
  Core Capital
   (to Adjusted Tangible Assets)   51,163   6.2%  (GREATER OR EQUAL TO) 32,828  (GREATER OR EQUAL TO)4.0%
  Tangible Capital
   (to Tangible Assets)            51,163   6.2%  (GREATER OR EQUAL TO) 12,310  (GREATER OR EQUAL TO)1.5%
  Tier I Capital
   (to Risk Weighted Assets)       51,163  11.1%                           N/A
As of December 31, 1997
  Total Capital
   (to Risk Weighted Assets)       29,714  10.8%  (GREATER OR EQUAL TO) 21,969  (GREATER OR EQUAL TO)8.0%
  Core Capital
   (to Adjusted Tangible Assets)   27,958   5.7%  (GREATER OR EQUAL TO) 19,498  (GREATER OR EQUAL TO)4.0%
  Tangible Capital
   (to Tangible Assets)            27,958   5.7%  (GREATER OR EQUAL TO)  7,312  (GREATER OR EQUAL TO)1.5%
  Tier I Capital
   (to Risk Weighted Assets)       27,958  10.2%                           N/A

                                                        To Be Well
                                                    Capitalized Under
                                                    Prompt Corrective
                                                    Action Provisions
                                 --------------------------------------------------------
                                            Amount                        Ratio
                                 ----------------------------  --------------------------
                                                 (Dollars in thousands)
As of December 31, 1998
  Total Capital
   (to Risk Weighted Assets)     (GREATER OR EQUAL TO)$46,173  (GREATER OR EQUAL TO)10.0%
  Core Capital
   (to Adjusted Tangible Assets) (GREATER OR EQUAL TO) 41,035  (GREATER OR EQUAL TO) 5.0%
  Tangible Capital
   (to Tangible Assets)                                   N/A
  Tier I Capital
   (to Risk Weighted Assets)     (GREATER OR EQUAL TO) 27,704  (GREATER OR EQUAL TO) 6.0%
As of December 31, 1997
  Total Capital
   (to Risk Weighted Assets)     (GREATER OR EQUAL TO) 27,462  (GREATER OR EQUAL TO)10.0%
  Core Capital
   (to Adjusted Tangible Assets) (GREATER OR EQUAL TO) 24,372  (GREATER OR EQUAL TO) 5.0%
  Tangible Capital
   (to Tangible Assets)                                   N/A
  Tier I Capital
   (to Risk Weighted Assets)     (GREATER OR EQUAL TO) 16,477  (GREATER OR EQUAL TO) 6.0%

The various federal banking statutes to which Matrix Bank is subject also include other limitations regarding the nature of the transactions in which it can engage or assets it may hold or liabilities it may incur.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

11. Regulatory (continued)

Matrix Bank is required to maintain balances with the Federal Reserve Bank of Dallas in a noninterest-earning account based on a percentage of deposit liabilities. Such balances averaged $6,860,000 and $6,897,000 in 1998 and 1997, respectively.

Matrix Bank is required by Federal regulations to maintain a minimum level of liquid assets of four percent. Matrix Bank exceeded the Federal requirement at December 31, 1998 and 1997, respectively.

Matrix Financial is subject to examination by various regulatory agencies involved in the mortgage banking industry. Each regulatory agency requires the maintenance of a certain amount of net worth, the most restrictive of which required $3,089,000 at December 31, 1998 and $2,587,000 at December 31, 1997.

12. Shareholders' Equity

Common Stock

The authorized common stock of the Company consists of 50,000,000 shares with a par value of $.0001 per share. There were 6,723,911, 6,703,880 and 6,681,031 shares of common stock outstanding at December 31, 1998, 1997 and 1996, respectively. Holders of common stock are entitled to receive dividends when, and if, declared by the board of directors. Each share of common stock entitles the holders thereof to one vote, and cumulative voting is not permitted.

Preferred Stock

The authorized preferred stock of the Company consists of 5,000,000 shares with a par value of $.0001 per share. The board of directors is authorized, without further action of the shareholders of the Company, to issue from time to time shares of preferred stock in one or more series and with such relative rights, powers, preferences and limitations as the board of directors may determine at the time of issuance. Such shares may be convertible into common stock and may be superior to the common stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges.

Stock Option Plan

The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, because the

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

12. Shareholders' Equity (continued)

exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In September 1996, the board of directors and shareholders adopted the 1996 Stock Option Plan, which amended and restated the Company's stock option plan adopted in 1995. The Company's 1996 Stock Option Plan has authorized the grant of options to substantially all of the Company's full-time employees and directors for up to 525,000 shares of the Company's common stock. All options granted have ten year terms and vest based on the determination by the Company's compensation committee.

The 1996 Stock Option Plan authorized the granting of incentive stock options (Incentive Options) and nonqualified stock options (Nonqualified Options) to purchase common stock to eligible persons. The 1996 Stock Option Plan is currently administered by the compensation committee (administrator) of the board of directors. The 1996 Stock Option Plan provides for adjustments to the number of shares and to the exercise price of outstanding options in the event of a declaration of stock dividend or any recapitalization resulting in a stock split-up, combination or exchange of shares of common stock.

No Incentive Option may be granted with an exercise price per share less than the fair market value of the common stock at the date of grant. The Nonqualified Options may be granted with any exercise price determined by the administrator of the 1996 Stock Option Plan. The expiration date of an option is determined by the administrator at the time of the grant, but in no event may an option be exercisable after the expiration of ten years from the date of grant of the option.

The 1996 Stock Option Plan further provides that in most instances an option must be exercised by the optionee within 30 days after the termination of the consulting contract between such consultant and the Company or termination of the optionee's employment with the Company, as the case may be, if and to the extent such option was exercisable on the date of such termination.

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rates of 5.4 percent, 5.7 percent and 6.0

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

12. Shareholders' Equity (continued)

percent; a dividend yield of zero percent; volatility factors of the expected market price of the
Company's common stock of .39, .38 and .39: and a weighted-average expected life of the option of four years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                    Year Ended December 31
                                           1996               1997              1998
                                   -------------------------------------------------------
                                         (Dollars in thousands except per share data)
Pro forma net income                            $3,534            $7,960            $8,256
Pro forma earnings per share:
 Basic                                            0.67              1.19              1.23
 Diluted                                          0.67              1.17              1.20

A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

12. Shareholders' Equity (continued)

                                                               Year Ended December 31
                                           1996                        1997                         1998
                              --------------------------------------------------------------------------------------
                                              Weighted                     Weighted                     Weighted
                                              Average                      Average                      Average
                                Options    Exercise Price    Options    Exercise Price    Options    Exercise Price
                              --------------------------------------------------------------------------------------
Outstanding, beginning of year    79,500            $ 5.13   209,100             $ 8.15   330,150             $10.55
Granted                          129,600             10.00   149,500              14.12    63,000              12.96
Exercised                              -                 -    (2,100)             10.00    (1,725)             12.25
Forfeited                              -                 -   (26,350)             11.93    (3,725)             14.00
                                 -------                     -------                      -------
Outstanding, end of year         209,100            $ 8.15   330,150             $10.55   387,700             $10.90
                                 =======                     =======                      =======

Exercisable at end of year        87,000            $ 5.55   117,700             $ 6.75   167,350             $ 8.49

Weighted average fair value
 of options granted during      $   4.06                       $6.67                        $6.03
 the year


Options outstanding at December 31, 1998 have exercise prices ranging from $5.13 to $26.50 per share, with a weighted average exercise price of $10.90 per share, as outlined in the following table:

 Range of                              Weighted Average      Weighted Average                              Weighted Average
 Exercise        Number of Options      Exercise Price          Remaining            Number of Options      Exercise Price
 Prices             Outstanding          Per Share           Contractual Life          Exercisable            Per Share
-------------------------------------------------------------------------------------------------------------------------------
   $  5.13                   79,500                 $ 5.13                     6.00              79,500                  $ 5.13
      8.13                   25,000                   8.13                     9.79                   -                       -
     10.00                  110,700                  10.00                     7.83              59,850                   10.00
  10.38-13.88                74,000                  13.20                     8.22              14,000                   13.17
  14.25-17.25                95,500                  15.20                     8.56              12,500                   15.17
     26.50                    3,000                  26.50                     9.33               1,500                   26.50
                            ---------------------------------------------------------------------------------------------------
                            387,700                 $10.90                     7.85             167,350                  $ 8.49
                            ===================================================================================================

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

12. Shareholders' Equity (continued)

Restricted Net Assets

As a result of the regulatory requirements and debt covenants, substantially all of the net assets of the Company are restricted at December 31, 1998 and 1997.

Warrants

The Company issued warrants exercisable for an aggregate of 75,000 shares of its common stock to its primary underwriters upon the closing of the Company's initial public offering. The warrants are exercisable from time to time during the four years after the one year anniversary of their date of grant, and are not transferable during the first year after their grant. The exercise price for the shares of common stock underlying such warrants is $12 per share. The shares of common stock underlying such warrants are entitled to certain demand and incidental registration rights.

Employee Stock Purchase Plan

In September 1996, the board of directors and shareholders adopted the Matrix Bancorp, Inc. Employee Stock Purchase Plan (Purchase Plan) and reserved 125,000 shares of common stock (ESPP Shares) for issuance thereunder. The Purchase Plan became effective upon consummation of the initial public offering. The price at which ESPP shares are sold under the Purchase Plan is 85 percent of the lower of the fair market value per share of common stock on the enrollment or the purchase date.

13. Commitments, Contingencies and Related Party Transactions

Leases

The Company leases office space and certain equipment under noncancelable operating leases. Annual amounts due under the office and equipment leases as of December 31, 1998 are approximately as follows:

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

13. Commitments, Contingencies and Related Party Transactions (continued)

                                           (In thousands)

                1999                            $  770
                2000                               692
                2001                               599
                2002                               384
                2003                                22
                                                ------
                                                $2,467
                                                ======

Total rent expense aggregated approximately $955,000, $631,000 and $541,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

Hedging of Pipeline

In the ordinary course of business, the Company makes commitments to originate residential mortgage loans (Pipeline) and holds originated loans until delivery to an investor. Inherent in this business is a risk associated with changes in interest rates and the resulting change in the market value of the Pipeline and funded loans. The Company mitigates this risk through the use of mandatory and nonmandatory forward commitments to sell loans. At December 31, 1998, the Company had $133,724,000 in Pipeline and funded loans offset with mandatory forward commitments of $110,006,000 and nonmandatory forward commitments of $10,057,000. At December 31, 1997, the Company had $72,803,000 in Pipeline and funded loans offset with mandatory forward commitments of $45,622,000 and nonmandatory forward commitments of $9,070,000. The inherent value of the forward commitments is considered in the determination of the lower of cost or market for the Pipeline and funded loans.

Hedging of MSRs

Ownership of MSRs exposes the Company to impairment of its value in certain interest rate environments. The incidence of prepayment of a mortgage loan increases during periods of declining interest rates as the homeowner seeks to refinance the loan to a lower interest rate. If the level of prepayment on segments of the Company's mortgage servicing portfolio achieves a level higher than projected by the Company for an extended period of time, then an impairment in the associated basis in the MSRs may occur. To mitigate this risk of impairment due to declining interest rates, the Company hedged a segment of its mortgage servicing portfolio

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

13. Commitments, Contingencies and Related Party Transactions (continued)

beginning in September 1997. As of December 31, 1998, the Company had identified and hedged approximately $674 million of its mortgage servicing portfolio using a program of exchange traded futures and options.

At December 31, 1998, the Company had the following open positions:

                                                  Open Positions
                                   Expiration         (No. of         Notional    Fair Value by
                                      Date          Contracts)         Amount        Contract
                                ---------------------------------------------------------------
Ten year Treasury Note futures    March 1999            205          $20,500,000      $ (42,656)
Ten year Treasury Note put
 options                          February 1999         188           18,800,000       (185,782)
Ten year Treasury Note call
 options                          February 1999         157           15,700,000        112,219

During 1997, the Company closed a portion of its hedge positions which resulted in a realized gain of approximately $250,000 being recognized in connection with the sale of a portion of the hedged servicing portfolio. At December 31, 1998 the net realized deferred gains and the unrealized deferred losses of the open positions was approximately $420,000.

Land Development Commitment

In June 1996, the Company purchased 154 acres of land for $1.3 million in cash for the purpose of developing residential and multi-family lots in Ft. Lupton, Colorado. As part of the acquisition, the Company entered into a Planned Unit Development Agreement (Development Agreement) with the City of Ft. Lupton
(City). The Development Agreement is a residential and golf course Development Agreement providing for the orderly planning, engineering and development of a golf course and surrounding residential community. The City is responsible for the development of the golf course and the Company is responsible for the development of the surrounding residential lots and certain offsite infrastructure (estimated at $1,300,000 as of December 31, 1998). The Development Agreement also provides for the rebate of certain development fees, infrastructure fees and storm drainage fees from the City to the Company (estimated at $1,635,000 as of December 31, 1998).

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

13. Commitments, Contingencies and Related Party Transactions (continued)

The Development Agreement sets forth a mandatory obligation on the part of the Company to secure future payment to the City of pledged Golf Course Enhancement Fees of $600,000. These pledged Enhancement Fees require successor homebuilders to pay the City a $2,000 fee with the issuance of each building permit. In the event that less than thirty (30) permits are issued per year, the Company is obligated to pay the balance of $60,000 in assessment fees per year beginning in the year 1998 through the year 2007. The Company, has to date, posted a $300,000 letter of credit to secure those referenced Enhancement Fees.

The Company also entered into a development management agreement with a local developer to complete the development of the land. The terms of the agreement specify that the Company is to earn a preferred rate of return on its investment and, once the initial amount of its investment plus the preferred rate of return has been paid, the remaining profits are split equally. As of December 31, 1998 and 1997, the Company has included in its basis in the development $197,000 and $118,000, respectively, in capitalized interest costs. At December 31, 1998 and 1997, the total basis of the land development is $4,055,000 and $2,835,000, respectively, and is classified in other assets in the accompanying consolidated balance sheets.

Financing Agreement

In 1996, the Company purchased $800,000 of City of Fort Lupton Subordinated Series 1996 A1 revenue anticipation warrants, with interest at 9.75 percent and due December 15, 2015. The warrants are classified as other receivables in the accompanying consolidated balance sheets. The Company entered into an agreement with a bank to sell the warrants, subject to certain repurchase obligations resulting from the bank's annual remarketing of the bonds, with interest at five percent. The Company entered into a letter of credit agreement of $825,000 to guarantee its repurchase obligation.

Contingencies

The Company is a defendant is a lawsuit that was commenced on or about May 23, 1997 in which the plaintiff-buyer alleges that the Company, as broker for the seller, made false representations regarding the GNMA certification of certain mortgage pools the servicing rights of which were offered for sale in a written offering. The plaintiff further alleges that it relied on the Company's representations in purchasing the servicing rights from the seller. Trial was conducted during the week of July 12, 1998. The jury returned a verdict in favor of the Company on four counts and in favor of the plaintiff on one count and awarded the plaintiff

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

13. Commitments, Contingencies and Related Party Transactions (continued)

$75,000. On July 31, 1998, the plaintiff filed a motion for judgment notwithstanding the verdict, or alternatively, a new trial. On November 6, 1998, the court denied the plaintiff's motion. Plaintiff has appealed the court's ruling and the Company is considering an appeal of the $75,000 award to the plaintiff.

The Company has been named defendant in an action which commenced on or about February 7, 1999. The plaintiff alleges that the Company, as seller of certain mortgage loans to the plaintiff, breached a representation and warranty given to the plaintiff by the Company under the purchase agreement relating to such loans. The action relates to approximately $700,000 in principal amount of mortgage loans and plaintiff has requested specific performance of the repurchase obligations of the Company under the purchase agreement and/or an unspecified amount of damages.

The Company and its subsidiaries are parties to various other litigation matters, in most cases involving ordinary and routine claims incidental to the business of the Company. The ultimate legal and financial liability of the Company, if any, with respect to the foregoing litigation cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that such ultimate liability will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

Related Party Transactions

The Company had a note receivable from an affiliate of $750,000 at December 31, 1997, which bore interest at 13 percent and was due October 1, 2000. In January 1998, the note was paid in full. The Company had leased office space to the affiliate for approximately $8,500 per month. In January 1998, the space was leased to a third party.

At December 31, 1998, the Company had unsecured loan receivables from an executive officer, a director and a shareholder of $57,500, $85,000 and approximately $80,000, respectively, which all bear interest at the prime rate and are renewable at the Company's option. Due dates on the loan receivables are as follows: $50,000 due February 15, 1999, $7,500 due September 29, 1999, $85,000 due September 8, 1999 and approximately $80,000 due December 31, 1999.

The Company occupies office space under a lease agreement expiring June 30, 2001, at a monthly rental payment of $13,553, in which four officers of subsidiaries of the Company own an equity interest in the lessor.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

14. Defined Contribution Plan

The Company has a 401(k) defined contribution plan (Plan) covering all employees who have elected to participate in the Plan. Each participant may make pretax contributions to the Plan up to 15 percent of such participant's earnings with a maximum of $10,000 in 1998. The Company makes a matching contribution of 25 percent of the participant's total contribution. Matching contributions made by the Company vest over six years. The cost of the plan approximated $162,000, $116,000 and $110,000 during the years ended December 31, 1998, 1997 and 1996, respectively.

15. Financial Instruments

Off-Balance Sheet Risk and Concentration of Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of its business. These instruments are commitments to originate or purchase first mortgage loans and forward loan sale commitments (see Note 13) and involve credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

Commitments to originate or purchase mortgage loans amounted to approximately $50,254,000 at December 31, 1998. The Company plans to fund the commitments in its normal commitment period. The Company evaluates each customer's creditworthiness on a case-by-case basis.

The Company's credit risks comprised the outstanding loans held for sale and loans held for investment as shown in the consolidated balance sheets. The loans are located throughout the United States and are collateralized primarily by a first mortgage on the property.

Fair Value of Financial Instruments

The carrying amounts and estimated fair value of financial instruments are as follows:

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

15. Financial Instruments (continued)

                                                                            December 31
                                                                1997                          1998
                                                   -------------------------------------------------------------
                                                      Carrying         Fair          Carrying         Fair
                                                       Amount          Value          Amount          Value
                                                   -------------------------------------------------------------
                                                                          (In thousands)
Financial assets:
 Cash                                                    $  3,296          3,296    $     18,665       $ 18,665
 Interest-earning deposits                                  6,337          6,337           8,120          8,120
 Loans held for sale, net                                 456,978        459,231         754,226        758,279
 Loans held for investment, net                            54,394         54,394          94,222         94,476
 Federal Home Loan Bank of Dallas stock                     8,700          8,700          15,643         15,643
Financial liabilities:
 Deposits                                                 224,982        225,780         490,516        492,003
 Custodial escrow balances                                 53,760         53,760          96,824         96,824
 Drafts payable                                             7,506          7,506           5,423          5,423
 Payable for purchase of MSRs                               8,660          8,660          12,103         12,103
 Federal Home Loan Bank of Dallas borrowings              171,943        171,943         168,000        171,544
 Borrowed money                                            89,909         89,909         178,789        178,789

The following methods and assumptions were used by the Company in estimating the fair value of the financial instruments:

The carrying amounts reported in the balance sheet for cash, interest-earnings deposits, FHLB stock, drafts payable, payable for purchase of MSRs, FHLB borrowings and borrowed money approximate those assets' and liabilities' fair values.

The fair values of loans are based on quoted market prices where available or outstanding commitments from investors. If quoted market prices are not available, fair values are based on quoted market prices of similar loans sold in securitization transactions, adjusted for differences in loan characteristics. The fair value of forward sale commitments are included in the determination of the fair value of loans held for sale.

The fair value disclosed for demand deposits (e.g., interest and noninterest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected periodic maturities on time deposits.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

15. Financial Instruments (continued)

The component commonly referred to as deposit base intangible, was not estimated at December 31, 1998 and 1997 and is not considered in the fair value amount. The fair value disclosed for custodial escrow balances liabilities (noninterest checking) is, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).

16. Parent Company Condensed Financial Information

Condensed financial information of Matrix Bancorp, Inc. (Parent Company) is as follows:

                                                                    December 31
                                                         1996           1997          1998
                                                       --------      --------       -------
Condensed Balance Sheets                                        (In thousands)
Assets:
 Cash                                                   $    45       $ 1,459       $   158
 Other receivables                                          872         1,040           105
 Premises and equipment, net                              1,405         1,481         2,393
 Other assets                                               507         1,840         1,601
 Investment in and advances to subsidiaries              36,199        62,042        88,791
                                                        -------       -------       -------
Total assets                                            $39,028       $67,862       $93,048
                                                        =======       =======       =======
Liabilities and shareholders' equity:
 Borrowed money (a)                                     $ 6,372       $26,002       $42,275
 Other liabilities                                          386         1,250         1,419
                                                        -------       -------       -------
Total liabilities                                         6,758        27,252        43,694
Shareholders' equity:
 Common stock                                                 1             1             1
 Additional paid in capital                              21,983        22,185        22,416
 Retained earnings                                       10,286        18,424        26,937
                                                        -------       -------       -------
Total shareholders' equity                               32,270        40,610        49,354
                                                        -------       -------       -------
Total liabilities and shareholders' equity              $39,028       $67,862       $93,048
                                                        =======       =======       =======

(a) The Parent's debt is set forth below. The Parent also guarantees the revolving warehouse and servicing acquisition loan agreements and the financing related to the direct financing leases to charter schools. See
    Note 8 for additional information regarding the debt.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

16. Parent Company Condensed Financial Information (continued)

                                                                     December 31
                                                          1996          1997          1998
                                                         -----        ------        -------
                                                                (In thousands)
Revolving line of credit                                 $    -       $     -       $10,300
Senior subordinated notes                                 2,910         2,910         2,910
Bank stock loan                                           2,003         1,786         7,893
Note payable to a bank secured by real estate               938           895           870
Notes payable secured by MSRs                               521           411           302
Senior notes                                                  -        20,000        20,000
                                                         ------       -------       -------
                                                         $6,372       $26,002       $42,275
                                                         ======       =======       =======

As of December 31, 1998, the maturities of term notes payable during the next five years and thereafter are as follows:

                                                                 (In thousands)

1999                                                                $ 2,922
2000                                                                  2,052
2001                                                                  6,275
2002                                                                    726
2003                                                                      -
Thereafter                                                           20,000
                                                                    -------
                                                                    $31,975
                                                                    =======

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

16. Parent Company Condensed Financial Information (continued)


                                                                                     Year Ended December 31
                                                                           1996               1997              1998
                                                                           ----               ----              ----
                                                                                         (In thousands)
Condensed Statements of Income
Income:
 Interest income on loans                                                 $   142           $   118           $    17
 Other                                                                        130               352               463
                                                                          -------           -------           -------
Total income                                                                  272               470               480

Expenses:
 Compensation and employee benefits                                         1,344             1,700             2,412
 Occupancy and equipment                                                      299               333               600
 Interest on borrowed money                                                   805             1,593             3,601
 Professional fees                                                            138               279               295
 Other general and administrative (b)                                         329             1,353             1,416
                                                                          -------           -------           -------
Total expenses                                                              2,914             5,258             8,324
                                                                          -------           -------           -------
Loss before income taxes and equity income of subsidiaries
                                                                           (2,642)           (4,788)           (7,844)
Income taxes (a)                                                                -                 -                 -
                                                                          -------           -------           -------
Loss before equity income of subsidiaries                                  (2,642)           (4,788)           (7,844)
Equity income of subsidiaries                                               6,212            12,926            16,357
                                                                          -------           -------           -------
Net income                                                                $ 3,570           $ 8,138           $ 8,513
                                                                          =======           =======           =======

(a) The Company's tax sharing agreement with its subsidiaries provides that the subsidiaries will pay the Parent an amount equal to its individual current income tax provision calculated on the basis of the subsidiary filing a separate return. In the event a subsidiary incurs a net operating loss in future periods, the subsidiary will be paid an amount equal to the current income tax refund the subsidiary would be due as a result of carryback of such loss, calculated on the basis of the subsidiary filing a separate return. Accordingly, the Parent's condensed statements of income do not include any income tax benefit for the current losses.

(b) The Parent Company has entered into a subaccounting agreement with third parties which require the Parent Company to pay a fee to the third party company for record keeping services performed related to custodial escrow deposits directed by that company and maintained at Matrix Bank. The total amount of the subaccounting fees paid by the Parent Company are approximately $199,000, $544,000 and $-0- for the years ended 1998, 1997 and 1996, respectively

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

16. Parent Company Condensed Financial Information (continued)


                                                                                         Year Ended December 31
                                                                                   1996               1997               1998
                                                                                   ----               ----               ----
                                                                                             (In thousands)
Condensed Statements of Cash Flows
Cash flows from operating activities:
 Net income                                                                      $  3,570           $  8,138           $  8,513
 Adjustments to reconcile net income to net cash used by operating activities:
   Equity income of subsidiaries                                                   (6,212)           (12,926)           (16,357)
   Dividend from subsidiaries                                                       1,843              2,916              4,534
   Depreciation and amortization                                                      127                192                281
   Increase (decrease) in other liabilities                                           (78)               864                169
   Decrease (increase) in other receivables and other assets                         (133)              (701)               945
                                                                                 --------           --------           --------
Net cash used by operating activities                                                (883)            (1,517)            (1,915)

Investing activities:
 Purchases of premises and equipment                                                  (88)              (168)              (964)
 Investment in and advances to subsidiaries                                       (16,630)           (15,833)           (14,926)
                                                                                 --------           --------           --------
Net cash used by investing activities                                             (16,718)           (16,001)           (15,890)

Financing activities:
 Repayments of notes payable and revolving line of credit                            (438)            (7,870)           (14,774)
 Proceeds from notes payable and revolving line of credit                              59              7,500             31,047
 Dividends paid by pooled company prior to merger                                    (201)                 -                  -
 Capital contribution by pooled company prior to merger                                24                  -                  -
 Proceeds from senior notes, net                                                        -             19,100                  -
 Proceeds from issuance of common stock                                                 -                202                231
 Proceeds from the sale of common stock                                            18,191                  -                  -
                                                                                 --------           --------           --------
Net cash provided by financing activities                                          17,635             18,932             16,504
                                                                                 --------           --------           --------
Increase (decrease) in cash                                                            34              1,414             (1,301)
Cash at beginning of year                                                              11                 45              1,459
                                                                                 --------           --------           --------
Cash at end of year                                                              $     45           $  1,459           $    158
                                                                                 ========           ========           ========

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

17. Selected Quarterly Financial Data (Unaudited)

                                                   1997                                         1998
                                 -----------------------------------------   -------------------------------------------
                                 Fourth      Third     Second      First     Fourth        Third     Second     First
                                 Quarter    Quarter    Quarter    Quarter    Quarter      Quarter    Quarter   Quarter
                                 -----------------------------------------   -------------------------------------------
                                                    (Dollars in thousands, except per share data)
Operations
Net interest income after
 provision for loan and
 valuation losses                $  3,863   $  3,677   $  3,216   $  2,258   $    4,326   $  6,445   $  4,973   $  3,839
 Noninterest income                10,605      9,069      9,412      8,943       13,154     11,326     11,346     10,919
Noninterest expense                10,760      9,057      9,603      8,326       15,273     13,802     12,630     11,234
                                 -----------------------------------------   -------------------------------------------
Income before income taxes          3,708      3,689      3,025      2,875        2,207      3,969      3,689      3,524
Income taxes                        1,424      1,459      1,155      1,121          762      1,432      1,343      1,339
                                 -----------------------------------------   -------------------------------------------
Net income                       $  2,284   $  2,230      1,870      1,754   $    1,445   $  2,537   $  2,346   $  2,185
                                 =========================================   ===========================================
Net Income per Share Data
Basic                            $    .34   $    .33   $    .28   $    .26   $      .22   $    .38   $    .35   $    .33
                                 =========================================   ===========================================
Diluted                          $    .34   $    .33   $    .28   $    .26   $      .21   $    .37   $    .34   $    .32
                                 =========================================   ===========================================
Balance Sheet
Total assets                     $606,745   $525,511   $502,563   $422,476    1,012,640    929,607    834,657    698,517
Total loans, net                  511,372    426,007    394,537    319,489      848,448    753,464    696,358    573,586
Shareholders' equity               40,610     38,124     35,894     34,024       49,354     47,699     45,158     42,797

The net income per share for the first three quarters of 1997 have been restated to comply with the requirements of Statement No. 128.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

18. Transactions with MCA Mortgage Corporation

During recent years, the Company entered into several purchase transactions with MCA Mortgage Corporation (MCA), a Michigan-based mortgage banking entity. At December 31, 1998, the Company was carrying approximately $5,000,000 of residential mortgage loans on its balance sheet that were purchased from MCA on a servicing retained basis. The Company also had an outstanding receivable relating to brokerage and consulting services provided to MCA. In January 1999, the Company learned that MCA was closing its operations. Additionally, in February 1999, the Company learned that MCA had declared bankruptcy and it appeared likely that some of the loans purchased by the Company had been sold multiple times or pledged multiple times as security for repayment of various credit facilities. The Company also discovered that there appeared to be servicing issues relating to some of the purchased loans. The servicing issues consisted of instances in which loans owned by the Company and serviced by MCA had previously paid off, but for which MCA had continued to remit monthly principal and interest, rather than the payoff proceeds. As a result of the above MCA issues, the Company recorded a provision for valuation losses of approximately $2,200,000 as of December 31, 1998. Additionally, the Company wrote off approximately $100,000 of accounts receivable and accrued interest relating to MCA as of December 31, 1998.

19. Segments of the Company and Related Information

The Company has three reportable segments under Statement No. 131: the Company's traditional banking subsidiary, the Company's mortgage banking subsidiary and the Company's servicing brokerage and consulting subsidiaries. The Company's traditional banking subsidiary provides deposit and lending services to its customers and also makes investments in residential mortgage loans and residential MSRs. The Company's mortgage banking subsidiary acquires residential MSRs and services the mortgage loans underlying those MSRs, and in addition, originates residential mortgage loans through its wholesale loan origination offices. The Company's servicing brokerage subsidiary offers brokerage, consulting and risk management services for residential MSRs. The remaining subsidiaries of the Company are included in the "all other" category for purposes of the Statement No. 131 disclosures and consist of the Company's trust operations, real estate disposition services, a broker/dealer and the Parent Company operations.

The Company evaluates performance and allocates resources based on operating profit or loss before income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Transactions between affiliates, the resulting revenues of which are shown in the intersegment revenue category, are conducted at market prices (i.e., prices that would be paid if the companies were not affiliates).

                             Matrix Bancorp, Inc.

                  Notes to Consolidated Financial Statements

                               December 31, 1998

19. Segments of the Company and Related Information (continued)

For the years ended December 31:

                                                                                Servicing
                                         Traditional     Mortgage Banking     Brokerage and
                                           Banking                             Consulting      All Others     Total
                                        -------------- ------------------ ------------------ ------------ ---------------
1998                                                                   (In thousands)
Revenues from external customers:
 Interest income                              $ 52,445           $  8,227   $               -     $    22   $   60,694
 Noninterest income                              7,603             22,017               9,993       7,132       46,745

Intersegment revenues                             (133)               991                 501       1,665        3,024

Interest expense                                24,972              7,895                   1       3,636       36,504

Depreciation/amortization                        1,516             10,334                 227       1,005       13,082

Segment profit (loss)                           21,470             (4,725)              4,119      (7,475)      13,389

Segment assets (a)                             821,448            181,883               3,143      28,304    1,034,778
1997
Revenues from external customers:
 Interest income                                27,313              4,664                   -         172       32,149
 Noninterest income                              6,410             21,623               4,283       5,713       38,029

Intersegment revenues                               33              1,213                 230       1,141        2,617

Interest expense                                11,812              4,781                   1       1,667       18,261

Depreciation/amortization                        1,344              5,835                 214         510        7,903

Segment profit (loss)                           10,290              6,269               1,393      (4,655)      13,297

Segment assets (a)                             486,857            111,228               1,225      24,759      624,069
1996
Revenues from external customers:
 Interest income                                12,697              3,653                   -         199       16,549
 Noninterest income                              5,107             12,372               4,462       4,646       26,587

Intersegment revenues                                -                448                 169         365          982

Interest expense                                 5,811              3,811                   -         868       10,490

Depreciation/amortization                          428              2,622                  72         416        3,538

Segment profit (loss)                            4,635              2,166               1,420      (2,373)       5,848

Segment assets (a)                             196,874             70,880               2,107      16,606      286,467

__________
(a) See reconciliation to total consolidated assets in the following table.

                              Matrix Bancorp, Inc.

                   Notes to Consolidated Financial Statements

                               December 31, 1998

19. Segments of the Company and Related Information (continued)

                                                       1996            1997            1998
                                                       ----            ----            ----
Revenues for year ended December 31
Interest income for reportable segments              $ 16,350        $ 31,977       $   60,672
Noninterest income for reportable segments             21,941          32,316           39,613
Intersegment revenues for reportable segments             617           1,476            1,359
Other revenues                                          5,210           7,026            8,819
Elimination of intersegment revenues                     (982)         (2,617)          (3,024)
                                                     --------        --------       ----------
Total consolidated revenues                            43,136          70,178          107,439
Profit or loss for year ended December 31
Total profit or loss for reportable segments            8,221          17,952           20,864
Other profit or loss                                   (2,373)         (4,531)          (7,367)
Adjustment to intersegment profit (loss) in
 consolidation                                              -            (124)            (108)
                                                     --------        --------       ----------
Income before income tax                                5,848          13,297           13,389

Assets as of December 31
Total assets for reportable segments                  269,861         599,310        1,006,474
Other assets                                           16,606          24,759           28,304
Elimination of intercompany receivables               (11,908)        (17,200)         (21,905)
Other eliminations                                          -            (124)            (233)
                                                     --------        --------       ----------
Total consolidated assets                             274,559         606,745        1,012,640

Other Significant Items for the year ended
 December 31
Depreciation/amortization expense:
 Segment totals                                         3,122           7,393           12,077
 Adjustments                                              416             510            1,005
                                                     --------        --------       ----------
Consolidated totals                                     3,538           7,903           13,082

Interest expense:
 Segment totals                                         9,622          16,594           32,868
 Adjustments                                              868           1,667            3,636
                                                     --------        --------       ----------
Consolidated totals                                    10,490          18,261           36,504

===============================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering of the preferred securities. If given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the preferred securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has not been any change in the facts in this prospectus or our affairs since the date of this prospectus.

                         ____________________________


                               TABLE OF CONTENTS

Prospectus Summary........................................2
Risk Factors..............................................10
Use of Proceeds...........................................17
Capitalization............................................17
The Company...............................................18
Management................................................49
Matrix Bancorp Capital Trust..............................57
Selected Consolidated Financial and
  Operating Information...................................58
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................................61
Market for the Preferred Securities.......................99
Accounting Treatment......................................99
Description of the Preferred Securities...................100
Description of the Junior Subordinated
  Debentures..............................................116
Description of the Guarantee..............................126
Expense Agreement.........................................129
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee............................129
Certain Federal Income Tax Consequences...................131
ERISA Considerations......................................137
Underwriting..............................................137
Legal Matters.............................................139
Experts...................................................140
Available Information.....................................140
Financial Statements......................................F-1

===============================================================================


                        1,100,000 Preferred Securities

                        MATRIX BANCORP CAPITAL TRUST I
                    % Cumulative Trust Preferred Securities
                (Liquidation Amount $25 per Preferred Security)

                       guaranteed as described herein by


                             MATRIX BANCORP, INC.
                           _________________________

                                 27,500,000__%
                       Junior Subordinated Debentures of

                             MATRIX BANCORP, INC.
                           _________________________

                                  Prospectus

                          _________________________

                                _________, 1999


                          Tucker Anthony Cleary Gull
                          U.S. Bancorp Piper Jaffray

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution(1)

          Nature of Expense                   Amount (3)
          -----------------                   ----------

SEC filing fee(2)........................     $
Nasdaq listing fee.......................
NASD filing fee..........................
Printing, postage and mailing............
Legal fees and expenses..................
Accounting fees and expenses.............
Trustees' fees and expenses..............
Transfer agent and Registrar fees........
Blue Sky fees and expenses...............
Miscellaneous............................

     Total...............................

(1) The amounts set forth above, except for the SEC and NASD fees, are in each case estimated.
(2) Based upon the sale of ____________________ Preferred Securities at $25.00 per Preferred Security.
(3)  To be filed by amendment.

Item 14.  Indemnification of Directors and Officers

     The Amended and Restated Articles of Incorporation of the Company, together with its Bylaws, provide that the Company shall indemnify officers and directors, and may indemnify its other officers and agents, to the fullest extent permitted by law. The laws of the State of Colorado permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or who have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

     The Company has also adopted provisions in its Amended and Restated Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Colorado. Under the Company's Articles of Incorporation, a as permitted by the laws of the State of Colorado, a director is not liable to the Company or its shareholders for damages for a breach of fiduciary duty. Such limitation of liability does not affect liability for (i) breach of the director's duty of loyalty, (ii) knowing violation of the law, (iii) any transaction from which the director directly or indirectly derived an improper personal benefit, or (iv) the payment of any unlawful distribution. The Company has agreed to indemnify the Underwriters, and the Underwriters have agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 15.  Recent Sales of Unregistered Securities

     The following sets forth information as of March 31, 1999, regarding all sales of unregistered securities of the Company during the past three years. In connection with each of these transactions, the shares were sold to a limited number of persons, such persons were provided access to all relevant information concerning the issuer and/or represented to the issuer that they were "sophisticated investors", and such persons represented to the issuer that the shares were purchased for investment purposes only and not with a view toward distribution. Each such issuance was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.

     In October, 1996, the Company granted options exercisable for a total of 10,000 shares of Common Stock to the two non-employee directors of the Company, 5,000 shares of Common Stock to an advisory director of the Company and 114,600 shares of Common Stock to various employees of the Company. All such options are exercisable at $10.00 per share, which was the fair market value of the Common Stock on the date of grant of such options.

     In October, 1996, the Company also issued warrants exercisable for an aggregate of 75,000 shares of its Common Stock to its primary underwriters upon the closing of the Company's initial public offering. The warrants are exercisable from time to time during the four years after the one year anniversary of their date of grant, and are not transferable during the first year after their date of grant. The exercise price of the shares of Common Stock underlying such warrants is $12.00 per share.

     In February, 1997, the Company issued an aggregate of 779,592 shares of Common Stock to the 43 former shareholders of The Vintage Group, Inc. ("Vintage"), in connection with the Company's acquisition of all of the outstanding capital stock of Vintage.

     During 1997, prior to the filing of a Registration Statement on Form S-8, the Company issued options exercisable for an aggregate of (A) 55,000 shares of Common Stock to three executive officers of the Company, with exercise prices ranging from $10.375 to $14.25 per share; and (B) 69,500 shares of Common Stock to non-executive employees of the Company, with exercise prices ranging from $12.00 to $17.25 per share.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

     The following is a complete list of exhibits filed as a part of this Registration Statement:


     1.1  *                Draft form of Underwriting Agreement by and between the Registrant as issuer and
                           Tucker Anthony Cleary Gull and U.S. Bancorp Piper Jaffray, Inc. as Representatives
                           of the several Underwriters
     3.1  Y                Amended and Restated Articles of Incorporation of the Registrant (3.1)
     3.2  +                Bylaws, as amended, of the Registrant (3.2)
     4.1  x                Indenture by and among the Registrant and First Trust National Association, as
                           trustee, relating to 11.50% Senior Notes due 2004 (4.1)
     4.2  +                Specimen certificate for Common Stock of the Registrant (4.1)
     4.3  +.               Amended and Restated 1996 Stock Option Plan (4.2)
     4.4  ***.             Employee Stock Purchase Plan, as amended (4.4)
     4.5  +                Form of Common Stock Purchase Warrant by and between the Registrant and Piper
                           Jaffray, Inc. (4.4)
     4.6  +                Form of Common Stock Purchase Warrant by and between the Registrant and Keefe,
                           Bruyette & Woods, Inc. (4.5)
     4.7                   Draft form of Indenture of the Registrant relating to the Junior Subordinated Debentures


     4.8                   Draft form of Junior Subordinated Debentures
     4.9                   Certificate of Trust of Matrix Bancorp Capital Trust I
    4.10                   Draft form of Amended and Restated Trust Agreement of Matrix Bancorp Capital Trust I
    4.11                   Draft form of Preferred Security Certificate for Matrix Bancorp Capital Trust I
    4.12                   Draft form of Preferred Securities Guarantee Agreement of the Company relating to the
                           Preferred Securities
    4.13                   Draft form of Agreement as to Expenses and Liabilities
     5.1                   Opinion of Blackwell Sanders Peper Martin LLP as to legality of the Junior
                           Subordinated Debentures and the Guarantee to be issued by the Company
     5.2  *                Opinion of Morris, Nicholas, Arsht & Tunnell (Special Delaware Counsel) as to
                           legality of the Preferred Securities to be issued by Matrix Bancorp Capital Trust I
     8.1                   Opinion of Blackwell Sanders Peper Martin LLP as to certain federal income tax matters
    10.1  +                Note and Agency Agreement, dated as of August 1, 1995, by and between the
                           Registrant and PHS Mortgage, Inc. as agent (10.1)
    10.2  +                First Amendment to Note and Agency Agreement, dated as of August 2, 1995, by and between the Registrant and PHS Mortgage, Inc., as agent (10.2)
    10.3  +                Form of 13% Senior Subordinated Note (10.3)
    10.4  +.               Executive Employment Agreement, dated as of January 1, 1996, by and between the
                           Registrant and David Kloos (10.4)
    10.5  +.               Employment Agreement, dated as of January 1, 1995, between Matrix Bank and Gary
                           Lenzo and as amended January 1, 1996 (10.5)
    10.6  +                Multiple Advance Term Loan Agreement, dated as of June 27, 1994, by and between
                           Matrix Capital Corporation and CorTrust Bank (10.8)
    10.7  +                Multiple Advance Fixed Rate Term Loan Promissory Note, dated as of June 30, 1994, from Matrix Capital Corporation, as maker, to CorTrust Bank, as payee (10.9)
    10.8  +                Mortgage Loan Purchase and Servicing Agreement, dated as of August 1, 1993, by and between Argo Federal Savings Bank, FSB, and Matrix Financial Services Corporation
                           (10.11)
    10.9  +                Multiple Advance Fixed Rate Term Loan Promissory Note, dated as of October 19,
                           1994, from Matrix Capital Corporation, as maker, to CorTrust, as payee (10.29)
   10.10  +                Assignment and Assumption Agreement, dated as of June 28, 1996, by and among
                           Mariano C. DeCola, William M. Howdon, R. James Nicholson and Matrix Funding Corp.
                           (10.30)
   10.11  +                Development Management Agreement, dated as of June 28, 1996, by and among Fort
                           Lupton, L.L.C. and Matrix Funding Corp. (10.31)

   10.12  Y                Coyote Creek Planned Unit Development Agreement, dated as of July 1, 1998, by and among Fort Lupton, L.L.C. and Matrix Funding Corp. (10.12)
   10.13  Y.               Employment Agreement Addendum of Gary Lenzo, dated December 16, 1998 (10.13)
   10.14  Y                Promissory Note, dated as of December 31, 1998, from D. Mark Spencer, as maker, to the Registrant, as payee (10.14)
   10.15  +                Fort Lupton Golf Course Residential and Planned Unit Development Agreement, dated as of November 28, 1995 (10.36)
   10.16  +                Loan Agreement, dated as of June 21, 1996, by and between Matrix Funding
                           Corporation and The First Security Bank (10.41)
   10.17  +                Loan Agreement, dated as of June 29, 1995, by and between the Registrant and Bank
                           One, Arizona, N.A. (10.42)
   10.18  +                Promissory Note, dated as of June 29, 1995, from the Registrant to Bank One,
                           Arizona, N.A. (10.43)
   10.19  +                Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of June 29, 1995, from the Registrant to Arizona Trust Deed Corporation, as trustee
                           (10.44)
   10.20  Y                Fourth Modification Agreement to the Loan Agreement, dated February 28, 1999, by and between the Registrant and Bank One, Arizona, N.A. (10.20)
   10.21  +                Loan Agreement, dated July 10, 1992, by and between American Strategic Income
                           Portfolio Inc. and Matrix Financial Services Corporation  (10.45)
   10.22  +                Promissory Note, dated as of July 10, 1992, by Matrix Financial Services
                           Corporation, as maker, to American Strategic Income Portfolio, Inc., as payee
                           (10.46)
   10.23  **               Revolving Subordinated Loan Agreement, dated as of October 18, 1996, by and between
                           Matrix Financial Services Corporation and the Registrant (10.31)
   10.24  **               Amended and Restated Loan Agreement, dated as of January 31, 1997, by and between
                           Matrix Financial Services Corporation, as borrower, and Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.32)
   10.25  **               Amended and Restated Swing Note, dated as of January 31, 1997, from Matrix
                           Financial Services Corporation, as borrower to the lenders under the Amended and
                           Restated Loan Agreement (10.34)
   10.26  **               Amended and Restated Guaranty, dated as of January 31, 1997, from the Registrant to
                           Bank One, Texas, N.A., as agent (10.37)
   10.27  ***              Third Amendment to Amended and Restated Loan Agreement, dated as of March 1, 1998, between Matrix Financial Services Corporation, as borrower, Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.39)

   10.28  ***              Overline Note, dated as of March 1, 1998, from Matrix Financial Services
                           Corporation, as borrower, to Bank One, Texas, N.A., as lender (10.40)
   10.29  //               Fourth Amendment to Amended and Restated Loan Agreement, dated as of May 27, 1998, between Matrix Financial Services Corporation, as borrower, Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.6)
   10.30  //               Fifth Amendment to Amended and Restated Loan Agreement, dated as of June 26, 1998, between Matrix Financial Services Corporation, as borrower, Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.7)
   10.31  Y                Sixth Amendment to Amended and Restated Loan Agreement, dated as of October 31,
                           1998, between Matrix Financial Services Corporation, as borrower, Bank One, Texas,
                           N.A., as agent, and certain lenders, as lenders (10.31)
   10.32  Y                Seventh Amendment to Amended and Restated Loan Agreement, dated as of January 28,
                           1999, between Matrix Financial Services Corporation, as borrower, Bank One, Texas,
                           N.A., as agent, and certain lenders, as lenders (10.32)
   10.33  Y                Eighth Amendment to Amended and Restated Loan Agreement, dated as of February 12,
                           1999, between Matrix Financial Services Corporation, as borrower, Bank One, Texas,
                           N.A., as agent, and certain lenders, as lenders(10.33)
   10.34  Y                Ninth Amendment to Amended and Restated Loan Agreement, dated as of  February 22,
                           1999, between Matrix Financial Services Corporation, as borrower, Bank One, Texas,
                           N.A., as agent, and certain lenders, as lenders (10.34)
   10.35  Y                Warehouse Note, dated as of February 22, 1999, from Matrix Financial Services
                           Corporation, as borrower, to Bank One, Texas, N.A., as lender (10.35)
   10.36  Y                Warehouse Note, dated as of February 22, 1999, from Matrix Financial Services
                           Corporation, as borrower, to U.S. Bank National Association, as lender (10.36)
   10.37  Y                Warehouse Note, dated as of February 22, 1999, from Matrix Financial Services
                           Corporation, as borrower, to Residential Funding Corporation, as lender (10.37)
   10.38  Y                Amended and Restated Term-Line Note, dated as of February 22, 1999, from Matrix
                           Financial Services Corporation, as borrower, to Bank One, Texas, N.A., as lender
                           (10.38)
   10.39  Y                Amended and Restated Term-Line Note, dated as of February 22, 1999, from Matrix
                           Financial Services Corporation, as borrower, to U.S. Bank National Association, as lender (10.39)
   10.40  Y                Amended and Restated Term-Line Note, dated as of February 22, 1999, from Matrix
                           Financial Services Corporation, as borrower, to Residential Funding Corporation, as lender (10.40)

   10.41  I                Amended and Restated Working-Capital Note, dated as of February 22, 1999, from
                           Matrix Financial Services Corporation, as borrower, to Bank One, Texas, N.A., as lender (10.41)
   10.42  I                Amended and Restated Working-Capital Note, dated as of February 22, 1999, from
                           Matrix Financial Services Corporation, as borrower, to U.S. Bank National
                           Association, as lender (10.42)
   10.43  I                Amended and Restated Working-Capital Note, dated as of February 22, 1999, from
                           Matrix Financial Services Corporation, as borrower, to Residential Funding
                           Corporation, as lender (10.43)
   10.44  **.              Employment Agreement, dated as of February 4, 1997, by and between the Registrant and Paul Skretny (10.38)
   10.45  **               Credit Agreement, dated as of March 12, 1997, by and between Matrix Capital
                           Corporation, as borrower, and Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.39)
   10.46  **               Guaranty Form, dated as of March 12, 1997, from each of the Registrant's significant subsidiaries to Bank One, Texas, N.A., as agent (10.42)
   10.47  /                Second Amendment to Credit Agreement, dated as of September 23, 1997, between
                           Matrix Capital Corporation, as borrower, and Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.1)
   10.48  /                Third Amendment to Credit Agreement, dated as of March 12, 1998, between Matrix
                           Capital Corporation, as borrower, and Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.2)
   10.49  //               Fourth Amendment to Credit Agreement, dated as of June 29, 1998, between Matrix
                           Capital Corporation, as borrower, and Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.1)
   10.50  //               Term Note, dated as of June 29, 1998, from Matrix Capital Corporation, as borrower, to U.S. Bank National Association, as lender (10.2)
   10.51  //               Term Note, dated as of June 29, 1998, from Matrix Capital Corporation, as borrower, to Bank One, Texas, N.A., as lender (10.3)
   10.52  //               Revolving Note, dated as of June 29, 1998, from Matrix Capital Corporation, as borrower, to U.S. Bank National Association, as lender (10.4)
   10.53  //               Revolving Note, dated as of June 29, 1998, from Matrix Capital Corporation, as borrower, to Bank One, Texas, N.A., as lender (10.5)
   10.54  I                Fifth Amendment to Credit Agreement, dated as of November 12, 1998, between Matrix
                           Capital Corporation, as borrower, and Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.54)
   10.55  I                Sixth Amendment to Credit Agreement, dated as of January 29, 1999, between Matrix
                           Capital Corporation, as borrower, and Bank One, Texas, N.A., as agent, and certain lenders, as lenders (10.55)
   10.56  ***.             Agreement, dated October 1, 1997, with T. Allen McConnell (10.37)

   10.57  +++              Agreement and Plan of Merger, dated as of March 25, 1998, among Fidelity National
                           Financial, Inc., MCC Merger, Inc. and Matrix Capital Corporation (99.2)
   10.58  I                Promissory Note, dated as of February 15, 1999, from Thomas P. Cronin, as maker, to the Registrant, as payee (10.58)
   10.59  ///              Merger Termination Agreement between Matrix Capital Corporation, Fidelity National
                           Financial, Inc., and MCC Merger Sub, Inc., dated August 28, 1998 (10.1)
   10.60  I                Promissory Note, dated as of September 30, 1998, from Thomas P. Cronin, as maker, to the Registrant, as payee (10.60)
   10.61  YY.              Promissory Note, dated as of January 15, 1999, from Thomas M. Piercy, as maker, to the Registrant, as payee (10.1)
      21  I                Subsidiaries of the Registrant (21)
    23.1                   Consent of Blackwell Sanders Peper Martin LLP (see Exhibits 5.1 and 8.1)
    23.2  *                Consent of Morris, Nichols, Arsht & Tunnell (Special Delaware Counsel)
    23.3                   Consent of Ernst & Young LLP
    24.1                   Power of Attorney (set forth on the signature page to this Registration Statement)
    25.1                   Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as
                           Trustee under the Indenture
    25.2                   Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as
                           Trustee under the Amended and Restated Trust Agreement
    25.3                   Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as
                           Trustee under the Preferred Securities Guaranty Agreement
      27  .                Financial Data Schedule

__________________________
*    To be filed by Amendment

+ Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's registration statement on Form S-1 (No. 333-10223), filed by the Registrant with the Commission.

++ Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1997, filed by the Registrant with the Commission.

+++ Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's report on Form 8-K, filed by the Registrant with the Commission on April 8, 1998.

x Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's registration statement on Form S-1 (No. 333-34977), filed by the Registrant with the Commission .

** Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1996, filed by the Registrant with the Commission.

*** Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1997, filed by the Registrant with the Commission.

/ Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1998, filed by the Registrant with the Commission.

// Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's quarterly report on Form 10-Q for the quarter ended June 30, 1998, filed by the Registrant with the Commission.

/// Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's quarterly report on Form 10-Q for the quarter ended September 30, 1998, filed by the Registrant with the Commission.

 .    Management contract or compensatory plan or arrangement

I Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1998, filed by the Registrant with the Commission.

YY Incorporated by reference from the exhibit number shown in parenthesis from the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, filed by the Registrant with the Commission.

     (b)  Financial Statement Schedules

     No financial statement schedules are applicable.

Item 17.  Undertakings

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (c) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 28, 1999.


                              MATRIX BANCORP CAPITAL TRUST I



                              By /s/ David W. Kloos
                                 ___________________________________________
                                 David W. Kloos, Administrative Trustee

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 28, 1999.


                              MATRIX BANCORP, INC



                              By /s/ Guy A. Gibson
                                 ____________________________________________
                                 Guy A. Gibson, President and Chief Executive
                                 Officer

     Each individual whose signature appears below hereby designates and appoints Guy A. Gibson, David W. Kloos, and T. Allen McConnell, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and re-substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make changes in this Registration Statement as either Attorney-in-Fact deems appropriate, and registration statements relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures               Title                                Date
----------               -----                                ----

/s/ Guy A. Gibson
______________________   President, Chief Executive Officer  May 28, 1999
Guy A. Gibson            and Director
                         (Principal executive officer)

/s/ Richard V. Schmitz
______________________   Chairman of the Board               May 28, 1999
Richard V. Schmitz

/s/ D. Mark Spencer
______________________   Vice Chairman and Director          May 28, 1999
D. Mark Spencer

/s/ Thomas M. Piercy
______________________   Director                            May 28, 1999
Thomas M. Piercy

/s/ David W. Kloos
______________________   Senior Vice President and           May 28, 1999
David W. Kloos           Chief Financial Officer and
                         Director
                         (Principal financial officer)
/s/ Stephen Skiba
______________________    Director                           May 28, 1999
Stephen Skiba

/s/ David A. Frank
______________________    Director                           May 28, 1999
David A. Frank

     Each individual whose signature appears below hereby designates and appoints Richard V. Schmitz, David W. Kloos and D. Mark Spencer, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and re-substitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make changes in this Registration Statement as either Attorney-in-Fact deems appropriate, and registration statements relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures               Title                               Date
----------               -----                               ----

/s/ Richard V. Schmitz
______________________   Administrative Trustee              May 28, 1999
Richard V. Schmitz


/s/ David W. Kloos
______________________   Administrative Trustee              May 28, 1999
David W. Kloos


/s/ D. Mark Spencer
______________________   Administrative Trustee              May 28, 1999
D. Mark Spencer

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